As filed with the Securities and Exchange Commission on October 29, 2010
Registration No. 333-169550

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FORTEGRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Georgia (prior to reincorporation) Delaware (after reincorporation) (State or Other Jurisdiction of Incorporation or Organization)	6411 (Primary Standard Industrial Classification Code Number)	58-1461399 (I.R.S. Employer Identification Number)

Fortegra Financial Corporation
100 West Bay Street
Jacksonville, FL 32202
(866)-961-9529
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Richard S. Kahlbaugh
President and Chief Executive Officer
Fortegra Financial Corporation
100 West Bay Street
Jacksonville, FL 32202
(866)-961-9529
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000 (Phone) (212) 310-8007 (Fax)	Michael Groll, Esq. Richard B. Spitzer, Esq. Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 (212) 259-8000 (Phone) (212) 259-6333 (Fax)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 29, 2010
          Shares

FORTEGRA FINANCIAL CORPORATION
Common Stock
$      per share

•   Fortegra Financial Corporation is offering          shares and the selling stockholders, which consist of certain of our executive officers and entities affiliated with members of our board of directors, are offering     shares. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.
• This is our initial public offering and no public market currently exists for our shares. • Proposed trading symbol: New York Stock Exchange — FRF
• We anticipate that the initial public offering price will be between $ and $ per share.

This investment involves risk. See “Risk Factors” beginning on page 15.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Fortegra Financial Corporation	$	$
Proceeds, before expenses, to the selling stockholders	$	$

The underwriters have a 30-day option to purchase up to           additional shares of common stock from us and up to           additional shares of common stock from the selling stockholders to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Piper Jaffray	SunTrust Robinson Humphrey

William Blair & Company
FBR Capital Markets
Keefe, Bruyette & Woods
Macquarie Capital

The date of this prospectus is          , 2010

You should rely only on the information contained in this prospectus. We have not, the selling stockholders have not and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, the selling stockholders are not and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

“Fortegra Financial,” “Bliss & Glennon,” “Consecta,” “Life of the South,” “LOTSolutions” and “Universal Equipment Recovery Group” and their respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the tm and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications and other sources.

i

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors, the consolidated financial statements and the notes thereto, and the other documents to which this prospectus refers before making an investment decision. Unless the context requires otherwise, references in this prospectus to “Fortegra Financial,” “we,” “us,” “our company” or similar terms refer to Fortegra Financial Corporation and its subsidiaries.

Overview

We are an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. We sell our services and products directly to businesses rather than directly to consumers.

We began nearly 30 years ago as a provider of credit insurance products and, through our transformational efforts, have evolved into a diversified insurance services company. We now leverage our proprietary technology infrastructure, internally developed best practices and access to specialty insurance markets to provide our clients with distribution and administration services and insurance-related products. Our services and products complement consumer credit offerings, provide outsourcing solutions designed to reduce the costs associated with the administration of insurance and other financial products and facilitate the distribution of excess and surplus lines insurance products through insurance companies, brokers and agents. These services and products are designed to increase revenues, improve customer value and loyalty and reduce costs for our clients.

We generally target market segments that are niche and specialty in nature, which we believe are underserved by competitors and have high barriers to entry. We focus on building quality client relationships and emphasizing customer service. This focus, along with our ability to help clients enhance revenue and reduce costs, has enabled us to develop and maintain numerous long-term client relationships. Over 80% of our clients have been with us for more than five years.

Our fee-driven revenue model is focused on delivering a high volume of recurring transactions through our clients and producing attractive profit margins and operating cash flows. Historically, our business has grown both organically and through acquisitions of complementary businesses. Our total net revenues have grown 48.4% from $56.0 million for the year ended December 31, 2008 to $83.1 million for the year ended December 31, 2009. Our adjusted earnings before interest expense, taxes, non-controlling interest and depreciation and amortization (Adjusted EBITDA) has grown 30.7% from $24.1 million for the year ended December 31, 2008 to $31.5 million for the year ended December 31, 2009. Our net income has grown 44.0% from $8.0 million for the year ended December 31, 2008 to $11.6 million for the year ended December 31, 2009.

Our Businesses

We operate in three business segments. In each segment, we deliver services and products that generate incremental revenues and utilize technology to reduce operating costs. Our businesses benefit from efficiencies by sharing accounting, compliance, legal, technology, human resources and administrative services.

Payment Protection.  Our Payment Protection segment, marketed under our Life of the South brand, delivers credit insurance, debt protection, warranty, service contract and car club solutions along with administrative services to consumer finance companies, regional banks, community banks, retailers, small loan companies, warranty administrators, automobile dealers, vacation ownership developers and credit unions. Our clients then offer these products to their customers in conjunction with consumer finance transactions. Our Payment Protection segment specializes in providing products that protect consumer lenders and their borrowers from death, disability or other events that could otherwise impair their borrowers’ ability to repay a debt. We typically maintain long-term business relationships with our clients. From 2005 to 2009, our annual client retention rates averaged approximately 95% in our Payment Protection business.

We own and operate insurance company subsidiaries to facilitate, on behalf of our Payment Protection clients, the distribution of credit insurance and payment protection services and products. This allows our clients to sell these services and products to their customers without having to establish their own insurance companies, which saves our clients the cost and time of undertaking and complying with substantial regulatory and licensing requirements. Our clients typically retain the underwriting risk related to such products either through retrospective commission arrangements or fully-collateralized reinsurance companies owned by them, which we administer on their behalf. While the majority of our Payment Protection revenue is fee-based, we assume insurance underwriting risk in select instances to meet our clients’ needs and to enhance our profitability.

Our Payment Protection business generates service and administrative fees for distributing and administering payment protection products on behalf of our clients. We also earn ceding commissions in our Payment Protection business for credit insurance that we cede to reinsurers through coinsurance arrangements. We elect to cede to reinsurers a significant portion of the credit insurance that we distribute to participate in the underwriting profits of these products and to maximize our return on capital. We also generate net investment income from our invested assets portfolio as well as net underwriting revenue from the limited portion of insurance premiums that we retain. For the year ended December 31, 2009, service and administrative fees, ceding commissions, net investment income and net underwriting revenue represented 20.7%, 56.2%, 11.1% and 12.0%, respectively, of the net revenues of our Payment Protection business. In 2009, the Payment Protection business represented approximately 51.5% of our total net revenues and 57.7% of our pre-tax income.

BPO.  Our business process outsourcing (BPO) segment, marketed under our Consecta brand, provides a broad range of administrative services tailored to insurance and other financial services companies. Our BPO business is our most technology-driven segment. Through our operating platform, which utilizes our proprietary technology, we provide ongoing sales and marketing support, electronic underwriting, premium billing and collections, policy administration, claims adjudication and call center management services on behalf of our clients. In 2009, our platform and technology enabled our insurance administration team of 35 individuals on a daily basis to bill approximately 38,000 customers, process and deliver approximately 5,500 policies, fulfill approximately 900 customer service calls and process approximately 900 claims.

Our proprietary administrative technology platform allows our clients to outsource the fixed costs and complexity associated with internal development and ongoing administration of insurance products at a lower cost than if our client performs these functions on its own. In addition, the scalability of our operating platform allows us to add new clients or additional services for clients without incurring significant incremental costs.

Our BPO business generates service and administrative fees and other income under per-unit priced contracts. Service and administrative fees for our BPO business are based on the complexity and volume of business that we manage on behalf of our clients. We do not take any insurance underwriting risk in our BPO business. In 2009, the BPO business represented approximately 28.3% of our total net revenues and 48.4% of our pre-tax income.

Wholesale Brokerage.  Our Wholesale Brokerage segment, marketed under our Bliss & Glennon brand, is one of the largest surplus lines brokers in California according to the Surplus Line Association of California and ranked in the top 20 wholesale brokers in the United States in 2009 by premium volume according to Business Insurance, an industry publication. This business segment uses a wholesale model to sell specialty property and casualty (P&C) and surplus lines insurance through retail insurance brokers and agents and insurance companies. We believe that our emphasis on customer service, rapid responsiveness to submissions and underwriting integrity in this segment has resulted in high customer satisfaction among retail insurance brokers and agents and insurance companies.

Our Wholesale Brokerage business provides retail insurance brokers and agents and insurance companies the ability to obtain various types of commercial insurance coverages outside of their core areas of focus, broader access to insurance markets and the expertise to place complex risks. We also provide underwriting services for ancillary or niche insurance products as a managing general agent (MGA) for specialized insurance carriers. We believe that insurance carriers value their relationship with us because we provide them with access to new markets without the need for costly distribution infrastructure. Our Wholesale Brokerage business also utilizes our technology platform to provide its clients with administrative services, including policy underwriting, premium and claim administration and actuarial analysis.

Our Wholesale Brokerage business earns wholesale brokerage commissions and fees for the placement of specialty insurance products. We also earn profit commissions in our Wholesale Brokerage business, which are commissions that we receive from carriers based upon the ultimate profitability of the insurance policies that we place with those carriers. We do not take any insurance underwriting risk in our Wholesale Brokerage business. We acquired Bliss & Glennon in April 2009, and our Wholesale Brokerage business represented approximately 20.2% of our total net revenues and 11.8% of our pre- tax income in 2009.

Market Opportunity

We operate in the insurance, consumer finance and commercial finance industries in the United States, offering our services and products through the brands and distribution bases of our clients. We believe that we are well positioned to capitalize on several key industry trends.

Growth of Outsourcing in the Insurance Industry.  By outsourcing business functions that can be more efficiently and cost effectively provided by specialized service providers, we believe that insurance companies can increase productivity, focus on core competencies and reduce operating costs. According to Celent, an independent research firm, the size of the North American insurance outsourcing market is expected to grow from approximately $2.0 billion in 2008 to over $4.0 billion in 2013, representing a compounded annual growth rate of 14.9%.

Financial Performance of Financial Services Companies and Retailers.  Financial services companies and retailers offer complementary services and products, including payment protection and insurance-related services and products, which we believe increase their revenues, enhance customer value and loyalty and improve their profitability. According to the Consumer Credit Industry Association, net written premium for credit-related insurance was $6.2 billion in the United States in 2009.

Growth of the Specialty Property and Casualty Insurance Market.  The market for specialty P&C insurance products has grown. We believe this market has grown as a result of increased acceptance of these products by insured parties and the development of new risk management products by insurance carriers. Insurance carriers operating in the surplus lines market generally distribute their products through wholesale insurance brokers, such as Bliss & Glennon. According to A.M. Best, premiums written by surplus lines focused insurance carriers increased from $9.9 billion to $34.4 billion from 1998 to 2008. While this market fluctuates based on the trends generally affecting the insurance industry, we believe that demand for surplus lines insurance will increase if economic conditions in the United States improve.

Our Competitive Strengths

Strong Value Proposition for Our Clients and Their Customers.  We believe that our services and products enable our clients to generate high-margin, incremental revenues, enter new markets without making significant capital investments, mitigate risk and improve operating efficiencies. Additionally, we believe that by using our services and products, our clients benefit from enhanced customer loyalty, which can lead to better customer retention, new customer acquisitions and additional cross-selling opportunities. Our comprehensive, turn-key solutions also manage all of the essential aspects of insurance distribution and administration, providing low-cost access to complex, often highly-regulated markets.

Proprietary Technology and Low-Cost Operating Platform.  We use our proprietary technology infrastructure to deliver low-cost, highly automated services to our clients. Our customizable software platform integrates with our clients’ businesses, providing them with access to insurance products without significant up-front investments. Our Payment Protection and BPO services are highly automated. We process most of our Payment Protection product transactions electronically and also provide automated Payment Protection product management tools to our clients. Our Automated Insurance Reporting (AIR) technology provides single point policy data entry and electronic underwriting data transmission to our Payment Protection clients. In our BPO business, we manage high volume direct marketing and product distribution programs for a wide variety of insurance and other financial products, automate core business processes and reduce our clients’ operating costs.

Scalability.  We believe that our scalable and flexible technology infrastructure enables us to add new clients and launch new services and products quickly and easily without significant incremental expense. Our existing investment in software systems and hardware, as well as our highly trained and knowledgeable information technology personnel and consultants provide us with substantial capabilities to handle a significant increase in transaction volume in each of our businesses.

High Barriers to Entry.  We believe that each of our businesses would be time consuming and expensive for new market participants to replicate. We also have strong, long-term relationships with clients and other market participants and substantial experience in the markets that we serve. In our Payment Protection business, we provide insurance products on behalf of our clients through regulated entities that are time consuming and expensive to establish. In addition, we embed our information systems within our clients’ business, and it would be costly, time consuming and disruptive for our clients to replace our services with those of another provider or to develop similar capabilities internally.

Experienced Management Team.  We have an experienced management team with extensive operating and industry experience in the markets that we serve. As of December 31, 2009, our named executive officers had a combined 44 years of experience with us and our subsidiaries and over 108 years of collective experience in the insurance and other financial services industries. Our management team has successfully developed profitable new services and products and completed the acquisition of seven complementary businesses since January 1, 2008.

While we believe these strengths will enable us to compete effectively, there are various factors that could materially and adversely affect our competitive position. See “— Risks Affecting our Business” and “Risk Factors.”

Key Attributes of Our Business Model

We believe the following are the key attributes of our business model:

Recurring Revenue Generation.  Our business model has historically generated substantial recurring revenues, high profit margins and significant operating cash flows. The services and products that we provide to our clients are generally sold to their customers on a recurring monthly, quarterly or annual basis. In addition, we have per unit contracts with clients that provide additional recurring revenue opportunities with our existing clients. By deploying our technology with many of our clients, we become an integral part of their businesses and systems and a key source of incremental revenues, which further enhances our client relationships and supports our recurring revenue streams.

Long-Term Customer Relationships.  By delivering value-added services and products to our clients’ customers, we become an important part of their businesses. We believe that by managing our clients’ services and products we integrate our operations into theirs, thereby increasing the value of our solutions and limiting our clients’ desire and ability to change providers. In other instances, particularly in our BPO business, we have fixed-term contracts. Over 80% of our clients have been with us for more than five years.

Wholesale Distribution.  We provide most of our services and products to businesses on a wholesale basis rather than directly to consumers and businesses on a retail basis. Our Payment Protection business provides services and products through financial institutions and retailers who, in turn, sell financial services and products on a retail basis to their customers. Our BPO business provides services that leverage third-party brands and distribution to allow our clients to reach their customers more effectively. Our Wholesale Brokerage business provides services and products through retail insurance brokers and agents who sell to insurance buyers. This sell-through model leverages the retail distribution capabilities, brands and customer relationships of our clients and limits our investment in the offices, staff, infrastructure and brand development that would be required to support a retail distribution model. Our wholesale distribution model also provides us with opportunities to take advantage of economies of scale.

Business Diversification.  Our businesses and results of operations are highly diversified. Our Payment Protection, BPO and Wholesale Brokerage businesses generated 51.5%, 28.3% and 20.2% of our total net revenues in 2009, respectively. Each of our businesses has a separate and distinct client base and generates revenue from both the consumer and business sectors of the economy. We believe that this diversification positions us to take advantage of emerging industry trends and to better manage business, economic and insurance cycles than companies that operate in only one sector of the financial services industry. We intend to continue to invest in each of our businesses and to acquire additional complementary businesses in order to enhance our diversification.

Our ability to maintain these attributes is subject to numerous risks and uncertainties. See “— Risks Affecting our Business” and “Risk Factors.”

Our Growth Strategy

Provide High Value Solutions.  We intend to continue to focus on servicing our clients through the development of services and products that will allow them to generate incremental revenues while reducing the costs of providing insurance and other financial products. We intend to accomplish this through the addition and enhancement of systems, technologies and processes and by continuing to focus on more closely integrating our operations with those of our clients.

Increase Revenue from Our Existing Clients.  We intend to leverage our long-standing relationships with our existing clients by providing them with additional services and products and introducing new services and products for them to market to their customers. As our clients’ businesses grow due to improved economic conditions, increasing market prices and premiums for our products and the introduction of new services and products, we also expect to generate additional revenue under our volume-based fee arrangements.

Expand Client Base in Existing Markets.  We believe that there is a substantial opportunity to expand our client base in each of our businesses. We intend to develop new client relationships through the efforts of our direct sales force, from referrals from existing clients and business partners, by responding to requests for proposals and through our participation in industry events.

Enter New Geographic Markets.  Our Payment Protection and Wholesale Brokerage businesses have historically targeted specific geographic markets in the United States. We intend to expand our market presence in new geographic markets in the United States and internationally, as opportunities arise. We also intend to continue to broaden the jurisdictions in which we operate by hiring new employees, opening new offices, seeking additional licenses and regulatory approvals and pursuing acquisition opportunities.

Pursue Strategic Acquisitions.  We have a track record of successfully identifying, evaluating, acquiring and integrating complementary businesses. Since January 1, 2008, we have acquired seven businesses. We believe that our centralized infrastructure and established customer base enable us to enhance the revenue opportunities from the businesses that we acquire. We intend to continue pursuing acquisitions of complementary businesses in each of our segments to expand our service offerings, access new markets and expand our client base.

We may not be successful in implementing aspects of our growth strategy. See “— Risks Affecting our Business” and “Risk Factors” elsewhere in this prospectus for risks associated with our ability to execute our growth strategy.

Risks Affecting Our Business

Investing in our common stock involves substantial risk. Before participating in this offering, you should carefully consider all of the information in this prospectus, including risks discussed in “Risk Factors” beginning on page 15. In addition, while we have summarized our competitive strengths, key attributes and growth strategy above, there are numerous risks and uncertainties that may prevent us from capitalizing on these strengths and key attributes or successfully executing our growth strategy. The following is a list of some of our most significant risks.

•	General economic and financial market conditions may have a material adverse effect on the business, results of operations and financial condition of all of our business segments.

•	We face significant competitive pressures in each of our businesses, which could adversely affect our business, results of operations and financial condition.

•	Our results of operations may fluctuate significantly, which makes future results of operations difficult to predict. If our results of operations fall below expectations, the price of our common stock could decline.

•	Our results of operations could be adversely affected if we fail to retain our existing clients, cannot sell additional services and products to our existing clients, do not introduce new or enhanced services and products or are not able to attract and retain new clients.

•	We typically face a long selling cycle to secure new clients in each of our businesses as well as long implementation periods that require significant resource commitments, which result in a long lead time before we receive revenues from new client relationships.

•	Acquisitions are a significant part of our growth strategy and we may not be successful in identifying suitable acquisition candidates, completing such acquisitions or integrating the acquired businesses, which could have a material adverse effect on our business, results of operations, financial condition or growth.

•	Our business, results of operations, financial condition or liquidity may be materially adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

•	We may lose clients or business as a result of consolidation within the financial services industry.

•	Our success is dependent upon the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.

•	Our Payment Protection business relies on independent financial institutions, lenders and retailers to distribute its services and products, and the loss of these distribution sources, or the failure of our distribution sources to sell our Payment Protection products could materially and adversely affect our business and results of operations.

•	A significant portion of our BPO revenues are attributable to one client, and any loss of business from, or change in our relationship with this client could have a material adverse effect on our business, results of operations and financial condition.

•	We may not be able to accurately forecast our commission revenues because our commissions depend on premiums charged by insurance companies, which historically have varied and, as a result, have been difficult to predict.

•	We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.

•	Our indebtedness may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

•	The failure to effectively maintain and modernize our systems to keep up with technological advances could materially and adversely affect our business.

•	As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

Summit Partners Transactions

In June 2007, entities affiliated with Summit Partners, a growth equity investment firm, acquired 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures maturing in 2013 issued to affiliates of Summit Partners, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In connection with the acquisition, all of our $11.5 million of redeemable preferred stock outstanding prior to the acquisition remained outstanding and certain stockholders prior to the acquisition continued to hold such shares after the acquisition. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We refer to the foregoing transactions collectively as the “Summit Partners Transactions.”

In April 2009, in connection with our acquisition of Bliss and Glennon, Inc., affiliates of Summit Partners acquired additional shares of our capital stock for $6.0 million. As of June 30, 2010, affiliates of Summit Partners beneficially owned 88.6% of our capital stock.

Office Location

We were incorporated in Georgia in 1981 under the name Life of the South Corporation. In 2009, we changed our name to Fortegra Financial Corporation. We will be reincorporated in Delaware prior to consummation of this offering. Our principal executive offices are located at 100 West Bay Street, Jacksonville, Florida 32202. Our telephone number at that address is (866)-961-9529. Our corporate website is www.fortegra.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

The Offering

Common stock offered by us	shares of common stock

Common stock offered by the selling stockholders	shares of common stock

Total offering	shares of common stock

Common stock to be outstanding after this offering	shares of common stock

Over-allotment option	The underwriters have an option to purchase a maximum of additional shares of common stock to cover over-allotments. Of the shares subject to the over-allotment option, shares would be sold by the selling stockholders and shares would be sold by us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds	We estimate that the net proceeds to us from our sale of shares of common stock in this offering will be approximately $ million, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. This assumes a public offering price of $ per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use $ million of the net proceeds from shares that we sell in this offering to redeem all of our outstanding redeemable preferred stock, $ million to repay in full our outstanding subordinated debentures, $ million to repay the $ million outstanding under our revolving credit facility, $ million to pay the conversion amount on our Class A common stock and any remaining proceeds for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Proposed New York Stock Exchange symbol	“FRF”

The number of shares of common stock outstanding after this offering is based on the number of shares of common stock outstanding as of June 30, 2010. Unless otherwise indicated, this number:

•	excludes shares of our common stock issuable upon exercise of stock options that will be outstanding upon completion of this offering, at a weighted average exercise price of $ per share; and

•	excludes shares of our common stock reserved for future grants under our 2010 Omnibus Incentive Plan and shares of our common stock reserved for issuance under our Employee Stock Purchase Plan.

Unless otherwise indicated, the information in this prospectus:

•	gives effect to the conversion of our outstanding Class A common stock into shares of common stock prior to the consummation of this offering;

•	gives effect to the redemption of our outstanding redeemable preferred stock;

•	gives effect to a for 1 stock split of our common stock prior to the consummation of this offering;

•	gives effect to our amended and restated certificate of incorporation, which will be in effect prior to the consummation of this offering;

•	assumes no exercise of the underwriters’ option to purchase up to additional shares from us and shares from the selling stockholders; and

•	assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover of this prospectus.

Summary Historical Consolidated Financial and Other Data

The following table sets forth our summary historical consolidated financial and other data for the periods and as of the dates indicated. The consolidated statement of income and other data as of and for the six months ended June 30, 2010 and 2009 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statement of income and other data for (i) the years ended December 31, 2009 and 2008, (ii) the period from June 20, 2007 to December 31, 2007 and (iii) the period from January 1, 2007 to June 19, 2007 from our audited consolidated financial statements for such periods included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

On June 20, 2007, affiliates of Summit Partners acquired a majority of our capital stock. The period prior to June 20, 2007 is referred to as “Predecessor,” and all periods including and after such date are referred to as “Successor.” The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor period.

Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor					Predecessor
					Period from	Period from
	Six Months Ended				June 20, 2007	January 1,
	June 30,		Years Ended December 31,		to December	2007 to June
	2010	2009	2009	2008	31, 2007	19, 2007
	(unaudited)	(unaudited)
		(in thousands, except share and per share data)
Consolidated statement of income data:
Revenues:
Service and administrative fees	$16,817	$14,826	$31,829	$24,279	$10,686	$8,165
Wholesale brokerage commissions and fees	13,134	5,138	16,309	—	—	—
Ceding commissions	13,013	11,973	24,075	26,215	13,733	10,753
Net underwriting revenue	1,870	1,168	5,101	1,694	2,620	1,044
Net investment income	1,935	2,509	4,759	5,560	3,411	2,918
Net realized gains (losses)	49	—	54	(1,921)	(348)	516
Other income	126	303	971	178	28	353

Total net revenues	46,944	35,917	83,098	56,005	30,130	23,749

Expenses:
Personnel costs	18,413	13,948	31,365	21,742	10,722	9,409
Other operating expenses	11,027	10,339	22,291	12,225	8,508	7,118
Depreciation and amortization	2,117	1,504	3,507	2,629	1,292	221
Interest expense	3,876	3,807	7,800	7,255	4,130	1,169

Total expenses	35,433	29,598	64,963	43,851	24,652	17,917

Income before income taxes and non-controlling interest	11,511	6,319	18,135	12,154	5,478	5,832
Income taxes	4,296	2,380	6,551	4,208	1,761	1,983

Income before non-controlling interest	7,215	3,939	11,584	7,946	3,717	3,849
Less: net income (loss) attributable to non-controlling interest	(31)	7	26	(82)	64	34

Net income	$7,246	$3,932	$11,558	$8,028	$3,653	$3,815

Net income per common share:
Basic	$2.42	$1.37	$3.94	$2.90	$1.32	$1.00
Diluted	2.23	1.27	3.65	2.72	1.24	0.95
Weighted average common shares outstanding:
Basic	2,998,540	2,865,609	2,931,182	2,771,372	2,766,565	3,819,265
Diluted	3,244,135	3,087,862	3,170,653	2,956,211	2,955,381	4,028,242

Consolidated statement of cash flows data:
Operating activities	$2,349	$5,120	$13,393	$12,998	$10,265	$2,518
Investing activities	(20,109)	(40,891)	(26,532)	(26,069)	(10,297)	22,424
Financing activities	6,922	34,572	20,997	(1,875)	(571)	(474)

Other data:
Capital expenditures	$(4,192)	$(889)	$(1,974)	$(1,227)	$(303)	$(433)
EBITDA(1)	17,504	11,630	29,442	22,038	10,900	7,222
Adjusted EBITDA(1)	18,328	13,164	31,519	24,076	13,825	8,966

	As of June 30, 2010
		Pro Forma
	Actual	as Adjusted(2)
	(unaudited)
	(in thousands)

Consolidated balance sheet data:
Cash and cash equivalents	$19,102
Total assets	484,381
Notes payable	38,509
Preferred trust securities	35,000
Redeemable preferred stock	11,440
Total stockholders’ equity	89,453

(1)	We present EBITDA and Adjusted EBITDA in this prospectus to provide investors with a supplemental measure of our operating performance and, in the case of Adjusted EBITDA, information utilized in the calculation of the financial covenants under our revolving credit facility and in the footnotes continued on following page

determination of compensation. EBITDA, as used in this prospectus, is defined as net income before interest expense, income taxes, non-controlling interest and depreciation and amortization. Adjusted EBITDA differs from the term “EBITDA” as it is commonly used. Adjusted EBITDA, as used in this prospectus, means “Consolidated Adjusted EBITDA” as that term is defined under our revolving credit facility, which is generally consolidated net income before consolidated interest expense, consolidated amortization expense, consolidated depreciation expense and consolidated tax expense, in each case as defined more fully in the agreement governing our revolving credit facility. The other items excluded in this calculation include, but are not limited to, specified acquisition costs and unusual or non-recurring charges. The calculation below does not give effect to certain additional adjustments that are permitted under our revolving credit facility which, if included, would increase the amount reflected in this table.

In addition to the financial covenant requirements under our revolving credit facility, management uses EBITDA and Adjusted EBITDA as measures of operating performance for planning purposes, including the preparation of budgets and projections, the determination of bonus compensation for our executive officers and the analysis of the allocation of resources and to evaluate the effectiveness of business strategies. Further, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in industries similar to ours.

Adjusted EBITDA is also used by management to measure operating performance and by investors to measure a company’s ability to service its debt and other cash needs. Management believes the inclusion of the adjustments to EBITDA and Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States, or GAAP. Accordingly, they should not be used as an indicator of, or alternative to, net income as a measure of operating performance. Although we use EBITDA and Adjusted EBITDA as measures to assess the operating performance of our business, EBITDA and Adjusted EBITDA have significant limitations as analytical tools because they exclude certain material costs. For example, they do not include interest expense, which has been a necessary element of our costs. Since we use capital assets, depreciation expense is a necessary element of our costs and ability to generate service revenues. In addition, the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of this measure. EBITDA and Adjusted EBITDA also do not include the payment of taxes, which is also a necessary element of our operations. Because EBITDA and Adjusted EBITDA do not account for these expenses, its utility as a measure of our operating performance has material limitations. Due to these limitations, management does not view EBITDA and Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

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The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods presented on an unaudited basis:

	Successor					Predecessor
					Period from	Period from
	Six Months Ended				June 20, 2007 to	January 1,
	June 30,		Years Ended December 31,		December 31,	2007 to June 19,
	2010	2009	2009	2008	2007	2007
	(unaudited)	(unaudited)
	(in thousands, except per share data)
Net income	$7,246	$3,932	$11,558	$8,028	$3,653	$3,815
Interest expense	3,876	3,807	7,800	7,255	4,130	1,169
Depreciation and amortization	2,117	1,504	3,507	2,629	1,292	221
Income taxes	4,296	2,380	6,551	4,208	1,761	1,983
Non-controlling interest	(31)	7	26	(82)	64	34

EBITDA	17,504	11,630	29,442	22,038	10,900	7,222
Transaction expenses(a)	374	1,534	2,077	2,038	2,289	—
Legacy costs(b)	—	—	—	—	636	1,744
Re-audit expenses	450	—	—	—	—	—

Adjusted EBITDA	$18,328	$13,164	$31,519	$24,076	$13,825	$8,966

(a)	Represents transaction costs associated with acquisitions.
(b)	Represents legacy costs that include compensation, insurance, legal and other miscellaneous expenses associated with the historical operation of our business prior to the Summit Partners Transactions.

(2)	Pro forma information gives effect to (i) the conversion of our outstanding Class A common stock into shares of common stock prior to the consummation of this offering, (ii) a for 1 stock split prior to the consummation of this offering and (iii) the sale of shares of our common stock in this offering by us at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occur, our business, results of operations or financial condition may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Businesses and Industries

General economic and financial market conditions may have a material adverse effect on the business, results of operations, cash flows and financial condition of all of our business segments.

General economic and financial market conditions, including the availability and cost of credit, the loss of consumer confidence, reduction in consumer or business spending, inflation, unemployment, energy costs and geopolitical issues, have contributed to increased uncertainty and volatility as well as diminished expectations for the U.S. economy and the financial markets. These conditions could materially and adversely affect each of our businesses. Adverse economic and financial market conditions could result in:

•	a reduction in the demand for, and availability of, consumer credit, which could result in reduced demand by consumers for our Payment Protection products and our Payment Protection clients opting to no longer make such products available;

•	higher than anticipated loss ratios on our Payment Protection products due to rising unemployment or disability claims;

•	higher risk of increased fraudulent insurance claims;

•	individuals terminating loans or canceling credit insurance policies, thereby reducing our revenues;

•	businesses reducing the amount of coverage under surplus lines and specialty admitted insurance policies or allowing such policies to lapse thereby reducing our premium or commission income in our Wholesale Brokerage business;

•	a reduction in demand for new surplus lines and specialty insurance policies from retail insurance brokers and agents or retail insurance brokers and agents and insurance companies ceasing to offer our surplus lines and specialty insurance products and related services from our Wholesale Brokerage business;

•	our clients being more likely to experience financial distress or declare bankruptcy or liquidation, which could have an adverse impact on demand for our services and products and the remittance of premiums from such customers, as well as the collection of receivables from such clients for items such as unearned premiums, commissions or BPO-related accounts receivable, which could make the collection of receivables from our clients more difficult;

•	increased pricing sensitivity or reduced demand for our services and products;

•	increased costs associated with, or the inability to obtain, debt financing to fund acquisitions or the expansion of our businesses; and

•	defaults in our fixed income investment portfolio or lower than anticipated rates of return as a result of low interest rate environments.

If we are unable to successfully anticipate changing economic or financial market conditions, we may be unable to effectively plan for or respond to such changes, and our business, results of operations and financial condition could be materially and adversely affected.

We face significant competitive pressures in each of our businesses, which could materially and adversely affect our business, results of operations and financial condition.

We face significant competition in each of our businesses. Competition in our businesses is based on many factors, including price, industry knowledge, quality of client service, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information systems, the financial strength ratings of our insurance subsidiaries, office locations, breadth of services and products and brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future. The competitive landscape for each of our businesses is described below.

Payment Protection — In our Payment Protection business, we compete with insurance companies, financial institutions and other insurance service providers. The principal competitors for our Payment Protection business include Aon Corporation, Assurant, Inc., Asurion Corporation and smaller regional companies. As a result of state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and are also able to affiliate with other insurance companies in order to offer services similar to those in our Payment Protection business. This has resulted in new competitors, some of whom have significant financial resources, entering some of our markets. As financial institutions gain experience with payment protection programs, their reliance on our services and products may diminish.

BPO — Our BPO business competes with a variety of companies, including large multinational firms that provide consulting, technology and/or business process services, off-shore business process service providers in low-cost locations like India, and in-house captives of potential clients. Our principal business process outsourcing competitors include Aon Corporation, Computer Sciences Corporation, Direct Response Insurance Administration Services, Inc., Marsh & McLennan Companies, Inc., Perot Systems Corporation (a subsidiary of Dell, Inc.) and Unisys Corporation. The trend toward outsourcing and technological changes may also result in new and different competitors entering our markets. There could also be newer competitors with strong competitive positions as a result of consolidation of smaller competitors or of companies that each provide different services or serve different industries.

Wholesale Brokerage — Our Wholesale Brokerage business competes for retail insurance clients with numerous firms, including AmWINS Group, Inc., Arthur J. Gallagher & Co., Brown & Brown, Inc. and The Swett & Crawford Group, Inc. Many of our Wholesale Brokerage competitors have relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance intermediaries and insurance companies or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of California. This could also impact our ability to compete effectively in any new states or regions that we enter. A number of standard market insurance companies are engaged in the sale of products that compete with those products we offer. These carriers sell their products directly through retail agents and brokers without the involvement of a wholesale broker, which may yield higher commissions to retail agents and brokers and may impact our ability to compete.

We expect competition to intensify in each of our businesses. Increased competition may result in lower prices and volumes, higher personnel and sales and marketing costs, increased technology expenditures and lower profitability. We may not be able to supply clients with services that they deem superior and at competitive prices and we may lose business to our competitors. If we are unable to compete effectively in any of our business segments, it would have a material adverse effect on our business, results of operations and financial condition.

Our results of operations may fluctuate significantly, which makes our future results of operations difficult to predict. If our results of operations fall below expectations, the price of our common stock could decline.

Our annual and quarterly results of operations have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are beyond our control. In addition, our expenses as a percentage of revenues may be significantly different than our historical rates. As a result, comparing our results of operations on a period-to-period basis may not be meaningful.

Factors that may cause our results of operations to fluctuate from period-to-period include:

•	demand for our services and products;

•	the length of our sales cycle;

•	the amount of sales to new clients;

•	the timing of implementations of our services and products with new clients;

•	pricing and availability of surplus lines and other specialty insurance products coverages;

•	seasonality;

•	the timing of acquisitions;

•	competitive factors;

•	prevailing interest rates;

•	pricing changes by us or our competitors;

•	transaction volumes in our clients’ businesses;

•	the introduction of new services and products by us and our competitors;

•	changes in regulatory and accounting standards; and

•	our ability to control costs.

In addition, our Payment Protection revenues can vary depending on the level of consumer activity and the success of our clients in selling payment protection products. In our Wholesale Brokerage business, our commission income can vary due to the timing of policy renewals, as well as the timing and amount of the receipt of profit commission payments and the net effect of new and lost business production. We do not control the factors that cause these variations. Specifically, customers’ demand for insurance products can influence the timing of renewals, new business, lost business (which includes policies that are not renewed) and cancellations. In addition, we rely on retail insurance brokers and agents and insurance companies for the payment of certain commissions. Because these payments are processed internally by these companies, we may not receive a payment that is otherwise expected from a particular firm in one period until after the end of that period, which can adversely affect our ability to budget for such period.

Our results of operations could be materially and adversely affected if we fail to retain our existing clients, cannot sell additional services and products to our existing clients, do not introduce new or enhanced services and products or are not able to attract and retain new clients.

Our revenue and revenue growth are dependent on our ability to retain clients, to sell them additional services and products, to introduce new services and products and to attract new clients in each of our businesses. Our ability to increase revenues will depend on a variety of factors, including:

•	the quality and perceived value of our product and service offerings by existing and new clients;

•	the effectiveness of our sales and marketing efforts;

•	the speed with which our Wholesale Brokerage business can respond to requests for price quotes from retail insurance agents and brokers, and the availability of competitive services and products from our carriers;

•	the successful installation and implementation of our services and products for new and existing Payment Protection and BPO clients;

•	availability of capital to complete investments in new or complementary products, services and technologies;

•	the availability of adequate reinsurance for us and our clients, including the ability of our clients to form, capitalize and operate captive reinsurance companies;

•	our ability to find suitable acquisition candidates, successfully complete such acquisitions and effectively integrate such acquisitions;

•	our ability to integrate technology into our services and products to avoid obsolescence and provide scalability;

•	the reliability, execution and accuracy of our services, particularly our BPO services; and

•	client willingness to accept any price increases for our services and products.

In addition, we are subject to risks of losing clients due to consolidation in each of the markets we serve. Our inability to retain existing clients, sell additional services and products, or successfully develop and implement new and enhanced services and products and attract new clients and, accordingly, increase our revenues could have a material adverse effect on our results of operations.

We typically face a long selling cycle to secure new clients in each of our businesses as well as long implementation periods that require significant resource commitments, which result in a long lead time before we receive revenues from new client relationships.

The industries in which we compete generally consist of mature businesses and markets and the companies that participate in these industries have well-established business operations, systems and relationships. Accordingly, each of our businesses typically faces a long selling cycle to secure a new client. Even if we are successful in obtaining a new client engagement, that is generally followed by a long implementation period in which the services are planned in detail and we demonstrate to the client that we can successfully integrate our processes and resources with their operations. We also typically negotiate and enter into a contractual relationship with the new client during this period. There is then a long implementation period in order to commence providing the services.

We typically incur significant business development expenses during the selling cycle. We may not succeed in winning a new client’s business, in which case we receive no revenues and may receive no reimbursement for such expenses. Even if we succeed in developing a relationship with a potential client and begin to plan the services in detail, such potential client may choose a competitor or decide to retain the work in-house prior to the time a final contract is signed. If we enter into a contract with a client, we will typically receive no revenues until implementation actually begins. In addition, a significant portion of our revenue is based upon the success of our clients’ marketing programs, which may not generate the transaction volume we anticipate. Our clients may also experience delays in obtaining internal approvals or delays associated with technology or system implementations, thereby further lengthening the implementation cycle. If we are not successful in obtaining contractual commitments after the selling cycle, in maintaining contractual commitments after the implementation cycle or in maintaining or reducing the duration of unprofitable initial periods in our contracts, it may have a material adverse effect on our business, results of operations and financial condition. Furthermore, the time and effort required to complete the implementation phases of new contracts makes it difficult to accurately predict the timing of revenues from new clients as well as our costs.

Acquisitions are a significant part of our growth strategy and we may not be successful in identifying suitable acquisition candidates, completing such acquisitions or integrating the acquired businesses, which could have a material adverse effect on our business, results of operations, financial condition or growth.

Historically, acquisitions have played a significant role in our expansion into new businesses and in the growth of some of our businesses. Acquiring complementary businesses is a significant component of our growth strategy. Accordingly, we frequently evaluate possible acquisition transactions for our business. However, we may not be able to identify suitable acquisitions, and such transactions may not be financed and completed on acceptable terms. Furthermore, any future acquisitions may not be successful. In addition, we may be competing with larger competitors with substantially greater resources for acquisition targets. Any deficiencies in the process of integrating companies we may acquire could have a material adverse effect on our results of operations and financial condition. Acquisitions entail a number of risks including, among other things:

•	failure to achieve anticipated revenues, earnings or cash flow;

•	increased expenses;

•	diversion of management time and attention;

•	failure to retain customers or personnel;

•	difficulties in realizing projected efficiencies,

•	ability to realize synergies and cost savings;

•	difficulties in integrating systems and personnel; and

•	inaccurate assessment of liabilities.

Our failure to adequately address these acquisition risks could have a material adverse effect on our business, results of operations, financial condition and growth. Future acquisitions may reduce our cash resources available to fund our operations and capital expenditures and could result in increased amortization expense related to any intangible assets acquired, potentially dilutive issuances of equity securities or the incurrence of debt, which could increase our interest expense.

Our business, results of operations, financial condition or liquidity may be materially and adversely affected by errors and omissions and the outcome of certain actual and potential claims, lawsuits and proceedings.

We are subject to various actual and potential claims, lawsuits and other proceedings relating principally to alleged errors and omissions in connection with our conduct in each of our businesses, including the handling and adjudicating of claims and the placement of insurance. Because such placement of insurance and handling claims can involve substantial amounts of money, clients may assert errors and omissions claims against us alleging potential liability for all or part of the amounts in question. Claimants may seek large damage awards, and these claims may involve potentially significant legal costs. Such claims, lawsuits and other proceedings could, for example, include claims for damages based on allegations that our employees or sub-agents improperly failed to procure coverage, report claims on behalf of clients, provide insurance companies with complete and accurate information relating to the risks being insured or appropriately apply funds that we hold for our clients on a fiduciary basis.

While we would expect most of the errors and omissions claims made against us (subject to our self-insured deductibles) to be covered by our professional indemnity insurance, our results of operations, financial condition and liquidity may be materially and adversely affected if, in the future, our insurance coverage proves to be inadequate or unavailable, or if there is an increase in liabilities for which we self-insure. Our ability to obtain professional indemnity insurance in the amounts and with the deductibles we desire in the future may be materially and adversely impacted by general developments in the market for such insurance or our own claims experience. In addition, claims, lawsuits and other proceedings may harm our reputation or divert management resources away from operating our business.

We may lose clients or business as a result of consolidation within the financial services industry.

There has been considerable consolidation in the financial services industry, driven primarily by the acquisition of small and mid-size organizations by larger entities. We expect this trend to continue. As a result, we may lose business or suffer decreased revenues from retail insurance brokerage firms that are acquired by other firms. Similarly, we may lose business or suffer decreased revenues if one or more of our Payment Protection clients or distributors consolidate or align themselves with other companies. To date, our business has not been materially affected by consolidation. However, we may be affected by industry consolidation that occurs in the future, particularly if any of our significant clients are acquired by organizations that already possess the operations, services and products that we provide.

Our ability to implement and execute our strategic plans may not be successful and, accordingly, we may not be successful in achieving our strategic goals, which may materially and adversely affect our business.

We may not be successful in developing and implementing our strategic plans for our businesses or the operational plans that have been or need to be developed to implement these strategic plans. If the development or implementation of such plans is not successful, we may not produce the revenue, margins, earnings or synergies that we need to be successful. We may also face delays or difficulties in implementing product, process and system improvements, which could adversely affect the timing or effectiveness of margin improvement efforts in our businesses and our ability to successfully compete in the markets we serve. The execution of our strategic and operating plans will, to some extent, also be dependent on external factors that we cannot control. In addition, these strategic and operational plans need to continue to be assessed and reassessed to meet the challenges and needs of our businesses in order for us to remain competitive. The failure to implement and execute our strategic and operating plans in a timely manner or at all, realize the cost savings or other benefits or improvements associated with such plans, have financial resources to fund the costs associated with such plans or incur costs in excess of anticipated amounts, or sufficiently assess and reassess these plans could have a material and adverse effect on our business or results of operations.

We may not effectively manage our growth, which could materially harm our business.

The growth of our business has placed and may continue to place significant demands on our management, personnel, systems and resources. To manage our growth, we must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our personnel. We must also maintain close coordination among our technology, compliance, risk management, accounting, finance, marketing and sales organizations. We may not manage our growth effectively, and if we fail to do so, our business could be materially and adversely harmed.

If we continue to grow, we may be required to increase our investment in facilities, personnel and financial and management systems and controls. Continued growth may also require expansion of our procedures for monitoring and assuring our compliance with applicable regulations and that we recruit, integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more extensive and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Further, unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be materially and adversely affected.

As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations.

We act as a holding company for our subsidiaries and do not have any significant operations of our own. Dividends from our subsidiaries are our principal sources of cash to meet our obligations and pay dividends, if any, on our common stock. These obligations include our operating expenses and interest and principal payments on our current and any future borrowings. The agreement governing one of our revolving credit facilities restricts one of our subsidiary’s ability to pay dividends or otherwise transfer cash to us. Such subsidiary is permitted to make quarterly distributions to us if (1) both prior to and after such payment no default or event of default has occurred or is continuing or would result from such payment and (2) such subsidiary has provided the lender under such facility its financial statements for the most recently completed quarter and certified to the lender that condition (1) above is satisfied.

If the cash we receive from our subsidiaries pursuant to dividends or otherwise is insufficient for us to fund any of these obligations, or if a subsidiary is unable to pay dividends to us, we may be required to raise cash through the incurrence of debt, the issuance of additional equity or the sale of assets.

The payment of dividends and other distributions to us by each of the regulated insurance company subsidiaries in our Payment Protection segment is regulated by insurance laws and regulations of the states in which they operate. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. Ordinary dividends, for which no regulatory approval is generally required, are limited to amounts determined by a formula, which varies by state. Some states have an additional stipulation that dividends may only be paid out of earned surplus. States also regulate transactions between our insurance company subsidiaries and our other subsidiaries, such as those relating to the shared services, and in some instances, require prior approval of such transactions within the holding company structure. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance subsidiaries to us (such as payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block or otherwise restrict such payments that would otherwise be permitted without prior approval. In addition, there could be future regulatory actions restricting the ability of our insurance subsidiaries to pay dividends or share services.

Our success is dependent upon the retention and acquisition of talented people and the skills and abilities of our management team and key personnel.

Our business depends on the efforts, abilities and expertise of our senior executives, particularly our Chairman, President and Chief Executive Officer, Richard S. Kahlbaugh. Mr. Kahlbaugh and our other senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel and identifying business opportunities. The loss of one or more of these key individuals could impair our business and development until qualified replacements are found. We may not be able to replace these individuals quickly or with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us. We do not maintain key man life insurance policies on any of our executive officers except for Mr. Kahlbaugh. If we are unable to attract and retain talented employees, it could have a material adverse effect on our business, operating results and financial condition.

We may need to raise additional capital in the future, but there is no assurance that such capital will be available on a timely basis, on acceptable terms or at all.

We may need to raise additional funds in order to grow our businesses or fund our strategy or acquisitions. Additional financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise such funds may have rights, preferences and privileges senior to those of our existing stockholders. If adequate funds are not available on a timely basis or on acceptable terms, our ability to expand, develop or enhance our services and products, enter new markets, consummate acquisitions or respond to competitive pressures could be materially limited.

Risks Related to Our Payment Protection Business

Our Payment Protection business relies on independent financial institutions, lenders and retailers to distribute its services and products, and the loss of these distribution sources, or the failure of our distribution sources to sell our Payment Protection products could materially and adversely affect our business and results of operations.

We distribute our Payment Protection products through financial institutions, lenders and retailers. Our contracts with these clients are typically not exclusive and many of these clients offer payment protection services and products of our competitors. Our relationships with these clients can be cancelled on relatively short notice. In addition, the distributors typically do not have any minimum performance or sales requirements and our Payment Protection revenue is dependent on the level of business conducted by the distributor as well as the effectiveness of their sales efforts for our Payment Protection products, each of which is beyond our control. The impairment of our distribution relationships, the loss of a significant number of our distribution relationships, the failure to establish new distribution relationships, the increase in sales of competitors’ services and products by these distributors or the decline in their overall business activity or the effectiveness of their sales of our Payment Protection products could materially reduce our Payment Protection sales and revenues. Also, the growth of our Payment Protection business is dependent in part on our ability to identify, attract and retain new distribution relationships and successfully implement our information systems with those of our new distributors.

Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers.

As part of our overall risk and capacity management strategy, we purchase reinsurance for a substantial portion of the risks underwritten by our Payment Protection business through captive reinsurance companies owned by our Payment Protection clients as well as third party reinsurance companies. Market conditions beyond our control determine the availability and cost of the reinsurance protection we seek to renew or purchase. Our clients may face difficulties forming, capitalizing and operating captive reinsurance companies, which could impact their ability to reinsure future business that we typically cede to them. States also could impose restrictions on these reinsurance arrangements, such as requiring the insurance company subsidiary to retain a minimum amount of underwriting risk, which could affect our profitability and results of operations. Reinsurance for certain types of catastrophes generally could become unavailable or prohibitively expensive for some of our businesses. Such changes could substantially increase our exposure to the risk of significant losses from natural or man-made catastrophes and could hinder our ability to write future business.

Although the reinsurer is liable to the respective insurance subsidiary to the extent of the ceded reinsurance, the insurance company remains liable to the insured as the direct insurer on all risks reinsured. Ceded reinsurance arrangements, therefore, do not eliminate our insurance company obligation to pay claims. While the captive reinsurance companies owned by our clients are generally required to maintain trust accounts with sufficient assets to cover the reinsurance liabilities and we manage these trust accounts on behalf of these reinsurance companies, we are subject to credit risk with respect to our ability to recover amounts due from reinsurers. The inability to collect amounts due from reinsurers could have a material adverse effect on our results of operations and our financial position.

Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and our clients may not be able to continue to operate their captive reinsurance companies. As a result, even where highly desirable or necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain or structure new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we may have to reduce the level of our underwriting commitments. Either of these potential developments could have a material adverse effect on our results of operations and financial condition.

Due to the structure of some of our commissions, we are exposed to risks related to the creditworthiness of some of our agents.

We are subject to the credit risk of some of the agents with which we contract within our Payment Protection business. We typically advance agents’ commissions as part of our product offerings. These advances are a percentage of the premium charged. If we over-advance such commissions to agents, they may not be able to fulfill their payback obligations, and it could have a material adverse effect on our results of operations and financial condition.

A downgrade in the ratings of our insurer subsidiaries may materially and adversely affect relationships with clients and adversely affect our results of operations.

Claims paying ability and financial strength ratings are each a factor in establishing the competitive position of our insurance company subsidiaries. A ratings downgrade, or the potential for such a downgrade, could, among other things, materially and adversely affect relationships with clients, brokers and other distributors of our services and products, thereby negatively impacting our results of operations, and materially and adversely affect our ability to compete in our markets. Rating agencies can be expected to continue to monitor our financial strength and claims paying ability, and no assurances can be given that future ratings downgrades will not occur, whether due to changes in our performance, changes in rating agencies’ industry views or ratings methodologies, or a combination of such factors.

Our actual claims losses may exceed our reserves for claims, which may require us to establish additional reserves that may materially and adversely reduce our business results of operations and financial condition.

We maintain reserves to cover our estimated ultimate exposure for claims with respect to reported claims and incurred but not reported claims as of the end of each accounting period. Reserves, whether calculated under accounting principles generally accepted in the United States or statutory accounting principles, do not represent an exact calculation of exposure. Instead, they represent our best estimates, generally involving actuarial projections, of the ultimate settlement and administration costs for a claim or group of claims, based on our assessment of facts and circumstances known at the time of calculation. The adequacy of reserves will be impacted by future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by external factors such as changes in the economic cycle, unemployment, changes in the social perception of the value of work, emerging medical perceptions regarding physiological or psychological causes of disability, emerging health issues, new methods of treatment or accommodation, inflation, judicial trends, legislative changes, as well as changes in claims handling procedures. Many of these items are not directly quantifiable, particularly on a prospective basis. Reserve estimates are refined as experience develops. Adjustments to reserves, both positive and negative, are reflected in the statement of income of the period in which such estimates are updated. Because establishment of reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that ultimate losses will not exceed existing claims reserves. In general, future loss development could require reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases were made.

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and cash and may materially and adversely affect our business and profitability.

Investment returns are an important part of our overall profitability and significant interest rate fluctuations, or prolonged periods of low interest rates, could impair our profitability. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. We have a significant portion of our investments in cash and highly liquid short-term investments. Accordingly, during prolonged periods of declining or low market interest rates, such as those we have been experiencing since 2008, the interest we receive on such investments decreases and affects our profitability. Fixed maturity and short-term investments represented 97.4% of the fair value of our total investments as of June 30, 2010 and December 31, 2009. In addition, certain factors affecting our business, such as volatility of claims experience, could force us to liquidate securities prior to maturity, causing us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities.

The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. Because all of our fixed maturity securities are classified as available for sale, changes in the market value of these securities are reflected on our balance sheet. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed maturity securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk may differ from those anticipated at the time of investment as a result of interest rate fluctuations.

We employ asset/liability management strategies to reduce the adverse effects of interest rate volatility and to increase the likelihood that cash flows are available to pay claims as they become due. Our asset/liability management strategies may fail to eliminate or reduce the adverse effects of interest rate volatility, and significant fluctuations in the level of interest rates may therefore have a material adverse effect on our results of operations and financial condition.

We are subject to credit risk in our investment portfolio, primarily from our investments in corporate bonds and municipal bonds. Defaults by third parties in the payment or performance of their obligations could reduce our investment income and realized investment gains or result in the recognition of investment losses. The value of our investments may be materially and adversely affected by increases in interest rates, downgrades in the corporate bonds included in the portfolio and by other factors that may result in the recognition of other-than-temporary impairments. Each of these events may cause us to reduce the carrying value of our investment portfolio.

Further, the value of any particular fixed maturity security is subject to impairment based on the creditworthiness of a given issuer. As of June 30, 2010 and December 31, 2009, fixed maturity securities represented 64.3% and 61.1%, respectively, of the fair value of our total invested assets and cash. Our fixed maturity portfolio also includes below investment grade securities (rated “BB” or lower by nationally recognized securities rating organizations). These investments comprise approximately 0% and 4.0%, respectively, of the fair value of our total investments as of June 30, 2010 and December 31, 2009 and generally provide higher expected returns, but present greater risk and can be less liquid than investment grade securities. A significant increase in defaults and impairments on our fixed maturity investment portfolio could have a material adverse effect on our results of operations and financial condition.

Risks Related to Our BPO Business

A significant portion of our BPO revenues are attributable to one client, and any loss of business from, or change in our relationship with this client could materially and adversely affect our business, results of operations and financial condition.

We have derived and are likely to continue to derive a significant portion of our BPO revenues from a limited number of clients. Specifically, in our BPO business, services provided to National Union Fire Insurance Company of Pittsburgh, PA (NUFIC) accounted for 63.7%, 56.8%, 52.4% and 47.8% of our BPO revenues for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively.

The loss of business from any of our significant clients, particularly NUFIC, could have a material adverse effect on our business, results of operations and financial condition.

The profitability of our BPO business will suffer if we are not able to price our outsourcing services appropriately, maintain asset utilization levels and control our costs.

The profitability of our BPO business is largely a function of the efficiency with which we utilize our assets and the pricing that we are able to obtain for our services. Our utilization rates are affected by a number of factors, including hiring and assimilating new employees, forecasting demand for our services and our need to devote time and resources to training, professional development and other typically non-chargeable activities. The prices we are able to charge for our services are affected by a number of factors, including our clients’ perceptions of our ability to add value through our services, competition, the introduction of new services or products by us or our competitors and general economic conditions. Our ability to accurately estimate, attain and sustain revenues over increasingly longer contract periods could negatively impact our margins and cash flows. Therefore, if we are unable to price appropriately or manage our asset utilization levels, there could be a material adverse effect on our business, results of operations and financial condition. The profitability of our BPO business is also a function of our ability to control our costs and improve our efficiency. As we increase the number of our employees and grow our business, we may not be able to manage the significantly larger workforce that may result and our profitability may not improve.

We enter into fixed-term contracts and per-unit priced contracts with our BPO clients, and our failure to correctly price these contracts may negatively affect our profitability.

The pricing of our services is usually included in contracts entered into with our clients, many of which are for terms of between one and three years. In certain cases, we have committed to pricing over this period with only limited sharing of risk regarding inflation. If we fail to estimate accurately future wage inflation rates or our costs, or if we fail to accurately estimate the productivity benefits we can achieve under a contract, it could have a material adverse effect on our business, results of operations and financial condition.

Some of our BPO contracts contain provisions which, if triggered, could result in the payment of penalties or lower future revenues and could materially and adversely affect our business, results of operations and financial condition.

Many of our BPO contracts contain service level and performance provisions, including standards relating to the quality of our services, that would provide our clients with the right to terminate their contract if we do not meet pre-agreed service level requirements and in the case of our contract with NUFIC, require us to pay penalties. Our contract with NUFIC also provides that, during the term of the contract and for 18 months thereafter, we may not develop or service products for NUFIC’s competitors that are substantially similar to those we administer on behalf of NUFIC. Failure to meet these requirements could result in the payment of significant penalties by us to our clients which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to our Wholesale Brokerage Business

We may not be able to accurately forecast our commission revenues because our commissions depend on premiums charged by insurance companies, which historically have varied and, as a result, have been difficult to predict.

Our Wholesale Brokerage business derives revenue principally from commissions paid by insurance companies, brokers and agents. Commissions are based upon a percentage of premiums paid by customers for insurance products. The amount of such commissions is therefore highly dependent on premium rates charged by insurance companies. We do not determine insurance premium rates. Premium rates are determined by insurance companies based on a fluctuating market and in many cases are regulated by the states in which they operate. We have generally encountered declining rates for property and casualty insurance since late 2006.

Premium pricing within the commercial property and casualty insurance market in which we operate historically has been cyclical based on the underwriting capacity of the insurance carriers operating in this market and has been impacted by general economic conditions. In a period of decreasing insurance capacity, insurance carriers typically raise premium rates. This type of market frequently is referred to as a “hard” market. In a period of increasing insurance capacity, insurance carriers tend to reduce premium rates. This type of market frequently is referred to as a “soft” market, which the commercial P&C market has been experiencing since 2006. Because our commission rates usually are calculated as a percentage of the gross premium charged for the insurance products that we place, our revenues are affected by the pricing cycle of the market and the amount of risk that is insured. General economic conditions may impact the amount of risk that is insured by companies by affecting the value of the insured properties, the size of company workforces and the willingness of companies to self-insure certain risks to reduce insurance expenses. The frequency and severity of natural disasters and other catastrophic events can affect the timing, duration and extent of industry cycles for many of the product lines we distribute. It is very difficult to predict the severity, timing or duration of these cycles. The cyclical nature of premium pricing in the commercial property and casualty insurance market may make our results of operations volatile and unpredictable. To the extent that an economic downturn and/or “soft” market persist for an extended period of time, our wholesale brokerage commissions and fees, financial condition and results of operations may be materially and adversely affected.

We may experience reductions in the commission revenues we receive from risk-bearing insurance companies as these insurance companies seek to reduce their expenses by reducing commission rates payable to non-affiliated brokers or agents such as us, which may significantly affect the profitability of our Wholesale Brokerage business.

As traditional risk-bearing insurance companies continue to outsource the production of premium revenues to non-affiliated brokers or agents such as us, those insurance companies may seek to reduce further their expenses by reducing the commission rates payable to those insurance agents or brokers. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly affect the profitability of our Wholesale Brokerage business. Because we do not determine the timing or extent of premium pricing changes, we may not be able to accurately forecast our commission revenues, including whether they will significantly decline. As a result, we may have to adjust our budgets to account for unexpected changes in revenues, and any decreases in premium rates may have a material adverse effect on our results of operations.

The loss of the services of any of our highly qualified brokers could harm our business and operating results.

Our future performance depends on our ability to recruit and retain highly qualified brokers, including brokers who work in the businesses that we have acquired or may acquire in the future. Competition for productive brokers is intense, and our inability to recruit or retain these brokers could harm our business and operating results. While many of our senior brokers own an equity interest in us and many have entered into employment agreements with us, these brokers may not serve the term of their employment agreements or renew their employment agreements upon expiration. Moreover, any of the brokers who leave our firm may not comply with the provisions of their employment agreements that preclude them from competing with us or soliciting our customers and employees, or these provisions may not be enforceable under applicable law or sufficient to protect us from the loss of any business. In addition, we do not have employment, non-competition or non-solicitation agreements with all of our brokers. We may not be able to retain or replace the business generated by a broker who leaves our firm or replace that broker with an equally qualified broker who is acceptable to our clients.

Because our Wholesale Brokerage business is highly concentrated in California, adverse economic conditions or regulatory changes in that state could materially and adversely affect our financial condition.

A significant portion of our Wholesale Brokerage business is concentrated in California. For the six months ended June 30, 2010 and the year ended December 31, 2009, $8.6 million and $15.9 million, respectively, or 71.7% and 70.5%, respectively, of Bliss & Glennon’s wholesale brokerage commissions and fees that are attributable to a specific office were generated by its California offices. We believe the regulatory environment for insurance intermediaries in these states currently is no more restrictive than in other states. The insurance business is a state-regulated industry, and therefore, state legislatures may enact laws, and state insurance regulators may adopt regulations, that adversely affect the profitability of insurance industries in their states. Because our Wholesale Brokerage business is concentrated in a few states, we face greater exposure to unfavorable changes in regulatory conditions in those states than insurance intermediaries whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting these states could have a material adverse effect on our financial condition, results of operations and cash flows.

If insurance carriers begin to transact business without relying on wholesale insurance brokers, our business, results of operations, financial condition and cash flows could suffer.

Our Wholesale Brokerage business acts as an intermediary between retail agents and insurance carriers that, in some cases, will not transact business directly with retail insurance brokers and agents. If insurance carriers change the way they conduct business and begin to transact business with retail agents without including us or if retail agents are enabled to transact business directly with insurance carriers as a result of changes in the surplus lines and specialty insurance markets, technological advancements or other factors, our role in the distribution of surplus lines and specialty insurance products could be eliminated or substantially reduced, and our business, results of operations, financial condition and cash flows could suffer.

Our growth strategy may involve opening or acquiring new offices and will involve hiring new brokers and underwriters for our Wholesale Brokerage business, which will require substantial investment by us and may materially and adversely affect our results of operations and cash flows in a particular period.

Our ability to grow our Wholesale Brokerage business organically depends in part on our ability to open or acquire new offices and recruit new brokers and underwriters. We may not be successful in any efforts to open new offices or hire new brokers or underwriters. The costs of opening a new office and hiring the necessary personnel to staff the office can be substantial, and we often are required to commit to multi-year, noncancelable lease agreements. It has been our experience that our new Wholesale Brokerage offices may not achieve profitability on a stand-alone basis until they have been in operation for at least three years. In addition, we often hire new brokers and underwriters with the expectation that they will not become profitable until 12 months after they are hired. The cost of investing in new offices, brokers and underwriters may have a material adverse effect on our results of operations and cash flows in future periods. Moreover, we may not be able to recover our investments or these offices, brokers and underwriters may not achieve profitability.

Our financial results may be materially and adversely affected by the occurrence of catastrophes.

Portions of our Wholesale Brokerage business involve the placement of insurance policies that cover losses from unpredictable events such as hurricanes, windstorms, hailstorms, earthquakes, fires, industrial explosions, freezes, riots, floods and other man-made or natural disasters, including acts of terrorism. The incidence and severity of these catastrophes in any given period are inherently unpredictable, and climate change could further exacerbate the severity and frequency of weather-related events. We are generally eligible to earn profit commissions, which are commissions we receive from carriers based upon the ultimate profitability of the business that we place with those carriers. The occurrence and severity of catastrophes could impair the amount of profit commissions that we receive in the future which could have a material adverse effect on our results of operations and financial condition.

We are subject to risks related to our profit commission arrangements and other compensation arrangements.

We derive a portion of our Wholesale Brokerage revenues from profit commissions based on the profitability of the insurance business we place with a carrier. Due to the inherent uncertainty of loss in our industry and changes in underwriting criteria due in part to the high loss ratios experienced by some carriers, we cannot predict the receipt of these profit commissions and the amount of such profit commissions may be less than we anticipated. Because profit commissions affect our revenues, any decrease in such amounts could have a material adverse effect on our results of operations and financial condition.

In addition, other companies have been the subject of investigations regarding profit commission arrangements by various governmental authorities within the past several years. Some of these investigations have focused on whether retail insurance brokers have adequately disclosed to their customers the receipt of profit commissions that are paid by insurance carriers to brokers based on the volume of business placed by the broker with the insurance carrier and other factors. We have not been subject to any investigations that are focused on our disclosure of profit commissions. The legislatures of various states may adopt new laws addressing profit commission arrangements, including laws limiting or prohibiting such arrangements, and adding new or different disclosure of such arrangements to insureds. Various state departments of insurance may also adopt new regulations addressing these matters. While we cannot predict the outcome of future governmental actions regarding commission payment practices or the responses by the market and government regulators, any unfavorable resolution of these matters could have a material adverse effect on our results of operations.

Risks Related to Regulatory and Legal Matters

We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.

Our operating subsidiaries are subject to extensive regulation and supervision in the jurisdictions in which they do business. Such regulation or compliance could reduce our profitability or limit our growth by increasing the costs of compliance, limiting or restricting the products or services we sell, or the methods by which we sell our services and products, or subjecting our businesses to the possibility of regulatory actions or proceedings. In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities have broad discretion to grant, renew or revoke licenses and approvals and to implement new regulations. We may be precluded or temporarily suspended from carrying on some or all of our activities or otherwise fined or penalized in any jurisdiction in which we operate. No assurances can be made that our businesses can continue to be conducted in each jurisdiction as they have been in the past. Such regulation is generally designed to protect the interests of policyholders. To that end, the laws of the various states establish insurance departments with broad powers with respect to matters, such as:

•	licensing and authorizing companies and agents to transact business;

•	regulating capital and surplus and dividend requirements;

•	regulating underwriting limitations;

•	regulating the ability of companies to enter and exit markets;

•	imposing statutory accounting requirements and annual statement disclosures;

•	approving changes in control of insurance companies;

•	regulating premium rates, including the ability to increase or maintain premium rates;

•	regulating trade and claims practices;

•	regulating certain transactions between affiliates;

•	regulating reinsurance arrangements, including the balance sheet credit that may be taken by the ceding or direct insurer;

•	mandating certain insurance benefits;

•	regulating the content of disclosures to consumers;

•	regulating the type, amounts and valuation of investments;

•	mandating assessments or other surcharges for guaranty funds and the ability to recover such assessments in the future through premium increases;

•	regulating market conduct and sales practices of insurers and agents, including compensation arrangements; and

•	regulating a variety of other financial and non-financial components of an insurer’s business.

Our non-insurance operations and certain aspects of our insurance operations are subject to various federal and state regulations, including state and federal consumer protection, privacy and other laws. An insurer’s ability to write new business is partly a function of its statutory surplus. Maintaining appropriate levels of surplus as measured by Statutory Accounting Principles is considered important by insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. Failure to maintain certain levels of statutory surplus could result in increased regulatory scrutiny, a downgrade by rating agencies, or enforcement action by regulatory authorities.

We may be unable to maintain all required licenses and approvals and, despite our best efforts, our business may not fully comply with the wide variety of applicable laws and regulations or the relevant regulators’ interpretation of such laws and regulations. Also, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals or to limit or restrain operations in their jurisdiction. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from operating, limit some or all of our activities or financially penalize us. These types of actions could have a material adverse effect on our results of operations and financial condition.

Failure to protect our clients’ confidential information and privacy could result in the loss of reputation and customers, reduction in our profitability and subject us to fines, penalties and litigation.

We retain confidential information in our information systems, and we are subject to a variety of privacy regulations and confidentiality obligations. For example, some of our activities are subject to the privacy regulations of the Gramm-Leach-Bliley Act. We also have contractual obligations to protect confidential information we obtain from our clients. These obligations generally require us, in accordance with applicable laws, to protect such information to the same extent that we protect our own confidential information. We have implemented physical, administrative and logical security systems with the intent of maintaining the physical security of our facilities and systems and protecting our, our clients’ and their customers’ confidential information and personally-identifiable individuals against unauthorized access through our information systems or by other electronic transmission or through the misdirection, theft or loss of data. Despite such efforts, we are subject to a breach of our security systems which may result in unauthorized access to our facilities and/or the information we are trying to protect. Anyone who is able to circumvent our security measures and penetrate our information systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, most states require that customers be notified if a security breach results in the disclosure of personally identifiable customer information. Any compromise of the security of our information systems that results in inappropriate disclosure of such information could result in, among other things, unfavorable publicity and damage to our reputation, governmental inquiry and oversight, difficulty in marketing our services, loss of clients, significant civil and criminal liability and the incurrence of significant technical, legal and other expenses, any of which may have a material adverse effect on our results of operations and financial condition.

Changes in regulation may reduce our profitability and limit our growth.

Legislation or other regulatory reform that increases the regulatory requirements imposed on us or that changes the way we are able to do business may significantly harm our business or results of operations in the future. If we were unable for any reason to comply with these requirements, it could result in substantial costs to us and may have a material adverse effect on our results of operations and financial condition.

Legislative or regulatory changes that could significantly harm us and our subsidiaries include, but are not limited to:

•	prohibiting retailers from providing debt cancellation policies;

•	prohibiting insurers from fronting captive reinsurance arrangements;

•	placing or reducing interest rate caps on the consumer finance products our clients offer;

•	limitations or imposed reductions on premium levels or the ability to raise premiums on existing policies;

•	increases in minimum capital, reserves and other financial viability requirements;

•	impositions of increased fines, taxes or other penalties for improper licensing, the failure to promptly pay claims, however defined, or other regulatory violations;

•	increased licensing requirements;

•	restrictions on the ability to offer certain types of products;

•	new or different disclosure requirements on certain types of products; and

•	imposition of new or different requirements for coverage determinations.

In recent years, the state insurance regulatory framework has come under increased federal scrutiny and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Further, the National Association of Insurance Commissioners (NAIC) and state insurance regulators are re-examining existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. Additionally, there have been attempts by the NAIC and several states to limit the use of discretionary clauses in policy forms. The elimination of discretionary clauses could increase our costs under our Payment Protection products. New interpretations of existing laws and the passage of new legislation may harm our ability to sell new services and products and increase our claims exposure on policies we issued previously. In addition, the NAIC’s proposed expansion of the Market Conduct Annual Statement could increase the likelihood of examinations of insurance companies operating in niche markets. Court decisions that impact the insurance industry could result in the release of previously protected confidential and privileged information by departments of insurance, which could increase the risk of litigation.

Traditionally, the U.S. federal government has not directly regulated the business of insurance. However, federal legislation and administrative policies in several areas can significantly and adversely affect insurance companies. These areas include financial services regulation, securities regulation, privacy, tort reform legislation and taxation. In view of recent events involving certain financial institutions and the financial markets, Congress recently passed and the President signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to in this prospectus as the “Dodd-Frank Act.” The Dodd-Frank Act provides for the enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy.

Under the Dodd-Frank Act, the Federal Insurance Office will be established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority would likely extend to all lines of insurance that our insurance subsidiaries write. The director of the Federal Insurance Office will serve in an advisory capacity to the Financial Stability Oversight Council and have the ability to recommend that an insurance company or an insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to the financial stability of the U.S. economy. The Dodd-Frank Act also provides for the preemption of state laws when inconsistent with certain international agreements and would streamline the regulation of reinsurance and surplus lines insurance. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act or any other legislation or changes could have on our results of operations, financial condition or liquidity.

Further, in a time of financial uncertainty or a prolonged economic downturn, regulators may choose to adopt more restrictive insurance laws and regulations. For example, insurance regulators may choose to restrict the ability of insurance subsidiaries to make payments to their parent companies or reject rate increases due to the economic environment.

With respect to the property and casualty insurance policies our Payment Protection business underwrites, federal legislative proposals regarding National Catastrophe Insurance, if adopted, could reduce the business need for some of the related products we provide. Additionally, as the U.S. Congress continues to respond to the recent housing foreclosure crisis, it could enact legislation placing additional barriers on creditor-placed insurance.

With regard to payment protection products, there are federal and state laws and regulations that govern the disclosures related to lenders’ sales of those products. Our ability to administer those products on behalf of financial institutions is dependent upon their continued ability to sell those products. To the extent that federal or state laws or regulations change to restrict or prohibit the sale of these products, our administration services and fees revenues would be adversely affected. The Dodd-Frank Act created a new Bureau of Consumer Financial Protection within the Federal Reserve, which will add new regulatory oversight for these lender products. The full impact of this oversight cannot be determined until the Bureau has been established and implementing regulations are put in place.

In recent years, several large organizations became subjects of intense public scrutiny due to high-profile data security breaches involving sensitive financial and health information. These events focused national attention on identity theft and the duty of organizations to notify impacted consumers in the event of a data security breach. Existing legislation in most states requires customer notification in the event of a data security breach. In addition, some states are adopting laws and regulations requiring minimum information security practices with respect to the collection and storage of personally-identifiable consumer data, and several bills before Congress contain provisions directed to national information security standards and breach notification requirements. Several significant legal, operational and reputational risks exist with regard to a data breach and customer notification. A breach of data security requiring public notification can result in regulatory fines, penalties or sanctions, civil lawsuits, loss of reputation, loss of clients and reduction of our profitability.

Our business is subject to risks related to litigation and regulatory actions.

We may be materially and adversely affected by judgments, settlements, unanticipated costs or other effects of legal and administrative proceedings now pending or that may be instituted in the future, or from investigations by regulatory bodies or administrative agencies. From time to time, we have had inquiries from regulatory bodies and administrative agencies relating to the operation of our business. Such inquiries may result in various audits, reviews and investigations. An adverse outcome of any investigation by, or other inquiries from, such bodies or agencies could have a material adverse effect on us and result in the institution of administrative or civil proceedings, sanctions and the payment of fines and penalties, changes in personnel, and increased review and scrutiny of us by our clients, regulatory authorities, potential litigants, the media and others.

In particular, our insurance-related operations are subject to comprehensive regulation and oversight by insurance departments in jurisdictions in which we do business. These insurance departments have broad administrative powers with respect to all aspects of the insurance business and, in particular, monitor the manner in which an insurance company offers, sells and administers its products. Therefore, we may from time to time be subject to a variety of legal and regulatory actions relating to our current and past business operations, including, but not limited to:

•	disputes over coverage or claims adjudication;

•	disputes over claim payment amounts and compliance with individual state regulatory requirements;

•	disputes regarding sales practices, disclosures, premium refunds, licensing, regulatory compliance, underwriting and compensation arrangements;

•	disputes with taxation and insurance authorities regarding our tax liabilities;

•	periodic examinations of compliance with applicable federal and state laws; and

•	industry-wide investigations regarding business practices including, but not limited to, the use of finite reinsurance and the marketing and refunding of insurance policies or certificates of insurance.

The prevalence and outcomes of any such actions cannot be predicted, and such actions or any litigation may have a material adverse effect on our results of operations and financial condition. In addition, if we were to experience difficulties with our relationship with a regulatory body in a given jurisdiction, it could have a material adverse effect on our ability to do business in that jurisdiction.

In addition, plaintiffs continue to bring new types of legal claims against insurance and related companies. Current and future court decisions and legislative activity may increase our exposure to these types of claims. Multiparty or class action claims may present additional exposure to substantial economic, non-economic and/or punitive damage awards. The success of even one of these claims, if it resulted in a significant damage award or a detrimental judicial ruling could have a material adverse effect on our results of operations and financial condition. This risk of potential liability may make reasonable settlements of claims more difficult to obtain. We cannot determine with any certainty what new theories of liability or recovery may evolve or what their impact may be on our businesses.

We cannot predict at this time the effect that current litigation, investigations and regulatory activity will have on the industries in which we operate or our business. In light of the regulatory and judicial environments in which we operate, we will likely become subject to further investigations and lawsuits from time to time in the future. Our involvement in any investigations and lawsuits would cause us to incur legal and other costs and, if we were found to have violated any laws, we could be required to pay fines and damages, perhaps in material amounts. In addition, we could be materially and adversely affected by the negative publicity for the insurance and other financial services industries related to any such proceedings and by any new industry-wide regulations or practices that may result from any such proceedings.

Risks Related to Our Indebtedness

Our indebtedness may limit our financial and operating activities and may materially and adversely affect our ability to incur additional debt to fund future needs.

As of June 30, 2010, we had total indebtedness and redeemable preferred stock of $84.9 million. During the year ended December 31, 2009, our annual debt service requirement was $7.8 million. Our debt service obligations vary annually based on our variable rate indebtedness and redeemable preferred stock. Although we believe that our current cash flow will be sufficient to cover our annual interest expense, any increase in our indebtedness or any decline in the amount of cash available increases the possibility that we could not pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. In addition, our indebtedness and any future indebtedness we may incur could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including financial and other restrictive covenants, which could result in an event of default under the agreements governing our indebtedness;

•	make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above-listed factors could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increases in interest rates could increase interest payable under our variable rate indebtedness and a portion of our redeemable preferred stock.

We are subject to interest rate risk in connection with our variable rate indebtedness and a portion of our redeemable preferred stock, which totaled $20.6 million as of June 30, 2010. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do.

Despite our indebtedness levels, we and our subsidiaries may still be able to incur more indebtedness, which could further exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future subject to the limitations contained in the agreements governing our indebtedness. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our indebtedness could intensify.

Restrictive covenants in the agreements governing our indebtedness may restrict our ability to pursue our business strategies.

The agreements governing our indebtedness contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. The agreements governing our indebtedness include covenants restricting, among other things, our ability to:

•	incur or guarantee additional debt;

•	incur liens;

•	complete mergers, consolidations and dissolutions;

•	sell certain of our assets that have been pledged as collateral; and

•	undergo a change in control.

Our assets have been pledged to secure some of our existing indebtedness.

Our revolving credit facility with SunTrust Bank is secured by substantially all of our property and assets and property and assets owned by LOTS Intermediate Co. and certain of our subsidiaries that act as guarantors of our existing indebtedness. Such assets include the stock of LOTS Intermediate Co. and the right, title and interest of the borrowers and each guarantor in their respective material real estate property, fixtures, accounts, equipment, investment property, inventory, instruments, general intangibles, money, cash or cash equivalents, software and other assets and, in each case, the proceeds thereof, subject to certain exceptions. The total carrying value of all our assets was $478.6 million as of December 31, 2009. In the event of a default under our indebtedness, the lender could foreclose against the assets securing such obligations. A foreclosure on these assets could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Our Technology and Intellectual Property

Our information systems may fail or their security may be compromised, which could damage our business and materially and adversely affect our results of operations and financial condition.

Our business is highly dependent upon the effective operation of our information systems and our ability to store, retrieve, process and manage significant databases and expand and upgrade our information systems. We rely on these systems throughout our businesses for a variety of functions, including marketing and selling our Payment Protection products, providing our BPO services, managing our operations, processing claims and applications, providing information to clients, performing actuarial analyses and maintaining financial records. The interruption or loss of our information processing capabilities through the loss of stored data, programming errors, the breakdown or malfunctioning of computer equipment or software systems, telecommunications failure or damage caused by weather or natural disasters or any other significant disruptions could harm our business, ability to generate revenues, client relationships, competitive position and reputation. Although we have additional data processing locations in Jacksonville, Florida and Atlanta, Georgia, disaster recovery procedures and insurance to protect against certain contingencies, such measures may not be effective or insurance may not continue to be available at reasonable prices, cover all such losses or be sufficient to compensate us for the loss of business that may result from any failure of our information systems. In addition, our information systems may be vulnerable to physical or electronic intrusions, computer viruses or other attacks which could disable our information systems and our security measures may not prevent such attacks. The failure of our systems as a result of any security breaches, intrusions or attacks could cause significant interruptions to our operations, which could result in a material adverse effect on our business, results of operations and financial condition.

The failure to effectively maintain and modernize our systems to keep up with technological advances could materially and adversely affect our business.

Our businesses are dependent upon our ability to ensure that our information systems keep up with technological advances. Our ability to keep our systems integrated with those of our clients is critical to the success of our businesses. If we do not effectively maintain our systems and update them to address technological advancements, our relationships and ability to do business with our clients may be materially and adversely affected. Our businesses depend significantly on effective information systems, and we have many different information systems for our various businesses. We must commit significant resources to maintain and enhance existing information systems and develop new systems that allow us to keep pace with continuing changes in information processing technology, evolving industry, regulatory and legal standards and changing client preferences. A failure to maintain effective and efficient information systems, or a failure to efficiently and effectively consolidate our information systems and eliminate redundant or obsolete applications, could have a material adverse effect on our results of operations and financial condition or our ability to do business in particular jurisdictions. If we do not effectively maintain adequate systems, we could experience adverse consequences, including:

•	the inability to effectively market and price our services and products and make underwriting and reserving decisions;

•	the loss of existing clients;

•	difficulty attracting new clients;

•	regulatory problems such as a failure to meet prompt payment obligations;

•	internal control problems;

•	exposure to litigation;

•	security breaches resulting in loss of data; and

•	increases in administrative expenses.

Our success will depend, in part, on our ability to protect our intellectual property rights and our ability not to infringe upon the intellectual property rights of third parties.

The success of our business will depend, in part, on preserving our trade secrets, maintaining the security of our know-how and data and operating without infringing upon patents and proprietary rights held by third parties. Failure to protect, monitor and control the use of our intellectual property rights could cause us to lose a competitive advantage and incur significant expenses. We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, service mark and trade secret laws to protect the proprietary aspects of our brands, technology and data. These legal measures afford only limited protection, and competitors or others may gain access to our intellectual property and proprietary information.

Our trade secrets, data and know-how could be subject to unauthorized use, misappropriation, or disclosure. Our trademarks could be challenged, forcing us to re-brand our services or products, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands or licensing. If we are found to have infringed upon the intellectual property rights of third parties, we may be subject to injunctive relief restricting our use of affected elements of intellectual property used in the business, or we may be required to, among other things, pay royalties or enter into licensing agreements in order to obtain the rights to use necessary technologies, which may not be possible on commercially reasonable terms, or redesign our systems, which may not be feasible.

Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. The intellectual property laws and other statutory and contractual arrangements we currently depend upon may not provide sufficient protection in the future to prevent the infringement, use or misappropriation of our trademarks, data, technology and other services and products. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. Any future litigation, regardless of outcome, could result in substantial expense and diversion of resources with no assurance of success and could have a material adverse effect on our business, results of operation and financial condition.

Risks Related to Our Common Stock and this Offering

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price of shares of our common stock will be determined by negotiation between us and the underwriters and may not be indicative of prices that will prevail following the completion of this offering. The market price of shares of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial offering price.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

We have historically operated our business as a private company. After this offering, we will be required to file with the Securities and Exchange Commission annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all Securities and Exchange Commission reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the requirements of the New York Stock Exchange, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and New York Stock Exchange rules;

•	create or expand the roles and duties of our board of directors and committees of the board;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	supplement our internal accounting and auditing function, including hiring additional staff with expertise in accounting and financial reporting for a public company;

•	enhance and formalize closing procedures at the end of our accounting periods;

•	enhance our internal audit and tax functions;

•	enhance our investor relations function;

•	establish new internal policies, including those relating to disclosure controls and procedures; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 and we have identified a material weakness in our internal controls, and the failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 or to remedy the material weakness could materially and adversely affect us.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures over financial reporting. Our internal control over financial reporting does not currently meet the standards required by Section 404, standards that we will be required to meet in the course of preparing our 2011 financial statements. We do not currently have comprehensive documentation of our internal controls, nor do we document or test our compliance with these controls on a periodic basis in accordance with Section 404. Furthermore, we have not tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time.

In preparing our consolidated financial statements for the years ended December 31, 2009, 2008, the period from June 20, 2007 to December 31, 2007 and the period from January 1, 2007 to June 19, 2007, a material weakness in our internal control over financial reporting was identified, as defined in the standards established by the U.S. Public Accounting Oversight Board. The material weakness identified resulted from an ineffective control environment over financial reporting due to our failure to adequately staff our financial reporting function with a sufficient number of staff experienced in preparing GAAP-based consolidated financial statements, related footnote disclosures and public company reports.

To remedy this material weakness, we are in the process of implementing several measures to improve our internal control over financial reporting, including (i) hiring a chief financial officer and a vice president of internal audit effective October 1, 2010; (ii) increasing the headcount of qualified financial reporting personnel, including an SEC reporting manager; (iii) improving the capabilities of existing financial reporting personnel through training and education in the reporting requirements and deadlines set under GAAP, SEC rules and regulations and the Sarbanes-Oxley Act of 2002; (iv) transitioning to an Oracle platform for our general ledger, purchasing and accounts payable systems and (v) engaging independent consultants to assist in establishing processes and oversight measures to comply with the requirements under GAAP, SEC rules and regulations and the Sarbanes-Oxley Act of 2002. We plan to complete all remediation efforts by January 2011, but we may be unable to implement all changes on this timetable.

In addition to the remediation efforts noted above, we are in the early stages of addressing our internal control procedures to satisfy the requirements of Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. If, as a public company, we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

In addition, we will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

After this offering, our principal stockholder will continue to have substantial control over us.

After the consummation of this offering, affiliates of Summit Partners will collectively beneficially own approximately     % of our outstanding common stock (approximately     % if the underwriters’ over-allotment option is exercised in full). See “Principal and Selling Stockholders.” As a consequence, Summit Partners or its affiliates will continue to be able to exert a significant degree of influence or actual control over our management and affairs and matters requiring stockholder approval, including the election of directors, a merger, consolidation or sale of all or substantially all of our assets, and any other significant transaction. The interests of this stockholder may not always coincide with our interests or the interests of our other stockholders. For instance, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders and could depress our stock price.

We expect that our stock price will fluctuate significantly, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the initial public offering price.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	introduction of new products or services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	investor perceptions of us and the industries in which we operate;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic conditions.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the market price of our common stock. Upon the consummation of this offering, we will have           shares of common stock outstanding. Our directors, executive officers, the selling stockholders and substantially all of our other stockholders will be subject to the lock-up agreements described in “Underwriting” and are subject to the Rule 144 holding period requirements described in “Shares Eligible for Future Sale.” After these lock-up agreements have expired and holding periods have elapsed, additional shares will be eligible for sale in the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, publish research or reports containing negative information about our business, adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.

Our amended and restated certificate of incorporation and bylaws provide for, among other things:

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

•	restrictions on the ability of our stockholders to remove a director or fill a vacancy on the board of directors;

•	our ability to issue preferred stock with terms that the board of directors may determine, without stockholder approval;

•	the absence of cumulative voting in the election of directors;

•	a prohibition of action by written consent of stockholders unless such action is recommended by all directors then in office; and

•	advance notice requirements for stockholder proposals and nominations.

These provisions in our amended and restated certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our non-controlling stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

Applicable insurance laws may make it difficult to effect a change in control of us.

State insurance regulatory laws contain provisions that require advance approval, by the state insurance commissioner, of any change in control of an insurance company that is domiciled, or, in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. We own, directly or indirectly, all of the shares of stock of insurance companies domiciled in Delaware, Georgia and Louisiana, and 85% of the shares of stock of an insurance company domiciled in Kentucky. Because any purchaser of shares of our common stock representing 10% or more of the voting power of our capital stock generally will be presumed to have acquired control of these insurance company subsidiaries, the insurance change in control laws of Delaware, Georgia, Louisiana and Kentucky would apply to such a transaction.

In addition, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company subsidiary that transacts business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change in control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that conditions, such as undue market concentration, would result from the change in control.

These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

We do not anticipate paying any cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and for general corporate purposes. We do not intend to pay any dividends to holders of our common stock. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock. See “Dividend Policy.”

New investors in our common stock will experience immediate and substantial book value dilution after this offering.

The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Based on our net tangible book value as of June 30, 2010, if you purchase our common stock in this offering, you will suffer immediate dilution in net tangible book value per share of approximately $      per share. See “Dilution.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from our sale of           shares of common stock in this offering will be approximately $      million, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. This assumes a public offering price of $      per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use $      million of the net proceeds from shares that we sell in this offering to redeem all our outstanding redeemable preferred stock, $      million to repay in full our outstanding subordinated debentures, $      million to repay the $      million outstanding under our revolving credit facility, $      million to pay the conversion amount on our Class A common stock and any remaining proceeds for general corporate purposes.

As of June 30, 2010, we had $7.4 million, $2.1 million and $1.9 million outstanding of our Series A, B and C redeemable preferred stock, respectively; and $20.0 million of our subordinated debentures outstanding. We entered into our $35.0 million revolving credit facility with SunTrust Bank on June 16, 2010, and there was $18.5 million outstanding under the facility on June 30, 2010. Any outstanding Series A and B redeemable preferred stock must be redeemed in full on December 31, 2034 and any outstanding Series C redeemable preferred stock must be redeemed in full on December 31, 2035. Our Series A and C redeemable preferred stock each accrue cumulative cash dividends at a rate of 8.25% per annum of the liquidation preference of $1,000 per share of such series of redeemable preferred stock. Our Series B redeemable preferred stock accrues cash dividends at a rate per annum of 4.0% plus 90 day LIBOR times the liquidation preference of $1,000 per share of Series B redeemable preferred stock. As of June 30, 2010, the dividend rate on our Series B redeemable preferred stock was 4.3% of the liquidation preference. Our subordinated debentures bear interest at a rate of 14% per annum and mature on December 13, 2013. Loans under our revolving credit agreement bear interest based upon a base rate or adjusted LIBO rate (as defined in the revolving credit agreement) plus an applicable margin. As of June 30, 2010, the interest rate applicable to our revolving loans was 5.8%. The maturity date for loans under our revolving credit agreement is June 16, 2013.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share would increase (decrease) the net proceeds to us from this offering by $      million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

We will not receive any proceeds from the sale of shares by the selling stockholders, which include entities affiliated with members of our board of directors.

DIVIDEND POLICY

We have not declared or paid cash dividends on our common stock in the past two years. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

Any future determination to pay dividends will be at the discretion of our board of directors and will take into account:

•	restrictions in our debt instruments;

•	general economic business conditions;

•	our financial condition and results of operations;

•	the ability of our operating subsidiaries to pay dividends and make distributions to us; and

•	such other factors as our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization on an actual basis as of June 30, 2010 and on a pro forma as adjusted basis to give effect to:

•	the conversion of our outstanding Class A common stock into shares of common stock prior to the consummation of this offering;

•	a for 1 stock split of our common stock prior to the consummation of this offering; and

•	the sale of shares of our common stock in this offering by us at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table should be read in conjunction with “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of June 30, 2010
	(unaudited)
		Pro Forma
	Actual	As Adjusted(1)
	(in thousands, except share and per share data)

Cash and cash equivalents	$19,102	$

Debt:
SunTrust line of credit for $35.0 million(2)	$18,509	$
Preferred trust securities	35,000
Subordinated debentures(3)	20,000
Series A redeemable preferred stock due 2034, Series B redeemable preferred stock due 2034 and Series C redeemable preferred stock due 2035	11,440

Total debt	84,949

Stockholders’ equity:
Common stock, par value $0.33 1/3 per share (6,000,000 authorized and 3,007,031 outstanding shares)	1,002
Treasury stock (8,491 shares)	(176)
Additional paid-in capital	53,747
Accumulated other comprehensive income, net of tax (expense) of $(1,599)	2,896
Retained earnings	30,456
Non-controlling interest	1,528

Total stockholders’ equity	89,453

Total capitalization	$174,402	$

(1)	Assuming the number of shares sold by us in this offering remains the same as set forth on the cover page, a $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) our total capitalization by approximately $ million.

(2)	We entered into a $35.0 million revolving credit facility with SunTrust Bank in June 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Revolving Credit Facilities — SunTrust Revolving Credit Facility.”

(3)	On June 16, 2010, we amended the maturity date for our subordinated debentures from June 20, 2012 to December 13, 2013.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma financial information set forth below is derived from our historical consolidated statement of income, as adjusted to give pro forma effect to our acquisition of Bliss & Glennon as if it had occurred as of January 1, 2009.

The information shown in the column labeled “Fortegra” for the year ended December 31, 2009 is derived from our audited consolidated financial statements included elsewhere in this prospectus.

The acquisition of Bliss & Glennon has been accounted for in accordance with the authoritative guidance related to business combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired, based on their estimated fair values.

The pro forma financial information has been prepared based upon available information and assumptions that we believe are reasonable. However, the pro forma financial information is presented for illustrative and informational purposes only and does not purport to represent what our results of operations or financial condition would have been if the acquisition had occurred on the assumed date nor are they necessarily indicative of our future performance.

You should read this unaudited pro forma financial information together with the audited consolidated financial statements and related notes thereto of Fortegra and Bliss & Glennon included elsewhere in this prospectus, as well as the information contained under “Risk Factors,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009

		Period from
		January 1, 2009
		to April 14, 2009	Adjustments for
	Fortegra	Bliss & Glennon	Bliss & Glennon		Pro Forma
	(audited)	(unaudited)
	(in thousands, except share and per share data)

Revenues:
Service and administrative fees	$31,829	$—	$—		$31,829
Wholesale brokerage commissions and fees	16,309	8,104	—		24,413
Ceding commissions	24,075	—	—		24,075
Net underwriting revenue	5,101	—	—		5,101
Net investment income	4,759	22	—		4,781
Net realized gains	54	—	—		54
Other income	971	7	—		978

Total net revenues	83,098	8,133	—		91,231

Expenses:
Personnel costs	31,365	4,170	(363	)(1)	35,172
Other operating expenses	22,291	2,762	(1,714	)(2)	23,339
Depreciation and amortization	3,507	88			3,595
Interest expense	7,800	—			7,800

Total expenses	64,963	7,020	(2,077)		69,906

Income before income taxes and non-controlling interest	18,135	1,113	2,077		21,325
Income taxes	6,551	436	273	(3)	7,260

Income before non-controlling interest	11,584	677	1,804		14,065
Less: net income attributable to the non-controlling interest	26	—	—		26

Net income	$11,558	$677	$1,804		$14,039

Net income per common share
Basic	$3.94				$4.67
Diluted	3.65				4.32
Weighted average common shares outstanding
Basic	2,931,182				2,995,614
Diluted	3,170,653				3,235,085

(1)	Represents personnel costs associated with our hiring of a group of insurance brokers shortly after the acquisition of Bliss & Glennon to expand our Wholesale Brokerage business geographically. However, the personnel that were only retained for a very limited period of time because we decided not to utilize such personnel to expand the business as previously contemplated.

(2)	Represents transaction expenses, including professional fees, incurred in connection with the acquisition of Bliss & Glennon.

(3)	Represents the increase in income tax expense associated with the increase in income before income taxes and non-controlling interest.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of common stock upon the completion of this offering.

As of June 30, 2010, our net tangible book value was approximately $(14.6) million, or $(4.50) per share. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. Dilution in the net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the consummation of this offering.

After giving effect to (i) the conversion of our outstanding Class A common stock into shares of common stock prior to the consummation of this offering; (ii) a          for 1 stock split of our common stock prior to the consummation of this offering; (iii) the sale of our common stock at the initial public offering price of $      per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (iv) the application of the net proceeds from the offering as described in “Use of Proceeds,” our pro forma as adjusted net tangible book value as of June 30, 2010 would have been approximately $      million, or $      per share.

This represents an immediate increase in pro forma net tangible book value of $      per share to our existing stockholders and an immediate dilution of $      per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

The following table illustrates this dilution to new investors on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2010	$

Increase in pro forma net tangible book value per share attributable to the sale of shares in this offering
Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our pro forma net tangible book value after this offering by $      million and increase (decrease) the dilution to new investors by $      per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of June 30, 2010, the total number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $      per share (the midpoint of the price range set forth on the cover of this prospectus) and deducts underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration			Average Price
	Number	Percent		Amount	Percent		Per Share

Existing stockholders			%	$		%	$
New investors							$

Total		100%			$100%		$

Sales by the selling stockholders in this offering will reduce the number of shares held by existing stockholders to          , or     % of the total number of shares of our common stock to be outstanding after the offering, and will increase the number of shares held by new investors to          , or     %, of the total number of shares of our common stock to be outstanding after the offering. If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to     % of the total number of shares of our common stock outstanding after the offering, and the number of shares of our common stock held by new investors will increase to          , or     %, of the total shares of our common stock outstanding after this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $      per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) the total consideration paid by new investors and all stockholders by $          .

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data for the periods and as of the dates indicated. The selected historical consolidated financial and other data as of and for the six months ended June 30, 2010 and 2009 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2009 and 2008 and the consolidated statement of income and other data for each of (i) the years ended December 31, 2009 and 2008, (ii) the period from June 20, 2007 to December 31, 2007 and (iii) the period from January 1, 2007 to June 19, 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2007, 2006 and 2005 and the consolidated statement of income and other data for the years ended December 31, 2006 and 2005 are derived from our audited financial statements and not included in this prospectus.

We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

On June 20, 2007, affiliates of Summit Partners acquired a majority of our capital stock. All periods prior to June 20, 2007 are referred to as “Predecessor,” and all periods including and after such date are referred to as “Successor.” The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor periods.

The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor					Predecessor
						Period
					Period	from
					from June 20,	January 1,
			Years Ended		2007 to	2007 to
	Six Months Ended June 30,		December 31,		December 31,	June 19,	Years Ended December 31,
	2010	2009	2009	2008	2007	2007	2006	2005
	(unaudited)	(unaudited)

	(in thousands, except share data and per share data)
Consolidated statement of income data:
Revenues:
Service and administrative fees	$16,817	$14,826	$31,829	$24,279	$10,686	$8,165	$16,708	$15,521
Wholesale brokerage commissions and fees	13,134	5,138	16,309	—	—	—	—	—
Ceding commissions	13,013	11,973	24,075	26,215	13,733	10,753	19,538	13,190
Net underwriting revenue	1,870	1,168	5,101	1,694	2,620	1,044	5,067	8,680
Net investment income	1,935	2,509	4,759	5,560	3,411	2,918	5,308	3,899
Net realized gains (losses)	49	—	54	(1,921)	(348)	516	962	110
Other income	126	303	971	178	28	353	1,587	1,228

Total net revenues	46,944	35,917	83,098	56,005	30,130	23,749	49,168	42,628

Expenses:
Personnel costs	18,413	13,948	31,365	21,742	10,722	9,409	20,834	17,963
Other operating expenses	11,027	10,339	22,291	12,225	8,508	7,118	15,093	15,548
Depreciation and amortization	2,117	1,504	3,507	2,629	1,292	221	513	461
Interest expense	3,876	3,807	7,800	7,255	4,130	1,169	1,973	1,597

Total expenses	35,433	29,598	64,963	43,851	24,652	17,917	38,413	35,569

Income before income taxes and non-controlling interest	11,511	6,319	18,135	12,154	5,478	5,832	10,755	7,059
Income taxes	4,296	2,380	6,551	4,208	1,761	1,983	3,530	2,173

Income before non-controlling interest	7,215	3,939	11,584	7,946	3,717	3,849	7,225	4,886
Less: net income (loss) attributable to non-controlling interest	(31)	7	26	(82)	64	34	161	385

Net income	$7,246	$3,932	$11,558	$8,028	$3,653	$3,815	$7,064	$4,501

Net income per common share:
Basic	$2.42	$1.37	$3.94	$2.90	$1.32	$1.00	$1.87	$1.22
Diluted	2.23	1.27	3.65	2.72	1.24	0.95	1.73	1.11
Weighted average common shares outstanding:
Basic	2,998,540	2,865,609	2,931,182	2,771,372	2,766,565	3,819,265	3,777,345	3,701,148
Diluted	3,244,135	3,087,862	3,170,653	2,956,211	2,955,381	4,028,242	4,077,936	4,047,162
Consolidated statement of cash flows data:
Operating activities	$2,349	$5,120	$13,393	$12,998	$10,265	$2,518	$8,592	$11,806
Investing activities	(20,109)	(40,891)	(26,532)	(26,069)	(10,297)	22,424	(8,208)	(19,150)
Financing activities	6,992	34,572	20,997	(1,875)	(571)	(474)	(1,925)	8,865

	Successor				Predecessor
	As of
	June 30,	As of December 31,			As of December 31,
	2010	2009	2008	2007	2006	2005
	(unaudited)
	(in thousands)
Consolidated balance sheet data:
Cash and cash equivalents	$19,102	$29,940	$22,082	$43,495	$16,836	$18,377
Total assets	484,381	478,626	442,369	416,300	297,317	248,731
Notes payable	38,509	31,487	20,000	21,079	7,400	2,200
Preferred trust securities	35,000	35,000	35,000	35,000	—	—
Redeemable preferred securities	11,440	11,540	11,540	11,540	21,740	20,340
Total stockholders’ equity	89,453	80,793	57,021	51,473	35,747	29,426

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Historical Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. We sell our services and products directly to businesses rather than directly to consumers.

We began nearly 30 years ago as a provider of credit insurance products and, through our transformational efforts, have evolved into a diversified insurance services company. We now leverage our proprietary technology infrastructure, internally developed best practices and access to specialty insurance markets to provide our clients with distribution and administration services and insurance-related products. Our services and products complement consumer credit offerings, provide outsourcing solutions designed to reduce the costs associated with the administration of insurance and other financial products and facilitate the distribution of excess and surplus lines insurance products through insurance companies, brokers and agents. These services and products are designed to increase revenues, improve customer value and loyalty and reduce costs for our clients.

We intend to take advantage of embedded growth opportunities and new market development through geographic expansion, expanding our products and service presence with existing clients and acquiring complementary businesses. To support our growth initiatives, we continue to focus on adding enhanced features to our existing information systems and developing new processes to enhance efficiency, drive economies of scale and provide additional competitive advantages.

Our company is comprised of three business segments: Payment Protection, BPO and Wholesale Brokerage.

•	Our Payment Protection segment, marketed under our Life of the South brand, delivers credit insurance, debt protection, warranty, service contract and car club solutions, along with administrative services to consumer finance companies, regional banks, community banks, retailers, small loan companies, warranty administrators, automobile dealers, vacation ownership developers and credit unions. Our Payment Protection segment specializes in providing products that protect consumer lenders and their borrowers from death, disability or other events that could otherwise impair their borrowers’ ability to repay a debt.

•	Our BPO segment, marketed under our Consecta brand, provides a broad range of administrative services tailored to insurance and other financial services companies. Our BPO segment is our most technology-driven segment. Through our operating platform, which utilizes our proprietary technology, we provide ongoing sales and marketing support, electronic underwriting, premium billing and collections, policy administration, claims adjudication and call center management services on behalf of our clients. In 2009, our platform and technology enabled our insurance administration team of 35 individuals on a daily basis to bill approximately 38,000 customers, process and deliver approximately 5,500 policies, fulfill approximately 900 customer service calls and process approximately 900 claims. Our BPO segment also includes our asset recovery business.

•	Our Wholesale Brokerage segment, marketed under our Bliss & Glennon brand, is one of the largest surplus lines brokers in California and ranked in the top 20 wholesale brokers in the United States in 2009 by premium volume. This business segment uses a wholesale model to sell specialty property and casualty (P&C) and surplus lines insurance through retail insurance brokers and agents and insurance companies. We believe that our emphasis on customer service, rapid responsiveness to submissions and underwriting integrity in this segment has resulted in high customer satisfaction among retail insurance brokers and agents and insurance companies.

Corporate History

We were incorporated in 1981 and initially provided credit life and disability insurance for financial institutions, primarily small community banks in Georgia, and their customers under our Life of the South brand. From 1994 to 2003, through a series of strategic acquisitions and organic growth, we expanded our payment protection client, or producer, base to include consumer finance companies, retailers, automobile dealers, credit card issuers, credit unions and regional and community banks throughout the United States. During this period, we expanded our product and service offerings to include credit property, debt cancellation and warranty products.

In 2003, we continued the expansion of our administrative capabilities for insurance and payment protection products to customers of financial institutions. We utilized our proprietary technology enhancements to support mass marketing and began providing fulfillment of life and health insurance products. We previously operated our BPO business under the LOTSolutions brand. In 2007, we expanded our BPO segment to provide services to finance companies owned by industrial equipment manufacturers. We entered into the asset recovery business in December 2008 through our acquisition of CIRG, a third-party administrator serving commercial lending institutions for pre-collections, recovery, deficiency collections, dealer inventory seizures and management of asset portfolio run-off. Our asset recovery business is part of our BPO segment.

In March 2008, we acquired Gulfco Life Insurance Company to expand the presence of our Payment Protection segment in the Louisiana market. In December 2008, we acquired Darby & Associates, a wholesale provider of payment protection products in North Carolina. This acquisition expanded our Payment Protection segment in North Carolina, which is that segment’s third largest state in terms of 2009 revenues and an important foothold with our consumer finance company clients (our largest distribution channel within the Payment Protection segment). In April 2009, we acquired Bliss & Glennon, an excess and surplus lines wholesale insurance broker, and entered into the wholesale brokerage business, which continued our strategic expansion of specialized and administration services for insurance carriers and other financial services businesses.

Through our February 2010 acquisition of South Bay Acceptance Corporation, we expanded into premium finance to support our Wholesale Brokerage segment. In 2010, we commenced marketing our BPO segment under the Consecta brand. In May 2010, we acquired Continental Car Club to enable our Payment Protection segment to expand into the roadside assistance market. Continental Car Club provides car club memberships through consumer finance companies. In September 2010, we acquired United Motor Club, which also provides car club memberships through consumer finance companies.

We historically have used a combination of cash on hand and borrowings under our lines of credit to pay the purchase price of our acquisitions. The following table summarizes our acquisition activity for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007:

	Six Months Ended	Years Ended December 31,
	June 30, 2010	2009	2008	2007
	(in thousands, except number of acquisitions closed)

Number of acquisitions closed(1)	2	1	3	2
Total cash consideration(1)	$12,744	$40,500	$2,265	$7,366

(1)	Includes the purchase of three shell insurance companies, American Guaranty Insurance Company and Triangle Life Insurance Company in 2007, and Gulfco Life Insurance Company in 2008. Each of these companies was acquired for cash consideration equal to its statutory surplus and the value of the single state licenses. As of December 31, 2009, each company had been merged into one of our other subsidiaries.

Summit Partners Transactions

In June 2007, entities affiliated with Summit Partners, a global growth equity investment firm, acquired 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures maturing in 2013 issued to affiliates of Summit Partners, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In connection with the acquisition, all of our $11.5 million of redeemable preferred stock outstanding prior to the acquisition remained outstanding and certain stockholders prior to the acquisition continued to hold such shares after the acquisition. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We refer to the foregoing transactions collectively as the “Summit Partners Transactions.”

In April 2009, in connection with our acquisition of Bliss & Glennon, affiliates of Summit Partners acquired additional shares of our capital stock for $6.0 million. As of June 30, 2010, affiliates of Summit Partners beneficially owned 88.6% of our capital stock.

Components of Net Revenues and Expenses

Net Revenues

Service and Administrative Fees.  We earn service and administrative fees from two of our business segments. Such fees are typically positively correlated with transaction volume and are recognized as revenue as they become both realized and earned. See “— Critical Accounting Policies — Service and Administrative Fees.”

•	Payment Protection. Our Payment Protection products are sold as complementary products to consumer retail and credit transactions and are thus subject to the volatility of volume of consumer purchase and credit activities. We receive service and administrative fees for administering Payment Protection products that are sold by our clients, such as credit insurance, debt protection, car club and warranty solutions. We earn administrative fees for administering debt cancellation plans, facilitating the distribution and administration of warranty or extended service contracts, providing car club membership benefits and providing related services for our clients. For credit insurance products, our clients typically retain the revenue and risk associated with credit insurance products that they sell to their customers through economic arrangements with us. Our Payment Protection revenue includes revenue earned from reinsurance arrangements with producer owned reinsurance companies (PORCs) owned by our clients. Our clients own PORCs that assume the credit insurance premiums and associated risk that they originate in exchange for fees paid to us for ceding the premiums. In addition, our Payment Protection revenue includes administrative fees charged by us under retrospective commission arrangements with producers. Under these arrangements, our insurance companies receive the insurance premiums and administer the policies that are distributed by our clients. The producer of the credit insurance policies receives a variable commission that is equal to the profits from the insurance policies after the payment of claims and our administrative fee. Revenues in our Payment Protection business may fluctuate seasonally based on consumer spending trends, where consumer spending has historically been higher in April, September and December, corresponding to Easter, back-to-school and the holiday season. Accordingly, our Payment Protection revenues may reflect higher second, third and fourth quarters than in the first quarter. For the years ended December 31, 2009, 2008 and 2007, Payment Protection contributed 26.1%, 42.7% and 50.0% of overall service and administrative fees, respectively.

•	BPO. Our BPO revenues consist exclusively of service and administrative fees for providing a broad set of administrative services tailored to insurance and other financial services companies including ongoing sales and marketing support, electronic underwriting, premium billing and collections, policy administration, claims adjudication and call center management services. Our BPO revenues are based on the volume of business that we manage on behalf of our clients. Our BPO segment typically charges fees on a per-unit of service basis as a percentage of our client’s insurance premiums. For the years ended December 31, 2009, 2008 and 2007, BPO contributed 73.9%, 57.3% and 50.0% of overall service and administrative fees, respectively.

Wholesale Brokerage Commissions and Fees.  Wholesale brokerage commissions and fees consist of commissions paid to us by insurance companies, net of the portion of the commissions we share with retail insurance brokers and agents. The commissions we receive from insurance carriers are typically calculated as a percentage of the premiums paid for the specialized and complex insurance products (commonly known as “surplus lines”) we distribute. We typically earn our commissions on the later of the effective date of the policy or the date coverage is bound. We pay our retail insurance agent and broker clients a portion of the gross commissions we receive from insurance carriers for placing insurance. In certain cases, our Wholesale Brokerage segment also charges fees for policy issuance, inspections and other types of transactions.

Wholesale brokerage commissions and fees are generally affected by fluctuations in the amount of premium charged by insurance carriers. The premiums charged fluctuate based on, among other factors, the amount of capital available in the insurance marketplace, the type of risk being insured, the nature of the insured party and the terms of the insurance purchased. If premiums increase or decrease, our revenues are typically affected in a corresponding fashion. In a declining premium rate environment, the resulting decline in our revenue may be offset, in whole or in part, by an increase in commission rates from insurance carriers and by an increased likelihood that insured parties may use the savings generated by the reduction in premium rates to purchase greater coverage. In an increasing pricing environment, the resulting increase in our revenue may be offset, in whole or in part, by a decrease in commission rates by insurance carriers and by an increased likelihood that insured parties may determine to reduce the amount of coverage they purchase. The market for P&C insurance products is cyclical from a capacity and pricing perspective. We refer to a period of reduced capacity and rising premium rates as a “hard” market and a period of increased capacity and declining premium rates as a “soft” market.

Gross commission rates for the products that we distribute in our Wholesale Brokerage segment, whether acting as a wholesale broker or as an MGA, generally range from 15% to 25% of the annual premium for the policy. Wholesale brokerage commissions and fees net of commissions paid to our retail insurance agent and broker clients are typically approximately 10%.

Demand for surplus lines insurance products also affects our premium volume and net commissions. State regulations generally require a buyer of insurance to have been turned down by three or more traditional carriers before being eligible to purchase the surplus lines distributed by us. As standard insurance carriers eliminate non-core lines of business and implement more conservative risk selection techniques, demand for excess and surplus lines insurance improves. The surplus lines market has increased from approximately 6.7% of total P&C commercial lines insurance premiums in 1998 to approximately 13.8% in 2008, as reported by A.M. Best. Premiums written by surplus lines property and casualty insurers increased from $9.9 billion to $34.4 billion over the same time period.

Our wholesale brokerage commission and fee revenues fluctuate seasonally based on policy renewal dates. Our wholesale brokerage commissions and fees in the first two calendar quarters of any year historically have been higher than in the last two calendar quarters. In addition, our quarterly wholesale brokerage revenues may be affected by new placements and cancellations or non-renewals of large insurance policies as the revenue stream related to this policy is recognized once per year, as opposed to ratably throughout the year.

We also receive profit commissions for certain arrangements with certain insurance carriers on binding authority business. These profit commissions are based on the profitability of the business that we underwrite or broker on the insurance carrier’s behalf. Profit commissions typically range from 0.6% to 1.7% of the annual premium and are paid periodically based on the terms of the individual carrier contract.

Ceding Commissions.  We elect to cede to reinsurers under coinsurance arrangements a significant portion of the credit insurance that we distribute on behalf of our clients. We continue to provide all policy administration for credit insurance that we cede to reinsurers. Ceding commissions consist of commissions paid to us by our reinsurers to reimburse us for costs related to the acquisition, administration and servicing of policies and premium that we cede to reinsurers. In addition, a portion of the ceding commission is determined based on the underwriting profits of the ceded credit insurance. The credit insurance that we distribute has historically generated attractive underwriting profits. Furthermore, some reinsurers pay to us a portion or all of the investment income earned on reserves that are maintained in trust accounts.

Ceding commissions are generally positively correlated with our credit insurance transaction and premium volumes. The portion of our ceding commissions that is related to the underwriting profits of the ceded credit insurance also fluctuates based on the claims made on such policies. The portion of our ceding commissions that is related to investment income can be impacted by the amount of reserves that are maintained in trust accounts and changes in interest rates. Ceding commissions are earned over the life of the policy. For the years ended December 31, 2009, 2008 and 2007, ceding commissions represented 29.0%, 46.8% and 45.6% of total revenue. Ceding commissions are generated by the Payment Protection segment only for credit insurance.

Net Underwriting Revenue.  We limit the underwriting risk we take in our Payment Protection insurance policies. When we do assume risk in our Payment Protection insurance policies, we utilize both reinsurance (quota share and excess of loss) and retrospective commission agreements to manage and mitigate our risk. As such, net underwriting revenue represents the proportional underwriting margin we retain for the underwriting risk we assumed.

Net underwriting revenue consists of revenue generated from the direct sale of Payment Protection insurance policies by our distributors or premiums written for Payment Protection insurance policies by another carrier and assumed by us. Whether direct or assumed, the premium is earned over the life of the respective policy. Premiums earned are offset by earned premiums ceded to our reinsurers, including PORCs. The amount ceded is proportional to the amount of risk assumed by the reinsurer. Further offsetting this net earned premium revenue is our proportional share of the costs of settling claims and our proportional share of the commission costs paid to the producing distributors, including retrospective commission payments.

The proportional costs of settling claims is referred to as net incurred claims. Net incurred claims include actual claims paid and the change in unpaid claim reserves.

The proportional commission costs include the commissions paid to the distributors for selling the policy. The commission costs also include retrospective commission adjustments. These retrospective commission adjustments are payments made or adjustments to future commission expense based on claims experience. Under these retrospective commission arrangements, the commissions paid are adjusted based on actual losses incurred compared to premium earned after a specified net allowance retained by us.

The principal factors affecting net earned premiums are: (1) the proportion of the risk assumed by the reinsurer as defined in the reinsurance treaty; (2) increases and decreases in written premium; (3) increases and decreases in policy cancellation rates; (4) the average duration of the policy written; and (5) a change in regulation that would modify the earning patterns for the policies underwritten and administered.

Incurred claims are impacted by loss frequency, which is the measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements.

Commission rates, in many instances, are set by state regulators. Commission rates are also impacted by market conditions. In certain instances, our commissions are subject to retrospective adjustment based on the profitability of the related policies.

Net Investment Income.  Net investment income consists of investment income from our invested assets portfolio. We recognize investment income from interest payments and dividends less portfolio management expenses. Our investment portfolio is primarily invested in fixed maturity securities. The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates. Investment income can be significantly impacted by changes in interest rates. Interest rate volatility can increase or reduce unrealized gains or unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates affect our returns on, and the market value of, fixed maturity and short-term investments.

We also have investments that carry prepayment risk, such as mortgage-backed and asset-backed securities. Actual net investment income and/or cash flows from investments that carry prepayment risk may differ from estimates at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Therefore, we may be required to reinvest those funds in lower interest-bearing investments.

We earn realized gains when invested assets are sold for an amount greater than the amortized cost in the case of fixed maturity securities and recognize realized losses when investment securities are written down as a result of an other-than-temporary impairment or sold for an amount less than their carrying cost.

Other Income.  Other income primarily consists of miscellaneous fees generated by our Wholesale Brokerage and Payment Protection segments. In 2009, it also included income in our Wholesale Brokerage segment that was derived from the reversal of a cancellation reserve that was no longer deemed to be applicable subsequent to our acquisition of Bliss & Glennon.

Expenses

Our most significant operating expenses are personnel costs, including salaries, bonuses and benefits. In addition to our general personnel costs, some of the employees in our Wholesale Brokerage segment are paid a percentage of commissions and fees they generate. Accordingly, compensation for brokers in our Wholesale Brokerage segment is predominantly variable. Bonuses for the remaining employees are discretionary and are based on an evaluation of their individual performance and the performance of their particular business segment, as well as our entire firm.

Other operating expenses consist primarily of rent, insurance, investigation fees, transaction expenses, professional fees, technology costs, travel and entertainment and advertising, and they are also a significant portion of our expenses. In addition, we have variable costs that are based on the volume of business we process.

A substantial portion of our depreciation and amortization expense consists of amortization of definite-lived intangible assets, such as purchased customer accounts and non-compete agreements, which were acquired as part of our business acquisitions. Our depreciation and amortization expense increased in 2007 as a result of the amortization of intangible assets recorded in connection with the Summit Partners Transactions and likewise increased the amortization of intangible assets in relation to our subsequent acquisitions.

We also have interest expense relating to our credit facilities and preferred trust securities. Our interest expense increased as result of our increased indebtedness resulting from the Summit Partners Transactions and recent acquisitions.

The following table sets forth our expenses as a percentage of net revenues for the periods indicated on an unaudited basis:

	Successor					Predecessor
					Period from	Period from
					June 20,	January 1,
	Six Months Ended		Years Ended		2007 to	2007 to
	June 30,		December 31,		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
Personnel costs	39.2%	38.8%	37.7%	38.8%	35.6%	39.6%
Other operating expenses	23.5%	28.8%	26.8%	21.8%	28.2%	30.0%
Depreciation and amortization	4.5%	4.2%	4.2%	4.7%	4.3%	0.9%
Interest expense	8.3%	10.6%	9.4%	13.0%	13.7%	4.9%

Income Taxes

Income tax expense is comprised of federal and state taxes based on income in multiple jurisdictions and changes in uncertain tax positions. Our effective tax rate was 37%, 36%, 35% and 33% in the six months ended June 30, 2010 and the years ended December 31, 2009, 2008 and 2007, respectively. The increase in the effective income tax rate is a result of our shift into the 35% corporate income tax bracket, the reduction in available federal small life insurance company tax deductions associated with the growth in our statutory life insurance companies, and the expansion of our business into states with higher corporate income tax rates.

Consolidated Statements of Income

For purposes of the following discussion and analysis of our consolidated statements of income, the consolidated statements of income for the year ended December 31, 2007 reflect our consolidated statements of income for the predecessor period from January 1, 2007 to June 19, 2007 (the “2007 predecessor period”) combined with our consolidated statements of income for the successor period from June 20, 2007 to December 31, 2007 (the “2007 successor period”).

Overview

The following tables set forth our consolidated statements of income in dollars and as a percentage of net revenues for the periods presented on an unaudited basis:

	Successor					Predecessor
					Period from	Period from
					June 20,	January 1,
	Six Months Ended				2007 to	2007 to
	June 30,		Years Ended December 31,		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
	(unaudited)	(unaudited)
	(in thousands)
Revenues:
Service and administrative fees	$16,817	$14,826	$31,829	$24,279	$10,686	$8,165
Wholesale brokerage commissions and fees	13,134	5,138	16,309	—	—	—
Ceding commissions	13,013	11,973	24,075	26,215	13,733	10,753
Net underwriting revenue	1,870	1,168	5,101	1,694	2,620	1,044
Net investment income	1,935	2,509	4,759	5,560	3,411	2,918
Net realized gains (losses)	49	—	54	(1,921)	(348)	516
Other income	126	303	971	178	28	353

Total net revenues	46,944	35,917	83,098	56,005	30,130	23,749

Expenses
Personnel costs	18,413	13,948	31,365	21,742	10,722	9,409
Other operating expenses	11,027	10,339	22,291	12,225	8,508	7,118
Depreciation and amortization	2,117	1,504	3,507	2,629	1,292	221
Interest expense	3,876	3,807	7,800	7,255	4,130	1,169

Total expenses	35,433	29,598	64,963	43,851	24,652	17,917

Income before income taxes and non-controlling interest	11,511	6,319	18,135	12,154	5,478	5,832
Income taxes	4,296	2,380	6,551	4,208	1,761	1,983

Income before non-controlling interest	7,215	3,939	11,584	7,946	3,717	3,849
Less: net income (loss) attributable to non-controlling interest	(31)	7	26	(82)	64	34

Net income	$7,246	$3,932	$11,558	$8,028	$3,653	$3,815

	Successor					Predecessor
					Period from	Period from
					June 20,	January 1,
	Six Months Ended				2007 to	2007 to
	June 30,		Years Ended December 31,		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
Revenues:
Service and administrative fees	35.8%	41.3%	38.3%	43.4%	35.5%	34.4%
Wholesale brokerage commissions and fees	28.0%	14.3%	19.6%	—	—	—
Ceding commissions	27.8%	33.3%	29.0%	46.8%	45.6%	45.3%
Net underwriting revenue	4.0%	3.2%	6.1%	3.0%	8.7%	4.4%
Net investment income	4.1%	7.0%	5.7%	9.9%	11.3%	12.3%
Net realized gains (losses)	—	—	0.1%	(3.4)%	(1.2)%	2.2%
Other income	0.3%	0.9%	1.2%	0.3%	0.1%	1.4%

Total net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100%
Expenses:
Personnel costs	39.2%	38.8%	37.8%	38.8%	35.6%	39.6%
Other operating expenses	23.5%	28.8%	26.8%	21.8%	28.2%	30.0%
Depreciation and amortization	4.5%	4.2%	4.2%	4.7%	4.3%	0.9%
Interest expense	8.3%	10.6%	9.4%	13.0%	13.7%	4.9%

Total expenses	75.5%	82.4%	78.2%	78.3%	81.8%	75.4%
Income before income taxes and non-controlling interest	24.5%	17.6%	21.8%	21.7%	18.2%	24.6%
Income taxes	9.1%	6.6%	7.9%	7.5%	5.8%	8.3%

Income before non-controlling interest	15.4%	11.0%	13.9%	14.2%	12.4%	16.3%
Less: net income (loss) attributable to non-controlling interest	—	—	—	(0.1)%	0.2%	0.1%

Net income	15.4%	11.0%	13.9%	14.3%	12.2%	16.2%

Six Months Ended June 30, 2010 to Six Months Ended June 30, 2009

Service and administrative fees increased $2.0 million, or 13.4%, to $16.8 million for the six months ended June 30, 2010 from $14.8 million for the six months ended June 30, 2009. The increase was due to our BPO segment which generated an additional $0.7 million in fees from its insurance company customers, as well as a $1.3 million increase in administrative fees from our Payment Protection segment, including $0.7 million from our recent acquisition of Continental Car Club in May 2010.

Wholesale brokerage commissions and fees increased $8.0 million, or 155.6%, to $13.1 million for the six months ended June 30, 2010 from $5.1 million for the six months ended June 30, 2009. This increase resulted from a full six month period of results for Bliss & Glennon in 2010 not reflected in 2009 due to the acquisition of the company on April 15, 2009. Wholesale brokerage commissions and fees for the six months ended June 30, 2010 included $11.9 million in standard commissions plus $1.2 million in profit commissions. Wholesale brokerage commissions and fees for the six months ended June 30, 2009 included $4.9 million in standard commissions plus $0.2 million in profit commissions.

Ceding commissions increased $1.0 million, or 8.7%, to $13.0 million for the six months ended June 30, 2010 from $12.0 million for the six months ended June 30, 2009. This increase was primarily due to growth in credit insurance premium production in 2010 in our Payment Protection segment.

Net underwriting revenue increased $0.7 million, or 60.1%, to $1.9 million for the six months ended June 30, 2010 from $1.2 million for the six months ended June 30, 2009. The increase reflected an increase in direct and assumed premium, a decrease in direct and assumed incurred claims and an increase in our commission expense. Direct and assumed earned premium increased $2.7 million resulting from an increase in net written premium due to an increase in new customers distributing our credit insurance products. Ceded earned premiums increased $1.7 million (1.8%) comparable to the increase in direct and assumed earned premium (1.8%). On average, we maintained a 63% overall cession rate of direct and assumed earned premium for the six months ended June 30, 2010 and 2009. Direct and assumed incurred claims decreased $1.7 million resulting primarily from a favorable loss development. Ceded incurred claims decreased $0.8 million (3.8%) comparable to a decrease in direct and assumed incurred claims (4.4%). On average, we maintained a 57% overall cession rate of direct and assumed incurred claims for the six months ended June 30, 2010 and 2009. The increase in our commission expense of $1.1 million reflected the growth in net written credit insurance premium and favorable loss development that increased our retrospective commission expense.

Net investment income decreased $0.6 million, or 22.9%, to $1.9 million for the six months ended June 30, 2010 from $2.5 million for the six months ended June 30, 2009. This decrease was due to lower prevailing interest rates on our cash and cash equivalent balances, which lowered the overall yield from 3.62% for the six months ended June 30, 2009 to 3.16% for the six months ended June 30, 2010.

Personnel costs increased $4.5 million, or 32.0%, to $18.4 million for the six months ended June 30, 2010 from $13.9 million for the six months ended June 30, 2009. This increase was attributable to the Bliss & Glennon acquisition, which added personnel costs of $4.5 million.

Other operating expenses increased $0.7 million, or 6.7%, to $11.0 million for the six months ended June 30, 2010 from $10.3 million for the six months ended June 30, 2009. This increase related in part to the BPO segment and resulted from $0.4 million in increased variable costs for processing and fulfillment of policies and $0.1 million in increased investigation fees related to our asset recovery services. Payment Protection accounted for the remainder and had an increase of $0.4 million due to deferred acquisition cost and $0.1 million due to the Continental Car Club acquisition offset by lower transaction and re-audit expenses.

Depreciation and amortization expenses increased $0.6 million, or 40.1%, to $2.1 million for the six months ended June 30, 2010 from $1.5 million for the six months ended June 30, 2009. The increase was primarily due to the amortization of other intangible assets aggregating $0.5 million relating to the acquisition of Bliss & Glennon and the depreciation and amortization on purchased equipment and developed software.

Interest expense increased $0.1 million, or 1.8%, to $3.9 million for the six months ended June 30, 2010 from $3.8 million for the six months ended June 30, 2009. This increase was attributable to the increased borrowings under our lines of credit due to the acquisition of Bliss & Glennon and Continental Car Club that added $0.1 million of interest expense.

Income tax expense was $4.3 million and $2.4 million for the six months ended June 30, 2010 and 2009, respectively. The effective tax rate was 37.3% and 37.7% for the six months ended June 30, 2010 and 2009, respectively. The effective tax rate increased due to the phase out of the tax deduction in our statutory life insurance companies and increased state income taxes from the Bliss & Glennon acquisition.

Net income increased $3.3 million, or 84.3%, to $7.2 million for the six months ended June 30, 2010 from $3.9 million for the six months ended June 30, 2009.

Year Ended December 31, 2009 to Year Ended December 31, 2008

Service and administrative fees increased $7.5 million, or 31.1%, to $31.8 million for the year ended December 31, 2009 from $24.3 million for the year ended December 31, 2008. The increase was due to organic growth in our BPO segment that generated an additional $9.6 million in service fee revenue offset, in part, by a $2.1 million decrease in service and administrative fees in our Payment Protection segment.

Wholesale brokerage commissions and fees were $16.3 million for the year ended December 31, 2009, and relate to Bliss & Glennon, which we acquired in April 2009. We did not have a Wholesale Brokerage segment prior to the acquisition of Bliss & Glennon. Wholesale brokerage commissions and fees in 2009 include standard commissions and fees of $16.0 million and profit commissions of $0.3 million.

Ceding commissions decreased $2.1 million, or 8.2%, to $24.1 million for the year ended December 31, 2009 from $26.2 million for the year ended December 31, 2008. This decrease primarily resulted from lower credit insurance premium production in 2009. In 2008, we assumed two blocks of credit insurance business that increased credit insurance premium during that period. No such transaction was completed in 2009.

Net underwriting revenue increased $3.4 million, or 201.1%, to $5.1 million for the year ended December 31, 2009 from $1.7 million for the year ended December 31, 2008. The increase reflected a decrease in our direct and assumed earned premium, an increase in direct and assumed incurred claims and a decrease in our commission expense. Direct and assumed earned premium decreased $15.3 million due to the run-off of two of our clients’ credit insurance programs ($22.4 million) offset primarily by growth in our other Payment Protection products. One of our clients migrated its program to a debt cancellation program, which is administered by us, and the other client cancelled its program. Ceded earned premiums decreased by $10.6 million (5.3%), which was comparable to the decrease in direct and assumed earned premium (4.9%). On average, we maintained a 64% overall cession rate of direct and assumed earned premium in 2009 and 2008. Direct and assumed incurred claims increased $4.3 million (5.7%) resulting primarily from the unfavorable loss development in the involuntary unemployment insurance programs ($5.7 million). Ceded incurred claims increased $1.5 million (3.5%). On average, we maintained a 61% overall cession rate of direct and assumed incurred claims in 2009 as compared to a 59% rate in 2008. The decrease in our commission expense of $10.8 million resulted from a decline in net written credit insurance premium and unfavorable loss development that decreased our retrospective commission expense by $7.7 million for the period.

Net investment income decreased $0.8 million, or 14.4%, to $4.8 million for the year ended December 31, 2009 from $5.6 million for the year ended December 31, 2008. The decrease resulted from lower prevailing interest rates on our cash and cash equivalents, which decreased our overall yield by 93 basis points from 4.12% for the year ended December 31, 2008, to 3.19% for the year ended December 31, 2009.

For the year ended December 31, 2009, our net realized gain was $0.1 million and included a realized loss of $0.8 million on a sale of a bond for a distressed company, which was offset by a $0.8 million gain on the sale of various fixed income and equity securities. Net realized losses as of December 31, 2008 reflected a $1.9 million write-down of an other-than-temporary impairment of a separate bond investment of $1.2 million and 15 equity securities of $0.7 million.

Other income increased $0.8 million to $1.0 million for the year ended December 31, 2009 from $0.2 million for the year ended December 31, 2008. The increase was driven by the reversal of a cancellation reserve that was no longer deemed to be applicable subsequent to our acquisition of Bliss & Glennon in April 2009 that resulted in the recognition of $0.5 million in revenues and miscellaneous income generated by our Payment Protection segment.

Personnel costs increased $9.7 million, or 44.3%, to $31.4 million for the year ended December 31, 2009, from $21.7 million for the year ended December 31, 2008. This increase is attributable to the growth in headcount associated with the acquisition of Bliss & Glennon, which produced an increase of $10.3 million, partially offset by an $0.8 million decrease in personnel costs in our other business segments.

Other operating expenses increased $10.1 million, or 82.3%, to $22.3 million for the year ended December 31, 2009, from $12.2 million for the year ended December 31, 2008. This increase resulted from the acquisition of Bliss & Glennon, which accounted for $2.9 million, increased costs associated with other acquisitions of $0.7 million, and increased variable expenses resulting from the growth in our BPO segment of $4.2 million.

Depreciation and amortization increased $0.9 million, or 33.4%, to $3.5 million for the year ended December 31, 2009, from $2.6 million for the year ended December 31, 2008. This increase resulted primarily from the amortization of other intangible assets of $1.0 million related to the acquisition of Bliss & Glennon.

Interest expense increased $0.5 million, or 7.5%, to $7.8 million for the year ended December 31, 2009, from $7.3 million for the year ended December 31, 2008. This increase was driven by $11.5 million of increased indebtedness incurred in connection with our acquisition of Bliss & Glennon, which was offset in part by lower interest rates on our indebtedness.

Income tax expense was $6.6 million and $4.2 million for the years ended December 31, 2009 and 2008, respectively. Our effective tax rate was 36% and 35% for the years ended December 31, 2009 and 2008, respectively. The increase in our effective tax rate was due to higher applicable state tax rates resulting from our acquisition of Bliss & Glennon, which conducts business in California, and the decrease in the federal small life deduction applicable to our statutory life insurance companies as a result of increased business by those insurance companies.

Net income increased $3.5 million, or 44.0%, to $11.6 million for the year ended December 31, 2009 from $8.0 million for the year ended December 31, 2008.

Year Ended December 31, 2008 to Year Ended December 31, 2007

Service and administrative fees increased $5.4 million, or 28.8%, to $24.3 million for the year ended December 31, 2008 from $18.9 million for the year ended December 31, 2007. The increase primarily resulted from growth in service and administrative fee revenue of $4.5 million in our BPO segment and $0.9 million in our Payment Protection segment.

Ceding commissions increased $1.7 million, or 7.1% to $26.2 million for the year ended December 31, 2008 from $24.5 million for the year ended December 31, 2007. This increase primarily resulted from growth in credit insurance premium production in 2008. In 2008, we assumed two blocks of credit insurance business that increased credit insurance premium during that period. No such transaction was completed in 2007.

Net underwriting revenue decreased $2.0 million, or 53.8%, to $1.7 million for the year ended December 31, 2008 from $3.7 million for the year ended December 31, 2007. The decrease reflected an increase in direct and assumed earned premium, a decrease in direct and assumed incurred claims and a decrease in our commission expense. Direct and assumed earned premium increased $24.8 million resulting from an increase in net written premium due to an increase in new customers distributing our credit insurance products and assumption of block of credit insurance business offset by the run-off of two of our clients’ credit insurance programs. One of our clients migrated its program to a debt cancellation program, which is administered by us, and the other client cancelled its program. Ceded earned premiums increased $45.2 million in 2009 to $202.8 million from $157.6 million in 2007. In 2008, we maintained a 64% overall cession rate of direct and assumed earned premium as compared to a 54% rate in 2007. The 2007 cession rate was impacted by two acquisitions and the associated earned premium that was not ceded to a reinsurer. Direct and assumed incurred claims decreased $15.1 million resulting primarily from the favorable loss development in the property lines. Ceded incurred claims decreased $3.4 million because we maintained a 61% overall cession rate in 2008 and a 54% overall cession rate in 2007. The decrease in our commission expense of $6.7 million reflected the decrease in net earned premium.

Net investment income decreased $0.7 million, or 12.2%, to $5.6 million for the year ended December 31, 2008 from $6.3 million for the year ended December 31, 2007. This decrease primarily resulted from lower prevailing interest rates on our cash and cash equivalents, which decreased our overall yield by 84 basis points from 4.96% for the year ended December 31, 2007 to 4.12% for the year ended December 31, 2008.

Personnel costs increased $1.6 million, or 8.0%, to $21.7 million for the year ended December 31, 2008 from $20.1 million for the year ended December 31, 2007. The increase was due to increased staffing to support growth in our BPO segment, which was offset in part by a reduction of $0.7 million of expenses in our Payment Protection segment, primarily as a result of a reduction in headcount.

Other operating expenses decreased $3.4 million, or 21.8%, to $12.2 million for the year ended December 31, 2008 from $15.6 million for the year ended December 31, 2007. These expenses were lower due to one-time costs experienced in 2007 related to the Summit Partners Transactions of $2.3 million, $2.4 million in expense reductions in 2008 associated with increased efficiencies realized in our Payment Protection operations, as well as the reduction of operating expenses after the consummation of the Summit Partners Transactions and $1.8 million of additional deferred acquisition costs in 2008 reflecting our investment in marketing efforts for our Payment Protection segment. These expense reductions were offset by $2.0 million in transaction expenses in 2008 for acquisitions that were not consummated.

Depreciation and amortization increased $1.1 million, or 73.8%, to $2.6 million for the year ended December 31, 2008 from $1.5 million for the year ended December 31, 2007. The increase resulted primarily from the full year recognition of other intangible assets amortization due to the Summit Partners Transactions. The full year amortization of intangible assets was $2.1 million in 2008, as compared to the half year total in 2007 of $1.0 million. The controlling interest of the company was purchased in the Summit Partners Transactions on June 20, 2007.

Interest expense increased $2.0 million, or 36.9%, to $7.3 million for the year ended December 31, 2008 from $5.3 million for the year ended December 31, 2007. The increase was primarily due to a higher average of principal outstanding, which was attributable to the Summit Partners Transactions.

Income tax expense was $4.2 million and $3.7 million for the years ended December 31, 2008 and 2007, respectively. The effective tax rate was 35% and 33% for the years ended December 31, 2008 and 2007, respectively. The increase in tax rate was due to the reduction in the available federal small life deduction as a result of increased business in our statutory life insurance companies.

Net income increased $0.6 million, or 7.5%, to $8.0 million for the year ended December 31, 2008 from $7.5 million for the year ended December 31, 2007.

Segment Results

We conduct our business through three business segments: (i) Payment Protection; (ii) BPO; and (iii) Wholesale Brokerage. We do not allocate certain revenues and costs to our segments. These items primarily consist of corporate-related income, transaction related costs, executive stock compensation and other overhead expenses, which are reflected as “Corporate” in the following table. We measure the profitability of our business segments without allocation of Corporate income and expenses and without taking into account amortization, depreciation, interest expense and income taxes. We refer to these performance measures as segment EBITDA (earnings before interest, taxes, depreciation and amortization) and segment EBITDA margin (segment EBITDA divided by segment net revenues). The variability of our segment EBITDA and segment EBITDA margin is significantly affected by our segment net revenues because a large portion of our operating expenses are fixed. For additional information regarding segment revenues and operating expenses, refer to Note 18 to the Consolidated Financial Statements included elsewhere in this prospectus.

The following table reconciles segment information to our consolidated statements of income and provides a summary of other key financial information for each of our segments on an unaudited basis:

	Successor					Predecessor
					Period from	Period from
					June 20,	January 1,
	Six Months Ended				2007 to	2007 to
	June 30,		Years Ended December 31,		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
	(in thousands)
Payment Protection:
Net revenues	$22,115	$20,108	$42,806	$44,052	$25,366	$19,442
Operating expenses	11,285	12,780	23,814	24,676	14,443	12,287

EBITDA	10,830	7,328	18,992	19,376	10,923	7,155
EBITDA margin	49.0%	36.4%	44.4%	44.0%	43.1%	36.8%
Depreciation and amortization	1,055	953	1,815	2,164	994	170
Interest	3,365	3,359	6,709	6,252	3,577	979

Income before income taxes and non-controlling interest	6,410	3,016	10,468	10,960	6,352	6,006

BPO:
Net revenues	11,282	10,638	23,521	13,904	5,112	4,307
Operating expenses	7,511	6,110	13,753	7,136	2,128	2,496

EBITDA	3,771	4,528	9,768	6,768	2,984	1,811
EBITDA margin	33.4%	42.6%	41.5%	48.7%	58.4%	42.0%
Depreciation and amortization	265	220	566	465	298	51
Interest	198	214	428	1,003	553	190

Income before income taxes and non-controlling interest	3,308	4,094	8,774	5,300	2,133	1,570

Wholesale Brokerage:
Net revenues	13,547	5,171	16,820	—	—	—
Operating expenses	9,802	3,563	12,890	—	—	—

EBITDA	3,745	1,608	3,930	—	—	—
EBITDA margin	27.6%	31.1%	23.4%	—	—	—
Depreciation and amortization	797	331	1,126	—	—	—
Interest	313	234	663	—	—	—

	Successor					Predecessor
					Period from	Period from
					June 20,	January 1,
	Six Months Ended				2007 to	2007 to
	June 30,		Years Ended December 31,		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
	(in thousands)
Income before income taxes and non-controlling interest	2,635	1,043	2,141	—	—	—

Corporate:
Net revenues	—	—	(49)	(1,951)	(348)	—
Operating expenses	842	1,834	3,199	2,155	2,659	1,744

EBITDA	(842)	(1,834)	(3,248)	(4,106)	(3,007)	(1,744)
Depreciation and amortization	—	—	—	—	—	—
Interest	—	—	—	—	—	—

Income before income taxes and non-controlling interest	(842)	(1,834)	(3,248)	(4,106)	(3,007)	(1,744)

Total income before taxes and non-controlling interest	11,511	6,319	18,135	12,154	5,478	5,832
Income taxes	(4,296)	(2,380)	(6,551)	(4,208)	(1,761)	(1,983)
Less: non-controlling interest	(31)	7	26	(82)	64	34

Net income	$7,246	$3,932	$11,558	$8,028	$3,653	$3,815

Six Months Ended June 30, 2010 to Six Months Ended June 30, 2009

Payment Protection.  Net revenues increased $2.0 million, or 10.0%, to $22.1 million for the six months ended June 30, 2010 from $20.1 million for the six months ended June 30, 2009. The increase in net underwriting revenue resulted from favorable claims experience for products sold through our consumer finance clients.

Operating expenses decreased $1.5 million, or 11.7%, to $11.3 million for the six months ended June 30, 2010 from $12.8 million for the six months ended June 30, 2009. The year over year decrease in operating expenses was the result of a $1.0 million increase in deferred acquisition cost expenses to reflect an adjustment of the deferred acquisition costs to correspond with the timing of the corresponding revenue. In addition, our Payment Protection segment decreased its operating expenses year over year by $0.5 million as a result of reduced personnel costs resulting from personnel reductions undertaken in 2009.

EBITDA increased $3.5 million, or 47.8%, to $10.8 million for the six months ended June 30, 2010 from $7.3 million for the six months ended June 30, 2009. As a result, EBITDA margin for our Payment Protection segment was 49.0% for the six months ended June 30, 2010 compared to 36.4% for the six months ended June 30, 2009.

BPO.  Net revenues increased $0.7 million, or 6.1%, to $11.3 million for the six months ended June 30, 2010 from $10.6 million for the six months ended June 30, 2009. The increase was driven by increased service and administrative fees for our insurance company clients, partially offset by a reduction in administrative fees on debt cancellation programs of credit card companies.

Segment operating expenses increased $1.4 million, or 22.9%, to $7.5 million for the six months ended June 30, 2010 from $6.1 million for the six months ended June 30, 2009. This increase primarily resulted from $0.4 million in increased variable costs for processing and fulfillment of policies and $0.1 million in investigation fees for our asset recovery business. The increase also reflected a $0.8 million investment in our information technology, sales and administrative infrastructure to handle anticipated growth in this segment.

EBITDA decreased $0.7 million, or 16.7%, to $3.8 million for the six months ended June 30, 2010 from $4.5 million for the six months ended June 30, 2009. As a result, EBITDA margin for our BPO segment was 33.4% for the six months ended June 30, 2010 compared to 42.6% for the six months ended June 30, 2009.

Wholesale Brokerage. We acquired our Wholesale Brokerage segment in April 2009, and therefore, period to period comparisons are not meaningful.

Net revenues of $13.5 million for the six months ended June 30, 2010 were comprised of $11.9 million in standard commissions plus $1.2 million in profit commissions. Wholesale brokerage commissions and fees for the six months ended June 30, 2009 of $5.2 million included $4.9 million in standard commissions plus $0.2 million in profit commissions.

Operating expenses for the six months ended June 30, 2010 were $9.8 million. The majority of our expenses in this segment are personnel costs, which totaled $7.4 million, or 75.7% of total operating expenses. Operating expenses for the six months ended June 30, 2009 were $3.6 million. The majority of our expenses were for personnel costs, amounting to $2.9 million, or 81.0% of total operating expenses.

EBITDA for the six months ended June 30, 2010 and 2009 was $3.7 million and $1.6 million, respectively. As a result, EBITDA margin for our Wholesale Brokerage segment was 27.6% and 31.1% for the six months ended June 30, 2010 and 2009, respectively.

Corporate. We did not attribute any net revenues to Corporate during these periods.

Operating expenses attributed to Corporate were $0.8 million and $1.8 million for the six months ended June 30, 2010 and 2009, respectively. Segment operating expenses for the six months ended June 30, 2010 were attributable to a combination of acquisition and re-audit professional fees and travel costs. Segment operating expenses for the six months ended June 30, 2009 were primarily attributable to acquisition-related professional fees and travel costs.

Year Ended December 31, 2009 to Year Ended December 31, 2008

Payment Protection.  Net revenues decreased $1.3 million, or 2.8%, to $42.8 million for the year ended December 31, 2009 from $44.1 million for the year ended December 31, 2008. The decrease was primarily the result of lower administrative fees of $1.7 million, ceding commissions of $2.1 million and investment income decline of $0.8 million, respectively, offset by improved net underwriting revenue of $3.4 million. The administrative fee decline was due to adverse market conditions in the consumer lending environment. The ceding commissions decline was due, in part, to lower credit insurance premium production in 2009. In 2008, we assumed two blocks of credit business that increased credit insurance premium during that period. No such transaction was completed in 2009. The investment income decline was due to lower yields on our investment portfolio. The improvement in net underwriting revenue was primarily due to reduced commissions resulting from a change in product mix sold by our clients.

Operating expenses decreased $0.9 million, or 3.5%, to $23.8 million for the year ended December 31, 2009 from $24.7 million for the year ended December 31, 2008. The decrease primarily resulted from a $2.8 million reduction in personnel costs and other operating expenses due to cost cutting initiatives and a $0.3 million tax savings related to the re-domestication to Delaware of one of our P&C insurance companies. The savings was offset by an increase in the amortization of deferred acquisition costs of $1.6 million which was caused by an increase in marketing and sales expenses in prior periods.

EBITDA decreased $0.4 million, or 2.0%, to $19.0 million for the year ended December 31, 2009 from $19.4 million for the year ended December 31, 2008.

BPO.  Net revenues increased $9.6 million, or 69.2%, to $23.5 million for the year ended December 31, 2009 from $13.9 million for the year ended December 31, 2008. The increase was due to incremental growth in our administrative services for insurance companies of $6.3 million and administrative fees for asset recovery services of $3.3 million.

Segment operating expenses increased $6.7 million, or 92.7%, to $13.8 million for the year ended December 31, 2009 from $7.1 million for the year ended December 31, 2008. The key factors driving this result were increased call center expenses of $1.8 million for claims and marketing initiatives, a $2.2 million increase in salaries and benefits related to the addition of employees to support the growth of our BPO segment and a $1.6 million increase in investigation fees for our asset recovery business.

EBITDA increased $3.0 million, or 44.3%, to $9.8 million for the year ended December 31, 2009 from $6.8 million for the year ended December 31, 2008.

Wholesale Brokerage.  We acquired our Wholesale Brokerage segment in April 2009 and, as a result, period-to-period comparisons are not meaningful.

Net revenues were $16.8 million for the year ended December 31, 2009 and were comprised of $16.0 million of standard commission and $0.3 million of profit commission revenue. In addition, we recorded a reserve reversal of $0.5 million in 2009 for cancelled policy commission reserves that were deemed excessive.

Operating expenses were $12.9 million for the year ended December 31, 2009. The majority of our operating expenses in our Wholesale Brokerage segment are personnel costs, which totaled $10.3 million or 80% of total operating expenses.

Corporate.  Net revenues were less than $(0.1) million and $(1.9) million for the years ended December 31, 2009 and 2008, respectively. The 2009 net revenues loss was due to the sale of a distressed bond investment resulting in a $0.8 million realized loss, offset by $0.8 million of gains from the sale of fixed maturity securities. The 2008 net revenues loss was due to the write-down of $1.2 million of a separate bond investment and 15 equity securities of $0.7 million that were classified as an other-than-temporarily impaired securities. In both years, these amounts were not allocated to our individual business segments.

Operating expenses attributable to Corporate were $3.2 million and $2.2 million for the years ended December 31, 2009 and 2008, respectively. The 2009 expenses were primarily for the acquisition of Bliss & Glennon in April 2009, other miscellaneous acquisitions costs and executive stock compensation expense not allocated back to business segments. The 2008 expenses were for acquisition related professional fees for non-consummated acquisitions and executive stock compensation expense not allocated back to individual business segments.

Year Ended December 31, 2008 to Year Ended December 31, 2007

Payment Protection net revenues decreased $0.7 million, or 1.7%, to $44.1 million for the year ended December 31, 2008 from $44.8 million for the year ended December 31, 2007. The decrease was primarily the result of a $0.8 million decrease in investment income and a $2.0 million decrease in underwriting revenues, offset by a $1.7 million increase in ceding commissions and $0.3 million growth in administrative fees. The ceding commissions increase was due to growth in credit insurance premium. This growth was the result of the assumption of two blocks of credit insurance business in 2008. The decrease in investment income was due to lower yields on our investment portfolio. The decrease is underwriting revenue resulted from a reduction in earned premium of $20.4 million, offset by lower incurred losses of $11.7 million and decreased ceding commissions of $6.7 million.

Segment operating expenses decreased $2.0 million, or 7.7%, to $24.7 million for the year ended December 31, 2008 from $26.7 million for the year ended December 31, 2007. This decrease reflected a $0.3 million reduction of compensation expenses and a $1.8 million decrease in deferred acquisition costs caused by an initial deferral of marketing and sales expenses.

EBITDA increased $1.3 million, or 7.2%, to $19.4 million for the year ended December 31, 2008 from $18.1 million for the year ended December 31, 2007.

BPO.  Net revenues increased $4.5 million, or 47.6%, to $13.9 million for the year ended December 31, 2008 from $9.4 million for the year ended December 31, 2007. The increase was primarily the result of increased services provided to our largest customer and expansion of our debt cancellation programs to our credit card company customers.

Segment operating expenses increased $2.5 million, or 54.3%, to $7.1 million for the year ended December 31, 2008 from $4.6 million for the year ended December 31, 2007. This increase resulted predominantly from salaries and benefits related to additional headcount of $0.9 million and $1.3 million of increased variable costs to support growth in our BPO segment.

EBITDA increased $2.0 million, or 41.1%, to $6.8 million for the year ended December 31, 2008 from $4.8 million for the year ended December 31, 2007.

Corporate.  Net revenues were $(1.9) million for the year ended December 31, 2008 and $(0.3) million for the year ended December 31, 2007. The 2008 net revenues loss was due to the write-down of a bond investment of $1.2 million and 15 equity securities of $0.7 million that were classified as an other-than-temporarily impaired security. This amount was not allocated to the individual reporting segments. The 2007 net revenue loss was due to the write-down of 14 equity securities that were classified as other-than-temporarily impaired securities.

Segment operating expenses were $2.2 million and $4.4 million for the years ended December 31, 2008 and 2007, respectively. The 2008 expenses were for acquisition related costs of non-consummated company acquisitions and executive stock compensation expense not allocated back to business segments. The 2007 expenses were primarily for professional fees for the Summit Partners Transactions in the amount of $2.3 million and $2.4 million in reduced other operating expenses.

Critical Accounting Policies

The preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principals (GAAP) requires management to make estimates that affect the reported amounts of our assets, liabilities, revenues and expenses. Significant accounting policies employed by us, including the use of estimates, are presented in the Notes to Consolidated Financial Statements contained elsewhere in this prospectus. We periodically evaluate our estimates, which are based on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments, as a result of the need to make estimates about the effect of matters that are inherently uncertain. If actual performance should differ from historical experience or if the underlying assumptions were to change, our financial condition and results of operations may be materially impacted. In addition, some accounting policies require significant judgment to apply complex principles of accounting to certain transactions, such as acquisitions, in determining the most appropriate accounting treatment. We believe that the significant accounting estimates and policies described below are material to our financial reporting and are subject to a degree of subjectivity and/or complexity.

Investments

We regularly monitor our investment portfolio to ensure investments that may be other-than-temporarily impaired are identified in a timely fashion, properly valued, and charged against earnings in the proper period. The determination that a security has incurred an other-than-temporary decline in value requires the judgment of management. We evaluate our investment portfolio on a regular basis to identify securities that may be other-than-temporarily impaired. When such impairments occur, the decrease in fair value is reported in net income as a realized investment loss and a new cost basis is established. The analysis takes into account relevant factors, both quantitative and qualitative in nature. Among the factors considered are the following:

•	the length of time and the extent to which fair value has been less than cost;

•	issuer-specific considerations, including an issuer’s short-term prospects and financial condition, recent news that may have an adverse impact on its results, and an event of missed or late payment or default;

•	the occurrence of a significant economic event that may affect the industry in which an issuer participates; and

•	for loan-backed and structured securities, the undiscounted estimated future cash flows as compared to the current book value.

With respect to securities where the decline in fair value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. If we do not expect for a security’s decline in fair value to be fully recovered prior to the expected time of sale, we would record an other-than-temporary impairment in the period in which the decision to sell is made.

There are inherent risks and uncertainties involved in making these judgments. Changes in circumstances and critical assumptions such as a continued weak economy, a more pronounced economic downturn or unforeseen events which affect one or more companies, industry sectors or countries could result in additional impairments in future periods for other-than-temporary declines in value. See also Note 3 to the Consolidated Financial Statements included elsewhere in this prospectus and “Risk Factors — Risks Related to Our Payment Protection Business — Our investment portfolio is subject to several risks that may diminish the value of our invested assets and affect our business and profitability” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Invested Assets” contained elsewhere in this prospectus.

Reinsurance

Reinsurance receivables include amounts related to paid benefits and estimated amounts related to unpaid policy and contract claims, future policyholder benefits and policyholder contract deposits. The cost of reinsurance is accounted for over the terms of the underlying reinsured policies using assumptions consistent with those used to account for the policies. Amounts recoverable from reinsurers are estimated in a manner consistent with claim and claim adjustment expense reserves or future policy benefits reserves and are reported in our consolidated balance sheets.

In the ordinary course of business, we are involved in both the assumption and cession of reinsurance with non-affiliated companies, including reinsurance companies owned by our clients. The following table provides details of the reinsurance receivables balance as of December 31, 2009, 2008 and 2007.

	Years Ended December 31,
	2009	2008	2007
	(in thousands)

Ceded unearned premiums:
Life	$60,281	$82,358	$92,157
Accident and health	29,844	32,980	25,155
Property	57,379	53,160	45,687

Total ceded unearned premiums	147,504	168,498	162,999

Ceded claim reserves:
Life	1,929	2,089	2,050
Accident and health	9,981	8,616	7,767
Property	10,608	12,697	11,528

Total ceded claim reserves recoverable	22,518	23,402	21,345
Other reinsurance settlements recoverable	3,776	7,123	3,634

Reinsurance receivables	$173,798	$199,023	$187,978

We utilize reinsurance for loss protection and capital management. See “Risk Factors — Risks Related to Our Payment Protection Business — Reinsurance may not be available or adequate to protect us against losses, and we are subject to credit risk of reinsurers.”

Deferred Policy Acquisition Costs

The costs of acquiring new business and retaining existing business, principally commissions, premium taxes and certain underwriting and marketing costs that vary with and are primarily related to the processing of new business, have been deferred and are amortized as the related premium is earned. Amortization of deferred policy acquisition costs for the six months ended June 30, 2010, the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period totaled $29.8 million, $57.7 million, $60.6 million, $28.2 million and $15.0 million, respectively. We consider investment income in determining whether deferred acquisition costs are recoverable at year-end. No write-offs for unrecoverable deferred acquisition costs were recognized during the six months ended June 30, 2010 or the years ended December 31, 2009 and 2008 or during the 2007 successor period and the 2007 predecessor period.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to earnings when incurred. We recognize depreciation expense using the straight-line method over the estimated useful lives of the respective assets with three years for computers and five years for furniture and fixtures, equipment and software. Leasehold improvements and capitalized leases are depreciated over the remaining life of the lease.

We capitalize internally developed software costs on a project-by-project basis in accordance with Accounting Standards Codification (“ASC”) 350-40, Intangibles — Goodwill and Other: Internal-Use Software. All costs to establish the technological feasibility of computer software development is expensed to operations when incurred. Internally developed software development costs are carried at the lower of unamortized cost or net realizable value and are amortized based on the current and estimated useful life of the software. Amortization over the estimated useful life of five years begins when the software is ready for its intended use.

Goodwill and Other Intangible Assets

Goodwill resulting from the Summit Partners Transactions and from acquisitions of other businesses is carried as an asset on the balance sheet and is not amortized, but is evaluated at least once a year to determine whether impairment exists. Management assessed goodwill as of December 31, 2009 and 2008 and determined that no impairment existed as of those dates. During the third quarter of 2008, the amount of goodwill recognized as part of the Summit Partners Transactions was determined to be $31.7 million as part of the remeasurement period. During 2008, we recognized approximately $0.6 million of goodwill related to our acquisition of Darby & Associates, Inc. and approximately $1.3 million related to our acquisition of CIRG. As part of the purchase of Bliss & Glennon in April 2009, we recognized $29.9 million of goodwill and $8.7 million of other intangible assets. As part of the purchase of South Bay Acceptance Corporation in February 2010, we recognized $0.5 million of goodwill. In addition, we recognized $11.5 million of goodwill and $0.05 million of other intangible assets for the purchase of Continental Car Club in May 2010. We recorded amortization expense of $1.6 million, $2.7 million, $2.1 million and $1.0 million during the six months ended June 30, 2010, the years ended December 31, 2009 and 2008 and the 2007 successor period, respectively, related to other intangible assets.

Goodwill and other intangible assets represented $104.0 million, $93.6 million and $57.7 million of our total assets as of June 30, 2010 and December 31, 2009 and 2008, respectively. We review our goodwill annually in the fourth quarter for impairment or more frequently if indicators of impairment exist. We regularly assess whether any indicators of impairment exist. Such indicators include, but are not limited to, a sustained significant decline in our market value or a significant decline in our expected future cash flows due to changes in company-specific factors or the broader business climate. The evaluation of such factors requires considerable judgment by management. Any adverse change in these factors could have a significant impact on the recoverability of goodwill and could have a material impact on our consolidated financial statements.

When required, we test goodwill for impairment at the reporting unit level. Following the goodwill guidance, which is included within ASC Topic 350, Intangibles — Goodwill and Other, we have concluded that our reporting units for goodwill testing are equivalent to our reported business segments, excluding the corporate segment.

The following table illustrates the amount of goodwill assigned to each business segment as of December 31, 2009:

Goodwill Assigned
by Segment
(in thousands)

Payment Protection:
Summit Partners Transactions	$22,763
Darby & Associates	642

Total Payment Protection	23,405

BPO:
Summit Partners Transactions	8,902
CIRG	1,337

Total BPO	10,239

Wholesale Brokerage:
Bliss & Glennon	29,917

Total Wholesale Brokerage	29,917

Total Goodwill	$63,561

Unpaid Claims

Unpaid claims are reserve estimates that are established in accordance with GAAP using generally accepted actuarial methods. Credit life, credit disability and accidental death and dismemberment (“AD&D”) unpaid claims reserves include claims in the course of settlement and incurred but not reported (“IBNR”). For all other product lines, unpaid claims reserves are bulk reserves and are entirely IBNR. We use a number of algorithms in establishing our unpaid claims reserves. These algorithms are used to calculate unpaid claims as a function of paid losses, earned premium, target loss ratios, in force amounts, unearned premium reserves, industry recognized morbidity tables or a combination of these factors. The factors used to develop the IBNR vary by product line. However, in general terms, the factor used to develop IBNR for credit life insurance is a function of the amount of life insurance in force. The factor can vary from $0.60 to $1.00 per $1,000 of in force coverage. The factor used to develop IBNR for credit disability is a function of the pro-rata unearned premium reserve and is typically 5% of unearned premium reserve. Finally, IBNR for AD&D policies is a function of in force coverage and is currently $0.11 per $1,000 of in force coverage.

In accordance with applicable statutory insurance company regulations, our unpaid claims reserves are evaluated by appointed actuaries. The appointed actuaries perform this function in compliance with the Standards of Practice and Codes of Conduct of the American Academy of Actuaries. The appointed actuaries perform their actuarial analyses each year and prepare opinions, statements and reports documenting their determinations.

The appointed actuaries conduct their actuarial analysis on a basis gross of reinsurance. The same estimates used as a basis in calculating the gross unpaid claims reserves are then used as the basis for calculating the net unpaid claims reserves, which take into account the impact of reinsurance.

Anticipated future loss development patterns form a key assumption underlying these analyses. Our claims are generally reported and settled quickly resulting in a consistent historical loss development pattern. From the anticipated loss development patterns, a variety of actuarial loss projection techniques are employed, such as chain ladder method, the Bornhuetter-Ferguson method and expected loss ratio method.

Our unpaid claims reserves do not represent an exact calculation of exposure, but instead represent our best estimates, generally involving actuarial projections at a given time. The process used in determining our unpaid claims reserves cannot be exact since actual claim costs are dependent upon a number of complex factors such as changes in doctrines of legal liabilities and damage awards. These factors are not directly quantifiable, particularly on a prospective basis. We periodically review and update our methods of making such unpaid claims reserve estimates and establishing the related liabilities based on our actual experience. We have not made any changes to our methodologies for determining unpaid claims reserves in the periods presented.

For further information about our reserving methodology, see Note 17 to our consolidated financial statements included elsewhere in this prospectus.

The following table provides unpaid claims reserve information by Payment Protection product line as of June 30, 2010 and December 31, 2009 and 2008:

	As of June 30, 2010			As of December 31, 2009			As of December 31, 2008
	In Course		Total	In Course		Total	In Course		Total
	of		Claim	of		Claim	of		Claim
Product Type	Settlement(1)	IBNR(2)	Reserve	Settlement(1)	IBNR(2)	Reserve	Settlement(1)	IBNR(2)	Reserve
	(in thousands)

Property	$—	$1,679	$1,679	$—	$2,090	$2,090	$—	$1,985	$1,985
Surety	—	554	554	—	740	740	—	693	693
General liability(3)	—	2,093	2,093	—	2,773	2,773	—	2,679	2,679
Credit life	803	1,740	2,543	1,029	2,170	3,199	1,101	1,907	3,008
Credit disability	117	3,890	4,007	135	4,175	4,310	155	4,093	4,248
AD&D	82	436	518	59	430	489	60	273	333
Other	—	312	312	—	32	32	—	16	16

Total	$1,002	$10,704	$11,706	$1,223	$12,410	$13,633	$1,316	$11,646	$12,962

(1)	“In Course of Settlement” represents amounts reserved to pay claims known but are not yet paid.

(2)	IBNR reserves represent amounts reserved to pay claims where the insured event has occurred and has not yet been reported. IBNR reserves for credit disability also include the net present value of future claims payment of $1,093, $1,159 and $1,201 as of June 30, 2010, December 31, 2009 and December 31, 2008, respectively.

(3)	General liability primarily represents amounts reserved to pay claims on contractual liability policies behind debt cancellation products.

Prior years’ incurred claims decreased $0.6 million during 2009 due to the favorable development in payment patterns for the credit property lines of business in 2009. The $2.3 million decrease in 2008 primarily resulted from a single bank customer that assumed the exposure on their block of business during that period.

Most of our credit insurance business is written on a retrospective commission basis, which permits management to adjust commissions based on claims experience. Thus, any adjustment to prior years’ incurred claims in this line of business is partially offset by a change in retrospective commissions, which is included in net underwriting revenue in our results of operations.

While management has used its best judgment in establishing the estimate of required unpaid claims, different assumptions and variables could lead to significantly different unpaid claims estimates. Two key measures of loss activity are loss frequency, which is a measure of the number of claims per unit of insured exposure, and loss severity, which is based on the average size of claims. Factors affecting loss frequency and loss severity include changes in claims reporting patterns, claims settlement patterns, judicial decisions, legislation, economic conditions, morbidity patterns and the attitudes of claimants towards settlements. The adequacy of our unpaid claims reserves will be impacted by future trends that impact these factors.

While our cost of claims has not varied significantly from our reserves in prior periods, if the actual level of loss frequency and severity are higher or lower than expected, our paid claims will be different than management’s estimate. We believe that, based on our actuarial analysis, an aggregate change that is greater than ± 10% (or 5% for each of loss frequency and severity) is not probable. The effect of higher and lower levels of loss frequency and severity levels on our ultimate cost for claims occurring in 2009 would be as follows (dollars in thousands):

Sensitivity Change in Both Loss
Frequency and Severity For All	Claims	Change in
Payment Protection Products	Cost	Claims Cost

5% higher	$15,035	$1,398
3% higher	14,468	830
1% higher	13,911	274
Base scenario	13,633	0
1% lower	13,363	(274)
3% lower	12,807	(830)
5% lower	12,239	(1,398)

Adjustments to our unpaid claims reserves, both positive and negative, are reflected in our statement of income for the period in which such estimates are updated. Because the establishment of our unpaid claims reserves is an inherently uncertain process involving estimates of future losses, there can be no certainty that ultimate losses will not exceed existing claims reserves. Future loss development could require our reserves to be increased, which could have a material adverse effect on our earnings in the periods in which such increases are made.

Unearned Premiums

Premiums written are earned over the period that coverage is provided. Unearned premiums represent the portion of premiums that will be earned in the future and are generally calculated using the pro rata method. A premium deficiency reserve is recorded if anticipated losses, loss adjustment expenses and maintenance costs exceed the recorded unearned premium reserve and anticipated investment income. As of December 31, 2009, 2008 and 2007, no reserve was recorded.

Income Taxes

We file a consolidated federal income tax return with all majority owned subsidiaries except for Triangle Life Insurance Company which files a separate federal income tax return. We have a tax sharing agreement with our subsidiaries where each company is apportioned the amount of tax equal to that which would be reported on a separate company basis. Income taxes are recorded in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Deferred income taxes are recorded for temporary differences between the financial reporting and income tax bases of assets and liabilities, based on enacted tax laws and statutory tax rates applicable to the periods in which we expect the temporary differences to reverse. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized. The detailed components of our deferred tax assets and liabilities are included in Note 12 to the Consolidated Financial Statements.

ASC Topic 740 states that a deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. In determining whether our deferred tax asset is realizable, we considered all available evidence, including both positive and negative evidence. The realization of deferred tax assets depends upon the existence of sufficient taxable income of the same character during the carry-back or carry-forward period. We considered all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years and tax-planning strategies.

We believe it is more likely than not that our deferred tax assets will be realized in the foreseeable future. Accordingly, a valuation allowance has not been established.

Contingencies

We follow the requirements of the contingencies guidance, which is included within ASC Topic 450, Contingencies. This requires management to evaluate each contingent matter separately. A loss is reported if reasonably estimable and probable. We establish reserves for these contingencies at the best estimate, or, if no one estimated number within the range of possible losses is more probable than any other, we report an estimated reserve at the midpoint of the estimated range. Contingencies affecting us include litigation matters which are inherently difficult to evaluate and are subject to significant changes.

Service and Administrative Fees

We earn service and administrative fees for a variety of activities. This includes providing administrative services for other insurance companies, debt cancellation programs, collateral tracking and asset recovery services.

The Payment Protection administrative service revenue is recognized consistent with the earnings recognition pattern of the underlying insurance policy or debt cancellation contract being administered. For example, if the credit instrument is 36 months in duration, the credit insurance policy or debt cancellation contract is also 36 months. Because we provide administrative services over the life of the policy or debt cancellation contract, we recognize service and administrative fees over the life of the insurance policy or debt cancellation contract. Accordingly, if there is a pre-term cancellation, no funds would be due to our customer. As a result, we have had no changes in earnings patterns, resulting in no prior period adjustments to net revenues or net income.

The BPO service fee revenue is recognized as the services are performed. These services include fulfillment, BPO software development and claims handling for our customers. Collateral tracking fee income is recognized when the service is performed and billed. Asset recovery service revenue is recognized upon the location of a recovered unit. Management reviews the financial results under each significant BPO contract on a monthly basis. Any losses that may occur due to a specific contract would be recognized in the period in which the loss occurs. For the periods presented, we have not incurred a loss with respect to a specific significant BPO contract.

Wholesale Brokerage Commissions and Fees

We earn wholesale brokerage commission and fee income by providing wholesale brokerage services to retail insurance brokers and agents and insurance companies. Wholesale brokerage commission income is primarily recognized when the underlying insurance policies are issued. A portion of the wholesale brokerage commission income is derived from profit agreements with insurance carriers. These commissions are received from carriers based upon the underlying underwriting profitability of the business that we place with those carriers. Profit commission income is generally recognized as revenue on the receipt of cash based on the terms of the respective carrier contracts. In certain instances, profit commission income may be recognized in advance of cash receipt where the profit commission income due to be received has been calculated or has been confirmed by the insurance carrier. We had profit commissions of $1.2 million, $1.2 million and $1.3 million for the six months ended June 30, 2010 and 2009 and the year ended December 31, 2009, respectively.

Ceding Commissions

Ceding commissions earned under coinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred.

Experience adjustments are based on the claim experience of the related policy. The adjustment is calculated by adding the earned premium and investment income from the assets held in trust for our benefit less earned commissions, incurred claims and the reinsurer’s fee for the coverage.

Our experience adjustments, exclusive of investment income, were (in thousands):

	Successor
						Predecessor
					Period of	Period of
					June 20,	January 1,
					2007	2007
	Six Months Ended				to	to
	June 30,		Years Ended		December 31,	June 19,
	2010	2009	2009	2008	2007	2007
Experience adjustments	$2,450	$2,441	$4,775	$6,280	$2,944	$2,159

Net Underwriting Revenue

Net underwriting revenue consists of revenue generated from the direct sale of Payment Protection insurance policies by our distributors or premiums written for Payment Protection insurance policies by another carrier and assumed by us. Whether direct or assumed, the premium is earned over the life of the respective policy. Premiums earned are offset by earned premiums ceded to our reinsurers, including PORCs. The amount ceded is proportional to the amount of risk assumed by the reinsurer. Further offsetting this net earned premium revenue is our proportional share of the costs of settling claims and our proportional share of the commission costs paid to the producing distributors, including retrospective commission payments.

The proportional costs of settling claims is referred to as net incurred claims. Net incurred claims include actual claims paid and the change in unpaid claim reserves.

The proportional commission costs include the commissions paid to the distributors for selling the policy. The commission costs also include retrospective commission adjustments. These retrospective commission adjustments are payments made or adjustments to future commission expense based on claims experience. Under these retrospective commission arrangements, the commissions paid are adjusted based on actual losses incurred compared to premium earned after a specified net allowance retained by us.

Net Investment Income

Net investment income consists of investment income from our invested assets portfolio. We recognize investment income from interest payments and dividends less portfolio management expenses. Our investment portfolio is primarily invested in fixed maturity securities. Investment income can be significantly impacted by changes in interest rates. Interest rate volatility can increase or reduce unrealized gains or unrealized losses in our portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Fluctuations in interest rates affect our returns on, and the market value of, fixed maturity and short-term investments.

The fair market value of the fixed maturity securities in our portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates. We also have investments that carry prepayment risk, such as mortgage-backed and asset-backed securities. Actual net investment income and/or cash flows from investments that carry prepayment risk may differ from estimates at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Therefore, we may be required to reinvest those funds in lower interest-bearing investments.

Stock-Based Compensation

ASC 718 — Compensation — Stock Compensation, addresses accounting for share-based awards, including stock options, with compensation expense measured using fair value and recorded over the requisite service or performance period of the awards.

We have outstanding options under our Key Employee Stock Option Plan (1995) and 2005 Equity Incentive Plan. In addition, we have outstanding options that were granted outside of those plans.

The Key Employee Stock Option Plan (1995), which was effective January 26, 1995, permits awards of incentive stock options and nonqualified stock options. We were permitted to issue up to 210,000 shares under this plan. Each option granted under this plan has a maximum contractual term of 10 years. The 1995 plan (but not the outstanding options granted under the plan) terminated on January 25, 2005. As of December 31, 2009, there were 52,200 options outstanding under the 1995 plan.

The 2005 Equity Incentive Plan was established on October 18, 2005 and permits awards of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock and (v) Restricted Stock Units. We were permitted to issue up to 250,000 shares under this plan. Each option granted under this plan has a maximum contractual term of 10 years. As of December 31, 2009, there were 250,000 options outstanding under the 2005 plan.
We also have 69,907 options outstanding as of December 31, 2009 that were issued outside of our existing plans.

During 2009, no options were granted, while in 2008, and the 2007 successor period, 7,972 and 161,935 options were granted, respectively. No options were granted during the 2007 predecessor period.

We measure stock-based compensation using the calculated value method. Under that method, we estimate the fair value of each option on the grant date using the Black-Scholes valuation model incorporating the assumptions noted in the following table. We used historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not an active internal market for shares of our stock, we have chosen to estimate its volatility by using the volatility of a similar publicly traded company operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options.

Assumptions related to stock option awards:

	Successor				Predecessor
				Period of	Period of
				June 20,	January 1,
				2007 to	2007 to
	Years Ended			December 31,	June 19,
	2009		2008	2007	2007
Expected term (years)		*	5.0	5.0		*
Expected volatility		*	32.87%	22.43%		*
Expected dividends		*	$—	$—		*
Risk-free rate		*	4.96%	5.24%		*

*	No options were granted during 2009 or the period of January 1, 2007 to June 19, 2007.

A summary of options granted, exercised and cancelled under these agreements for the years ended December 31, 2009 and 2008 are as follows:

	Options	Exercise	Options
	Outstanding	Price	Exercisable	Exercise Price

Balance, December 31, 2007	472,135	$13.64	220,200	$10.21
Granted	7,972	23.11	—	—
Vested	—	—	90,220	16.69
Exercised	(105,000)	7.99	(105,000)	7.99
Cancelled	—	—	—	—

Balance, December 31, 2008	375,107	15.42	205,420	14.16
Granted	—	—	—	—
Vested	—	—	73,639	16.86
Exercised	(3,000)	8.12	(3,000)	8.12
Cancelled	—	—	—	—

Balance, December 31, 2009	372,107	$15.48	276,059	$14.95

Weighted-average remaining contractual term at December 31, 2009 (years)	6.12		5.73

Additional information regarding options granted, vested and exercised is presented below:

	Successor			Predecessor
			Period of	Period of
			June 20,	January 1,
	Years Ended		2007 to	2007 to
	December 31,		December 31,	June 19,
	2009	2008	2007	2007
	(in thousands except weighted-average fair values)
Weighted-average grant date fair value of options granted	*	$7.90	$4.69	*
Total fair value of options vested during the year	$209	$244	$56	$2
Total intrinsic value of options exercised	$112	$1,327	$—	$1,890
Cash received from option exercises	$24	$846	$—	$1,044
Tax benefits realized from exercised stock options	$—	$—	$—	$—
Cash used to settle equity instruments granted under stock-based compensation awards	$—	$2,069	$1,400	$—

*	No options were granted during 2009 or the period of January 1, 2007 to June 19, 2007.

The intrinsic value reported above is calculated as the difference between the market value as of the exercise date and the exercise price of the shares.

Our policy is to issue new shares upon the exercise of stock options. Shares of Company stock issued upon the exercise of stock options in 2009, 2008, the 2007 successor period and the 2007 predecessor period were 3,000, 105,000, 129,400 and 0, respectively.

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is typically recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Total stock-based compensation recognized on the consolidated statements of income was as follows:

	Successor			Predecessor
			Period of	Period of
			June 20,	January 1,
			2007 to	2007 to
	Years Ended		December 31,	June 19,
	2009	2008	2007	2007
	(in thousands)
Other operating expenses	$209	$244	$56	$2
Income tax benefit	—	—	—	—

Net share-based compensation	$209	$244	$56	$2

Total unrecognized compensation cost related to non-vested share based compensation at December 31, 2009 was $327 with a weighted-average recognition period of 1.4 years.

Liquidity and Capital Resources

Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, capital expenditures, debt service, acquisitions and other commitments and contractual obligations. We historically have derived our liquidity from our invested assets, cash flow from operations, ordinary and extraordinary dividend capacity from our insurance companies, our credit facilities and additional equity investments. When considering our liquidity, it is important to note that we hold cash in a fiduciary capacity as a result of premiums received from insured parties that have not yet been paid to insurance carriers. The fiduciary cash is recorded as an asset on our balance sheet with a corresponding liability, net of our commissions, to insurance carriers.

Our primary cash requirements include the payment of our operating expenses, interest and principal payments on our debt, and capital expenditures. We also have used cash for acquisitions and to make dividend payments and tax-related distributions to our equity holders. We may also incur unexpected costs and operating expenses related to any unforeseen disruptions to our facilities and equipment, the loss of key personnel or changes in the credit markets and interest rates, which could increase our immediate cash requirements or otherwise impact our liquidity.

Our primary sources of liquidity are our invested assets, our cash and cash equivalent balances and availability under our revolving credit facilities. At June 30, 2010, we had invested assets of $85.9 million, cash and cash equivalents of $19.1 million and $16.5 million of availability under our two revolving credit facilities. Our total indebtedness and redeemable preferred stock was $84.9 million at June 30, 2010. At December 31, 2009, we had total invested assets of $84.4 million, cash and cash equivalents of $29.9 million and $18.5 million of availability under our two revolving credit facilities. Our total indebtedness and redeemable preferred stock was $78.0 million at December 31, 2009. After giving effect to the application of our net proceeds from this offering as set forth under “Use of Proceeds,” our total indebtedness is expected to be $     million. We believe that our cash flow from operations and our availability under our credit facilities combined with our low capital expenditure requirements will provide us with sufficient capital to continue to grow our business, but we will use a portion of our cash flow to pay interest on our outstanding debt, limiting the amount available for working capital, capital expenditures and other general corporate purposes. As we continue to expand our business and make acquisitions, we may in the future require additional working capital for increased costs.

We anticipate that cash flow from operations, the funds available under our revolving credit facilities and the net proceeds that we receive from this offering, will be sufficient to meet our working capital requirements and to finance capital expenditures over the next several years. There can be no assurance, however, that cash resources will be available to us in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and acquisitions, will depend upon our future results of operations and our ability to obtain additional debt or equity capital and our ability to stay in compliance with our financial covenants, which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. We may also need to obtain additional funds to finance acquisitions, which may be in the form of additional debt or equity. Although we believe we have sufficient liquidity under our revolving credit facilities, as discussed above, under extreme market conditions or in the event of a default under either of our revolving credit facilities, there can be no assurance that such funds would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all. See “Risk Factors — Risks Related to Our Indebtedness.”

Regulatory Requirements

We are a holding company and have limited direct operations. Our holding company assets consist primarily of the capital stock of our subsidiaries. Accordingly, our future cash flows depend upon the availability of dividends and other payments from our subsidiaries, including statutorily permissible payments from our insurance company subsidiaries, as well as payments under our tax allocation agreement and management agreements with our subsidiaries. The ability of our insurance company subsidiaries to pay such dividends and to make such other payments will be limited by applicable laws and regulations of the states in which our subsidiaries are domiciled, which vary from state to state and by type of insurance provided by the applicable subsidiary. These laws and regulations require, among other things, our insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay to the holding company. Along with solvency regulations, the primary factor in determining the amount of capital available for potential dividends is the level of capital needed to maintain desired financial strength ratings from A.M. Best for our insurance company subsidiaries. Given recent economic events that have affected the insurance industry, both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for our insurance subsidiaries which, in turn, could negatively affect our capital resources. For 2010, based on financial information for Life of the South Insurance Company; Southern Financial Life Insurance Company; Bankers Life of Louisiana; Lyndon Southern Insurance Company; and Insurance Company of the South, the maximum amount of distributions our insurance company subsidiaries could pay, under applicable laws and regulations without prior regulatory approval, would be approximately $11.7 million.

The following table sets forth the ordinary and extraordinary dividends paid to us by our insurance company subsidiaries for the years ended December 31, 2009, 2008 and 2007:

	Successor			Predecessor
			Period from	Period from
			June 20,	January 1,
			2007 to	2007 to
	Years Ended December 31,		December 31,	June 19,
	2009	2008	2007	2007
	(in thousands)
Ordinary dividends	$2,432	$3,124	$—	$—
Extraordinary dividends	16,293	8,000	—	—

Total dividends	$18,725	$11,124	$—	$—

Revolving Credit Facilities

SunTrust Revolving Credit Facility

In June 2010, we entered into a $35.0 million revolving credit facility with SunTrust Bank, as administrative agent, which matures in June 2013. We may, so long as no default is continuing under the revolving credit facility, request that the existing lenders or, with the consent of the administrative agent, new lenders increase the revolving commitment by an additional $50.0 million. Any increase will be subject to the consent of (i) the new or existing lenders actually providing such increased or additional commitments, as the case may be, and (ii) to the extent any additional commitment is provided by a new lender, the administrative agent.

The obligations under our revolving credit facility are unconditional and are guaranteed by substantially all of our domestic subsidiaries, other than South Bay Acceptance Corporation and our regulated insurance subsidiaries. The revolving credit facility and related guarantees are secured by a perfected first priority security interest (subject to liens permitted under the revolving credit facility) in substantially all property and assets, subject to certain exceptions, owned by us, LOTS Intermediate Co., our co-borrower under the revolving credit facility, and the subsidiary guarantors, including a pledge of all the capital stock of LOTS Intermediate Co. and, when the indenture governing the preferred trust securities described below is no longer in effect, all other capital stock owned by us, LOTS Intermediate Co. or any guarantor.

In the case of base rate loans, borrowings under the revolving credit facility bear interest at the highest of (i) the per annum rate announced by the administrative agent as its prime lending rate, (ii) the federal funds rate plus 0.50% per annum and (iii) the adjusted LIBO rate (as defined below) for a period of one month plus 1.00% per annum, in each case, plus the applicable margin. The applicable margin for base rate loans is 3.00% per annum when our total leverage ratio (as defined in the revolving credit agreement) is greater than or equal to 2.50 to 1.00 (“leverage level 1”), 2.75% per annum when our total leverage ratio is less than 2.50 to 1.00 but greater than or equal to 2.00 to 1.00 (“leverage level 2”), 2.50% per annum when our total leverage ratio is less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00 (“leverage level 3”) and 2.25% per annum when our total leverage ratio is less than 1.50 to 1.00 (“leverage level 4”).

In the case of Eurodollar loans, borrowings under the revolving credit facility bear interest at a rate (the “adjusted LIBO rate”) determined by dividing (i) LIBOR for such period by (ii) a percentage equal to 1.00 minus the Eurodollar reserve percentage, plus 4.00% per annum in the case of leverage level 1, 3.75% per annum in the case of leverage level 2, 3.50% per annum in the case of leverage level 3 and 3.25% per annum in the case of leverage level 4. If we default on the payment of any amounts due under our revolving credit facility, or another event of default has occurred and is continuing, we will be obligated to pay default interest on all outstanding obligations. The default interest rate will equal the interest rate then in effect with respect to the applicable loan or, in the case of obligations other than loans, base rate loans plus 2.00% per annum.

In addition, we are required to pay a commitment fee at a rate equal to 0.60% per annum in the case of leverage level 1, 0.55% per annum in the case of leverage level 2, 0.50% per annum in the case of leverage level 3 and 0.45% per annum in the case of leverage level 4 on the unused commitments available to be drawn under the facility.

We are generally required to prepay borrowings under the revolving credit facility with (i) 100% of net cash proceeds from certain asset sales or insurance proceeds as a result of casualty or condemnation and (ii) 50% of the net cash proceeds from issuances of debt or equity securities (other than proceeds of certain issuances permitted under the revolving credit agreement, including proceeds from the issuance of equity securities that are applied to repayment of the subordinated debentures and redeemable preferred stock described below). Notwithstanding the foregoing, we are not required to make mandatory prepayments with proceeds from issuances of debt or equity securities if our total leverage ratio, on a pro forma basis after giving effect to the use of proceeds from such issuance, is less than or equal to 2.50 to 1.00.

The revolving credit facility requires us and LOTS Intermediate Co. to maintain certain financial ratios, including a total leverage ratio (based upon the ratio of consolidated total debt to consolidated adjusted EBITDA, in each case of us, LOTS Intermediate Co. and our restricted subsidiaries (as defined in the revolving credit agreement)), a senior leverage ratio (based upon the ratio of consolidated senior debt to consolidated adjusted EBITDA, in each case of us, LOTS Intermediate Co. and our restricted subsidiaries), a fixed charge coverage ratio (based upon consolidated adjusted EBITDA less the actual amount paid in cash on account of capital expenditures, less cash taxes, to consolidated fixed charges, in each case of us, LOTS Intermediate Co. and our restricted subsidiaries) and a reinsurance ratio (based upon the aggregate amounts recoverable from reinsurers divided by the sum of (i) policy and claim liabilities plus (ii) unearned premiums, in accordance with GAAP, in each case of us, LOTS Intermediate Co. and our restricted subsidiaries), each of which is tested quarterly. Based upon the formulas set forth under the revolving credit facility, we are required to maintain a total leverage ratio of no more than 3.50 to 1.00, a senior leverage ratio of no more than 2.50 to 1.00, a fixed charge coverage ratio of not less than 1.25 to 1.00 and a reinsurance ratio of not less than 60%. As of June 30, 2010, we were in compliance with such requirements.

The revolving credit facility contains a number of affirmative and restrictive covenants, including limitations on the incurrence of additional indebtedness, liens on property, sale and leaseback transactions, investments, loans and advances, mergers, consolidations or dissolutions, asset sales, acquisitions, transactions with affiliates, prepayments of subordinated indebtedness, restricted payments, hedging transactions, modifications to certain material documents, lease obligations (including obligations under operating leases) and ERISA events. As of June 30, 2010 we were in compliance with such requirements.

Our obligations under the revolving credit facility may be accelerated or the commitments terminated upon the occurrence of an event of default under the revolving credit facility, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control and other customary events of default.

We entered into our revolving credit facility on June 16, 2010. As of June 30, 2010, we had approximately $18.5 million in principal amount of debt outstanding under the revolving credit facility and the interest rate was 5.8%.

CB&T Lines of Credit

We had one $15.0 million and one $6.0 million line of credit with Columbus Bank and Trust Company (“CB&T”) that were terminated when we entered into the $35.0 million revolving credit facility described above. The lines of credit with CB&T were secured with pledges of stock of various subsidiaries. Under both lines of credit, we could not assign, sell, transfer or dispose of any collateral or effectuate certain changes to our capital structure and the capital structure of our subsidiaries without CB&T’s prior consent. The purpose of the lines were for working capital and acquisitions. In connection with the refinancing of the CB&T lines of credit, Lyndon Southern Insurance Company posted $2.0 million of cash collateral to secure our reimbursement obligations (and those of certain of our subsidiaries) in respect of four letters of credit that were secured under the line of credit entered into in 2007, the face of which currently total $5.1 million. We entered into one of the revolving lines of credit at the time of the Summit Partners Transactions ($15.0 million, the “2007 line of credit”) and the other line of credit in April 2009 ($15.0 million, which was reduced to $6.4 million, the “2009 line of credit”). The interest rate, in the case of the 2007 line of credit, was based on CB&T’s prime lending rate and, in the case of the 2009 line of credit, was based on CB&T’s prime lending rate plus 1.0%, with a minimum interest rate threshold of 5.0%. As of June 30, 2010, we had paid off the $11.5 million balance and closed the line of credit.

Preferred Trust Securities

In connection with the Summit Partners Transactions, LOTS Intermediate Co. issued $35.0 million of fixed/floating rate preferred trust securities due 2037. The preferred trust securities bear interest at a rate of 9.61% per annum until the June 2012 interest payment date. Thereafter, interest on the preferred trust securities will be at a rate of 3-month LIBOR plus 4.10% for each interest rate period.

We are not permitted to redeem the preferred trust securities until after the June 2012 interest payment date. After such date, we may redeem the preferred trust securities, in whole or in part, at a price equal to 100% of the principal amount of such preferred trust securities outstanding plus accrued and unpaid interest. Interest is payable quarterly.

The indenture governing the preferred trust securities contains various affirmative and negative covenants, including limitations on the sale of capital stock of our significant subsidiaries, mergers and consolidations and the ability to grant a lien on the capital stock of our significant subsidiaries unless such security interests are secured indebtedness of not more than $20 million, in the aggregate, at any one time. The limitation on the ability to issue, sell or dispose of the capital stock of significant subsidiaries are not applicable if such transactions are made at fair value and we retain at least 80% of the ownership of such subsidiary.

The indenture governing the preferred trust securities also contains customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants or agreements contained in the indenture or preferred trust securities, cross defaults with other indebtedness of payment of principal or acceleration of principal payments and bankruptcy events.

Subordinated Debentures

In connection with the Summit Partners Transactions, LOTS Intermediate Co. also issued $20.0 million of subordinated debentures to affiliates of Summit Partners. The subordinated debentures mature on December 13, 2013 and bear interest at 14% per annum of the principal amount of such subordinated debentures.

We may redeem the subordinated debentures, in whole or in part, at a price equal to 100% of the principal amount of such subordinated debentures outstanding plus accrued and unpaid interest.

The agreement governing the subordinated debentures contains customary events of default, including failure to pay any principal or interest when due; failure to comply with covenants or agreements contained in the agreement or subordinated debentures, cross defaults with other indebtedness of payment of principal or acceleration of principal payments, unsatisfied judgments and bankruptcy events.

We intend to use a portion of the proceeds from this offering to redeem all of our outstanding subordinated debentures.

South Bay Acceptance Corporation Loan and Security Facility

On June 10, 2010, our subsidiary South Bay Acceptance Corporation entered into a loan and security agreement with Wells Fargo Capital Finance, LLC, for a $40.0 million revolving credit facility. The loan and security facility is guaranteed by us, but only to the extent of losses incurred by Wells Fargo as a result of fraudulent activity by South Bay Acceptance Corporation or any of its affiliates, and is secured by substantially all of South Bay Acceptance Corporation’s tangible and intangible assets, subject to exceptions. The loan and security facility bears interest, with respect to LIBOR rate loans, at a rate determined by reference to the LIBOR rate plus 3.0% and, with respect to base rate loans, at a rate equal to, the greatest of (i) the federal funds rate plus 0.50%, and (ii) the rate of interest announced by Wells Fargo as its prime rate plus 3.0%. The default interest rate applicable to the obligations outstanding under the facility will equal the interest rate applicable to the relevant obligation plus 2.0% per annum. Under the loan and security agreement, South Bay Acceptance Corporation is generally prohibited from making dividend payments or other distributions. However, South Bay Acceptance Corporation is permitted to make quarterly distributions on its stock if (1) both prior to and after such payment no default or event of default has occurred or is continuing or would result from such payment and (2) it has provided the lender under such facility its financial statements for the most recently completed quarter and certified to the lender that condition (1) above is satisfied.

Redeemable Preferred Stock

As of both June 30, 2010 and December 31, 2009, we had $11.4 million and $11.5 million outstanding of each of our Series A, B and C redeemable preferred stock, respectively. Our Series A and C redeemable preferred stock each accrue cumulative cash dividends at a rate of 8.25% per annum of the liquidation preference of $1,000 per share of such series of redeemable preferred stock. Our Series B redeemable preferred stock accrues cash dividends at a rate per annum of 4.0% plus 90 day LIBOR times the liquidation preference of $1,000 per share of Series B redeemable preferred stock. As of June 30, 2010 and December 31, 2009, the dividend rate on our Series B redeemable preferred stock was 4.29% and 4.25%, respectively, of the liquidation preference. We pay dividends on our Series A, B and C stock quarterly in arrears. Any outstanding Series A and B redeemable preferred stock must be redeemed in full on December 31, 2034 and any outstanding Series C redeemable preferred stock must be redeemed in full on December 31, 2035.

We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding Series A, B and C redeemable preferred stock.

Invested Assets

Our invested assets consist in large part of high quality (minimum of AA rating), fixed maturity securities and short-term investments with a smaller allocation to common and preferred equity securities. We believe that prudent levels of investments in equity securities within our investment portfolio are likely to enhance long term after-tax total returns without significantly increasing the risk profile of the portfolio. We regularly review our entire portfolio in the context of macroeconomic and capital market conditions.

Regulatory Requirements

Our investments must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investments. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and some other investments.

Investment Strategy

Our investment strategy seeks long-term returns through disciplined security selection, portfolio diversity and an integrated approach to risk management. We select and monitor investments to balance the goals of safety, stability, liquidity, growth and after-tax total return with the need to comply with regulatory investment requirements. Our investment portfolio is managed by Conning Asset Management, a third-party provider of asset management services to the insurance sector. Asset liability management is accomplished by setting an asset target duration range that is influenced by the following factors: (i) the estimated reserve payout pattern, (ii) the inclusion of our tactical capital market views into the investment decision making process and (iii) our overall risk tolerance. We aim to achieve a relatively safe and stable income stream by maintaining a broad-based portfolio of investment grade fixed maturity securities. These holdings are supplemented by investments in additional asset types with the objective of further enhancing the portfolio’s diversification and expected returns. These additional asset types include common and redeemable preferred stock. We manage our investment risks through consideration of duration of liabilities, diversification, credit limits, careful analytic review of each investment decision, and comprehensive risk assessments of the overall portfolio.

Our investment policy and strategy are reviewed and approved by the board of directors of each of our insurance subsidiaries, which meet on a regular basis to review and consider investment activities, tactics and new investment classes.

The following table summarizes our net investment income for the years ended December 31, 2009, 2008 and 2007:

	Successor			Predecessor
			Period from	Period from
			June 20,	January 1,
	Years Ended		2007 to	2007 to
	December 31,		December 31,	June 19,
	2009	2008	2007	2007
	(in thousands)
Fixed income securities	$4,520	$4,600	$1,757	$1,412
Cash on hand and on deposit	557	1,035	1,631	947
Common and preferred stock dividends	28	77	40	135
Debenture interest	162	247	206	302
Other income	2	124	(101)	223
Investment expenses	(510)	(523)	(122)	(101)

Net investment income	$4,759	$5,560	$3,411	$2,918

The following table summarizes our invested assets at fair value by asset category as of December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
	(in thousands)

Obligations of the U.S. Treasury and other U.S. Government agencies	$19,480	$27,809	$30,256
Municipal securities	14,582	16,048	10,626
Corporate securities	36,511	36,848	18,882
Mortgage-backed securities	5,691	7,496	13,607
Asset-backed securities	4,684	8,204	—

Total fixed maturity securities	$80,948	$96,405	$73,370

Common stock — publicly traded	$369	$423	$1,298
Preferred stock — publicly traded	177	155	50
Common stock — non-publicly traded	662	586	706
Preferred stock — non-publicly traded	1,002	10	10

Total equity securities	$2,210	$1,174	$2,064

The following table summarizes our allocation of fixed maturities by maturity date as of December 31, 2009, 2008 and 2007:

	Years Ended December 31,
	2009	2008	2007
	(in thousands)

Due in one year or less	$2,384	$7,058	$17,140
Due after one year through five years	19,290	16,800	24,229
Due after five years through ten years	30,973	34,517	16,381
Due after ten years through twenty years	3,898	4,020	2,013
Due after twenty years	14,028	18,310	—
Mortgage-backed securities	5,691	7,496	13,607
Asset-backed securities	4,684	8,204	—

Total fixed maturity securities	$80,948	$96,405	$73,370

The following tables summarize our net realized investment gains (losses) for the years ended December 31, 2009, 2008 and 2007:

	Successor			Predecessor
			Period from	Period from
			June 20,	January 1,
	Years Ended		2007 to	2007 to
	December 31,		December 31,	June 19,
	2009	2008	2007	2007
	(in thousands)
Realized gains on sales of fixed maturity securities	$824	$30	$—	$23
Realized losses on sales of fixed maturity securities	(787)	(14)	—	—
Realized gains on sales of equity securities	70	14	—	493
Realized losses on sales of equity securities	(53)	—	—	—
Impairment write-downs (Other-than-temporarily impaired)	—	(1,951)	(348)	—

Total realized investment gains (losses)	$54	$(1,921)	$(348)	$516

During 2009, there were no impairment write-downs. During 2008, we determined the decline in fair value of our investment in a bond of a distressed company to be other-than-temporarily impaired. This resulted in recording an impairment write-down of $1.2 million as part of net realized losses on investments. In addition, we recorded an impairment write-down of $0.8 million on 15 publicly traded equity securities. For the 2007 successor period, we recorded an impairment write-down of $0.3 million on 16 publicly traded equity securities.

On January 1, 2008, we adopted accounting guidance for reporting fair values. There were no adjustments required to the fair value of investments as a result of adopting the new guidance. The market approach was the valuation technique used to measure fair value of the investment portfolio. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The guidance establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy and those investments included in each are as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3 — Inputs to the valuation methodology are unobservable for the asset or liability and are significant to the fair value measurement. Pricing is derived from sources such as Interactive Data Corporation, Bloomberg L.P., private placement matrices, broker quotes and internal calculations.

The following table presents our investment securities within the fair value hierarchy, and the related inputs used to measure those securities at December 31, 2009:

	Total	Level 1	Level 2	Level 3
	(in thousands)

Fixed maturity securities	$80,948	$—	$79,440	$1,508
Common stock, marketable	369	369	—	—
Preferred stock, marketable	177	177	—	—
Common stock, other	662	—	—	662
Preferred stock, other	1,002	—	—	1,002
Short-term investments	1,220	1,220	—	—

Total	$84,378	$1,766	$79,440	$3,172

Our use of Level 3 of “unobservable inputs” included 19 securities that accounted for 3.8% of total investments at December 31, 2009.

The following table presents our investment securities within the fair value hierarchy and the related inputs used to measure those securities at December 31, 2008:

Type of Security (Fair Value)	Total	Level 1	Level 2	Level 3
	(in thousands)

Fixed maturity securities	$96,405	$—	$96,405	—
Common stock, marketable	423	423	—	—
Preferred stock, marketable	155	155	—	—
Common stock, other	586	—	—	586
Preferred stock, other	10	—	—	10
Short-term investments	2,180	2,180	—	—

Total	$99,759	$2,758	$96,405	$596

Our use of Level 3 of “unobservable inputs” included 23 securities that accounted for less than 2% of total investments at December 31, 2008.

The following table summarizes changes in Level 3 assets measured at fair value for the years ended December 31, 2009 and 2008:

	Years Ended December 31,
	2009	2008
	(in thousands)

Beginning balance	$596	$608
Total gains or losses (realized/unrealized):
Included in net income	16	—
Included in comprehensive loss	367	(163)
Amortization/accretion	—	7
Purchases, issuance and settlements	862	39
Net transfers into Level 3	1,331	105

Ending balance	$3,172	$596

Cash Flows

We monitor cash flows at the consolidated, holding company and subsidiary levels. Cash flow forecasts at the consolidated and subsidiary levels are provided on a monthly basis, and we use trend and variance analyses to project future cash needs making adjustments to the forecasts when needed.

The table below shows our cash flows for the periods presented:

	Successor					Predecessor
					Period from	Period from
	Six Months		Years Ended		June 20 to	January 1, 2007
	Ended June 30,		December 31,		December 31,	to June 19,
	2010	2009	2009	2008	2007	2007
	(in thousands)
Cash provided by (used in):
Operating activities	$2,349	$5,120	$13,393	$12,998	$10,265	$2,518
Investing activities	(20,109)	(40,891)	(26,532)	(26,069)	(10,297)	22,424
Financing activities	6,922	34,572	20,997	(1,875)	(571)	(474)

Net change in cash and cash equivalents	$(10,838)	$(1,199)	$7,858	$(14,946)	$(603)	$24,468

Operating Activities

Net cash provided by operating activities was $2.3 million for the six months ended June 30, 2010 and $5.1 million for the six months ended June 30, 2009. The decrease in our cash flow from operations resulted from increased capitalized costs in connection with our proposed initial public offering of $0.5 million, closing costs for both the Wells Fargo and SunTrust facilities of $1.2 million, prepaid corporate insurance of $0.4 million, and a $3.0 million release of trust funds that were no longer required for collateralization, which more than offset the increase in net income.

Net cash provided by operating activities was $13.4 million, $13.0 million, $10.3 million and $2.5 million for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively. In 2009, our net cash provided by operating activities reflected our net income and reinsurance receivables offset in part by policy liabilities and commissions payable. In 2008, the successor period from June 20, 2007 through December 31, 2007 and the predecessor period from January 1, 2007 through June 19, 2007, our net cash provided by operating activities reflected our net income and policy liabilities offset by growth in our reinsurance receivables.

Investing Activities

Net cash used in investing activities was $(20.1) million for the six months ended June 30, 2010 and $(40.9) million for the six months ended June 30, 2009. Net cash used in investing activities was $(26.5) million, $(26.1) million, $(10.3) million and $22.4 million for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively. For the six months ended June 30, 2010, net cash used in investing activities primarily reflected cash used for purchases of fixed maturity securities, the acquisitions of South Bay Acceptance Corporation and Continental Car Club and purchases of property, equipment and other non-operating assets and change in restricted cash. For the six months ended June 30, 2009, net cash used in investing activities primarily reflected the maturity of fixed maturity securities offset by the acquisition of Bliss & Glennon, purchases of property, equipment and other non-operating assets and change in restricted cash. In 2009, net cash used in investing activities primarily reflected the use of cash for acquisitions and change in restricted cash offset in part by cash from the sale or maturity of our securities investments. In 2008, net cash used in investing activities primarily reflected the increased purchases of investment securities that was only partially offset by the receipt of proceeds from the maturity of investment securities and change in restricted cash. For the 2007 successor period, net cash used in investing activities primarily reflected the increased purchase of investment securities and change in restricted cash that was only partially offset by the receipt of proceeds from the maturity of our investment securities. For the 2007 predecessor period, the net cash provided by investing activities primarily reflected the proceeds derived from the maturity of investments and repayment on the mortgage loan, offset partially by the purchase of investments and change in restricted cash.

Financing Activities

Net cash provided by (used in) financing activities was $6.9 for the six months ended June 30, 2010 and $34.6 million for the six months ended June 30, 2009. Net cash provided by (used in) financing activities was $21.0 million, $(1.9) million, $(0.6) million and $(0.5) million for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively. For the six months ended June 30, 2010, net cash provided by financing activities reflected additional borrowings under our lines of credit offset by the redemption of a preferred security. For the six months ended June 30, 2009, net cash provided by financing activities reflected additional borrowings under our lines of credit and the issuance of common and treasury stock. In 2009, net cash provided by financing activities reflected additional borrowings under our lines of credit offset in part by repayments of other indebtedness, proceeds from the issuance of equity securities. In 2008, net cash used in financing activities reflected our purchase of equity securities and the repayment of indebtedness. For the successor period from June 20, 2007 through December 31, 2007, cash provided by financing activities reflected additional borrowings under our lines of credit, preferred trust securities and subordinated debentures, offset in part by repayments to prior shareholders as well as proceeds from the issuance of equity securities. For the 2007 predecessor period, the cash used in financing activities primarily reflects dividends paid on common stock.

Contractual Obligations and Other Commitments

We have obligations and commitments to third parties as a result of our operations.

These obligations and commitments, as of December 31, 2009, are detailed in the table below by maturity date as of the dates indicated (in thousands):

	Payments Due by Period
		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Long-term debt	$78,027	$5,087	$26,400	$—	$46,540
Operating leases	7,694	2,924	4,760	10	—
Net unpaid claims(1)	13,633	11,869	1,604	149	11

Total contractual obligations	$99,354	$19,880	$32,764	$159	$46,551

(1)	Estimated. See “— Unpaid Claims.”

We intend to apply certain net proceeds from the offering to repay debt as described in “Use of Proceeds.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, results of operations, liquidity, or capital resources.

Qualitative and Quantitative Disclosures About Market Risk

Effective risk management is fundamental to our ability to protect both our customers’ and stockholders’ interests. We are exposed to potential loss from various market risks, in particular interest rate risk and credit risk. Additionally, we are exposed to inflation risk, concentration risk and to a lesser extent foreign currency risk.

Interest rate risk is the possibility that the fair value of liabilities will change more or less than the market value of investments in response to changes in interest rates, including changes in the slope or shape of the yield curve and changes in spreads due to credit risks and other factors.

Credit risk is the possibility that counterparties may not be able to meet payment obligations when they become due. We assume counterparty credit risk in many forms. A counterparty is any person or entity from which cash or other forms of consideration are expected to extinguish a liability or obligation to us. Primarily, our credit risk exposure is concentrated in our fixed maturity investment portfolio and, to a lesser extent, in our reinsurance receivables.

Inflation risk is the possibility that a change in domestic price levels produces an adverse effect on earnings. This typically happens when either invested assets or liabilities, but not both are indexed to inflation.

Interest Rate Risk

Interest rate risk arises as we invest substantial funds in interest-sensitive fixed income assets, such as fixed maturity securities, mortgage-backed and asset-backed securities and commercial mortgage loans, primarily in the United States. There are two forms of interest rate risk: price risk and reinvestment risk. Price risk occurs when fluctuations in interest rates have a direct impact on the market valuation of these investments. As interest rates rise, the market value of these investments falls, and conversely, as interest rates fall, the market value of these investments rises. Reinvestment risk occurs when fluctuations in interest rates have a direct impact on expected cash flows from mortgage-backed and asset-backed securities. As interest rates fall, an increase in prepayments on these assets results in earlier than expected receipt of cash flows forcing us to reinvest the proceeds in an unfavorable lower interest rate environment. Conversely, as interest rates rise, a decrease in prepayments on these assets results in later than expected receipt of cash flows forcing us to forgo reinvesting in a favorable higher interest rate environment.

We manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of our insurance and reinsurance liabilities.

Increases in interest rates could also increase interest payable under our variable rate indebtedness. As of December 31, 2009, we had $11.5 million of senior unsubordinated debt tied to the prime interest rate; $5.1 million of this $11.5 million had an interest rate floor of 5%.

Credit Risk

We have exposure to credit risk primarily from customers, as a holder of fixed maturity securities and by entering into reinsurance cessions.

Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to any one issuer. We attempt to limit our credit exposure by imposing fixed maturity portfolio limits on individual issuers based upon credit quality.

We are also exposed to the credit risk of our reinsurers. When we reinsure, we are still liable to our insureds regardless of whether we get reimbursed by our reinsurer. As part of our overall risk and capacity management strategy, we purchase reinsurance for certain risks underwritten by our various business segments as described above under “— Critical Accounting Policies — Reinsurance.”

For 71.7% of our $173.8 million of reinsurance receivables at December 31, 2009, we are protected from the credit risk by using various types of risk mitigation mechanisms such as collateral trusts, letters of credit or by withholding the assets in a modified coinsurance or co-funds-withheld arrangement. For recoverables that are not protected by these mechanisms, we are dependent solely on the ability of the reinsurer to satisfy claims. Occasionally, the creditworthiness of the reinsurer becomes questionable. The majority of our reinsurance exposure has been ceded to companies rated A- or better by A.M. Best. For a discussion of reinsurance related risks, see “Risk Factors — Risks Related to Our Payment Protection Business — Reinsurance may not be available or adequate to protect us against losses, and we are subject to the credit risk of reinsurers.”

Concentration Risk

A significant portion (56.8% for the year ended December 31, 2009) of our BPO revenues are attributable to one client, National Union Fire Insurance Company of Pittsburgh, PA, and any loss of business from or change in our relationship with this client could have a material adverse effect on our business. To mitigate this risk, we intend to expand our BPO client base.

We have two additional forms of concentration risk: (a) geographic (almost two-thirds of our Wholesale Brokerage segment is in California) and (b) channel distribution risk (almost half of our Payment Protection revenue is in the consumer finance distribution channel). Our risk mitigation strategies are to expand geographically (in our Wholesale Brokerage segment) and increase the volume of business through other distribution channels (in our Payment Protection segment).

Effects of Inflation

Inflation has not had a material impact on our results of operations in the periods presented in our consolidated financial statements.

Recently Issued Accounting Pronouncements

On April 1, 2009, we adopted the new guidance ASC Topic 105, GAAP. The new guidance establishes a single source of authoritative accounting and reporting guidance recognized by the FASB for nongovernmental entities (the “Codification”). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The adoption of the new guidance did not have an impact on our financial position, results of operations or cash flows. References to accounting guidance contained in our consolidated financial statements and disclosures have been updated to reflect terminology consistent with the Codification. Plain English references to the accounting guidance have been made along with references to the ASC topic number and name.

On December 31, 2009, we adopted the new guidance on measuring the fair value of liabilities, which is within ASC Topic 820. When the quoted price in an active market for an identical liability is not available, this new guidance requires that either the quoted price of the identical or similar liability when traded as an asset or another valuation technique that is consistent with the fair value measurements and disclosures guidance be used to fair value the liability. The adoption of this new guidance did not have an impact on our financial position, results of operations or cash flows.

On December 31, 2009, we adopted the new subsequent events guidance, which is within ASC Topic 855, Subsequent Events. This new guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of the new guidance did not have an impact on our financial position, results of operations or cash flows. See Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus.

On December 31, 2009, we adopted the new other-than-temporary impairments (“OTTI”) guidance, which is within ASC Topic 320. This new guidance amends the previous guidance for debt securities and modifies the presentation and disclosure requirements for debt and equity securities. In addition, it amends the requirement for an entity to positively assert the intent and ability to hold a debt security to recovery to determine whether an OTTI exists and replaces this provision with the assertion that an entity does not intend to sell or it is not more likely than not that the entity will be required to sell a security prior to recovery of its amortized cost basis. Additionally, this new guidance modifies the presentation of certain OTTI debt securities to only present the impairment loss within the results of operations that represents the credit loss associated with the OTTI with the remaining impairment loss being presented within other comprehensive income (loss) (“OCI”). At adoption, there was no cumulative effect adjustment to reclassify the non-credit component. See Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus for further information.

On January 1, 2008, we adopted the new guidance on determining fair value in illiquid markets, which is within ASC Topic 820. This new guidance clarifies how to estimate fair value when the volume and level of activity for an asset or liability have significantly decreased. This new guidance also clarifies how to identify circumstances indicating that a transaction is not orderly. Under this new guidance, significant decreases in the volume and level of activity of an asset or liability, in relation to normal market activity, requires further evaluation of transactions or quoted prices and exercise of significant judgment in arriving at fair values. This new guidance also requires additional interim and annual disclosures. The adoption of this new guidance did not have an impact on our financial position, results of operations or cash flows.

On January 1, 2008, we adopted the new fair value of financial instruments guidance, which is within ASC Topic 825, Financial Instruments. This new guidance requires disclosure of the methods and assumptions used to estimate fair value. The adoption of this new guidance did not have an impact on our financial position, results of operations or cash flows. See Note 6 to the Consolidated Financial Statements for further information.

On January 1, 2009, we adopted the revised business combinations guidance, which is within ASC Topic 805, Business Combinations. The revised guidance retains the fundamental requirements of the previous guidance in that the acquisition method of accounting is used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. The revised guidance expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. The revised guidance broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. It also increases the disclosure requirements for business combinations in the consolidated financial statements. The adoption of the revised guidance did not have an impact on our financial position, results of operations or cash flows. However, for any business combination in 2010 or beyond, our financial position, results of operations or cash flows could incur a significantly different impact than had it recorded the acquisition under the previous business combinations guidance. Earnings volatility could result, depending on the terms of the acquisition.

On January 1, 2009, we adopted the new consolidations guidance, which is within ASC Topic 810, Consolidation. The new guidance requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statement of income. The new guidance also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. The adoption of the new guidance did not have an impact on our financial position, results of operations or cash flows.

On December 31, 2009, we applied the fair value measurements and disclosures guidance, which is within ASC Topic 820, Fair Value Measurements and Disclosures, for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The application of this guidance for those assets and liabilities did not have an impact on our financial position, results of operations or cash flows. Our non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets. In a business combination, the non-financial assets and liabilities of the acquired company would be measured at fair value in accordance with the fair value measurements and disclosures guidance. The requirements of this guidance include using an exit price based on an orderly transaction between market participants at the measurement date assuming the highest and best use of the asset by market participants. To perform a market valuation, we are required to use a market, income or cost approach valuation technique(s). We performed our annual impairment analyses of goodwill and indefinite-lived intangible assets in the fourth quarter of 2009. There was no impairment of intangible assets for 2008 and 2009.

In September 2009, the FASB issued new guidance on multiple deliverable revenue arrangements, which is within ASC Topic 605, Revenue Recognition. This new guidance requires entities to use their best estimate of the selling price of a deliverable within a multiple deliverable revenue arrangement if the entity and other entities do not sell the deliverable separate from the other deliverables within the arrangement. This new guidance requires both qualitative and quantitative disclosures. This new guidance will be effective for new or materially modified arrangements in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of a fiscal year. Assuming we do not apply the guidance early, we are required to adopt this new guidance on January 1, 2011. We are currently evaluating the requirements of this new guidance and the potential impact, if any, on our financial position, results of operations and cash flows.

INDUSTRY

Industry and Market Data

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources include A.M. Best, Business Insurance, Celent, the Consumer Credit Industry Association and the Surplus Lines Association of California. We have received permission to include the A.M. Best data provided herein. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable.

Market Overview

We operate in the insurance, consumer finance and commercial finance industries in the United States, offering our services and products through the brands and distribution bases of our clients. Insurance, lending and other financial products are developed, marketed, underwritten or managed by financial services companies, retailers and manufacturers in the United States. We provide a range of specialized product development, marketing and distribution and administration services to these companies with a focus on the following specific markets.

Payment Protection

Payment protection products provide protection for borrowers from debt payments and other financial obligations upon the occurrence of certain unanticipated events, as well as credit enhancement to the corresponding lenders. Payment protection products include regulated insurance products such as credit insurance and other financial products, including debt cancellation and warranty products, as well as car club memberships.

Financial services companies, such as finance companies and banks, market specialized credit insurance products to their customers in connection with consumer loan transactions. These products enable consumers to meet their credit obligations if specific life events occur, such as death, disability or unemployment. Non-insurance products, including product warranties, debt cancellation contracts and car club memberships are also marketed to consumers by retailers and consumer lenders in connection with product purchases and loan transactions. Payment protection products provide consumer lenders and retailers with complementary products that can increase the revenue and profitability of consumer transactions.

Credit Insurance.  Credit insurance products, including credit-related property, life, disability, accident and health insurance, involve the issuance of insurance coverage to consumers to provide protection against the loss of loan collateral or the inability of a borrower to repay an outstanding loan due to the occurrence of a specific event such as death or disability. On the occurrence of such an event, the insured party’s scheduled debt payments are paid under the insurance policy. The premium rates for credit insurance products are typically determined by state insurance regulators and usually do not vary significantly between insurers or insured parties. Premium rates are typically expressed as the amount of premium to be paid per $100 of outstanding debt. Thus, in the case of revolving credit accounts, the amount of premium paid by a consumer varies, based on the consumer’s outstanding debt. Credit insurance premium rates are generally not subject to market or competitive pressures.

Credit property insurance provides protection against the loss of the value of loan collateral due to physical damage to or disappearance of property. Credit property insurance may be required by a consumer lender if the borrower does not have adequate insurance or other assets sufficient to repay the loan if the collateral is impaired. The amount of the benefit paid upon the occurrence of a loss of property value is typically limited to the outstanding amount of the loan.

Credit involuntary unemployment insurance provides a level monthly benefit that allows a borrower to continue to make consumer loan payments if the insured becomes involuntarily unemployed. The monthly benefit typically equals the monthly loan payment and is paid for a pre-determined number of months as long as the insured party remains on involuntary unemployment.

Credit life and credit disability products are typically sold in conjunction with consumer loans. Credit life insurance pays a benefit equal to the outstanding loan balance to the lender in the event the borrower dies during the term of the loan. Credit disability insurance provides a benefit equal to the monthly loan payments to the lender if the borrower becomes disabled for the amount of time that the borrower remains disabled or for the term of the loan.

Credit insurance is often purchased by uninsured or underinsured borrowers that have limited liquid assets and are assuming a financial obligation that they may not be able to repay in the event of death, disability, unemployment or damage to the underlying collateral. In some cases obtaining adequate credit insurance may be a pre-requisite for receiving a consumer loan. Credit insurance also provides consumer lenders with additional protection that enhances the credit of their consumer receivables.

Credit insurance is a regulated insurance product that can only be provided by licensed insurance companies. Most consumer lenders and retailers choose to offer credit insurance through third-party insurance companies to avoid the cost and regulatory complexities of operating state-licensed insurance companies. Consumer lenders and retailers generally retain the majority of the revenue, losses and profits from credit insurance products that they sell to their customers. Some companies operate offshore reinsurers, called producer owned reinsurance companies (PORCs), which assume the credit insurance premiums that they originate in exchange for ceding commissions that are paid to a licensed primary insurer. PORCs typically pay all losses associated with the insurance policies that they assume, but are administered by a third-party administrator that also manages the assets of the PORC.

Consumer lenders and retailers that do not own PORCs typically retain the profits from credit insurance products through retrospective commission arrangements with primary insurance companies that receive the insurance premiums and administer the policies. Under retrospective commission arrangements the producer of the insurance policies receives a variable commission that is equal to the profits from the insurance policies after the payment of claims and an administrative fee to the primary insurance company.

According to the Consumer Credit Industry Association, net written premium for credit-related insurance was $6.2 billion in the United States in 2009, compared to $4.9 billion of net premium that was written in 2003.

Debt Cancellation.  Debt cancellation plans provide benefits that are similar to credit insurance products. Similar to credit insurance, debt cancellation plans provide protection to borrowers if certain events occur that could impact the ability of a borrower to repay their loan obligations. Debt cancellation plans stipulate that the lender will defer, suspend or cancel certain debt payments, or in some cases the principal balance, without increasing interest or fees, if a covered event occurs. Covered events may include death, disability, involuntary unemployment, total loss of a vehicle and other contingencies.

Debt cancellation plans offered by lenders may be customized to include combinations of debt deferment, debt suspension or debt cancellation to suit a specific customer base. These plans can be highly customized to provide individual consumers with the specific benefits that they want. Similar to credit insurance, debt cancellation plans provide financial security to borrowers if certain events occur that could impair a borrower’s ability to meet their financial obligations.

Community banks, state chartered banks, credit unions and thrifts are permitted to offer debt cancellation plans without being subject to insurance regulations. In most states debt cancellation plans can be offered directly by lenders as part of certain credit products, such as credit cards, lines of credit and installment loans, without a requirement that the lending company be an insurance company. Certain consumer lenders now offer debt cancellation plans to their customers instead of credit insurance. For example, most large credit card lenders provide debt cancellation plans to their borrowers. Because of the specific capabilities required to administer debt cancellation plans, consumer lenders often contract with insurance services companies to manage these plans on their behalf.

Warranty Products.  Warranty products provide consumers with product repair, replacement or refund in the event of product defect, damage or failure. Warranty products must expressly exclude coverage of damage or failure due to accidental events in order for such products not to be regulated as insurance. Manufacturer’s warranties provide consumers with basic protection covering parts and labor costs for periods typically ranging from one to two years and are typically included as part of the cost of the consumer product. Extended service and product replacement plans are offered to consumers to enhance and extend the manufacturer’s warranty protection on consumer products. These products are offered by third-party providers and retailers and typically provide parts and labor coverage or product replacement for between one and five years beyond a manufacturer’s warranty. The scope of the coverage offered by extended service plans usually exceeds that offered by a manufacturer’s warranty and typically covers accidental damage and damage that is not covered by the original manufacturer’s warranty.

Extended warranties are marketed and distributed to consumers by retailers, insurance companies, manufacturers and warranty administrators. Retailers and manufacturers that offer extended warranty products typically contract with a warranty administrator to manage the administration of the product. Warranty administrators manage the program design, marketing strategy, contract administration, claims handling, billing and collection, reinsurance processing and reporting of warranty products on behalf of marketers and distributors. These products are sold to consumers either in connection with the product purchase or after the product has been purchased. Third-party warranty products typically have a single upfront fee to provide protection against product failures and damage over the term of the warranty. Extended warranty products provide retailers and manufacturers with incremental revenues and increase the profitability of consumer retail transactions and product purchases.

Car Clubs.  Car club memberships are generally sold by consumer finance companies as part of a consumer finance transaction. Car club memberships typically last one year and can extend for longer periods depending on state regulations. These memberships provide towing reimbursement and other roadside assistance services, depending on the package purchased by the consumer.

Business Process Outsourcing

The U.S. financial services industry faces significant operating challenges and increasing complexity arising from various economic, competitive and regulatory factors. Financial services companies continue to look for ways to grow revenue, improve operational efficiencies and increase profitability while meeting the needs and expectations of customers and distributors. Due to market-based pricing pressures, many insurance carriers are particularly focused on controlling costs and gaining market share to maintain profitability and acceptable returns on capital.

One of the primary benefits of outsourcing business processes for financial services companies is the ability to pay a variable fee based on the amount of services used instead of building and managing internal operations with a fixed cost structure. Business process outsourcing providers are generally also able to provide these services at a lower cost because they have larger scale operations that serve many clients. In addition to reducing overall costs and increasing financial flexibility, financial services companies use business process outsourcing services to improve new business and origination cycle times, improve the quality of processing, ensure consistency of service quality, accelerate product development and reduce the time to market for new products. By outsourcing certain business processes, we believe that financial services companies can focus on product innovation and leveraging specific core competencies to differentiate themselves from competitors in the market.

Within the financial services market, there are a wide range of services that often can be better managed by business process outsourcing vendors. Business process outsourcing providers typically offer integrated solutions designed to perform a specific business process, such as:

•	product engineering;

•	new product development;

•	direct and mass marketing;

•	data management and analysis;

•	claims processing;

•	policy administration and billing;

•	customer service and technical support;

•	call center management;

•	payment and settlement management;

•	collection of receivables;

•	finance and accounting; and

•	document management.

Financial services companies often outsource certain technical, administrative and support functions so that they can focus their financial and operational resources on core business functions such as developing and managing customer relationships, designing and pricing new products and managing risk. The outsourcing of certain business processes to more efficient providers with more advanced capabilities also often enhances the ability of financial services companies to serve customers through better access to information, more effective customer support and increased responsiveness. Business process outsourcing also allows companies to decrease the capital expenditures and fixed operating costs typically required to design, develop and operate sophisticated information technology systems. The time, effort and cost required to operate disparate information technology systems at an acceptable level of performance often creates operational inefficiencies and additional costs that adversely impact financial performance.

Wholesale Insurance Brokerage

Commercial insurance products, including property and casualty and life and health insurance, are generally marketed and sold by retail insurance brokers and agents and insurance companies. Property and casualty insurance carriers in the United States that are licensed in a state in which the insured risk is located are otherwise known as “admitted” carriers. Admitted insurance carriers generally offer standard insurance products with rates and forms that are regulated and coverages that are relatively uniform. Businesses that are unable to obtain insurance coverage from admitted insurance carriers because of their risk profile or their unique size or nature can typically seek to obtain insurance coverage in the surplus lines market. Surplus lines (also known as “non-admitted”) insurance carriers sell specialty insurance products that are not subject to the same degree of regulation of prices or coverage. To access and obtain insurance in the surplus lines market, state insurance regulations often require parties seeking insurance for a particular type of risk to first be declined by three or more admitted carriers.

Surplus lines insurance carriers generally cover irregular, unique and unusual risks that often have limited loss experience and data. Less stringent policy form and rate regulation allows surplus lines insurance carriers to tailor insurance products and premium rates to the specific needs of the insured party. Insurance carriers in the surplus lines market maintain coverage and rate flexibility that enables them to be responsive to the needs of insured parties and react quickly to changes and opportunities in the marketplace. The surplus lines market provides insured parties with the following benefits:

•	acceptance of unfamiliar and new business risks;

•	availability of coverage when the standard market declines the risk;

•	flexibility to tailor coverage to meet the needs of policyholders;

•	a stable market with new products to cover specialized risk exposures;

•	a competitive and voluntary alternative to residual insurance markets;

•	additional capacity for property and casualty exposures; and

•	insurance products that are responsive to market needs.

Surplus lines insurance carriers generally depend on licensed wholesale and retail insurance brokers and agents to distribute their products to insured parties. Wholesale insurance brokers often serve as an intermediary between insurance carriers and retail insurance agents and brokers to facilitate the placement of specialized, customized or complex commercial insurance products. Wholesale insurance brokers typically focus on specialty insurance products provided by “non-admitted” carriers. Retail insurance agents rely upon wholesale insurance brokers for placement expertise, access to specific markets and other value-added services required to obtain coverage for “hard-to-place” commercial risks in the surplus lines market. Retail insurance agents select wholesale brokers based on their expertise with specific risks and products, relationships with carriers and market knowledge. Typically, the retail insurance brokers and agents retain control of the relationship with the insured party. Many specialty insurance carriers distribute products primarily through wholesale insurance brokers to avoid the cost and complexity of dealing directly with a large number of retail insurance agents.

Wholesale insurance brokers can also operate as MGAs on behalf of insurance carriers under binding authority agreements. Binding authority agreements provide wholesale brokers with the ability to quote, bind and issue policies on behalf of an insurance carrier based on the carrier’s detailed underwriting guidelines. In addition to underwriting guidelines, binding authority agreements dictate policy pricing, commission rates and the scope of the binding authority.

Market Opportunity

The services that we provide help our clients meet the challenges of operating in competitive and dynamic markets. We believe that we are well positioned to capitalize on several key industry trends.

Financial Performance of Financial Services Companies and Retailers.  Financial services companies and retailers offer complementary services and products, including payment protection and insurance-related services and products, which we believe increase their revenue, enhance customer value and loyalty and improve their profitability. We believe that reduced insurance purchases, a generally “soft” property and casualty (P&C) environment, declining payrolls and decreasing sales have contributed to recent declines in premium volumes and returns on capital in the P&C industry. The revenue growth and profitability of consumer lenders, including banks, finance companies and other lenders, has been negatively impacted by declining lending activity and increased losses on loans. In the retail industry, increased competition, rising input costs, volatile customer traffic, high unemployment and adverse economic conditions have constrained revenue growth and profitability. As a result of these challenging market conditions and declining financial performance, we believe that financial services and retail companies will continue to focus on offering complementary services and products to their customers. Selling these products enables financial services and retail companies to increase their revenues and improve their profitability. According to the Consumer Credit Industry Association, net written premium for credit-related insurance was $6.2 billion in the United States in 2009, compared to $4.9 billion of net premium that was written in 2003.

Growth of the Specialty Property and Casualty Insurance Market.  The market for specialty insurance products has grown. We believe this market has grown as a result of increased acceptance of these products by insured parties and the development of new risk management products by insurance carriers. Insurance carriers operating in the surplus lines market generally distribute their products through wholesale insurance brokers such as Bliss & Glennon, creating growth opportunities for our business. According to A.M. Best, the surplus lines market increased from approximately 6.7% of total commercial P&C insurance premiums in 1998 to approximately 13.8% in 2008, and premiums written by surplus lines focused insurance carriers increased from $9.9 billion to $34.4 billion over the same time period. While this market fluctuates based on trends generally affecting the insurance industry, we believe that demand for surplus lines insurance will increase if economic conditions in the United States improve.

Growth of Outsourcing in the Insurance Industry.  By outsourcing business functions that can be more efficiently and cost effectively provided by specialized service providers, we believe that insurance companies can increase productivity, focus on core competencies and reduce operating costs. Functions that are typically being outsourced to third party service providers include product distribution, program management, underwriting, claims management and administration, loss mitigation and investment management. In addition, we believe that many insurers are outsourcing the implementation of business and product development projects to avoid the associated startup costs.

According to Celent, the size of the North American insurance outsourcing market is expected to grow from approximately $2.0 billion in 2008 to over $4.0 billion in 2013, representing a compounded annual growth rate of 14.9%. The continued shift towards outsourced solutions will create growth opportunities for our business.

BUSINESS

Overview

We are an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States. We sell our services and products directly to businesses rather than directly to consumers.

We began nearly 30 years ago as a provider of credit insurance products and, through our transformational efforts, have evolved into a diversified insurance services company. We now leverage our proprietary technology infrastructure, internally developed best practices and access to specialty insurance markets to provide our clients with distribution and administration services and insurance-related products. Our services and products complement consumer credit offerings, provide outsourcing solutions designed to reduce the costs associated with the administration of insurance and other financial products and facilitate the distribution of excess and surplus lines insurance products through insurance companies, brokers and agents. These services and products are designed to increase revenues, improve customer value and loyalty and reduce costs for our clients.

We generally target market segments that are niche and specialty in nature, which we believe are underserved by competitors and have high barriers to entry. We focus on building quality client relationships and emphasizing customer service. This focus, along with our ability to help clients enhance revenue and reduce costs, has enabled us to develop and maintain numerous long-term client relationships. Over 80% of our clients have been with us for more than five years.

Our fee-driven revenue model is focused on delivering a high volume of recurring transactions through our clients and producing attractive profit margins and operating cash flows. Historically, our business has grown both organically and through acquisitions of complementary businesses. Our total net revenues have grown 48.4% from $56.0 million for the year ended December 31, 2008 to $83.1 million for the year ended December 31, 2009. Our Adjusted EBITDA has grown 30.7% from $24.1 million for the year ended December 31, 2008 to $31.5 million for the year ended December 31, 2009. Our net income has grown 44.0% from $8.0 million for the year ended December 31, 2008 to $11.6 million for the year ended December 31, 2009.

Our Competitive Strengths

Strong Value Proposition for Our Clients and Their Customers.  We believe that our services and products enable our clients to generate high-margin, incremental revenues, enter new markets without making significant capital investments, mitigate risk and improve operating efficiencies. Additionally, we believe that by using our services and products, our clients benefit from enhanced customer loyalty, which can lead to better customer retention, new customer acquisitions and additional cross-selling opportunities. Our comprehensive, turn-key solutions also manage all of the essential aspects of insurance distribution and administration, providing low-cost access to complex, often highly-regulated markets. In our Payment Protection business, we facilitate the marketing of financial products that increase the revenues and profits that our clients earn from transactions with their customers. Our BPO solutions assist our clients in developing, marketing and administering insurance and other financial products without requiring them to make significant capital investments. Our Wholesale Brokerage business allows retail insurance brokers and agents to provide insurance coverage to their customers for risks that they otherwise might not be able to secure. This provides our Wholesale Brokerage clients with increased commission revenue, high customer satisfaction and greater customer retention. We believe that facilitating increased revenues and operating profits provides a strong value proposition for our clients.

Proprietary Technology and Low-Cost Operating Platform.  We use our proprietary technology infrastructure to deliver low-cost, highly automated services to our clients. Our customizable software platform integrates with our clients’ businesses, providing them with access to insurance products without significant up-front investments. Our Payment Protection and BPO services, in particular, are highly automated. We process most of our Payment Protection product transactions electronically and also provide automated Payment Protection product management tools to our clients. Our Automated Insurance Reporting (AIR) technology provides single point policy data entry and electronic underwriting data transmission to our Payment Protection clients. In our BPO business, we manage high volume direct marketing and product distribution programs for a wide variety of insurance and other financial products. Our proprietary BPO technology platform automates many of these functions, including customer solicitation, customer inquiry, policy form issuance and policy underwriting. By utilizing our platform, clients can automate core business processes and reduce their operating costs.

Our centralized hosted software platform provides services via the Internet, which is more cost effective than systems that require on-site installation and maintenance. The costs of our corporate, finance and management functions are shared across each of our business units, which results in lower operating costs for each of our individual businesses than would be possible if they operated on a stand-alone basis. As our businesses grow and we acquire new businesses, we expect to be able to continue to benefit from our low-cost operating platform.

Scalability.  We believe that our scalable and flexible technology infrastructure enables us to add new clients and launch new services and products quickly and easily without significant incremental expense. Our existing investment in software systems and hardware, as well as our highly trained and knowledgeable information technology personnel and consultants provide us with substantial capabilities to handle a significant increase in transaction volume in each of our businesses. We have been able to increase the number of specialty insurance distribution and administration clients in each of the last three years without incurring significant additional costs or capital expenditures.

High Barriers to Entry.  We believe that each of our businesses would be time consuming and expensive for new market participants to replicate. We also have strong, long-term relationships with clients and other market participants and substantial experience in the markets that we serve. In our Payment Protection business, we provide insurance products on behalf of our clients through regulated entities that are time consuming and expensive to establish. In addition, we embed our information systems within our clients’ business, and it would be costly, time consuming and disruptive for our clients to replace our services with those of another provider or to develop similar capabilities internally.

Experienced Management Team.  We have an experienced management team with extensive operating and industry experience in the markets that we serve. As of December 31, 2009, our named executive officers had a combined 44 years of experience with us and our subsidiaries and over 108 years of collective experience in the insurance and other financial services industries. Our management team has successfully developed profitable new services and products and completed the acquisition of seven complementary businesses since January 1, 2008. We believe that the extensive operating and industry experience of our management allows us to identify attractive market opportunities and provides market expertise to our clients, giving us a significant competitive advantage.

Key Attributes of Our Business Model

We believe the following are the key attributes of our business model:

Recurring Revenue Generation.  Our business model has historically generated substantial recurring revenues, high profit margins and significant operating cash flows. The services and products that we provide to our clients are generally sold to their customers on a recurring monthly, quarterly or annual basis. In addition, we have per unit contracts with clients that provide additional recurring revenue opportunities with our existing clients. By deploying our technology with many of our clients, we become an integral part of their businesses and systems and a key source of incremental revenues, which further enhances our client relationships and supports our recurring revenue streams.

Long-Term Customer Relationships.  By delivering value-added services and products to our clients’ customers, we become an important part of their businesses. We believe that by managing our clients’ services and products we integrate our operations into theirs, thereby increasing the value of our solutions and limiting our clients’ desire and ability to change providers. In other instances, particularly in our BPO business, we have fixed-term contracts. Over 80% of our clients have been with us for more than five years.

Wholesale Distribution.  We provide most of our services and products to businesses on a wholesale basis rather than directly to consumers and businesses on a retail basis. Our Payment Protection business provides services and products through financial institutions and retailers who, in turn, sell financial services and products on a retail basis to their customers. Our BPO business provides services that leverage third-party brands and distribution to allow our clients to reach their customers more effectively. Our Wholesale Brokerage business provides services and products through retail insurance brokers and agents who sell to insurance buyers. This sell-through model leverages the retail distribution capabilities, brands and customer relationships of our clients and limits our investment in the offices, staff, infrastructure and brand development that would be required to support a retail distribution model. Our wholesale distribution model also provides us with opportunities to take advantage of economies of scale.

Business Diversification.  Our businesses and results of operations are highly diversified. Our Payment Protection, BPO and Wholesale Brokerage businesses generated 51.5%, 28.3% and 20.2% of our total net revenues in 2009, respectively. Each of our businesses has a separate and distinct client base and generates revenue from both the consumer and business sectors of the economy. We believe this diversification positions us to take advantage of emerging industry trends and to better manage business, economic and insurance cycles than companies that operate in only one sector of the financial services industry. We intend to continue to invest in each of our businesses and to acquire additional complementary businesses in order to enhance our diversification.

Our Growth Strategy

Provide High Value Solutions.  We intend to continue to focus on servicing our clients through the development of services and products that will allow them to generate incremental revenues while reducing the costs of providing insurance and other financial products. We intend to accomplish this through the addition and enhancement of systems, technologies and processes and by continuing to focus on more closely integrating our operations with those of our clients. One of our significant technology initiatives is our continued refinement of our Automated Insurance Reporting (AIR) technology, which eliminates the need for dual point data entry by both us and our Payment Protection clients. Single point data entry by our clients and the electronic transmission and inputting of underwriting data has greatly increased our scalability and efficiency and allowed us to reduce our operating costs. We intend to continue to automate our claims processing so that we will be completely automated in the future, which would enhance accuracy in processing claims and reduce our operating costs. We are continuing to develop the technology and information systems necessary to support the mass marketing and distribution of a broad range of insurance products. These systems will allow us to distribute and administer life and health insurance products and to more effectively serve property and casualty insurers, agents and reinsurers, as well as insurance companies providing term life, universal life and specialty property and casualty products. We expect that our continued investment in the technology in our BPO business will create greater flexibility in our pricing structure, which will create new market opportunities and allow us to better serve mid-size life, health and property and casualty insurers.

Increase Revenue from Our Existing Clients.  We intend to leverage our long-standing relationships with our existing clients by providing them with additional services and products and introducing new services and products for them to market to their customers. By aggressively marketing our services and products and expanding our service and product offering, we believe we can increase revenue from existing clients in each of our businesses. In our Wholesale Brokerage business, we are seeking to offer our clients across the country access to more services and products through the use of national practice groups, which will allow us to generate additional revenues from our existing retail insurance brokers and agents and insurance companies by expanding the types of insurance products that they can offer to their customers. As our clients’ businesses grow due to improved economic conditions, increasing market prices and premiums for our products and the introduction of new services and products, we also expect to generate additional revenue under our volume-based fee arrangements.

Expand Client Base in Existing Markets.  We believe that there is a substantial opportunity to expand our client base in each of our businesses. We intend to develop new client relationships through the efforts of our direct sales force, from referrals from existing clients and business partners, by responding to requests for proposals and through our participation in industry events. We will seek to continue to expand our client base and our presence in our existing target markets by continually developing new client relationships, increasing our sales force, opening new offices and expanding our product and service offerings. We expect to continue to develop new clients in our Payment Protection business through increased penetration of geographic markets that we have recently entered. Additionally, we intend to enhance our existing information technology systems and capabilities to allow us to effectively provide business process outsourcing services to smaller clients in our existing markets. In our Wholesale Brokerage business, we intend to add specific market expertise in additional specialty product lines and client industries, which we believe will provide new client opportunities in our existing markets.

Enter New Geographic Markets.  Our Payment Protection and Wholesale Brokerage businesses have historically targeted specific geographic markets in the United States. We intend to expand our market presence into new geographic markets in the United States and internationally, as opportunities arise. Since 2003, we have obtained the requisite licenses to support the expansion of our Payment Protection business from eight states to over 40 states. We also intend to continue to broaden the jurisdictions in which our Payment Protection business operates by hiring new employees, opening new offices, seeking additional licenses and regulatory approvals and pursuing acquisition opportunities. Payment protection services and products are available throughout the world, and we believe there are significant opportunities to market and sell our payment protection and warranty administration services in international markets. We may consider opening offices, obtaining approvals, acquiring established complementary payment protection businesses, or establishing strategic relationships in international markets, such as Canada. We also intend to expand our Wholesale Brokerage business into new states and markets to develop a national presence. We are specifically targeting developing a presence in the wholesale brokerage market in the New York City metropolitan area, one of the largest excess and surplus lines insurance markets in the United States, along with expanding in key wholesale markets in California, Florida, Illinois and Texas. We also expect to increase our BPO sales force in order to focus on clients in new geographic areas.

Pursue Strategic Acquisitions.  We have a track record of successfully identifying, evaluating, acquiring and integrating complementary businesses. Since January 1, 2008, we have acquired seven businesses. We believe that our centralized infrastructure and established customer base enable us to enhance the revenue opportunities from the businesses that we acquire. Specifically, in our Payment Protection business, we are seeking to leverage our experience and domain expertise by acquiring administration businesses that specialize in similar financial products, including warranty products, identity theft prevention services and automobile service contracts. We also intend to expand our BPO business through strategic acquisitions of companies that enable us to expand our service offering to include services such as equipment subrogation and salvage and life and health insurance claims management. We also expect to pursue acquisitions of insurance distribution companies that have underwriting and program management capabilities, provide new product and industry expertise and expand the geographic presence of our Wholesale Brokerage business.

Our Businesses

We operate in three business segments. In each segment we deliver services and products that generate incremental revenues for our clients and utilize technology to reduce our operating costs. Our businesses benefit from efficiencies created by sharing accounting, compliance, legal, technology, human resources and administrative services.

Payment Protection

Our Payment Protection segment, marketed under our Life of the South brand, delivers credit insurance, debt protection, warranty, service contract and car club solutions along with administrative services to consumer finance companies, regional banks, community banks, retailers, small loan companies, warranty administrators, automobile dealers, vacation ownership developers and credit unions. Our clients then offer these products to their customers in conjunction with consumer finance transactions. Our Payment Protection segment specializes in providing products that protect consumer lenders and their borrowers from death, disability or other events that could otherwise impair their borrowers’ ability to repay a debt. By offering payment protection products to their customers through our wholesale distribution platform, our clients are able to generate additional revenue while mitigating their credit risk and the risk of non-payment by borrowers. As of June 30, 2010, our Payment Protection business had 121 full-time and part-time employees.

We own and operate insurance company subsidiaries to facilitate, on behalf of our Payment Protection clients, the distribution of credit insurance and payment protection services and products. See “— Insurance Companies and Ratings.” This allows our clients to sell these services and products to their customers without having to establish their own insurance companies, which saves our clients the cost and time of undertaking and complying with the substantial regulatory and licensing requirements. Our clients typically retain the underwriting risk related to such products either through retrospective commission arrangements or fully-collateralized reinsurance companies owned by them, which we administer on their behalf. While the majority of our Payment Protection revenue is fee-based, we assume insurance underwriting risk in select instances to meet our clients’ needs and to enhance our profitability.

Our Payment Protection business generates service and administrative fees, as well as net investment income earned on insurance premiums collected. We also generate net underwriting revenue from the limited portion of insurance premiums that we retain. For the year ended December 31, 2009, service and administrative fees, ceding commissions, net investment income and net underwriting revenue represented 20.7%, 56.2%, 11.1% and 12.0%, respectively of the net revenues of our Payment Protection business. In 2009, the Payment Protection business represented approximately 51.5% of our total net revenues and 57.7% of our pre-tax income.

Products and Services

The chart below highlights our Payment Protection products and services:

Products	Services

• Credit Property	• Policy and Claims Administration
• Credit Life & Credit Disability	• Captive Reinsurance Management
• Debt Cancellation	• Training — Products, Sales, Compliance
• Accidental Death & Dismemberment (AD&D)	• Transition Management • Policy Tracking Services
• Car Club Membership
• Warranty & Extended Service Plans
• Involuntary Unemployment
• Collateral Protection
• Single Interest Auto

We offer a wide range of regulated insurance products, including credit property, credit life, credit disability, AD&D, involuntary unemployment, collateral protection and single interest auto. We offer administration services for similar financial products that are not regulated as insurance products, including debt cancellation plans, warranty products and car club memberships. We also provide policy and claims administration, captive reinsurance management, training, transition management and policy tracking services to our clients.

While we believe we are not dependent on any single payment protection product, almost half of our Payment Protection revenues are derived from consumer finance distribution channels.

Credit Insurance.  Our credit insurance products offer protection related to life events and uncertainties that may occur following purchasing and borrowing transactions. Credit insurance programs generally offer consumers the option to protect an installment loan in the event of death, involuntary unemployment, disability or loss or impairment of collateral and are generally available to all consumers without the underwriting restrictions that apply to traditional insurance. We distribute our life, disability and property and casualty credit insurance primarily through our insurance company subsidiaries.

For our credit insurance products, our clients finance the related premium for consumers and pay the premium to our insurance companies, which administer the policies. We pay our clients a commission for each of these policies. Most of our credit insurance policies are written on a retrospective basis, which permits us to adjust the commission that we pay to our clients based on claims experience. We retain a specified portion of the premium as a fee for administering such policies. The administrative fees earned by us are recognized as service and administrative fees. We may not be able to offset adverse claims experience if our clients stop writing such policies or cease operations, in which case we are at risk because we may not be able to retrospectively adjust commissions to ensure that we retain the portion of the premium as an administrative fee to which we are entitled under the contractual relationship with that client.

Retrospective Commission Arrangement

Our clients also own PORCs that assume the credit insurance premiums and associated risk that they originate in exchange for ceding commissions that are paid to our insurance companies. The PORCs owned and controlled by our clients typically pay all losses associated with the insurance policies that they assume. We administer the PORCs on behalf of our clients and oversee the investment assets of the PORCs. The ceding commissions paid to our insurance companies are recognized as service and administrative revenue.

Producer Owned Reinsurance Companies
(PORCs)

We assume insurance underwriting risk on a limited portion of our credit insurance policies and retain the related premiums when our clients do not want or are unable to retain the risk. Any policies that we underwrite fit within our risk management policies. We cede a significant portion of these policies to third-party reinsurers through quota share or coinsurance arrangements. We also utilize reinsurance agreements to limit our catastrophic exposure on the insurance underwriting risk that we assume. Service and administrative fees that we receive for administering the ceded credit insurance premiums and investment income that we receive from the reserves maintained in trust accounts are recognized as ceding commissions. Experience refunds arising from our reinsurance arrangements are also included in ceding commissions. Net premiums earned from our retained Payment Protection products less the costs of settling claims and commissions paid on such products is recognized as net underwriting revenue. See “— Enterprise Risk Management” below.

Retained Premium

Debt Cancellation.  Debt cancellation plans are offered by lenders in conjunction with lines of credit, installment loans and credit cards. Debt cancellation plans waive or defer all or a portion of the monthly payments, monthly interest or the actual debt for the account holder for a covered event such as death, disability or job loss. These plans are similar to credit life, disability and involuntary unemployment insurance but, when provided by certain financial institutions, are not required to be underwritten by an insurance company. We earn fees for administering debt cancellation plans and related services for our clients.

Warranties and Service Contracts.  Through relationships with retailers, manufacturers, third party administrators and authorized service providers, we provide insurance to warranty administrators. These contracts provide consumers with coverage on appliances, electronics, computers, mobile devices, furniture and specialty products, protecting them from certain covered losses. Under these contracts, our clients pay the cost of repairing or replacing customers’ property in the event of damages due to mechanical breakdown, accidental damage, and casualty losses such as theft, fire, and water damage. We provide services that facilitate the distribution and administration of warranty or extended service contracts, including program design and marketing strategy.

Car Club Memberships.  Car club memberships are generally sold by consumer finance companies as part of a consumer finance transaction. Car club memberships typically last one year and can extend for longer periods depending on state regulations. These memberships provide towing reimbursement and other roadside assistance services, depending on the package purchased by the consumer. Under these contracts, our clients earn a commission related to the sale of memberships, and we earn fees related to the provision of membership benefits over the term of each membership.

Marketing and Distribution

We focus on establishing strong, long-term relationships with our clients, which are the distributors of our Payment Protection services and products, particularly lenders and retailers in niche markets. We market our services and products through a dedicated national sales team, which consisted of 14 people as of June 30, 2010, and general agents. We work closely with general agents specializing in the community bank and automotive markets who maintain relationships with our existing clients and assist us in developing new client relationships in these markets. As of June 30, 2010, we had life insurance products licenses in 45 states and property and casualty products licenses in 41 states.

Our marketing efforts typically involve a long selling cycle to secure a new client. Our efforts may begin through our sales efforts, referrals, a request for proposal or otherwise.

Clients

Our Payment Protection clients include consumer finance companies, community banks, regional banks, retailers, small loan companies, warranty administrators, automobile dealers, vacation ownership developers and credit unions. We had 1,111 Payment Protection clients as of December 31, 2009. We typically maintain long-term business relationships with our clients. From 2005 to 2009, our annual client retention rates averaged 95% in our Payment Protection business. Our Payment Protection business is not dependent on a particular client. Our top ten Payment Protection clients accounted for approximately 48.6% and 46.3% of our Payment Protection net revenues for the years ended December 31, 2009 and 2008, respectively.

BPO

Our BPO segment, marketed under our Consecta brand, is a leading provider of business process outsourcing services tailored to insurance companies and commercial lenders. We previously operated our BPO business under the LOTSolutions brand. In 2010, we re-branded our BPO business to reflect our broader BPO capabilities and to give it a distinct identity from our Life of the South brand. Through our operating platform, which utilizes our proprietary technology, we offer our clients versatile, turn-key solutions that enable them to test, launch, distribute and administer new insurance and other financial products at lower costs than if our client performs these functions on its own. Our proprietary administrative technology platform allows our clients to outsource the fixed costs and complexity associated with internal development and ongoing administration of insurance products. As of June 30, 2010, our BPO business had 59 full-time employees. We can also utilize up to 30 independent contractors to support our BPO business based on the needs of the business at any given time.

Insurance companies manage a wide variety of business functions to develop, market, distribute and administer insurance products. They also manage the regulatory, compliance and capital requirements of being an insurance company, as well as the assets and liabilities associated with their insurance policies. Insurance companies typically distribute their products to consumers through a variety of distribution intermediaries, including retail agents and brokers, wholesale brokers and MGAs. Insurance companies have traditionally managed internally all or most of these business functions and distribution partnerships.

Traditional Insurance Company Model

We provide a broad set of insurance administration services that enable insurance companies to outsource many of these business functions to us. Our services cover many phases of insurance business processes including product development, sales and marketing support, electronic underwriting, premium billing and collections, policy administration, claims adjudication and call center management.

We utilize our established, scalable infrastructure and technological capabilities to provide our clients with low-cost solutions that would otherwise be costly and time consuming for our clients to replicate themselves or obtain through another provider. Our technology platform and expertise allow us to reach our clients’ end-customers in an efficient and cost-effective manner. In addition, the scalability of our operating platform allows us to add new clients or additional services for clients without incurring incremental costs.

We use our analytics capabilities to help our clients devise new models for underwriting, risk management and actuarial analysis. While we have significant industry knowledge and experience that is valuable to our BPO clients, we do not compete with them, which is a key competitive factor. Our insurance company clients manage many of the regulatory and compliance functions, and also maintain responsibility for managing the assets, policy reserves and capital of their insurance companies. We do not take any insurance underwriting risk in our BPO business.

Consecta Insurance Company BPO Model

Our BPO solutions facilitate the implementation and administration of integrated, multi-party insurance marketing campaigns that provide incremental revenue opportunities and enhance customer relationships. We distribute and administer insurance and other financial products that are marketed to the end-customers of large financial institutions. We typically partner with leading insurance companies, financial service companies and direct marketing services firms to deliver our solutions. We work closely with these partners to develop and implement an integrated solution.

In providing our solutions, we seek to address the needs of each of these primary partners. The direct marketing services firms with which we partner, develop and design the marketing strategy for the insurance and other financial products that we distribute and administer on behalf of insurance companies. These mass marketing campaigns leverage the existing customer relationships and brand names of large financial institutions to provide new products and services to their customers, enhance their customer relationships and increase the value of their existing customer base. By partnering with these parties and providing our services, we provide insurance companies with access to new product distribution channels and create new product opportunities.

BPO Transaction Flow

Our BPO business generates service and administrative fees and other income under per-unit priced contracts that typically have a term of between one and three years. Our service and administrative fees for our BPO business are based on the complexity and volume of business that we manage on behalf of our clients. In 2009, the BPO business represented approximately 28.3% of our total net revenues and 48.4% of our pre-tax income.

Services

Our BPO segment provides a number of outsourcing, administrative, marketing and technology services. We market, develop and administer insurance and other financial products on behalf of our clients, including life and health insurance products, debt cancellation, identity theft protection and fee revenue programs and membership clubs.

Marketing and Strategy Execution.  We provide marketing consulting, statistical modeling and segmentation, list processing, campaign execution and other marketing services.

Enrollment and New Business Processing.  We can manage all aspects of our clients’ enrollment and new business processing. Our services include managing multiple customer response channels, such as Web-based systems, inbound call centers, mail and interactive voice response (IVR) systems.

Producer Services.  We offer our clients services and a flexible platform that manages all aspects of the life insurance processing cycle, including licensing and appointment and user defined compensation structures. Our services include commissions processing, recoupment, chargeback and adjustments.

Customer Materials.  We manage communications with our insurance company clients’ customers, including the automated production and distribution of policy delivery kits and receipts, welcome letters, underwriting endorsements and amendments to comply with the applicable regulatory requirements. We also manage communications between policy owners and carriers.

Customer Care and Support.  We manage customer care and support on behalf of our clients. Our customer care services include account servicing, handling queries, general servicing and dispute resolution.

Billing and Premium Processing.  We provide a range of billing services that can be customized for each client, which includes processing premium payments through credit cards, electronic funds transfers, mortgage escrow and direct billing.

Claims and Benefit Adjudication.  We utilize our proprietary, rules-based platforms to provide claim and benefit adjudication for life insurance, health benefits, debt cancellation and other programs on behalf of our clients.

Reporting and Business Intelligence.  We help our clients identify and manage valuable business data and provide periodic business reviews with specific recommendations for testing, strategies and business initiatives designed to help clients improve efficiencies, production, customer care and profitability.

Systems and Platforms.  We have proprietary and exclusively licensed processing platforms with the capability to provide automated core insurance business process outsourcing services, including but not limited to product quotation and illustrations, binding new policies, underwriting, billing, post issuance transactional activity, qualified plan distributions and claim processing associated with the administration of life insurance products.

Conversions.  We utilize industry knowledge, methodology and proprietary software to efficiently and effectively convert our clients’ data to our platform.

Product Advisory.  We advise clients in the development and execution of new product ideas that enable our clients to bring new products to market in an effective, timely and efficient manner.

Capital Advisory.  We provide comprehensive reviews of client capital structures and advise our clients on alternate solutions to improve the economic efficiency of runoff insurance operations. Once a particular solution has been chosen, we assist our clients with the structuring, implementation and execution of more efficient capital solutions.

Asset Recovery and Commercial Collections.  Through our Universal Equipment Recovery Group (UERG) brand, we provide pre-collection, asset recovery, deficiency collection and repossession management services to banks and commercial lending institutions.

Marketing and Distribution

We market our BPO services to both existing and potential clients through our dedicated sales team, which consisted of five people as of June 30, 2010. In addition to adding new clients, we also market new services and products to our existing clients. We are licensed as a third party insurance administrator in all 50 states.

We assign each of our clients a relationship manager who serves as the primary point of contact, ensuring that our services are being delivered effectively and that we are meeting or exceeding client expectations. The relationship manager is supported by an operations manager that has responsibility for all service delivery and is an integral part of the establishment of processes for a new client and a new product.

Our marketing efforts typically involve a relatively long selling cycle in which it can take 12 to 18 months to secure a new client. Our efforts may begin in response to a perceived opportunity, referrals, a request for proposal or otherwise. As our relationship with a client grows, the time required to win an engagement for additional products or services often gradually declines. In addition, as we become more knowledgeable about a client’s business and processes, our ability to identify opportunities to create value for the client typically increases. In particular, productivity benefits and greater business impact can often be achieved by focusing on processes that are “upstream” or “downstream” from the processes we initially handle, or by applying our analytical and technological capabilities to re-engineer processes. In addition, we have the opportunity to take over more complex and critical processes from our clients as we demonstrate our capabilities.

Our strong relationships with leading financial services companies and direct marketing services firms enable us to provide our solutions to our clients. Leading financial services companies, which are the companies that market the insurance and other financial products that we distribute and administer to their customers, rely on us to manage their customer information and provide a high-level of service to their customers. We enhance their customer relationships through our interaction with their customers. We believe that our strong relationships with these companies are an important component of our ability to deliver our solutions to our clients. As of December 31, 2009, we worked with more than 500 financial services companies to provide insurance and other financial services products to their customers. We also maintain strong relationships with direct marketing services firms that develop and design the marketing strategy for our clients and financial services company partners. Through our strong relationships with these companies we are introduced to potential new clients and business opportunities for our BPO business.

Our Clients

Our BPO clients include leading insurance companies, finance companies, banks and retailers. In 2009, we administered mass marketing campaigns on behalf of clients that generated over $184 million in gross written premium and net billed fees for the administration of insurance and debt cancellation programs. In 2009, our platform and technology enabled our team of 35 individuals on a daily basis to bill approximately 38,000 customers, process and deliver 5,500 policies, fulfill approximately 900 customer service calls and process approximately 900 claims.

We derive a substantial portion of our BPO business from insurance companies. Our largest BPO client, National Union Fire Insurance Company of Pittsburgh, PA (NUFIC), accounted for approximately 56.8% and 52.4% of our BPO revenues and 16.1% and 13.0% of our total net revenues for the years ended December 31, 2009 and 2008, respectively.

We currently have two agreements with NUFIC. Both agreements automatically renew for successive one year terms unless either party elects not to renew and provide the required notice of termination to the other party at least 180 days prior to the expiration of the term.

The NUFIC agreements allow for earlier termination by either party upon the occurrence of specified events, which vary by agreement. Such termination provisions include events such as a merger, change in control, bankruptcy or the suspension, revocation or termination of necessary licenses. In addition, one agreement contains force majeure termination provisions. Both of these agreements contain provisions that would require us to pay penalties or provide the client the right to terminate the contract if we do not meet pre-agreed service level requirements regarding such administrative functions, including fulfillment, billing, telephone responsiveness, policyholder inquiry/complaint handling, and claims handling, with corresponding timeline and/or accuracy standards for each measurement.

For the term of one of the agreements and 18 months thereafter, we have agreed not to develop, market, solicit or offer any insurance programs or products that are similar to certain insurance programs or products that NUFIC provides, except for certain programs or products that we offered through third parties at the time we entered into the agreements.

Wholesale Brokerage

Our Wholesale Brokerage segment, marketed under our Bliss & Glennon brand, uses a sell-through model to sell specialty P&C and surplus lines insurance. We also provide underwriting services for ancillary or niche insurance products as a MGA for surplus lines and other specialty insurance carriers. In April 2009, we acquired Bliss & Glennon, founded in 1965, which was being divested by Willis North America Inc. because it was a non-strategic business unit. We purchased Bliss & Glennon, in order to diversify our revenue at what we believed was an attractive time to enter the wholesale brokerage business. We believe our emphasis on customer service, rapid responsiveness to submissions and underwriting integrity in this segment has resulted in high customer satisfaction among retail insurance brokers and agents and insurance companies. As of June 30, 2010, our Wholesale Brokerage business had 188 full-time and part-time employees, including 67 brokers.

Wholesale Brokerage

We receive applications for insurance directly from retail insurance brokers and agents. If the insurance need fits our binding authorities, we evaluate the price of available insurance products, make underwriting decisions regarding the risks that are covered, bind coverage and issue insurance policies on behalf of an insurance carrier. If the insurance need is complex or large and exceeds our binding authorities, we seek quotes for coverage from carriers through our brokerage arrangements. We believe that our ability to respond rapidly to such submissions is a key competitive factor. In addition, we aim to differentiate our Wholesale Brokerage services by offering creative solutions, exceptional client service, access to high quality insurance carriers and a full range of services and products for hard to place risks. Our Wholesale Brokerage business provides retail insurance agent and broker clients with the ability to obtain various types of commercial insurance coverages outside of the agent or broker’s core areas of focus, broader access to insurance markets and the expertise to place complex risks. Without assistance from a wholesale broker like Bliss & Glennon, many of the agents and brokers that we support would not have access to these specialized types of insurance policies. Moreover, we believe that insurance carriers value their relationship with us because we provide them with access to new markets without the need for costly distribution infrastructure. We also utilize our technology platforms to provide our clients with administrative services, including policy underwriting, premium and claim administration and actuarial analysis.

Our Wholesale Brokerage business is licensed to operate in 37 states with its principal operations in California, one of the largest surplus lines markets in the United States by premium volume. We are among the top 20 largest surplus lines wholesalers in the United States and the seventh largest in California. We also have offices in Texas, Florida, Illinois, New Hampshire and Alabama. We have binding authority relationships with 25 insurance carriers and have relationships with over 130 insurance carriers.

Our Wholesale Brokerage business earns wholesale brokerage commissions and fees for the placement of specialty insurance products. Following our acquisition of Bliss & Glennon in April 2009, the Wholesale Brokerage business generated $16.8 million in revenues and $2.1 million in pre-tax income, which represented approximately 20.2% of our total net revenues and 11.8% of our pre-tax income for the year ended December 31, 2009. In 2009, net commissions and fees income represented 94.7% of the Wholesale Brokerage net revenues and profit commissions represented 5.3% of the Wholesale Brokerage net revenues. In 2009, 52.6% of net commissions and fees were from brokerages, 44.2% from binding authority programs and 3.2% from underwriting personal lines.

Products and Services

We offer a broad portfolio of specialty surplus lines and property and casualty insurance products, as well as other specialty coverages. Our surplus lines insurance products include many insurance coverages for businesses, including commercial property, liability, package, automobile, garage, transportation and professional and management liability. In addition, we offer insurance to individuals, including personal liability and homeowners products. We provide underwriting services to insurance carriers for niche insurance products under binding authority agreements. We also provide insurance premium financing services and products to our clients, which they offer to their customers.

The chart below highlights our Wholesale Brokerage products and services:

Products and Services
Professional &
			Management		Personal	Premium
Commercial Property	Casualty	Construction	Liability	Transportation	Lines	Finance

• Earthquake/DIC	• Construction	• Business Owners Policies (BOPs)	• Errors & Omissions	• Commercial Auto	• Property	• Commercial Property & Casualty
• Wind	• Environmental & Pollution	• Multi-line Policies	• Directors & Officers	• Truck Liability	• Umbrella	• Personal Lines
• Flood	• General Liability		• Employment Practices Liability	• Cargo
• Large Layered	• Product Liability		• Fiduciary	• Garage
• Inland Marine	• Liquor Liability
• Umbrella & Excess

Commercial Property.  We offer property insurance products and related risk management services, including coverages that are difficult to insure in the standard market. These include coverages for earthquake, wind, flood, fire, difference in conditions, builders risk, vacant properties and large layered accounts.

Casualty.  We have substantial expertise in providing strategically focused risk insurance products for businesses, including general liability, product liability, umbrella and excess liability and special events coverage. Our general liability lines products cover risks that the standard marketplace is often unwilling or unable to cover, such as amusement parks, apartment buildings, artisan contractors, clothing and cosmetic manufacturing, day care centers, nightclubs, restaurants and bars, health/exercise clubs and vacant buildings. Our product liability lines products focus on liability exposure for local, regional, national and multi-national businesses. We have expertise with large umbrella and excess liability insurance risks. We also place insurance for risks associated with special events, including sporting events, theatrical performances, entertainment events, contests, conventions and other large gatherings.

Construction.  We offer construction-related surplus lines insurance products to general and artisan contractors, including general liability, excess liability, pollution, commercial/municipal, residential, owner and contractor protection, self-insured retention coverage, liability and workers compensation “wrap-up” policies for construction projects. We also provide owner or contractor controlled liability insurance policies and other construction project specific liability policies.

Professional and Management Liability.  We provide a broad range of professional liability coverages, including errors and omissions liability, director & officers liability, employment practices liability, fiduciary liability, crime insurance and fidelity bonds.

Environmental & Pollution.  We place policies that insure against a wide range of environmental and pollution risks, including site pollution, construction related pollution and underground storage tank risks.

Transportation.  The transportation related coverages that we place include garage insurance, inland marine, cargo coverage and non-truck liability, as well as commercial auto and truck liability and physical damage coverage.

Personal Lines.  We provide personal liability coverages to individuals, including umbrella coverage, home business coverage, vacant dwelling insurance, fire insurance, special events coverage and excess liability coverage.

Premium Finance.  With each insurance quote, we also automatically provide terms for financing the related premium through our South Bay Acceptance Corporation subsidiary. We offer retail brokers access to their finance accounts through our website and through our customer service call center. South Bay Acceptance Corporation also offers financing through retail agents and brokers on other insurance policies not provided through Bliss & Glennon.

Marketing and Distribution

We develop and maintain relationships with retail insurance brokers and agents of insurance carriers who underwrite the products that we distribute. We have longstanding relationships with our retail broker and agent clients as well as a variety of leading insurance carriers. We are continually seeking to expand our network of retail insurance brokers and agents and insurance companies. Our wholesale brokers target retail insurance agents who can benefit from our expertise and access to insurance carriers.

Clients

During 2009, we placed business for retail insurance brokerage firms of varying sizes, ranging from large, multinational and domestic brokers such as Willis Group Holdings PLC, Arthur J. Gallagher & Co., BB&T Corporation, Alliant Insurance Services, Inc. and Brown & Brown, Inc., to small, local agencies. Although we do business with many of the large, national and regional retail insurance brokerage firms, we derive a substantial part of our business from small to mid-size retail insurance agencies. In 2009, our largest retail insurance brokerage client, Willis, represented approximately 14% of our direct written premium placed. Our ten largest retail insurance brokerage clients represented approximately 28.8% of our direct written premium placed.

Willis accounted for approximately 11.1% and 11.3% of our Wholesale Brokerage net revenues for the years ended December 31, 2009 and 2008, respectively.

We acquired Bliss & Glennon from Willis on April 15, 2009. The purchase agreement governing this acquisition included provisions for Bliss & Glennon to remain an approved wholesale insurance broker for at least seven years from the closing of the acquisition subject to our compliance with various approved wholesaler requirements. In addition, the purchase agreement provides certain other provisions that support a long-term relationship with Willis. We are currently in compliance with the approved wholesaler requirements and believe we are in good standing with Willis.

Insurance Carriers

We have commercial relationships with over 130 insurance carriers, including large insurance carriers who distribute a wide range of products and operate internationally as well as smaller insurance carriers who focus on certain specialty niches or products and who operate nationally or regionally in the United States.

We act as an MGA under binding authority agreements for more than 25 insurance carriers. Binding authority agreements provide wholesale brokers with the ability to quote, bind and issue policies on behalf of an insurance carrier based on the carrier’s detailed underwriting guidelines. In addition to underwriting guidelines, binding authority agreements dictate policy pricing, commission rates and the scope of the binding authority.

We monitor the financial strength ratings of the insurance carriers with which we do business, and we generally advise our Wholesale Brokerage clients to conduct business with insurance carriers that maintain satisfactory financial strength ratings from A.M. Best.

Enterprise Risk Management

We manage risks by employing controls in our insurance, investment and operational functions. These controls are designed to both place limits on our operating activities and provide information and reports that help identify any needed adjustments to our existing controls. Senior management supports the discussion and enforcement of risk controls in the management of our businesses. In order to coordinate risk management efforts and ensure alignment between our risk-taking activities and our strategic objectives, we have an enterprise-wide risk management program. As part of our risk management program, we appointed a Chief Risk Officer who reports directly to our Chief Executive Officer.

In the ordinary course of our Payment Protection business, we enter into reinsurance agreements with reinsurers owned by our clients, which are referred to as PORCs. Under these agreements, the PORCs are liable to us to the extent of the reinsurance ceded, or transferred, to them. However, we remain liable as the direct insurer on all risks reinsured. We have established risk management practices and policies to minimize our potential exposure to PORCs. We typically require each PORC to hold cash and cash equivalents as collateral in excess of any reinsurance recoverable amount (i.e. the statutory credit reinsurance requirement) in a trust account managed by us. This amount is typically 110% of the statutory reserve. We also have the ability to collect unpaid reinsurance receivables from PORCs by withholding cash flows from future insurance policies.

We underwrite a limited portion of our credit-insurance policies in our Payment Protection business and retain the related premiums. We typically underwrite such policies when our clients do not want to or are unable to retain the risk. All policies that we underwrite are within our established underwriting guidelines and risk management policies. We also purchase reinsurance to further control our exposure to potential losses and to protect the capital resources of our insurance subsidiaries. We utilize a variety of reinsurance agreements to control our exposure to large losses on individual insurance policies and to limit our exposure to catastrophic events.

We purchase per risk excess of loss and catastrophe reinsurance from high-quality, highly rated reinsurers. Our property per risk excess of loss reinsurance covers losses up to as much as $1.8 million above our $200,000 retention. Less than 5% of the insurance policies that we underwrite have a policy limit that exceeds our retention of $200,000. We also purchase property catastrophe reinsurance that covers 100% of aggregate property losses up to $1.5 million in excess of our $2.0 million retention, which we believe provides adequate coverage for a 1-in-100 year catastrophic event at an attractive cost. Our life per risk excess of loss reinsurance covers losses in excess of $45,000 up to as much as $155,000. We also purchase life catastrophe reinsurance that covers 100% of aggregate life losses up to $2.0 million above our $135,000 retention. We believe that the life per risk excess of loss and catastrophe reinsurance that we purchase provides adequate coverage for the low policy limit credit insurance that we underwrite.

The investments of our insurance company subsidiaries must comply with applicable laws and regulations which prescribe the kind, quality and concentration of investment. In general, these laws and regulations permit investments, within specified limits and subject to some qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common equity securities, mortgage loans, real estate and some other investments. Our enterprise risk management practices include the determination of our investment strategy and management of our formal investment policy. Our investment strategy seeks long-term returns with asset price stability through disciplined security selection and portfolio diversity. Our investment policy and strategy are reviewed and approved by our board of directors annually. Pursuant to our investment policy and the terms of an investment management agreement, and with the oversight of our senior management, Conning Asset Management Company manages our insurance subsidiaries’ investment portfolios with an experienced team of investment professionals.

For further information regarding our disaster recovery plans for our technology systems, see “— Technology and Operations — Data Center and Network Facilities.” We also have plans in place to comply with privacy laws and protect consumer data, which are described in further detail under “— Regulation.”

Competition

Our businesses focus on niche segments within broader insurance markets. While we face competition in each of our businesses, we believe that no single competitor competes against us in all of our segments and the markets in which we operate are generally characterized by a limited number of competitors. Competition in our operating segments is based on many factors, including price, industry knowledge, quality of client service, the effectiveness of our sales force, technology platforms and processes, the security and integrity of our information systems, the financial strength ratings of our insurance subsidiaries, office locations, breadth of product and services and brand recognition and reputation. Some competitors may offer a broader array of services and products, may have a greater diversity of distribution resources, may have a better brand recognition, may have lower cost structures or, with respect to insurers, may have higher financial strength or claims paying ratings. Some competitors also have larger client bases than we do. In addition, new competitors could enter our markets in the future. The relative importance of these factors varies by product and market. The competitive landscape for each of the businesses is described below.

In our Payment Protection business, we compete with insurance companies, financial institutions and other insurance service providers. The principal competitors for our Payment Protection business include the payment protection groups of Aon Corporation, Assurant, Inc., Asurion Corporation and smaller regional companies. As a result of state and federal regulatory developments and changes in prior years, certain financial institutions are able to offer debt cancellation plans and are also able to affiliate with other insurance companies in order to offer services similar to those in our Payment Protection business. As financial institutions gain experience with payment protection programs, their reliance on our services and products may diminish.

Our BPO business competes with a variety of companies, including large multinational firms that provide consulting, technology and/or business process services, off-shore business process service providers in low-cost locations like India, and in-house captives of potential clients. Our principal business process outsourcing competitors include Aon Corporation, Computer Sciences Corporation, Direct Response Insurance Administration Services, Inc., Marsh & McLennan Companies, Inc., Perot Systems Corporation (a subsidiary of Dell, Inc.) and Unisys Corporation. The trend toward outsourcing and technological changes may also result in new and different competitors entering our markets. There could also be newer competitors with strong competitive positions as a result of strategic consolidation of smaller competitors or of companies that each provide different services or serve different industries. In addition, a client or potential client may choose not to outsource its business, including by setting up captive outsourcing operations or by performing formerly outsourced services themselves.

Our Wholesale Brokerage business competes with numerous firms for retail insurance clients, including AmWINS Group, Inc., Arthur J. Gallagher & Co., Brown & Brown, Inc. and The Swett & Crawford Group, Inc. Many of our Wholesale Brokerage competitors have relationships with insurance companies or have a significant presence in niche insurance markets that may give them an advantage over us. Because relationships between insurance intermediaries and insurance companies or clients are often local or regional in nature, this potential competitive disadvantage is particularly pronounced outside of California. This could also impact our ability to compete effectively in any new states or regions that we enter. A number of standard market insurance companies are engaged in the sale of products that compete with those products we offer. These carriers sell their products directly through retail agents and brokers, without the involvement of a wholesale broker, which may yield higher commissions to retail agents and brokers and may impact our ability to compete. In addition, the Internet continues to evolve as a source for direct placement of personal lines business.

In addition, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and regulations enacted thereunder permit banks, securities firms and insurance companies to affiliate. As a result, the financial services industry has experienced and may continue to experience consolidation, which in turn has resulted and could continue to result in increased competition from diversified financial institutions, including competition for acquisition prospects.

Insurance Companies and Ratings

The following table sets forth our insurance subsidiaries:

Name	Domicile	Licensed States

Life of the South Insurance Company	Georgia	45 states
Southern Financial Life Insurance Company	Kentucky	Kentucky
Bankers Life of Louisiana	Louisiana	Louisiana
Lyndon Southern Insurance Company	Delaware	41 states
Insurance Company of the South	Georgia	Georgia and North Carolina

Rating organizations periodically review the financial strength of insurers, including our insurance subsidiaries. Insurance companies are assigned financial strength ratings based upon factors relevant to policyholders such as financial strength, operating performance, strategic position and ability to meet ongoing obligations to policyholders. Ratings are an important factor in establishing the competitive position of insurance companies. A.M. Best’s financial strength ratings, which are not investment ratings, range from A++ (superior) to S (suspended), and include 16 separate ratings categories. All of our insurance subsidiaries have a financial strength rating of B++, which is the fifth highest of the ratings categories, from A.M. Best. According to A.M. Best, a B++ rating, in their opinion, means a company has a good ability to meet its ongoing insurance obligations. Our insurance subsidiaries are subject to periodic review by rating organizations and may be revised upward, downward or revoked at their sole discretion. In our Payment Protection business, we generally target markets that are not ratings sensitive. Accordingly, we do not consider obtaining upgraded ratings to be a strategic focus.

Regulation

Our Payment Protection, BPO and Wholesale Brokerage businesses are subject to extensive regulation and supervision, including at the federal, state and local level and, to a limited degree, by foreign authorities. We cannot predict the impact of future state, federal or foreign laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may have a material adverse effect on our results of operations and financial condition.

Payment Protection

State Regulation

Our insurance operations and subsidiaries are subject to regulation in the various states and jurisdictions in which they transact business. State insurance laws and regulations regulate most aspects of our insurance businesses, and our insurance subsidiaries are regulated by the insurance departments of the states in which they are domiciled and licensed. Our non-U.S. insurance operations are principally regulated by insurance regulatory authorities in the jurisdictions in which they are domiciled (i.e., Turks and Caicos). Our insurance products and thus our businesses also are affected by U.S. federal, state and local tax laws, and the tax laws of non-U.S. jurisdictions.

The extent of U.S. state insurance regulation varies, but generally derives from statutes that delegate regulatory, supervisory and administrative authority to a department of insurance in each state. The purpose of the laws and regulation affecting our insurance operations is primarily to protect the policyholders and not our stockholders or our agents (i.e., the financial institutions that sell our products to their customers). The regulation, supervision and administration by state departments of insurance relate, among other things, to: standards of solvency that must be met and maintained; the payment of dividends; changes in control of insurance companies; the licensing of insurers and their agents and other producers; the types of insurance that may be written; privacy practices; the ability to enter and exit certain insurance markets; the nature of and limitations on investments and premium rates, or restrictions on the size of risks that may be insured under a single policy; reserves and provisions for unearned premiums, losses and other obligations; deposits of securities for the benefit of policyholders; payment of sales compensation to third parties; approval of policy forms; and the regulation of market conduct, including underwriting and claims practices. Further, state legislators and insurance regulators and the National Association of Insurance Commissioners (NAIC) continually re-examine laws and regulations, which may result in changes to existing laws or regulations or interpretations thereof that adversely affect our business. Although we believe we are in compliance in all material respects with applicable state and federal laws and regulations, there can be no assurance that more restrictive laws or regulations will not be adopted in the future that could make compliance more difficult or expensive.

State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual statements and other reports, prepared under statutory accounting principles (SAP), relating to the financial condition of companies and other matters. Financial examinations completed during the past three years with respect to our operating insurance company subsidiaries have not resulted in material negative adjustments to statutory surplus, and pending financial and market conduct examinations with respect to these subsidiaries have not identified any material findings to date.

At the present time, our insurance company subsidiaries are collectively licensed to transact business in 45 states including the District of Columbia, although three of our insurance subsidiaries individually are licensed in only one or a few states. We have insurance subsidiaries domiciled in the states of Delaware, Georgia, Kentucky and Louisiana.

Insurance Holding Company Statutes.  All U.S. jurisdictions in which our insurance subsidiaries conduct insurance business have enacted laws that generally require each insurance company in a holding company system to register with the insurance regulatory authority of its jurisdiction of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial conditions of the insurers within the system.

As a holding company, we are not regulated as an insurance company, but because we own capital stock in insurance subsidiaries, we are subject to the state insurance holding company statutes, as well as certain other laws of each of the states of domicile of our insurance subsidiaries. All holding company statutes, as well as other laws, require disclosure and in many instances, prior regulatory approval of material transactions between an insurance company and an affiliate. The holding company statutes as well as other laws also require, among other things, prior regulatory approval of an acquisition of control of a domestic insurer, certain transactions between affiliates and payments of extraordinary dividends or distributions. Transactions within the holding company system affecting insurers must be fair and reasonable, and each insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs.

Change in Control Requirements.  State insurance regulatory laws intended primarily for the protection of policyholders contain provisions that require advance approval, by the state insurance commissioner, of any change in control of an insurance company that is domiciled, or in some cases, having such substantial business that it is deemed to be commercially domiciled, in that state. Prior to granting such approval, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control. We own, directly or indirectly, all of the shares of stock of insurance companies domiciled in Delaware, Georgia and Louisiana. We own 85% of the shares of stock of an insurance company domiciled in Kentucky, with 15% owned by a private party. “Control” is generally presumed to exist through the ownership of 10% or more of the voting securities of a domestic insurance company or of any company that controls a domestic insurance company. Any purchaser of shares of common stock representing 10% or more of the voting power of our capital stock generally will be presumed to have acquired control of our domestic insurance company subsidiaries unless, following application for exemption by that purchaser in each insurance subsidiary’s state of domicile, the relevant insurance commissioner determines otherwise.

In addition, the laws of many states contain provisions requiring pre-notification to state agencies prior to any change in control of a non-domestic insurance company subsidiary that transacts business in that state. While these pre-notification statutes do not authorize the state agency to disapprove the change in control, they do authorize issuance of cease and desist orders with respect to the non-domestic insurer if it is determined that conditions, such as undue market concentration, would result from the change in control.

Any future transactions that would constitute a change in control of any of our insurance company subsidiaries would generally require prior approval by the insurance departments of the states in which our insurance subsidiaries are domiciled or commercially domiciled and may require pre-acquisition notification in those states that have adopted pre-acquisition notification provisions and in which one or more of such insurance subsidiaries are admitted to transact business. These requirements may deter, delay or prevent transactions affecting the control of our common stock, including transactions that could be advantageous to our stockholders.

Dividends Limitations.  As an insurance holding company, our ability to meet our obligations and pay operating expenses and dividends depends on the receipt of sufficient funds from our primary operating insurance company subsidiaries. The inability of these companies to pay dividends to us in an amount sufficient to meet obligations and pay expenses and dividends could have a negative effect on us.

The payment of dividends to us by any of our insurance company subsidiaries in excess of a certain amount (i.e., extraordinary dividends) must be approved by the subsidiary’s domiciliary state department of insurance. For example, Georgia, the state of domicile of our largest insurance company subsidiary, Life of the South Insurance Company, prohibits the payment of any dividend, the amount of which, together with all dividends made in the preceding twelve months, exceeds the greater of (i) 10% of Life of the South Insurance Company’s statutory surplus as of the end of the prior calendar year or (ii) Life of the South Insurance Company’s statutory net gains from operations from the prior calendar year, without prior approval from the Georgia insurance regulator. Under this restriction, the maximum dividend permitted to be paid by Life of the South Insurance Company without prior regulatory approval in 2010 would be $8.3 million. In the event the insurance regulatory authorities of any such state were to prohibit the payment of dividends to us, such dividends would not be available for our other businesses or potential investments. In addition, Delaware prohibits Lyndon Southern Insurance Company, a Delaware domestic insurer, from paying a dividend from any source other than earned surplus without the prior approval of the Delaware insurance regulator. “Earned surplus” is defined as an amount equal to the insurer’s unassigned funds as set forth in its most recent annual statement submitted to the Delaware insurance department including all or part of its surplus arising from unrealized capital gains or revaluation of assets. Ordinary dividends, for which regulatory approval is generally not required, are limited to amounts determined by a formula, which varies by state. If insurance regulators determine that payment of an ordinary dividend or any other payments by our insurance company subsidiaries to us (such as payments under a tax sharing agreement or payments for employee or other services) would be adverse to policyholders or creditors, the regulators may block or restrict such payments that would otherwise be permitted without prior approval.

Our insurance company subsidiaries also must give ten days’ prior notice to the state commissioner of insurance of an intention to pay a dividend or make a distribution other than an extraordinary dividend or extraordinary distribution and/or notify the commissioner shortly after declaration of such dividend or distribution. Following any payment of a dividend, the insurer’s policyholder surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs.

Regulation of Investments.  Our insurance company subsidiaries must comply with their respective state of domicile’s laws regulating insurance company investments. These laws prescribe the kind, quality and concentration of investments and while unique to each state, the laws are modeled on the standards promulgated by the NAIC. Such investment laws are generally permissive with respect to federal, state and municipal obligations, and more restrictive with respect to corporate obligations, particularly non-investment grade obligations, foreign investment, equity securities and real estate investments. Each insurance company is therefore limited by the investment laws of its state of domicile from making excessive investments in any given security (such as single issuer limitations) or in certain classes or riskier investments (such as aggregate limitation in non-investment grade bonds). The diversification requirements are broadly consistent with our investment strategies. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for the purpose of measuring surplus, and, in some instances, would require divesture of such non-complying investments. We believe the investments made by our insurance subsidiaries comply with these laws and regulations.

Risk-Based Capital Requirements.  The NAIC has adopted a model act with risk-based capital (RBC) formulas to be applied to insurance companies. RBC is a method of measuring the amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. RBC standards are used by state insurance regulators to determine appropriate regulatory actions relating to insurers that show signs of weak or deteriorating conditions. The domiciliary states of our insurance subsidiaries have adopted laws substantially similar to the NAIC’s RBC model act. RBC requirements determine minimum capital requirements and are intended to raise the level of protection for policyholder obligations. RBC levels are not intended as a measure to rank insurers generally, and the insurance laws in our domiciliary states generally restrict the public dissemination of insurers’ RBC levels. Under laws adopted by individual states, insurers having total adjusted capital less than that required by the RBC calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

Under laws adopted by individual states, insurers having less total adjusted capital (generally, as defined by the NAIC), than that required by the relevant RBC formula will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy. The RBC laws provide for four levels of regulatory action. The extent of regulatory intervention and action increases as the ratio of total adjusted capital to RBC falls. The first level, the company action level, requires an insurer to submit a plan of corrective action to the regulator if total adjusted capital falls below 200% of the RBC amount (or below 250%, when the insurer has a “negative trend” as defined under the RBC laws). The second level, the regulatory action level, requires an insurer to submit a plan containing corrective actions and requires the relevant insurance commissioner to perform an examination or other analysis and issue a corrective order if total adjusted capital falls below 150% of the RBC amount. The third level, the authorized control level, authorizes the relevant insurance commissioner to take whatever regulatory action is considered necessary to protect the best interests of the policyholders and creditors of the insurer, which may include the actions necessary to cause the insurer to be placed under regulatory control (i.e., rehabilitation or liquidation) if total adjusted capital falls below 100% of the RBC amount. The fourth action level is the mandatory control level, which requires the relevant insurance commissioner to place the insurer under regulatory control if total adjusted capital falls below 70% of the RBC amount.

The formulas have not been designed to differentiate among adequately capitalized companies that operate with higher levels of capital. At December 31, 2009, all of our insurance subsidiaries had total adjusted capital in excess of amounts requiring company or regulatory action at any prescribed RBC action level.

Statutory Accounting Principles.  Statutory accounting principles (SAP) is a basis of accounting developed by U.S. insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various U.S. jurisdictions. These accounting principles and related regulations determine, among other things, the amounts our insurance subsidiaries may pay to us as dividends.

GAAP is designed to measure a business on a going-concern basis. It gives consideration to matching of revenue and expenses and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under GAAP is based in part upon best estimate assumptions made by the insurer. Stockholder’s equity represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with GAAP may be different from those reflected in financial statements prepared under SAP.

Policy and Contract Reserve Sufficiency Analysis.  Under the laws and regulations of their jurisdictions of domicile, our insurance company subsidiaries are required to conduct annual analyses of the sufficiency of statutory reserves. In addition, other jurisdictions in which the subsidiaries are licensed may have certain reserve requirements that differ from those of their domiciliary jurisdictions. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the insurer must set up additional reserves by moving funds from surplus. Our insurance subsidiaries most recently submitted these opinions without qualification as of December 31, 2009 to applicable insurance regulatory authorities.

Assessments for Guaranty Funds.  Virtually all states require insurers licensed to do business in their state to bear a portion of the loss suffered by some insured’s as a result of the insolvency of other insurers. Depending upon state law, insurers can be assessed an amount that is generally equal to between 1% and 3% of premiums written for the relevant lines of insurance in that state each year to pay the claims of an insolvent insurer. A portion of these payments is recoverable through premium rates, premium tax credits or policy surcharges. Significant increases in assessments could limit the ability of our insurance subsidiaries to recover such assessments through tax credits or other means. In addition, there have been some legislative efforts to limit or repeal the tax offset provisions, which efforts, to date, have been generally unsuccessful. These assessments may increase in the future, depending on the rate of insurance company insolvencies. We cannot predict the amount or timing of any future assessments for guaranty funds.

Market Conduct Regulation.  State insurance laws and regulations include numerous provisions governing the marketplace activities of insurers and insurance producers, including provisions governing the form and content of disclosure to consumers, product illustrations, agent and licensing, advertising, sales and underwriting practices, complaint handling and claim handling. The state regulatory authorities generally enforce these provisions through periodic market conduct examinations.

Statutory Financial Examinations.  As part of their regulatory oversight process, state insurance departments conduct periodic detailed examination of the books, records, accounts and business practices of insurers domiciled in their jurisdictions. These examinations generally are conducted under guidelines promulgated by the NAIC.

Regulation of Credit Insurance Products.  Most states and other jurisdictions in which our insurance subsidiaries do business have enacted laws and regulations that apply specifically to consumer credit insurance. The methods of regulation vary but generally relate to, among other things, the amount and term of coverage, the content of required disclosures to borrowers, the filing and approval of policy forms and rates, the ability to provide creditor-placed insurance and limitations on the amount of premiums that may be charged and on the amount of compensation that may be paid in connection with the sale of such insurance.

The regulation of credit insurance is also affected by judicial activity. For example, federal court decisions have enhanced the ability of community banks to engage in activities that effectively compete with our credit insurance business without being subject to various aspects of state insurance regulation; however, we perform administration services for banks that offer those debt cancellation products.

Regulation of Service Contracts and Extended Warranties.  The regulation of the sale of service contracts and extended warranties varies considerably from state to state. In all states, the terms of service contract or extended warranty contracts must be structured in such a way so as not to be considered to be insurance. In addition, in many states, prior to transacting business, obligors, and in some states administrators, must register with a state regulatory agency, most often the state’s insurance department, subject to the agency’s prior approval of the registration. In order to register, obligors must demonstrate compliance with certain minimum financial strength criteria. Many states also require that certain mandatory disclosures be included in the terms and conditions of a service contract or extended warranty and that the form of the contract be filed with the state prior to being offered. Some states require persons who sell service contracts or extended warranties to be licensed by or registered with the state. Any material changes to the manner in which service contracts and extended warranties are regulated, or in the ability of the obligors to provide these products under state laws and regulations, could have a material adverse impact on our business.

Policy Forms.  Our insurance subsidiaries’ policy forms are subject to regulation in every state jurisdiction in which they are licensed to transact insurance business. In most U.S. jurisdictions, policy forms must be filed prior to use, and in some U.S. jurisdictions, forms must also be approved prior to use.

Privacy Laws.  Most states have enacted general privacy legislation regarding the protection of customer and consumer information (including state laws implementing the Gramm-Leach-Bliley Act with respect to the insurance industry) and requiring notification to consumers in the event of a security breach if the consumers’ or employees’ personal information may have been compromised as a result of the breach. We have adopted privacy policies and practices in our business which address the requirements of such laws and we have implemented physical, administrative and logical security measures with the intent of maintaining the security of our facilities and systems and protecting our, our clients’ and their customers’ confidential information and personally-identifiable information against unauthorized access through the misdirection, theft or loss of data.

Reinsurance.  Our insurance company subsidiaries typically do not retain underwriting risk. Instead, they typically reinsure most of the business they write. The business is reinsured either with offshore reinsurers that are owned by our Payment Protection clients, our Turks and Caicos subsidiary reinsurer or unaffiliated reinsurers. Some states have laws or practices that restrict such reinsurance arrangements to instances where the direct (or ceding) insurer retains a minimum percentage of the underwriting risk, for example, 10%. A state could impose new or different limitations or prohibitions on reinsurance that could negatively impact our business and results of operations.

Federal Regulation

In 1945 the U.S. Congress enacted the McCarran-Ferguson Act, which declared the regulation of insurance to be primarily the responsibility of the individual states. Although repeal of the McCarran-Ferguson Act is debated in the U.S. Congress from time to time, the federal government generally does not directly regulate the insurance business. However, federal legislation and administration policies in several areas, including healthcare, pension regulation, age and sex discrimination, financial service regulation, securities regulation, privacy laws, terrorism and federal taxation do affect the insurance business.

Traditionally, the U.S. federal government has not directly regulated the insurance business. Congress recently passed and the President signed into law the Dodd-Frank Act providing for the enhanced federal supervision of financial institutions, including insurance companies in certain circumstances, and financial activities that represent a systemic risk to financial stability or the U.S. economy. Under the Dodd-Frank Act, the Federal Insurance Office will be established within the U.S. Treasury Department to monitor all aspects of the insurance industry and its authority will extend to all lines of insurance except health insurance, long-term care insurance that is not included with life or annuity insurance components and crop insurance. The director of the Federal Insurance Office will have the ability to recommend that an insurance company or insurance holding company be subject to heightened prudential standards by the Federal Reserve, if it is determined that financial distress at the company could pose a threat to the financial stability of the U.S. economy. Notwithstanding the creation of the Federal Insurance Office, the Dodd-Frank Act provides that state insurance regulators will remain the primary regulatory authority over insurance and expressly withholds from the Federal Insurance Office and the U.S. Treasury Department general supervisory or regulatory authority over the business of insurance. The Dodd-Frank Act also provides for the preemption of state laws when inconsistent with certain international agreements and would streamline the regulation of reinsurance and surplus lines insurance. At this time, we cannot assess whether any other proposed legislation or regulatory changes will be adopted, or what impact, if any, the Dodd-Frank Act, NAIC initiatives or any other legislation or changes could have on our results of operations, financial condition or liquidity.

With regard to payment protection products, there are federal and state laws and regulations that govern the disclosures related to lenders’ sales of those products. Our ability to administer those products on behalf of financial institutions is dependent upon their continued ability to sell those products. To the extent that federal or state laws or regulations change to restrict or prohibit the sale of these products, our administration services and fees revenues would be adversely affected. The Dodd-Frank Act created a new Bureau of Consumer Financial Protection within the Federal Reserve, which would add new regulatory oversight for these lender products. The full impact of this oversight cannot be determined until the Bureau has been established and implementing regulations are put in place.

Gramm-Leach-Bliley Act.  On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 became law, implementing fundamental changes in the regulation of the financial services industry in the United States. The Gramm-Leach-Bliley Act permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company. Under the Gramm-Leach-Bliley Act, community banks retain their existing ability to sell insurance products in some circumstances. Privacy provisions of the Gramm-Leach-Bliley Act became fully effective in 2001. These provisions established consumer protections regarding the security and confidentiality of nonpublic personal information and, as implemented through state insurance laws and regulations, require us to make full disclosure of our privacy policies to customers. See “— Enterprise Risk Management.”

Health Insurance Portability and Accountability Act of 1996 (HIPAA).  Through HIPAA, the Department of Health and Human Services imposes obligations for issuers of health and dental insurance coverage and health and dental benefit plan sponsors. HIPAA established requirements for maintaining the confidentiality and security of individually identifiable health information and new standards for electronic health care transactions. The Department of Health and Human Services promulgated final HIPAA regulations in 2002. The privacy regulations required compliance by April 2003, the electronic transactions regulations by October 2003 and the security regulations by April 2005. Recently, parts of HIPAA were amended under the HITECH Act, and pursuant to these amendments, new regulations have been issued requiring notification of government agencies and consumers in the event of certain security breaches involving personal health information.

HIPAA is far-reaching and complex and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing. Failure to comply could result in regulatory fines and civil lawsuits. Knowing and intentional violations of these rules may also result in federal criminal penalties.

Furthermore, we are subject to laws and regulations arising out of our services for our clients, particularly in the area of banking, financial services and insurance, such as the Fair Credit Reporting Act, the Fair and Accurate Credit Transactions Act, the Right to Financial Privacy Act, the USA Patriot Act, the Bank Service Company Act, the Home Owners Loan Act, the Electronic Funds Transfer Act,

the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act and the Credit Card Accountability Responsibility and Disclosure Act of 2009 as well as regulation by U.S. agencies such as the SEC, the Federal Reserve, the Federal Deposit Insurance Corporation, the National Credit Union Administration, the Commodity Futures Trading Commission, the Federal Financial Institutions Examination Council, the Office of the Comptroller of the Currency and the Office of Thrift Supervision. We are also subject to regulation under the Federal Trade Commission Act, the Family Educational Rights and Privacy Act, the Communications Act, the Electronic Communications Privacy Act and applicable regulations in the area of health and other personal information that we process as part of our services.

Foreign Jurisdictions.  A portion of our business is ceded to our reinsurance subsidiaries domiciled in Turks and Caicos. Those subsidiaries must satisfy local regulatory requirements, such as filing annual financial statements, filing annual certificates of compliance and paying annual fees. If we fail to maintain compliance with applicable laws, rules and regulations, the licenses issued by the regulatory authority in Turks and Caicos could be subject to modification or revocation, and our subsidiaries could be prevented from conducting business.

BPO

We are subject to federal and state laws and regulations, particularly related to our administration of insurance products on behalf of other insurers. In order for us to process and administer insurance products of other companies, we are required to maintain licenses of a third party administrator in the states where those insurance companies operate. With regard to our third party administration operations, we also must comply with the related federal and state privacy laws that similarly apply to our insurance operations.

We are also subject to laws and regulations on direct marketing, such as the Telemarketing Consumer Fraud and Abuse Prevention Act and the Telemarketing Sales Rule, the Telephone Consumer Protection Act, the Do-Not-Call Implementation Act and rules promulgated by the Federal Communications Commission and the Federal Trade Commission and the CAN-SPAM Act. Failure to comply with the provisions of such acts and rules could result in fines and penalties.

As a business process outsourcer for insurers and financial institutions, we are subject to data protection and privacy laws, such as the Gramm-Leach-Bliley Act as well as HIPAA and certain state data privacy laws. In addition, the terms of our contracts typically require us to comply with applicable laws and regulations. If we fail to comply with any applicable laws or regulations, we may be restricted in our ability to provide services and may also be subject to civil or criminal penalties, litigation as well as contract termination.

Wholesale Brokerage

Our Wholesale Brokerage and premium finance operations are subject to regulation at the federal, state and local levels. Bliss & Glennon and our designated employees must be licensed to act as agents, brokers, producers and/or agencies by state regulatory authorities in the states where we conduct business. Regulations and licensing laws vary by state and are often complex and subject to interpretation and enforcement by the relevant departments of insurance.

The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by state regulatory authorities, and such authorities are generally vested with broad discretion as to the granting, revocation, suspension and renewal of licenses. Failure to comply with relevant requirements (including interpretations thereof by the state regulatory authorities) could result in us and/or our employees being prevented or temporarily suspended from carrying on some or all of our activities in a particular state.

Our premium finance operations are subject to federal and state regulation, with the state of domicile having authority over change in control, licensing, operating rules and affiliated transactions. State departments of insurance where we operate also have licensing authority over our contracts with insureds or borrowers, as well as operating rules which provide certain contractual terms and guidelines for compensation. In addition, premium finance companies are subject to certain federal regulation, including review and audit authority of the Federal Deposit Insurance Corporation.

Our insurance brokerage and administrative service activities are subject to regulation and supervision by state authorities. These requirements are generally designed to protect insured parties by establishing minimum standards of conduct and practice. Although the scope of regulation and form of supervision may vary from state to state, insurance laws generally grant broad discretion to supervisory authorities in adopting regulations and supervising regulated activities. Generally, in every state in which we do business as an insurance broker, we are required to be licensed or to have received regulatory approval to conduct business. In addition, most states require that our employees who engage in brokerage activities in that state be licensed personally or operate under an agency license.

We also are required in many states to report, collect and remit surplus lines taxes to state taxing authorities for insurance policies placed in the surplus lines market. The laws and regulations regarding the calculation of surplus lines taxes vary significantly from state to state, and it can be difficult and time consuming to determine the amount of surplus lines taxes due to a particular state, especially for insurance policies covering risks located in more than one state. From time to time, we and our licensed employees are subject to inspection by state governmental authorities with regard to our compliance with state insurance laws and regulations and the collection and payment of surplus lines taxes. We also are affected by the governmental regulation and supervision of insurance carriers. For example, if we act as an MGA for an insurance carrier, we may be required to comply with laws and regulations affecting the insurance carrier. Moreover, regulation affecting the insurance carriers with which we place business can affect how we conduct operations.

Laws and regulations vary from state to state and are always subject to amendment or interpretation by regulatory authorities. These authorities have substantial discretion as to the decision to grant, renew and revoke licenses and approvals. Our continuing ability to do business in the states in which we currently operate depends on the validity of and continued good standing under the licenses and approvals pursuant to which we operate. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and expensive or adversely affect our business. See “Risk Factors — Risks Related to Our Businesses and Industries — We are subject to extensive governmental laws and regulations, which increase our costs and could restrict the conduct of our business.”

Technology and Operations

Technology Platform Architecture

Our technology infrastructure has been designed and built to support reliability and scalability. Our technology systems are specifically designed, built and/or acquired to support each of our unique segments, business processing units and distribution channels. In many areas, we have built our systems from the ground up to provide the most flexible and robust solutions to meet our needs and service our clients. For example, our Automated Insurance Reporting (AIR) technology provides single point policy data entry and electronic underwriting data transmission by our Payment Protection clients. We believe this approach allows us to maximize efficiency and maintain the highest possible service levels. In addition to building our own systems, we have also capitalized on state of the art, industry software products from IBM, Oracle and others to support both ours and our clients’ needs.

We develop our own technology solutions when we need to, using industry standard software development methods and best practices such as Microsoft .NET. However, when solutions already exist, we seek out the top providers of these solutions and incorporate them into our infrastructure. Many of our solutions are provided via the Internet, using web services and portals. Our web solutions are built using state of the art methodologies, such as Service Oriented Architecture (SOA). Our web services provide the flexibility we need to interact with other systems for purposes of automation, customer convenience and to maximize efficiencies through batch processing.

Our technology platform is fault tolerant and scalable through the use of virtualization techniques, storage area networks, blade hardware and replication solutions. Due to the nature of the information we receive from our clients and their customers, many of our technology solutions must pass the most stringent security requirements. Many of our BPO solutions, as well as the systems and networks they operate on, are SAS 70 certified, Payment Card Industry (PCI) Tier 1 Certified and undergo several other security reviews by our clients.

Data Center and Network Facilities

We operate and maintain several data centers. Our primary data center is located in Jacksonville, Florida, and our data center in Atlanta, Georgia provides remote replication and high availability capabilities for our most critical applications. Our data centers in Jacksonville and Atlanta are staffed 24 hours a day, 7 days a week. We also have data centers in Redondo Beach, California and Conroe, Texas. All centers are physically secured, and our Jacksonville and Atlanta centers also utilize monitoring, environmental alarms, closed circuit television and redundant power sources. All of our systems and centers are on regular backup schedules and data is stored off site at secure locations.

Our network is managed by both internal personnel and outsourced to a managed service provider for added reliability. Our network is monitored 24 hours a day, 7 days a week. All critical systems within our network are fully monitored for reporting continuity and fault isolation.

Staff

As of June 30, 2010, we employed 25 full-time IT personnel. Our staff is divided into programming, systems operations, network operations, governance and compliance and our project management office (PMO). Our PMO includes our project managers and business analysts. In addition to our full-time staff, we have several contract employees supporting specific project needs at any time.

Intellectual Property

We own or license a number of trademarks, trade names, copyrights, service marks, trade secrets and other intellectual property rights that relate to our services and products. Although we believe that these intellectual property rights are, in the aggregate, of material importance to our businesses, we believe that none of our businesses are materially dependent upon any particular trademark, trade name, copyright, service mark, license or other intellectual property right. U.S. trademark and service mark registrations are generally for a term of 10 years, renewable every 10 years as long as the trademark or service mark is used in the regular course of trade.

We have entered into confidentiality agreements with our clients. These agreements impose restrictions on these customers’ use of our proprietary software and other intellectual property rights.

Seasonality

Our financial results may be affected by seasonal variations. Revenues in our Payment Protection business may fluctuate seasonally based on consumer spending trends, where consumer spending has historically been higher in April, September and December, corresponding to Easter, back-to-school and the holiday season. Accordingly, our Payment Protection revenues may reflect higher second, third and fourth quarters than in the first quarter.

Revenues in our Wholesale Brokerage business may fluctuate seasonally based on policy renewal dates, which are typically concentrated in July and December, during our third and fourth quarters. In addition, our quarterly revenues may be affected by new placements, cancellations or non renewals of large policies because commission revenues are earned on the effective date as opposed to ratably over the year. Our Wholesale Brokerage quarterly revenues may also be affected by the amount of profit commission that we receive from insurance carriers, because profit commissions are primarily received in the first and second quarter of each year.

Properties

We lease our principal executive offices, which are located in Jacksonville, Florida and consist of approximately 50,000 square feet. We lease an additional office space located in Jacksonville, Florida, which consists of 600 square feet. In addition, we lease approximately, 100,000 square feet of office space in approximately 20 locations throughout the United States.

Most of our leases have lease terms of three to five years with provisions for renewals.

We believe our properties are adequate for our business as presently conducted.

Employees

As of June 30, 2010, we employed approximately 447 people on a full or part-time basis. None of our employees are represented by unions or trade organizations. We believe that our relations with our employees are satisfactory.

Legal Proceedings

We are a party to claims and litigation in the normal course of our operations. We believe that the ultimate outcome of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. In our Payment Protection business, we are currently a defendant in lawsuits which relate to marketing and/or pricing issues that involve claims for punitive, exemplary or extracontractual damages in amounts substantially in excess of the covered claim. We consider such litigation customary in our line of business. While in our opinion, the ultimate resolution of such litigation, which we are vigorously defending, should not be material to our financial position, results of operations or cash flows. It should be noted that large punitive damage awards, bearing little relation to actual damages sustained by plaintiffs, have been awarded in certain states against other companies in the credit insurance business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages, as of October 15, 2010, of our executive officers and directors.

Name	Age	Position

Richard S. Kahlbaugh*	50	Chairman, President and Chief Executive Officer
Walter P. Mascherin	56	Senior Executive Vice President and Chief Financial Officer
Michael Vrban	51	Executive Vice President, Chief Accounting Officer and Treasurer
Daniel A. Reppert	50	Executive Vice President and President, Bliss & Glennon
W. Dale Bullard	52	Executive Vice President and Chief Marketing Officer
Alan E. Kaliski	63	Senior Vice President and Chief Risk Officer
Joseph R. McCaw	58	Executive Vice President and President, Life of the South
Robert S. Fullington	63	Executive Vice President and President, Consecta
Paul S. Romano	50	Executive Vice President and Chief Administrative Officer
John G. Short*	47	Senior Vice President, General Counsel and Secretary
John R. Carroll	42	Director
J.J. Kardwell	34	Director
Alfred R. Berkeley, III	66	Director nominee
Francis M. Colalucci	65	Director nominee
Frank P. Filipps	63	Director nominee
Ted W. Rollins	48	Director nominee

*	Richard S. Kahlbaugh and John G. Short are brothers-in-law.

Set forth below is a description of the business experience of the foregoing persons.

Richard S. Kahlbaugh has been our President and Chief Executive Officer and a director since June 2007 and has been our Chairman since June 2010. Prior to becoming President and Chief Executive Officer, Mr. Kahlbaugh was our Chief Operating Officer from 2003 to 2007. He also serves as the Chief Executive Officer of all of our insurance subsidiaries. Prior to joining us in 2003, Mr. Kahlbaugh served as President and Chief Executive Officer of Volvo’s Global Insurance Group. He also served as the first General Counsel of the Walshire Assurance Group, a publicly traded insurance company, and practiced law with McNees, Wallace and Nurick. Mr. Kahlbaugh holds a J.D. from Delaware Law School of Widener University and a B.A. from the University of Delaware. Mr. Kahlbaugh was selected to serve on our board of directors in light of his significant knowledge of our products and markets and his ability to provide valuable insight to our board of directors as to day-to-day business issues we face in his role as our Chief Executive Officer.

Walter P. Mascherin has been our Senior Executive Vice President and Chief Financial Officer since October 2010. Prior to joining us, Mr. Mascherin worked at Volvo Financial Services for 14 years where he served as Senior Vice President of Organization Development and Workouts from 2009 to 2010, Senior Vice President and Chief Credit Officer from 2006 to 2009, Vice President of Corporate Development (US) in 2006 and Vice President and Chief Operating Officer from 2004 to 2005. Mr. Mascherin holds an M.B.A. from Heriot Watt University, Edinburgh, Scotland and a Business Administration Diploma from Ryerson University, Ontario, Canada.

Michael Vrban has been our Executive Vice President since July 2008, Chief Accounting Officer since January 2010 and our Treasurer since July 2007. Mr. Vrban was our Acting Chief Financial Officer from April 2010 to September 2010. Mr. Vrban served as our Chief Financial Officer from July 2007 to December 2009 and as Senior Vice President from July 2007 to July 2008. Prior to joining us, Mr. Vrban served as Senior Vice President and Chief Financial Officer of Commerce West Insurance Company from November 1999 to February 2007 where he was responsible for the management of the finances and operations. Mr. Vrban holds a B.S. from Baldwin-Wallace College.

Daniel A. Reppert has been our Executive Vice President and President of Bliss & Glennon (our Wholesale Distribution business) since May 2009. Mr. Reppert has been an Executive Vice President since January 2008. He served as our Chief Operating Officer from September 2007 to April 2010 and our Chief Actuary from July 2006 to September 2007. Prior to joining us, Mr. Reppert served as Senior Risk Officer of Insurance at Wachovia Corporation from July 2004 to June 2006. He has more than 25 years of experience in insurance and financial services. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. Mr. Reppert holds a B.S. from Lebanon Valley College.

W. Dale Bullard has been our Executive Vice President and Chief Marketing Officer since May 2006. Mr. Bullard joined us in 1994 as our Senior Vice President and has over 27 years of experience in the insurance industry. Prior to joining us, Mr. Bullard held various positions at Independent Insurance Group from 1979 to 1994, most recently as a Senior Vice President in 1988. Mr. Bullard holds a B.S. from the University of South Carolina. Mr. Bullard currently serves on the board of directors of the Consumer Credit Insurance Association and previously served as its president.

Alan E. Kaliski has been our Senior Vice President and Chief Risk Officer since May 2010. He also serves as the appointed actuary for our statutory property and casualty insurance companies. Prior to joining us, Mr. Kaliski spent 32 years with Royal Insurance Group where he held various executive positions, including most recently as its Chief Actuary. Mr. Kaliski holds an M.A. from the University of Georgia and a B.S. from the Virginia Military Institute. In addition, he is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.

Joseph R. McCaw has been our Executive Vice President and President of Life of the South since November 2008. Mr. McCaw joined us in 2003 as our First Vice President of Finance/Retail. Prior to joining us, Mr. McCaw served as President of Financial Institution Group Senior Vice President and Chief Marketing Officer for Protective Life Corporation. Mr. McCaw holds an M.B.A. from Lindenwood University and a B.A. from Westminster College.

Robert S. Fullington has been our Executive Vice President since May 2006 and President of Consecta since 2002. Prior to joining us in 1996 as Vice President and Chief Information Officer, he was a principal in the IBM Management Consulting Group and initially served as an outsourcing manager for IBM. Mr. Fullington holds an M.B.A. and a B.S. from the University of Florida.

Paul S. Romano has been our Executive Vice President and Chief Administrative Officer since October 2010 and was our Senior Vice President, Corporate Development from February 2009 to September 2010. Prior to joining us permanently, Mr. Romano was an independent consultant for us beginning in 2007. Mr. Romano was a business consultant with his own firm after selling Cross Keys Capital, LLC, a construction finance company that he founded with four other partners in 1995. He practiced real estate, banking and finance law with Buchanan Ingersoll, PC in Harrisburg, Pennsylvania and he clerked for the Honorable Richard B. Wickersham of the Superior Court of Pennsylvania. In addition, he is a member of the Pennsylvania Golf Association Executive Committee and is a member of the Pennsylvania Bar Association. Mr. Romano holds a J.D. from Pennsylvania State University Dickinson School of Law and a B.S. from the University of Pennsylvania Wharton School of Business.

John G. Short joined us in September 2007 as our Vice President, General Counsel and Corporate Secretary and became our Senior Vice President in May 2010. Prior to joining us, Mr. Short served as Vice President of State External Affairs at Embarq Corporation from May 2006 to February 2007, and Sprint Corporation from June 1995 to May 2006. Mr. Short holds a J.D. from the College of William and Mary and a B.S. from the University of Richmond.

John R. Carroll has served on our board of directors since June 2007. Mr. Carroll currently serves as a Managing Director of Summit Partners, which he joined in 1998. Prior to joining Summit Partners, Mr. Carroll worked as a consultant at Bain & Company from June 1997 to September 1997 and worked as a commercial banker at BayBanks, Inc. from March 1991 to March 1993. Mr. Carroll currently serves on the board of directors of FleetCor Technologies, Inc. and numerous other private companies. Mr. Carroll holds an M.B.A. from Northwestern University and a B.A. from Dartmouth College. Mr. Carroll was selected to serve on our board of directors in light of his experiences in banking, investment banking and private equity financing, and his experiences as a director with private companies.

J.J. Kardwell has served on our board of directors since June 2007. Mr. Kardwell joined Summit Partners in 2003 as a Vice President and currently serves as a Principal. Prior to joining Summit Partners, Mr. Kardwell worked as a Director at Windhorst New Technologies from May 2000 to August 2001 and in various finance roles at The Walt Disney Company from August 1998 to May 2000. Mr. Kardwell holds an M.B.A. from Harvard Business School and an A.B. from Harvard University. Mr. Kardwell serves on the board of directors of numerous private companies. Mr. Kardwell was selected to serve on our board of directors in light of his experiences with private equity financing, his experiences as a director with private companies and his management and leadership experience.

Alfred R. Berkeley, III will become a member of our board of directors upon the consummation of this offering. Mr. Berkeley is currently the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems, L.L.C., a block trading brokerage service, where he also served as Chief Executive Officer from December 2003 to March 2010. He also serves as a trustee of Johns Hopkins University and a as a member of the Johns Hopkins University Applied Physics Laboratory, LLC. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. Mr. Berkeley also serves as Vice Chairman of the National Infrastructure Advisory Council for the President of the United States and served as the Chairman of XBRL US, the non-profit organization established to set data standards for the modernization of the Securities and Exchange Commission’s EDGAR reporting system, from 2007 until January 2010. Prior to that, he served as the Vice Chairman of NASDAQ from July 2000 to July 2003 and President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley has served as a director of ACI Worldwide, Inc. since 2007. He also currently serves as a director of RealPage Inc. and XBRL US. Mr. Berkeley was previously a director of Kintera, Inc., a provider of software for non-profit organizations, from September 2003 until it was acquired by Blackbaud, Inc.; Webex Communications Inc., a provider of meeting and web event software, until it was acquired by Cisco Systems, Inc. and National Research Exchange Inc., a registered broker dealer, until it ceased operations. Mr. Berkeley holds an M.B.A. from The Wharton School at the University of Pennsylvania and a B.A. from the

University of Virginia. Mr. Berkeley was selected to serve on our board of directors in light of his experiences as a director of a number of public companies, his capital markets experience and his management and leadership experiences.

Francis M. Colalucci will become a member of our board of directors upon the consummation of this offering. Mr. Colalucci was the Senior Vice President, Chief Financial Officer and Treasurer of Tower Group, Inc., from February 2002 until his retirement in March 2010. Prior to that, Mr. Colalucci was employed by the Empire Insurance Company from 1996 until 2001, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Colalucci served as a director of Tower Group, Inc. from March 2002 until he retired from the board in May 2010, and was previously a director of Empire Insurance Company from 1996 until 2001. Mr. Colalucci holds a B.B.A. from St. John’s University and is a New York State licensed Certified Public Accountant. Mr. Colalucci was selected to serve on our board of directors in light of his 40 years of relevant accounting and financial experience and more than 30 years of insurance industry-related experience.

Frank P. Filipps will become a member of our board of directors upon the consummation of this offering. Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, from April 2005 to July 2008. Prior to that, Mr. Filipps served as the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. from June 1999 to April 2005. Mr. Filipps has been a director and a member of the compensation committee of the Board of Directors of Primus Guaranty, Ltd., a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004. He has also been a director of Impac Mortgage Holdings, Inc. since August 1995. Mr. Filipps holds a B.A. from Rutgers University and an M.A. from New York University. Mr. Filipps was selected to serve on our board of directors in light of his diversified background of managing companies and his past senior executive positions and operating experience.

Ted W. Rollins will become a member of our board of directors upon the consummation of this offering. Mr. Rollins currently serves as the co-chairman of the board of directors and Chief Executive Officer of Campus Crest Communities, Inc., a company he co-founded in 2004. Prior to that, Mr. Rollins co-founded and managed several companies that developed and operated housing properties and directed several private real estate focused investment funds. From 1998 through 2002, he served as president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. Mr. Rollins holds a B.S.B.A. from The Citadel and an M.B.A. from Duke University. Mr. Rollins was selected to serve on our board of directors in light of his management and leadership experiences, including his senior executive positions.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our bylaws will provide that our board of directors will consist of between three and 15 directors. Upon the consummation of this offering, our board of directors will consist of seven directors.

Our executive officers and key employees serve at the discretion of our board of directors and will serve until his or her successor is duly elected and qualified.

Our board of directors has affirmatively determined Messrs. Berkeley, Colalucci, Filipps and Rollins are independent directors under the applicable rules of the New York Stock Exchange and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administration functions. Upon the consummation of this offering, our board of directors will have four committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the executive committee.

Audit Committee

The primary purpose of the audit committee is to assist the board’s oversight of:

•	the integrity of our financial statements;

•	our systems of control over financial reporting and disclosure controls and procedures;

•	our compliance with legal and regulatory requirements;

•	our independent auditors’ qualifications and independence;

•	the performance of our independent auditors and our internal audit function;

•	all related person transactions for potential conflict of interest situations on an ongoing basis; and

•	the preparation of the report required to be prepared by the committee pursuant to Securities and Exchange Commission rules.

Messrs. Carroll and Kardwell currently serve on our audit committee. After this offering, Messrs. Colalucci, Filipps and Rollins will serve on the audit committee. Mr. Colalucci will serve as chairman of the audit committee and also qualifies as an “audit committee financial expert” as such term has been defined by the Securities and Exchange Commission in Item 407(d)(5) of Regulation S-K. Our board of directors has affirmatively determined that all members of the audit committee meet the definition of “independent directors” for the purposes of serving on the audit committee under the Securities and Exchange Commission and the New York Stock Exchange rules.

Compensation Committee

The primary purpose of our compensation committee is to:

•	recommend to our board of directors for consideration, the compensation and benefits of our executive officers and key employees;

•	monitor and review our compensation and benefit plans;

•	administer our stock and other incentive compensation plans and programs and prepare recommendations and periodic reports to the board of directors concerning such matters;

•	prepare the compensation committee report required by Securities and Exchange Commission rules to be included in our annual report;

•	prepare recommendations and periodic reports to the board of directors as appropriate; and

•	handle such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Messrs. Carroll and Kardwell currently serve on our compensation committee. After this offering, Messrs. Berkeley, Colalucci and Filipps will serve on the compensation committee, and Mr. Berkeley will serve as the chairman. Each member of the compensation committee is independent within the meaning of the New York Stock Exchange rules and the relevant federal securities laws and regulations.

Nominating and Corporate Governance Committee

The primary purpose of the nominating and corporate governance committee is to:

•	identify and recommend to the board individuals qualified to serve as directors of our company and on committees of the board;

•	advise the board with respect to the board composition, procedures and committees;

•	develop and recommend to the board a set of corporate governance guidelines and principles applicable to us; and

•	review the overall corporate governance of our company and recommend improvements when necessary.

After this offering, Messrs. Filipps, Berkeley and Rollins will serve on the nominating and corporate governance committee, and Mr. Filipps will serve as the chairman. Each member of the nominating and corporate governance committee is independent within the meaning of the New York Stock Exchange rules and the relevant federal securities laws and regulations.

Executive Committee

The primary purpose of the executive committee is to handle such matters that are specifically delegated to the executive committee by our board of directors from time to time.

After this offering, Messrs. Kahlbaugh, Berkeley and Kardwell will serve on the executive committee, and Mr. Kahlbaugh will serve as the chairman.

Compensation Committee Interlocks and Insider Participation

Upon the completion of this offering, none of our executive officers will serve on the compensation committee or board of directors of any other company of which any of the members of our compensation committee is an executive officer.

During the year ended December 31, 2009, our compensation committee consisted of John R. Carroll, J.J. Kardwell and Robert M. Clements. Mr. Clements resigned from our board of directors in February 2010.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics will be available on our internet site at www.fortegra.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

For 2009, our named executive officers were:

•	Richard S. Kahlbaugh, President and Chief Executive Officer;

•	Michael Vrban, Executive Vice President and Chief Accounting Officer and our Chief Financial Officer in 2009;

•	W. Dale Bullard, Executive Vice President and Chief Marketing Officer;

•	Robert S. Fullington, Executive Vice President and President, Consecta; and

•	Daniel A. Reppert, Executive Vice President and President, Bliss & Glennon.

Evolution of Our Compensation Approach

Our compensation approach is necessarily tied to our stage of development. Historically, our board of directors approved the compensation of our named executive officers in part in reliance on the recommendations of our Chief Executive Officer and the compensation committee of our board of directors, which included the input of our largest equity holders. Our other named executive officers’ compensation was determined in the sole discretion of our board of directors in reliance on recommendations made by our Chief Executive Officer and our compensation committee. Bonus payments and grants of options and restricted stock were determined in the sole discretion of our board of directors.

In connection with the Summit Partners Transactions, Messrs. Kahlbaugh, Bullard and Fullington entered into employment agreements with us, and in 2009, Messrs. Vrban and Reppert entered into employment agreements with us. Each employment agreement provides for a base salary that is reviewed annually. Salary adjustments, in the case of Mr. Kahlbaugh, may be made in the sole discretion of our compensation committee, and, in the case of Messrs. Vrban, Bullard, Fullington and Reppert, may be made in the sole discretion of our compensation committee upon the recommendations from our Chief Executive Officer. Each employment agreement also provides for bonus compensation and eligibility to receive stock options at the discretion of our board of directors.

Our compensation committee reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation programs and initiatives. We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Principles of Our Executive Compensation Program

We have sought to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our named executive officers. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in the competitive insurance and other financial services industries;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our named executive officers and stockholders by motivating named executive officers to increase stockholder value and rewarding named executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

The compensation committee meets outside the presence of all of our named executive officers to consider and determine the appropriate level of compensation for our Chief Executive Officer. For all other named executive officers, our Chief Executive Officer makes recommendations to the compensation committee and meets with the chairman of the compensation committee to discuss those recommendations. The compensation committee then determines the appropriate level of compensation for those named executive officers. Going forward, our Chief Executive Officer will review annually each other named executive officer’s performance with the compensation committee and recommend for each the appropriate base salary, cash performance awards and grants of long-term equity incentive awards. Based on these recommendations from our Chief Executive Officer and in consideration of the objectives described above and the principles described below, the compensation committee will approve the annual compensation packages of our named executive officers other than our Chief Executive Officer. The compensation committee also will annually review our Chief Executive Officer’s performance and determine his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the compensation committee.

In determining the compensation of our named executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole through the performance of aspects of our business for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied to the individual’s performance to encourage and reflect individual contributions to our performance. We consider individual performance as well as performance of the businesses and responsibility areas that an individual oversees, and we weigh these factors as we consider appropriate in assessing a particular individual’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align the interests of our named executive officers and key employees with those of our stockholders.

•	Fair and Equitable Compensation. The total compensation program should be fair and equitable to both our named executive officers and our stockholders and should be fair relative to the compensation paid to other professionals in our organization.

Components of Our Executive Compensation Program

Our executive compensation program currently consists of:

•	base salary;

•	cash incentive awards linked to corporate performance as set forth by the compensation committee or board of directors;

•	deferred compensation provided to certain executives;

•	periodic grants of stock options under our equity incentive plans;

•	other executive benefits and perquisites; and

•	employment agreements, which contain termination and change of control benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our equityholders.

Base Salary

The primary component of compensation of our executives has historically been base salary. We believe that the base salary element is required in order to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. The base salary of our named executive officers is set by their respective employment agreement and is reviewed and adjusted accordingly on an annual basis by our compensation committee.

Our compensation committee increases the base salaries paid to our named executive officers, based on:

•	our performance relative to the annual financial objectives set for us;

•	our expectations as to the performance and contribution of such named executive officer and our judgment as to his potential future value to us;

•	our knowledge of the competitive factors within the industries in which we operate;

•	the job responsibilities of the named executive officer; and

•	the background and circumstances of the named executive officers, including experience and skill.

Historically, we have not applied specific formulas to set the base salary of our Chief Executive Officer, nor have we sought to benchmark his base salary against similarly situated companies. In 2009, our Chief Executive Officer reviewed publicly available information of companies operating in similar industries and geographies before making his recommendations for base salaries for the other named executive officers to the compensation committee.

As of January 1, 2009, Mr. Kahlbaugh’s base salary was $350,000, which was increased on July 1, 2009 to $380,000 in recognition of his responsibilities as our President and Chief Executive Officer. For the fiscal year 2009, Mr. Vrban’s base salary was $215,000; Messrs. Bullard’s and Fullington’s base salaries were $255,000; and Mr. Reppert’s base salary was $250,000.

The base salaries paid to our named executive officers in 2009 are set forth below in the Summary Compensation Table.

Cash Incentive Awards

We believe that cash incentive awards focus our named executive officers’ efforts and reward named executive officers for annual results of operations that help create value for our stockholders. For 2009, our Chief Executive Officer’s cash incentive award was set by our board of directors and tied to the adjusted EBITDA target. For our other named executive officers, cash incentive awards in 2009 were tied to the achievement of adjusted EBITDA targets and such named executive officer’s achievement of individual annual performance objectives recommended by our Chief Executive Officer and approved by our board of directors.

The financial performance criteria established for Richard S. Kahlbaugh in 2009 were as follows:

Cash Incentive Award
Available as Percent of
Percent of Target Adjusted EBITDA	Base Salary

Less than 100%	0%
100%	50%
At or above 150%	100%

In 2009, Messrs. Vrban, Bullard, Fullington and Reppert were eligible to receive a cash incentive award only if we met our overall adjusted EBITDA target. If we did not meet our adjusted EBITDA target, each executive would receive no cash incentive award.

Once our adjusted EBITDA target was met, Messrs. Vrban and Reppert were eligible to earn cash incentive awards of up to 36.5% of their respective base salaries and Messrs. Bullard and Fullington were eligible to earn cash incentive awards of up to 32.5% of their respective base salaries. For 2009, the cash incentive awards for Messrs. Vrban, Bullard, Fullington and Reppert were allocated, as a percentage of the target cash incentive award, between (i) achievement of our target adjusted EBITDA and (ii) individual annual performance objectives, as follows:

		Individual Annual
		Performance
Named Executive Officer	Target Adjusted EBITDA	Objectives

Michael Vrban	45.0%	55.0%
W. Dale Bullard	40.0%	60.0%
Robert Fullington	40.0%	60.0%
Daniel A. Reppert	37.5%	62.5%

Based on our target adjusted EBITDA and the completion of individual annual performance objectives, our Chief Executive Officer recommends to the compensation committee the cash incentive award to be paid to each named executive officer, other than our Chief Executive Officer. The compensation committee then approves the final cash incentive award.

The following briefly outlines the individual annual performance objectives for each of the named executive officers, other than our Chief Executive Officer, with the percentage of target cash incentive award the individual annual performance objective accounts for in the parenthetical, for 2009:

•	Michael Vrban. Mr. Vrban’s individual annual performance objectives included: (i) completion of federal and state income tax returns by a specified date (10.0%); (ii) increasing investment income by 15% and reducing bank costs by 10% over 2008 (10.0%); (iii) decreasing the close time of our financial records that comply with GAAP, including delivery of completed reconciliations within a specified period (5.0%); (iv) expanding our recovery business by pursuing infrastructure solutions (5.0%); (v) implementing an internet based expenses program (5.0%); (vi) identifying strategies to increase operating margin, including reducing specified expenses by 25% over 2008, and reducing manual or paper checks produced by accounts payable by 70% (5.0%); (vii) programing and implementing retro automation by a specified date (5.0%); (viii) closing and liquidating CRC Reassurance by a specified date (5.0%); and (ix) paying down our subordinated debentures by $10 million by a specified date (5.0%).

•	W. Dale Bullard. Mr. Bullard’s individual annual performance objectives included: (i) achievement of a target EBITDA of $1.14 million, $1.19 million and $0.27 million in our collateral, auto and specialty business units (18.8%); (ii) adding ten new accounts by year end in our collateral business unit (7.5%); (iii) adding ten new accounts in our auto business unit representing $2.0 million in annualized premium volume (7.5%); (iv) adding five new accounts in our specialty business unit representing annualized production of $7.35 million (3.6%); (v) redomestication of Lyndon Southern Insurance Company (3.6%); and (vi) achievement of net premiums written of $20.0 million annualized (18.8%).

•	Robert S. Fullington. Mr. Fullington’s individual annual performance objectives included: (i) achievement of $14 million in net revenue and $6.4 million in net income for our Consecta brand (36.0%); (ii) developing and executing a diversification of Consecta’s revenue to minimize the impact of NUFIC (4.2%); (iii) adding ten new accounts that represent $2.0 million in new revenue (4.2%); (iv) maintaining an operating margin of 30%; (4.2%) (v) reconciling cash and outstanding balances from NUFIC every thirty days without falling behind in any quarter (4.2%); (vi) launching marketing websites by a specified date (3.6%); and (vii) expanding our claim service programs to two new carriers or MGAs (3.6%).

•	Daniel A. Reppert. Mr. Reppert’s individual annual performance objectives included: (i) achievement of a target EBITDA of $3.55 million in our bank units (5.0%); (ii) achievement of operational efficiency objectives, including implementing claims auto adjudication, tripling the number of premium remittances paid by electronic means, increasing the usage of our AIR technology, redomesticating Lyndon Southern Insurance Company, reducing licensing costs by 10%, eliminating 100% of inactive agents in all accounts and reducing storage expense by 10% (2.5%); (iii) completion of all agreed IT projects on time (2.5%); (iv) increasing productivity by 10% in our shared services business unit (2.5%); and (v) achievement of a target EBITDA of $7.1 million in Bliss & Glennon on an annualized basis (50.0%).

In the fiscal year ended December 31, 2009, the target adjusted EBITDA was $34.5 million. Our actual adjusted EBITDA for the year was $34.6 million. Based on the achievement of our target adjusted EBITDA and the completion of individual performance objectives, the compensation committee approved, upon the recommendation of the Chief Executive Officer, payouts at 60.0%, 45.0%, 81.0%

and 42.5% of target cash incentive awards for Messrs. Vrban, Bullard, Fullington and Reppert, respectively.

Target and actual cash incentive awards for each named executive officer, other than our Chief Executive Officer, for the fiscal year ended December 31, 2009 were as follows:

	Target Cash	Actual Cash
Named Executive Officer	Incentive Award	Incentive Award

Michael Vrban	$78,475	$47,085
W. Dale Bullard	$82,875	$37,294
Robert Fullington	$82,875	$67,129
Daniel A. Reppert	$91,250	$38,781

Our board of directors may from time to time exercise its discretion and award additional annual cash performance bonuses. Our board of directors exercised this discretion in 2009 and granted cash bonuses to each of our named executive officers in 2009 above the amounts earned pursuant to the achievement of individual annual performance objectives based on our adjusted EBITDA performance for the fiscal year ended December 31, 2009 and the contribution of each named executive officer, other than our Chief Executive Officer, towards that achievement. Additionally, our board of directors granted additional cash bonuses to Messrs. Kahlbaugh and Vrban in the amount of $25,000 and $20,000, respectively, for completing a significant financial transaction. Furthermore, each named executive officer received a holiday bonus of $1,346.

The Summary Compensation Table includes the cash bonus amounts earned for each named executive officer in 2009 pursuant to their financial performance criteria and performance objectives in the column entitled “Non-Equity Incentive Plan Compensation” and the discretionary bonus awards granted by our board of directors in the column entitled “Bonus.”

Deferred Compensation

Messrs. Kahlbaugh, Bullard and Fullington are also eligible to receive a deferred bonus award under their respective employment agreements that is paid in accordance with their respective deferred compensation agreements. The deferred bonus award is granted on or before May 1 of each year for which we achieve our annual EBITDA target for the preceding calendar year. In 2009, each of Messrs. Bullard and Fullington was entitled to a deferred bonus award of $15,000, an amount that could be increased by $1,000 for every 1% that our actual EBITDA exceeds the annual EBITDA target, up to a maximum of $30,000. Mr. Kahlbaugh was entitled to a deferred bonus award of between $20,000 and $40,000, as determined by the compensation committee.

The deferred bonus awarded to each of Messrs. Kahlbaugh, Bullard and Fullington is paid to a trust account that was set up pursuant to their respective deferred compensation agreements and deferred compensation trust agreements. See “— Nonqualified Deferred Compensation.” The deferred compensation agreements provide for certain payments from the trust upon the occurrence of retirement, death or termination upon a change of control. See “— Potential Payments upon Termination or Change of Control.” As of 2010, Mr. Kahlbaugh no longer receives this additional bonus as deferred compensation, and any future awards will be paid directly to him.

Long-Term Equity-Based Compensation

We believe that our long-term performance is fostered by a compensation methodology that compensates named executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our equity. We also believe that when our named executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

Certain of our named executive officers currently own outstanding options that were issued under our Key Employee Stock Option Plan (1995) and our 2005 Equity Incentive Plan, in addition to options granted outside of such plans. All outstanding unvested options granted under the 2005 Equity Incentive Plan, as well as the options granted outside of the plans, will be fully vested on July 31, 2011. See “— Outstanding Equity Awards at Fiscal Year-End.” Additionally, unvested options granted under this plan become fully vested and exercisable upon the occurrence of certain change of control events. See “— Potential Payments upon Termination or Change of Control.” All options granted under the Key Employee Stock Option Plan (1995) to our named executive officers were fully vested upon the consummation of the Summit Partners Transactions. We did not grant any stock-based awards to our named executive officers in 2009 and no future options will be granted under the Key Employee Stock Option Plan (1995) and the 2005 Equity Incentive Plan. We intend to adopt an equity plan in connection with this offering. See “— 2010 Omnibus Incentive Plan.” All of our outstanding options are subject to certain forfeiture rights contained within each individual stock option agreement.

Generally, the stock option agreements provide for termination of the option upon the earliest of certain events to occur including: (i) the term of the option; (ii) one or two years following the executive’s termination due to death or disability; (iii) one year following the executive’s termination without cause or for good reason; (iv) three months following the executive’s retirement; or (v) the date the executive voluntarily terminates his employment or is terminated with cause.

Other Executive Benefits and Perquisites

We provide various benefits and perquisites to our named executive officers. We offer all full-time employees the opportunity to participate in a 401(k) plan. The general purpose of our 401(k) plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. Our 401(k) plan provides that we match an employee’s contribution, up to an employee contribution of 5% of salary. Our named executive officers participate in this 401(k) plan on the same basis as all of our other participating employees. We provide to all eligible employees, including our named executive officers, insurance coverage, including, medical, dental and group life insurance plans and programs. We also provide our named executive officers with an executive medical reimbursement plan as an additional benefit. Each named executive officer also receives an automobile allowance under his respective employment agreement, which is consistent with industry practice.

Employment Agreements and Termination and Change of Control Benefits

We have employment agreements with each of our named executive officers. We entered into employment agreements with Messrs. Kahlbaugh, Bullard and Fullington in connection with the Summit Partners Transactions. We also entered into employment agreements with Messrs. Vrban and Reppert on January 1, 2009.

The primary purpose of the agreements is to establish the terms of employment and to protect both us and the executive. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with or recruit employees from us during or after the termination of employment. The executive is provided financial protection in the event of certain reasons for termination of employment in recognition of the executive’s professional career and a forgoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. See “— Potential Payments upon Termination or Change of Control” and “— Employment Agreements.”

Risk Review

As part of its oversight of our executive compensation program, our compensation committee considers the impact of the program and the incentives created by the compensation awards that the program administers on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking to determine whether they present a significant risk to us. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the year ended December 31, 2009 earned by or paid to our named executive officers.

				Non-Equity
				Incentive Plan	All Other
		Salary	Bonus	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)

Richard S. Kahlbaugh	2009	$379,615	$76,346	$230,000	$45,458	$731,419
Chairman, President and Chief Executive Officer
Michael Vrban	2009	$223,269	$24,261	$47,085	$33,882	$328,497
Executive Vice President, Chief Accounting Officer and Treasurer(5)
W. Dale Bullard	2009	$264,807	$1,552	$52,294	$42,809	$361,464
Executive Vice President and Chief Marketing Officer
Robert Fullington	2009	$264,807	$4,217	$82,129	$36,007	$387,161
Executive Vice President and President, Consecta
Daniel A. Reppert	2009	$259,615	$12,565	$38,781	$37,807	$348,768
Executive Vice President and President, Bliss & Glennon

(1)	The amounts reported in this column reflect the base salaries paid in 2009 to each named executive officer. Forecasted annual salaries are generally based on 26 bi-weekly pay periods. In the year ended December 31, 2009, our named executive officer’s were paid their normal bi-weekly pay for 27 pay periods.

(2)	“Bonus” represents discretionary cash amounts awarded by our board of directors to named executive officers. Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert earned $50,000, $2,915, $206, $2,871 and $11,219, respectively, as a discretionary bonus above the amounts they earned under our non-equity incentive plan compensation. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Cash Incentive Awards.” Messrs. Kahlbaugh and Vrban earned a one-time 2009 payment of $25,000 and $20,000, respectively, in connection with a significant financial transaction. Each of Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert earned additional bonus compensation of $1,346 for the holidays. Other bonus amounts paid in 2009 were made under each executive’s employment agreement and are included in the column “Non-Equity Incentive Plan Compensation.”

(3)	Reflects annual performance bonuses earned by the named executive officers for the year ended December 31, 2009 based upon the named executive officers’ respective base salaries as of December 31, 2009. For Messrs. Kahlbaugh, Bullard and Fullington, such amount includes $40,000, $15,000 and $15,000, respectively, earned in 2009, pursuant to the deferred compensation arrangements. Such amounts are payable in the following year once the respective year’s financial statements have been audited. See “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Deferred Compensation.” Mr. Kahlbaugh elected to take his $40,000 bonus as a cash payment rather than as deferred compensation.

(4)	This column includes the following:

footnotes continued on following page

			Medical	Other Health and
		Automobile	Reimbursement	Wellness
Name	401(k) Match(a)	Allowance(b)	Plan(c)	Benefits(d)

Richard S. Kahlbaugh	$9,846	$13,200	$13,317	$9,095
Michael Vrban	$6,202	$12,000	$6,543	$9,137
W. Dale Bullard	$7,356	$13,200	$13,187	$9,066
Robert S. Fullington	$7,356	$13,200	$11,051	$4,400
Daniel A. Reppert	$7,212	$12,000	$9,514	$9,081

(a)	Reflects amounts of contributions paid to such executive under 401(k) matching for eligible employees.

(b)	Represents the automobile allowance payable under such executive’s employment agreement

(c)	Represents the amount of reimbursement for eligible expenses not covered by available group health, dental or vision plans.

(d)	Reflects amounts paid to various vendors on behalf of our named executive officer’s for insurance coverage such as health, dental, vision, life, accidental death and dismemberment, long term care, and short term and long term disability.

(5)	Mr. Vrban served as our Chief Financial Officer in 2009 and is currently our Acting Chief Financial Officer.

2009 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2009 with respect to the named executive officers.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)

Richard S. Kahlbaugh
Deferred Bonus(1)	n/a	—	$20,000	$40,000
Cash Incentive Award(2)	n/a	—	$190,000	$380,000
Michael Vrban
Cash Incentive Award(2)	n/a	—	$78,475	$78,475
W. Dale Bullard
Deferred Bonus(1)	n/a	—	$15,000	$30,000
Cash Incentive Award(2)	n/a	—	$82,875	$82,875
Robert S. Fullington
Deferred Bonus(1)	n/a	—	$15,000	$30,000
Cash Incentive Award(2)	n/a	—	$82,875	$82,875
Daniel A. Reppert
Cash Incentive Award(2)	n/a	—	$91,250	$91,250

(1)	Reflects annual deferred compensation awards as estimated payments to Messrs. Kahlbaugh, Bullard and Fullington under deferred compensation arrangements. The amounts in the “threshold,” “target” and “maximum” columns reflect a certain bonus award amount based on the achievement of certain adjusted EBITDA targets, which we discussed above under “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Deferred Compensation.” If actual performance in any fiscal year does not exceed the “target,” then no deferred bonus is granted to a named executive officer for that fiscal year.

(2)	Reflects annual cash performance awards as estimated payments to the named executive officers under our non-equity incentive plan. The amounts in the “threshold,” “target” and “maximum” columns reflect a percentage of base salary for such named executive officer, which we discussed above under “— Compensation Discussion and Analysis — Components of our Executive Compensation Program — Cash Incentive Awards.” Any level of our performance which falls between two specific points shall entitle the named executive to receive a percentage of base salary determined on a straight-line basis between two such points. If actual performance in any fiscal year does not exceed the “target,” then no cash award is granted to a named executive officer for that fiscal year, except for the Chief Executive Officer who may be awarded a discretionary bonus if such target is not met.

For additional information, see “— Employment Agreements.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
Name	Exercisable	Unexercisable	($)	Date

Richard S. Kahlbaugh
Options	50,000.00	—	$15.92	11/17/2015
Options(2)	32,386.88	19,432.12	$17.07	10/24/2017
Michael Vrban
Options(3)	7,337.60	4,807.40	$17.07	10/24/2017
W. Dale Bullard
Options	5,200.00	—	$8.12	3/8/2011
Options	50,000.00	—	$15.92	11/17/2015
Options(2)	26,820.63	16,092.237	$17.07	10/24/2017
Robert S. Fullington
Options	47,000.00	—	$8.12	3/8/2011
Options	50,000.00	—	$15.92	11/17/2015
Options(2)	26,820.63	16,092.237	$17.07	10/24/2017
Daniel A. Reppert
Options(3)	7,337.60	4,807.40	$17.07	10/24/2017

(1)	Does not give effect to the conversion of our Class A common stock or stock split of our common stock that will occur prior to the consummation of this offering.

(2)	Of the shares subject to the option, 25% vested on June 20, 2008. The remaining shares subject to the option vested ratably on a monthly basis over the 36 months thereafter and will vest in full as of June 30, 2011.

(3)	Of the shares subject to the option, 25% vested on July 25, 2008. The remaining shares subject to the option vested ratably on a monthly basis over the 36 months thereafter and will vest in full as of July 31, 2011.

Option Exercises

The following table sets forth certain information with respect to option exercises during the year ended December 31, 2009 by our named executive officers. Only Mr. Fullington exercised options in 2009.

Option Awards
Value
	Number of	Realized
	Shares	on
	Acquired on Exercise	Exercise
Name	(#)(1)	($)(2)

Robert S. Fullington	3,000	$111,960

(1)	Does not give effect to the conversion of our Class A common stock or stock split of our common stock that will occur prior to the consummation of this offering.

(2)	The aggregate dollar value realized on exercise is the difference between the fair market value of shares of common stock on December 31, 2009 based upon an internal valuation model and the $8.12 per share exercise price of the options, multiplied by the number of shares subject to the option exercised.

Nonqualified Deferred Compensation

Each of Messrs. Kahlbaugh, Bullard and Fullington are entitled to deferred compensation pursuant to their respective employment agreements. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Deferred Compensation” above. Earnings on the nonqualified deferred compensation are not considered above market or preferential.

The following table presents information regarding nonqualified deferred compensation to the applicable named executive officers for the year ended December 31, 2009.

	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Earnings	Withdrawals/	Balance as Last
	in Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)

Richard S. Kahlbaugh	$27,000	$9,585	n/a	$76,302
W. Dale Bullard	$17,000	$3,206	n/a	$291,287
Robert S. Fullington	$17,000	$12,923	n/a	$95,927

(1)	Amounts in this column reflect deferrals of annual cash awards earned in 2008 and deferred in 2009. For Mr. Kahlbaugh, the amount includes $5,000 previously earned but not deferred from the prior year.

(2)	Each participating named executive officer credits his investment gains and/or losses against the “Vanguard Index — Trust 500 Portfolio” or a similar index fund. We may provide alternative “deemed” investment vehicles from time to time and permit the named executive officers to select which “deemed” investment vehicle against which they will credit their investments. Gains and/or losses are based on the actual investment experience of the underlying investment. In addition, all or a portion of a named executive officer’s plan assets may be held in our common stock. The fair market values of such shares has been determined as of December 31, 2009 based upon an internal valuation model.

Potential Payments upon Termination or Change of Control

The information below describes and quantifies certain compensation that would become payable under each named executive officer’s employment agreement if, as of December 31, 2009, his employment had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

Each of Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert are entitled to termination payments and benefits pursuant to their employment agreements. In the event of death or physical or mental disability rendering any of these executives substantially unable to perform their duties in any material respect for a period of at least 180 days out of any 12-month period, their employment agreements will automatically terminate. In such instances, Messrs. Kahlbaugh, Vrban and Reppert will be entitled to receive: (i) accrued but unused vacation pay and unpaid base salary; (ii) any payments and benefits to which he is entitled under any of our arrangements or plans; (iii) a pro-rated annual bonus, based on the executive’s date of termination, for the current fiscal year and any unpaid annual bonus for the prior fiscal year; and (iv) continued coverage by the same medical, dental and life insurance coverage as in effect immediately prior to termination for a period of one year. If Mr. Bullard or Mr. Fullington is terminated due to death or disability, each is entitled to receive: (i) accrued but unused vacation pay; (ii) unpaid base salary; (iii) any unpaid annual bonus for the prior fiscal year; and (iv) any payments and benefits to which he is entitled under any of our arrangements or plans. In the case of death, each of the named executive officer’s base salary will continue through the end of the month in which death occurs. In addition, each of Messrs. Kahlbaugh, Bullard and Fullington will be entitled to receive his deferred bonus from the prior year.

If any executive is terminated for cause, or if any executive voluntarily terminates his employment without good reason, the executive is entitled to receive only his unpaid base salary, accrued but unused vacation pay, his prior year annual bonus and any payments and benefits to which he is entitled under any of our arrangements or plans. In addition, each of Messrs. Kahlbaugh, Bullard and Fullington will be entitled to receive his deferred bonus from the prior year.

If any executive’s employment is terminated without cause or by the executive for good reason, the executive is entitled to receive: (i) provided he does not violate the non-compete and non-solicitation clauses in his employment agreement, severance pay equal to the executive’s monthly base salary at the time of termination for 12 months from the date of termination (or in the case of Messrs. Bullard and Fullington, 18 months from the date of termination); (ii) in the case of Messrs. Kahlbaugh, Vrban and Reppert, a pro-rated annual bonus based on the executive’s date of termination, for the current fiscal year and unpaid base salary and any unpaid annual bonus for the prior fiscal year; (iii) paid vacation accrued up until the date of termination; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to the termination of his employment and continuing until his severance pay expires or he commences new employment and becomes eligible for comparable benefits. In addition, each of Messrs. Kahlbaugh, Bullard and Fullington will be entitled to receive his deferred bonus from the prior year.

Under each executive’s employment agreement, “cause” generally means that we have determined that any or more than one of the following has occurred: (i) the executive has been convicted of or has pleaded guilty or nolo contendere to any felony or any crime involving moral turpitude or misrepresentation; (ii) the executive failed to carry out any reasonable and lawful instructions and this failure or refusal continued for a period of ten days following written notice; (iii) the executive violated any of the various non-compete clauses in his employment agreement; (iv) the executive committed fraud, embezzlement, misappropriation of our funds, misrepresentation, breached his fiduciary duty or engaged in any other material act of dishonesty against us; or (v) the executive engaged in any gross or willful misconduct resulting in a substantial loss to us or substantial damage to our reputation.

Under each executive’s employment agreement, “good reason” generally means (i) assignment to the executive of any duties inconsistent in any substantial respect with his position, authority or responsibilities as contemplated in his employment agreement, or any duties which are illegal or unethical, subject to a 30-day cure period after notice has been given; (ii) any material failure to pay the compensation or benefits set out in his employment agreement; or (iii) relocation of the executive’s primary place of employment to a location not within a 50-mile radius of Jacksonville, Florida.

In addition, each of Messrs. Kahlbaugh, Bullard and Fullington are entitled to payments pursuant to their deferred compensation agreements. In the event of death during their employment and the achievement of certain adjusted EBITDA targets, we are obligated to contribute the executive’s deferred bonus award for the prior fiscal year to the executive’s deferred compensation trust account. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Deferred Compensation.” Additionally, the designated recipients of Messrs. Kahlbaugh, Bullard and Fullington are entitled to a lump sum payment of the account balance of the deferred compensation trust account. Upon a change of control and termination without cause or with good reason within 12 months of the change of control, Messrs. Kahlbaugh, Bullard and Fullington are entitled to a lump sum payment of the account balance of their respective deferred compensation trust account. Upon any other termination of employment, Messrs. Kahlbaugh, Bullard and Fullington are entitled to the balance of their respective deferred compensation trust account paid out in a lump sum or 120 substantially equal monthly installments at their respective normal retirement date. These payments are conditioned upon the executive rendering reasonable business consulting and advisory services as our board of directors may require.

Pursuant to the stock options we issued under our 2005 Equity Incentive Plan and outside of our existing plans to Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert, all unvested options immediately vest and become exercisable upon a transaction where (i) a person of group of persons, other than Summit Partners or certain permitted transferees, owns more than 50% of our securities or (ii) a sale of all or substantially all of our assets. In addition, our compensation committee may provide for: (i) continuation of such options by us or the surviving company; (ii) substitution of the options by the surviving company with substantially the same terms; (iii) upon written notice, provide that all outstanding options must be exercised within 15 days or such other determined period; or (iv) cancellation of all or any portion of outstanding options for fair value.

The following table summarizes the potential payments to Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert assuming that such events occurred as of December 31, 2009:

			Deferred	Deferred		Accelerated
	Severance		Compensation	Compensation	Paid	Vesting of	Benefit
	Amounts	Bonus	Bonus(1)	Account(1)(2)	Vacation	Options	Continuation	Total
	($)	($)	($)	($)	($)(3)	($)(4)	($)	($)

Richard S. Kahlbaugh
Termination with cause or without good reason	—	190,000	40,000	—	29,231	—	—	259,231
Termination without cause or for good reason	380,000	190,000	40,000	—	29,231	—	22,412	661,643
Termination upon death or disability	—	190,000	40,000	76,302	29,231	—	22,412	357,945
Termination upon change of control(5)	380,000	190,000	40,000	76,302	29,231	551,260	22,412	1,289,205
Michael Vrban
Termination with cause or without good reason	—	47,085	—	—	16,538	—	—	63,623
Termination without cause or for good reason	215,000	47,085	—	—	16,538	—	15,680	294,303
Termination upon death or disability	—	47,085	—	—	16,538	—	15,680	79,303
Termination upon change of control(5)	215,000	47,085	—	—	16,538	136,379	15,680	430,682
W. Dale Bullard
Termination with cause or without good reason	—	37,294	15,000	—	19,615	—	—	71,909
Termination without cause or for good reason	382,500	37,294	15,000	—	19,615	—	33,380	487,789
Termination upon death or disability	—	37,294	15,000	291,287	19,615	—	—	363,196
Termination upon change of control(5)	382,500	37,294	15,000	291,287	19,615	456,512	33,380	1,235,588

			Deferred	Deferred		Accelerated
	Severance		Compensation	Compensation	Paid	Vesting of	Benefit
	Amounts	Bonus	Bonus(1)	Account(1)(2)	Vacation	Options	Continuation	Total
	($)	($)	($)	($)	($)(3)	($)(4)	($)	($)

Robert S. Fullington
Termination with cause or without good reason	—	67,129	15,000	—	19,615	—	—	101,744
Termination without cause or for good reason	382,500	67,129	15,000	—	19,615	—	23,177	507,421
Termination upon death or disability	—	67,129	15,000	95,927	19,615	—	—	197,671
Termination upon change of control(5)	382,500	67,129	15,000	95,927	19,615	456,512	23,177	1,059,860
Daniel A. Reppert
Termination with cause or without good reason	—	38,781	—	—	19,231	—	—	58,012
Termination without cause or for good reason	250,000	38,781	—	—	19,231	—	18,595	326,607
Termination upon death or disability	—	38,781	—	—	19,231	—	18,595	76,607
Termination upon change of control(5)	250,000	38,781	—	—	19,231	136,379	18,595	462,986

(1)	The amounts reported in the Deferred Compensation Bonus column reflect the deferred bonus award earned by such executive in 2009. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Deferred Compensation.” The amounts reported in the Deferred Compensation Account column reflect a lump sum payment of the balance of such executive’s deferred compensation trust account.

(2)	The amounts reported in this column for termination upon a change of control are only applicable if, after a change of control, such executive was terminated without cause or by the executive for good reason. If such executive is terminated for any other reason, his deferred compensation account is paid out at his normal retirement date.

(3)	The amounts reported in this column assume that no vacation by such executive has been taken for the year ended December 31, 2009.

(4)	The amounts reported in this column reflect the aggregate dollar value of unvested stock options held by such executive on December 31, 2009 that would accelerate upon such change of control. The aggregate dollar value is the difference between the fair market value of shares of common stock on December 31, 2009 based upon an internal valuation model and the $17.07 per share exercise price of the options, multiplied by the number of shares subject to the unvested option.

(5)	Assumes the executive is terminated without cause or for good reason in connection with such change of control.

Employment Agreements

We have entered into employment agreements with each of Mr. Kahlbaugh, our Chairman, President and Chief Executive Officer; Mr. Vrban, our Executive Vice President, Chief Accounting Officer and Treasurer; Mr. Bullard, our Executive Vice President and Chief Marketing Officer; Mr. Fullington, our Executive Vice President and President, Consecta; and Mr. Reppert, our Executive Vice President and President, Bliss & Glennon. Each agreement provides for a rolling three-year term of employment, with each agreement automatically renewing for an additional year upon every anniversary of the agreement, unless either party gives at least 90 days notice prior to the anniversary of the agreement that no extension is desired. If notice is given, the agreement will terminate three years from the anniversary of the agreement that next follows such notice.

The salaries of Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert were initially established pursuant to their respective employment agreements. Our compensation committee reviews the salary of Mr. Kahlbaugh annually and may, at its sole discretion, make any increases in his annual base salary, as it deems appropriate. Our Chief Executive Officer reviews and recommends changes to the salaries of Messrs. Vrban, Bullard, Fullington and Reppert annually and the compensation committee may, at its sole discretion, make any increases in any of their annual base salaries, as it deems appropriate. Each named executive officer is eligible to receive an annual performance bonus, periodic grants of long-term equity incentive awards and deferred compensation. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program.” The employment agreements also provide that each executive is entitled to participate in any benefits plan comparable to our other executives, and to receive a monthly automobile allowance.

Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert are entitled to certain benefits if their employment is terminated. See “— Potential Payments upon Termination and Change of Control” above.

Non-Competition and Non-Solicitation

Pursuant to their respective employment agreements, each of Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert are subject to non-competition and non-solicitation clauses. Each executive has agreed not to engage or participate in, directly or indirectly, any business that offers products or provides related services and products or engages in any other business that we are engaged in or have taken steps to engage in prior to termination. Mr. Kahlbaugh has agreed not to compete with us anywhere in the world for a period of 12 months after termination. Messrs. Vrban and Reppert have agreed not to compete with us in the United States for a period of 24 months after termination. Messrs. Bullard and Fullington have agreed not to compete with us anywhere in the world for a period of 18 months after termination. Mr. Bullard is also subject to the non-competition clauses contained in the merger agreement related to the Summit Partners Transactions. See “Certain Relationships and Related Person Transactions — Merger Agreement and Related Transactions.” However, in the event that Mr. Bullard is terminated without cause or voluntarily terminates his employment with good reason, the non-competition clauses in the merger agreement are no longer applicable.

Additionally, Messrs. Kahlbaugh, Vrban, Bullard, Fullington and Reppert have agreed to not solicit or attempt to directly solicit any of our officers, directors, consultants or executives (other than immediate family members) to leave, unless such solicitation relates solely to a business that is not competitive with us. Messrs. Kahlbaugh, Vrban and Reppert have agreed to a non-solicitation period of 24 months; Messrs. Bullard and Fullington have agreed to a non-solicitation period of 18 months.

2010 Omnibus Incentive Plan

We intend to adopt our 2010 Omnibus Incentive Plan (the Omnibus Plan), in connection with this offering. The Omnibus Plan will become effective prior to the consummation of this offering and a total of          shares of our common stock will be reserved for sale. The Omnibus Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. Directors and employees of us and our subsidiaries, as well as other individuals performing services for us, will be eligible for grants under the Omnibus Plan. The purpose of the Omnibus Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and other service providers by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the Omnibus Plan, but does not include all of the provisions of the Omnibus Plan. For further information about the Omnibus Plan, we refer you to the complete copy of the Omnibus Plan, which we will file as an exhibit to the registration statement of which this prospectus is a part.

Administration

The Omnibus Plan provides for its administration by the compensation committee of our board of directors or any committee designated by our board of directors to administer the Omnibus Plan. The committee is empowered to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the Omnibus Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the Omnibus Plan as it deems necessary or proper. All actions, interpretations and determinations by the committee or by our board of directors are final and binding.

Shares Available

The Omnibus Plan makes available an aggregate of          shares of our common stock, subject to adjustments. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without the issuance of shares or is otherwise settled for cash, shares of our common stock allocable to such award, to the extent of such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for the purposes of the Omnibus Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under the Omnibus Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of such shares tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the Omnibus Plan.

Eligibility for Participation

Members of our board of directors, as well as employees of, and service providers to, us or any of our subsidiaries and affiliates are eligible to participate in the Omnibus Plan. The selection of participants is within the sole discretion of the committee.

Types of Awards

The Omnibus Plan provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation, collectively, the “awards.” The committee will, with regard to each award, determine the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

Award Agreement

Awards granted under the Omnibus Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms and conditions associated with such awards, as determined by the committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Omnibus Plan and any such award agreement, the provisions of the Omnibus Plan shall prevail.

Options

An option granted under the Omnibus Plan will permit a participant to purchase from us a stated number of shares at an option price established by the committee, subject to the terms and conditions described in the Omnibus Plan, and such additional terms and conditions, as established by the committee, in its sole discretion, that are consistent with the provisions of the Omnibus Plan. Options shall be designated as either a nonqualified stock option or an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option granted under the Omnibus Plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided the exercise price of an incentive stock option granted to a person holding greater than 10% of our voting power may not be less than 110% of such fair market value on such date. The committee will determine the term of each option at the time of grant in its discretion; however, the term may not exceed ten years (or, in the case of an incentive stock option granted to a ten percent stockholder, five years).

Stock Appreciation Rights

A stock appreciation right entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. The payment of the value may be in the form of cash, shares of our common stock, other property or any combination thereof, as the committee determines in its sole discretion. Subject to the terms of the Omnibus Plan and any applicable award agreement, the grant price (which shall not be less than 100% of the fair market value of a share of our common stock on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right shall be determined by the committee. The term of a stock appreciation right may not exceed 10 years.

Restricted Stock

An award of restricted stock is a grant of a specified number of shares of our common stock, which are subject to forfeiture upon the occurrence of specified events. Each award agreement evidencing a restricted stock grant shall specify the period(s) of restriction, the number of shares of restricted stock subject to the award, the performance, employment or other conditions (including the termination of a participant’s service whether due to death, disability or other cause) under which the restricted stock may be forfeited to the company and such other provisions as the committee shall determine. The committee may require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Unless otherwise determined by the committee and set forth in the award agreement, a participant holding restricted stock will not have the right to vote and will not receive dividends with respect to such restricted stock.

Other Stock-Based Awards

The committee, in its sole discretion, may grant awards of shares of our common stock and awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of, such shares (the “other stock-based awards”). Such other stock-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the Omnibus Plan, the committee shall determine to whom and when other stock-based awards will be made, the number of shares of our common stock to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such awards.

Performance-Based Compensation

To the extent permitted by Section 162(m) of the Internal Revenue Code, or the Code, the committee is authorized to design any award so that the amounts or shares payable and distributable thereunder are treated as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. The vesting, crediting and/or payment of performance-based compensation shall be based on the achievement of objective performance goals based on one or more of the following measures:

(a) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (b) net income; (c) operating income; (d) earnings per share; (e) book value per share; (f) return on shareholders’ equity; (g) expense management; (h) return on investment; (i) improvements in capital structure; (j) profitability of an identifiable business unit or product; (k) maintenance or improvement of profit margins; (l) stock price; (m) market share; (n) revenues or sales; (o) costs; (p) cash flow; (q) working capital; (r) return on assets; (s) return on stockholders’ equity; (t) customer satisfaction; (u) measurable achievement in quality and compliance initiatives; (v) working capital; (w) debt; (x) business expansion; (y) objectively determinable measure of non-financial operating and management performance objectives; (z) stockholder returns, dividends and/or other distributions; (aa) operating efficiency or (bb) profit margin. Such measures may be used to measure our performance or the performance of any of our business units and may be used to compare our performance against the performance of a group of comparable companies, or a published index.

Transferability

Unless otherwise determined by the committee, an award shall not be transferable or assignable by a participant except in the event of his or her death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against us or any of our subsidiaries or affiliates. Any permitted transfer of the awards to heirs or legatees of a participant shall not be effective to bind us unless the committee has been furnished with written notice thereof and a copy of such evidence as the committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Omnibus Plan.

Stockholder Rights

Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Adjustment of Awards

In the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of our common stock, exchange of shares of our common stock, dividend in kind, extraordinary cash dividend, or other like change in capital structure (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the committee, to prevent dilution or enlargement of participants’ rights under the Omnibus Plan, shall substitute or adjust, in its sole discretion, the number and kind of shares that may be issued under the Omnibus Plan or under particular forms of awards, the number and kind of shares subject to outstanding awards, the option price, grant price or purchase price applicable to outstanding awards, the annual award limits, and/or other value determinations applicable to the Omnibus Plan or outstanding awards.

Upon the occurrence of a change in control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the committee shall determine otherwise in the award agreement, the committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding awards under the Omnibus Plan by us (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under all then outstanding awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding awards must be exercised, to the extent then exercisable, within fifteen days immediately prior to the scheduled consummation of the event, or such other period as determined by the committee (in either case contingent upon the consummation of the event), and at the end of such period, such awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the change of control transaction to holders of the same number of shares subject to such options or stock appreciation rights (or, if no such consideration is paid, fair market value of the shares subject to such outstanding awards or portion thereof being cancelled) over the aggregate option price or grant price, as applicable, with respect to such awards or portion thereof being cancelled.

Amendment and Termination

Our board of directors may amend, alter, suspend, discontinue, or terminate the Omnibus Plan or any portion thereof or any award (or award agreement) thereunder at any time.

Compliance with Code Section 409A

To the extent that the Omnibus Plan and/or awards are subject to Section 409A of the U.S. Internal Revenue Code, or the Code, the committee may, in its sole discretion and without a participant’s prior consent, amend the Omnibus Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Omnibus Plan and/or any award from the application of Section 409A of the Code, (b) preserve the intended tax treatment of any such award, or (c) comply with the requirements of Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant. This plan shall be interpreted at all times in such a manner that the terms and provisions of the Omnibus Plan and awards are exempt from or comply with Section 409A guidance.

Employee Stock Purchase Plan

We intend to adopt our Employee Stock Purchase Plan (ESPP) in connection with this offering. The purpose of the ESPP is to provide our eligible employees and employees of our subsidiaries with an opportunity to purchase shares of our common stock at a discount through payroll deductions. The ESPP is designed to provide an incentive to attract, retain and reward eligible employees. The ESPP will be generally available to all eligible employees, including our named executive officers, under the same offering and eligibility terms, and will not be tied to any performance criteria. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The following is a summary of the material terms of the ESPP, but does not include all of the provisions of the ESPP. For further information about the ESPP, we refer you to a complete copy of the ESPP, which we will file as an exhibit to the registration statement of which this prospectus is a part.

Administration

The ESPP will be administered by the compensation committee of our board of directors or any other committee designated by the board to administer the ESPP. The plan administrator will have the authority to construe and interpret the terms of the ESPP and the purchase rights granted under it, to determine eligibility to participate and to establish policies and procedures for administration of the ESPP. All actions taken and all interpretations and determinations made by the administrator are final and binding upon the participants and the Company.

Shares Subject to the Plan

The shares of our common stock issuable under the ESPP may be either newly issued shares or shares we acquire, including by purchase on the open market. The number of shares reserved pursuant to the ESPP is          , subject to adjustment.

If any change is made to the Company’s outstanding common stock in connection with any merger, consolidation, reorganization, recapitalization, stock split, stock dividend, or other like change, the committee shall make appropriate adjustments to, without limitation, the number or kind of shares subject to the ESPP and the purchase price of such shares in order to prevent dilution or enlargement of participants’ rights.

Eligibility

All full-time employees of us or of any subsidiary will generally be eligible to participate in the ESPP, except that an employee may not be granted a right to purchase stock under the ESPP if, immediately after the grant, the employee would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or of any parent or subsidiary entity.

Participation

Eligible employees who enroll in the ESPP may elect to have between one and ten percent of their eligible compensation withheld and accumulated for the purchase of shares at the end of each offering period in which they participate, unless otherwise determined by the administrator.

Each participant may cancel his or her election to participate in the ESPP by written notice to the committee in such form and at such times as the committee may require. Participation shall end automatically upon termination of employment for any reason.

Offerings

Shares of our common stock are offered for purchase under the ESPP pursuant to a series of six-month offering periods, which will commence on January 1 and July 1 of each year, unless otherwise determined by the administrator.

Purchase of Shares

Amounts accumulated for each participant will be used to purchase shares of our common stock at the end of each offering period at a price, unless otherwise determined by the administrator, equal to 85% of the lesser of (i) the fair market value on the first day of the offering period and (ii) the fair market value on the last day of the offering period. No participant may purchase shares at a rate which exceeds $25,000 per year or more than          shares per offering period.

Resale Restrictions

The ESPP is intended to provide our shares for investment by employees and not for resale. However, we do not intend to restrict or influence any participant from selling shares purchased under the ESPP at any time, subject to compliance with applicable laws.

Stockholder Rights

No participant will have any rights as a stockholder with respect to the shares covered by his or her purchase right until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions, or other rights for which the record date is prior to the date of such purchase.

Amendment and Termination

Our board of directors may amend or terminate the ESPP at any time, provided that no amendment may increase the number of shares reserved for purchase without the approval of our stockholders. Upon a termination, shares may be issued to participants and any amounts not applied to the purchase of shares shall be refunded to the participants.

Director Compensation

Prior to this offering, our directors, other than the directors affiliated with Summit Partners, have received $5,000 in compensation for each board of directors meeting that they attend in person and receive $1,000 in compensation for each board of directors meeting that they attend telephonically. Committee chairs received an additional $10,000 in compensation annually.

The following table sets forth all director compensation information for the year ended December 31, 2009.

Fees Earned
	or Paid in Cash	Total
Name	($)	($)

Kenneth N. Hamil(1)	$10,000	$10,000
John R. Carroll	—	—
J.J. Kardwell	—	—
Robert M. Clements(2)	$15,000	$15,000
Dean Jacobson(3)	—	—

(1)	Mr. Hamil decided not to stand for election at our 2010 annual meeting of stockholders and resigned as chairman of our board of directors effective May 15, 2010.

(2)	Mr. Clements resigned as a member of our board of directors effective February 24, 2010. As of December 31, 2009, Mr. Clements had an option to purchase 7,972 shares of our common stock. This option terminated upon Mr. Clements’ resignation.

(3)	Mr. Jacobson resigned as a member of our board of directors effective February 1, 2009.

After this offering, directors who are our employees or employees of our subsidiaries or affiliated with Summit Partners will receive no compensation for their service as members of either our board of directors or board committees. All other non-employee directors not affiliated with Summit Partners will be paid quarterly in arrears:

•	a base annual retainer of $25,000 in cash;

•	an additional annual retainer of $10,000 in cash to the director who is the chair of the audit committee and an additional annual retainer of $10,000 in cash to each director who is the chair of a committee other than the audit committee; and

•	a fee of $2,500 for each board and committee meeting attended or $1,000 for meetings attended telephonically.

We also intend to grant 15,000 shares of restricted stock, which will vest annually over three years, to each director that is not an employee or affiliated with Summit Partners.

Indemnification of Officers and Directors

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (DGCL). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

In addition, prior to the consummation of this offering, we will enter into indemnification agreements with each of our directors and named executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, named executive officers, employees, or agents in which indemnification would be required or permitted. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between us and our directors, executive officers and holders of more than 5% of our voting securities to date in 2010 and for the years ended December 31, 2009, 2008 and 2007. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger Agreement and Related Transactions

On March 7, 2007, we entered into an agreement and plan of merger with entities affiliated with Summit Partners, or the Summit Funds, LOS Acquisition Co., an entity formed by affiliates of Summit Partners, the stockholders party thereto, including current and former directors and executive officers, and N.G. Houston, III, as the stockholder representative, which was amended on June 20, 2007. The merger agreement provided for a series of transactions in which entities affiliated with Summit Partners acquired 2,522,598.71 shares of our Class A common stock, 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures maturing in 2012 issued to affiliates of Summit Partners, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In connection with the acquisition, all of our $11.5 million of redeemable preferred stock outstanding prior to the acquisition remained outstanding and certain stockholders prior the acquisition continued to hold such shares after the acquisition. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We consummated the merger on June 20, 2007. We refer to the acquisition of capital stock by affiliates of Summit Partners and the financing and other transactions related to such acquisition as the “Summit Partners Transactions.” In April 2009, in connection with our acquisition of Bliss and Glennon, Inc., affiliates of Summit Partners acquired additional shares of our capital stock for $6.0 million. As of June 30, 2010, affiliates of Summit Partners beneficially owned 88.6% of our capital stock.

Pursuant to the merger agreement, all of our issued and outstanding shares of Series A, B and C redeemable preferred stock remained outstanding and certain stockholders, including Joseph R. McCaw, our Executive Vice President and President of our Payment Protection business, W. Dale Bullard, our Executive Vice President and Chief Marketing Officer, Kenneth N. Hamil, our former Chairman and President, Barney A. Smith, Jr., a former director, and Prince Rental and Leasing Systems, Inc., which is an entity affiliated with our former director John B. Prince, III, who we refer to as rollover stockholders, continued to hold some of the shares of our common stock that they owned prior to the transaction. In addition, some of our current and former executive officers and directors, including Messrs. Hamil and Bullard, N.G. Houston, III, the former Chairman of our board of directors, some of Mr. Houston’s family members, and David Hardegree, our former Chief Financial Officer and Executive Vice President, who owned shares of our stock prior to the Summit Partners Transactions and did not rollover all or a portion of their shares, received the same consideration for their holdings as the other stockholders in the Summit Partners Transactions, which was $22.67 per share.

Prior to the consummation of the merger and as required by the merger agreement, we cashed out 10,000 options held by Richard S. Kahlbaugh, our President and Chief Executive Officer, for approximately $145,000, 54,000 options held by Mr. Houston for approximately $785,000, and 17,700 options held by Robert H. Hudson, our former head of operations and premium/claim processing, for approximately $76,000. Also pursuant to the merger agreement, we made final payments to Messrs. Hamil and Houston of approximately $2.0 million and $1.8 million, respectively, pursuant to the terms of their respective employment and deferred compensation agreements in effect at such time. In addition, prior to the consummation of the merger, we made payments of $125,000 to each of Messrs. Kahlbaugh and Bullard, and Robert Fullington, our Executive Vice President and President, Consecta, for bonuses that were fully accrued and payments of $275,000 and $350,000 to Messrs. Hamil and Houston, respectively, for bonuses that were fully accrued.

As part of the financing for the merger, on June 20, 2007, our direct subsidiary LOTS Intermediate Co., which was formed by affiliates of Summit Partners in connection with the merger, issued $20.0 million of its subordinated debentures to entities affiliated with Summit Partners. LOTS Intermediate Co., which also issued $35.0 million of its preferred trust securities to an entity not affiliated with us, then made a dividend payment to us with the net proceeds from the issuances of the debentures of approximately $54.1 million, which we used to pay a portion of the merger consideration and other transaction fees and expenses.

The $20.0 million subordinated debentures issued by LOTS Intermediate Co. to the affiliates of Summit Partners bear interest at a rate of 14% per annum and mature on December 13, 2013. During the six months ended June 30, 2010 and each of the years ended December 31, 2009, 2008 and 2007, we paid interest on such subordinated debentures to the affiliates of Summit Partners of $1.4 million, $2.8 million, $2.8 million and $1.4 million, respectively. We intend to redeem the subordinated debentures for $      million, which includes accrued but unpaid interest to the redemption date, with a portion of the proceeds from this offering.

Stockholders Agreement

On March 7, 2007, in connection with the Summit Partners Transactions and as a condition to the merger, we entered into a stockholders agreement with the Summit Funds, the rollover stockholders and our employee stockholders. The rollover stockholders and employee stockholders party to the agreement include Messrs. Kahlbaugh, Fullington, Hamil, Smith and Prince and Prince Rental and Leasing Systems, Inc.

The Stockholders Agreement includes provisions regarding the election of members of our board of directors, share transfer restrictions, rights of first refusal, tag-along rights and drag-along rights. All of these provisions will terminate in connection with this initial public offering.

The Stockholders Agreement also provides for (i) demand rights, which require us to effect a registration of registrable securities upon a written request from any of the Summit Funds; (ii) piggyback registration rights, which require us to register any registrable securities held by our stockholders party to the Stockholders Agreement if we propose to register any of our equity securities for sale to the public (whether for our account or the account of any stockholder); and (iii) shelf demand registration rights after 12 months following an initial public offering when we are eligible to use a registration statement on Form S-3.

Our obligation to effect any demand for registration by the Summit Funds is subject to certain conditions, including that we need not effect more than two demand registrations and the registrable securities to be sold by holders requesting such registration must represent more than 35% of the total number of registrable securities held by all holders party to the Stockholders Agreement. The Summit Funds have not used any of their demand registrations. In connection with any registration effected pursuant to the terms of the Stockholders Agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts, commissions and fees payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

Notes receivable from current and former executive officers and directors

At various times from 2001 through 2006, we made loans to Messrs. Hamil, Bullard, Houston and Hudson and Lloyd L. Shaw, a former director, at varying interest rates to facilitate their exercise of stock options. The shares received upon the option exercises were pledged as collateral to secure the loans. Prior to the consummation of the Summit Partners Transactions in 2007, Messrs. Hamil, Bullard, Houston, Hudson and Shaw repaid us $1.7 million, $0.6 million, $2.3 million, $0.3 million and $0.4 million, respectively, in full satisfaction of such loans.

Issuances of Securities

In April 2009, in connection with our acquisition of Bliss and Glennon, Inc., affiliates of Summit Partners acquired 141,676,79 shares of our Class A common stock for $42.35 per share. In April 2009, we also issued 2,951.59 and 3,541.91 shares of our Class A common stock, respectively, to Michael Vrban, our Executive Vice President, Chief Accounting Officer and Treasurer, and John G. Short, our Senior Vice President, General Counsel and Secretary, for $42.35 per share.

Class A Common Stock Conversion

Under our current amended and restated certificate of incorporation, we are required to pay each holder of our Class A common stock a conversion amount on each share of Class A common stock converted. The Class A conversion amount is $17.066 multiplied by 8% per annum (calculated daily), compounded annually from the date of issuance of such shares until the date of conversion. In connection with this offering and the conversion of Class A common stock to common stock, we will pay affiliates of Summit Partners, Messrs. Kahlbaugh, Vrban, Bullard, Fullington, McCaw and Short, and Daniel A. Reppert, our Executive Vice President and President, Bliss & Glennon, and Paul S. Romano, our Senior Vice President, Corporate Development, approximately $          , $          , $          , $          , $          , $          , $          , $          and $          , respectively.

Bonus Pool

In connection with the Summit Partners Transactions, we established a one-time bonus pool for certain of our executive officers and key employees of our Payment Protection and BPO businesses. Under the plan, each participant was allocated a portion of the bonus pool. Upon the occurrence of Summit Partners beneficially owning less than 10% of our outstanding securities, each eligible participant employed by us at that time will receive their portion of the bonus pool as determined by their percentage interest in the bonus pool. The amount in the bonus pool is determined by the achievement of certain EBITDA targets by our Payment Protection and BPO businesses, including any EBITDA derived from any acquisitions falling within the scope of these businesses. The measurement period for the EBITDA target is the twelve months immediately prior to the month in which Summit Partners beneficially owns less than 10% of our outstanding securities, with the last day of the month prior being the measurement date for the EBITDA target. The EBITDA targets and the corresponding amount of the bonus pool is as follows:

EBITDA Target	Bonus Pool

Less than $36,500,000	—
$36,500,000	$1,000,000
$36,500,000 — $47,500,000	Pro-rata, using a straight line interpolation
$47,500,000 or greater	$3,000,000

The bonus pool has been fully allocated. Messrs. McCaw, Short and Romano hold a 30%, 15% and 5% interest, respectively, in the bonus pool for the year ended December 31, 2009.

Transactions with Others

Messrs. Kahlbaugh and Short are brothers-in-law. Mr. Short received aggregate compensation, including base salary, bonus and other compensation, of approximately $247,000, $246,000 and $85,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Mr. Short’s base salary as of July 2010 is $205,000. Mr. Short also received a 15% interest in our bonus pool that was established in connection with the Summit

Partners Transactions, which is described further under “Executive Compensation — Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Cash Incentive Awards.”

Kenneth N. Hamil’s son, Alan Hamil, is employed by us as a manager of purchasing. Alan Hamil received aggregate compensation, including base salary, bonus and management fees, of approximately $123,000, $131,000 and $120,600 during the years ended December 31, 2009, 2008 and 2007, respectively. Alan Hamil has received approximately $63,000 in aggregate compensation in 2010.

William Larry Lee, a director prior to the Summit Partners Transactions, was the president of Farmers & Merchants Bank in 2007. Pursuant to an agency agreement, we paid approximately $160,000 in commissions and fees to Farmers & Merchants Bank during the year ended December 31, 2007.

Malcolm Skinner, a director prior to the Summit Partners Transactions and current employee, received aggregate compensation, including base salary, an automobile allowance and commissions earned, of approximately $225,000 during the year ended December 31, 2007.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

In addition, in 2010 we entered into indemnity agreements with Messrs. Kahlbaugh, Vrban and Nicholas Santoro, our former Chief Financial Officer who resigned in April 2010, in connection with their service as agents for the plan administrators of the Fortegra Corporation 401(k) Savings Plan and as plan committee members. These agreements, among other things, require us to indemnify each plan committee member to the extent permitted by then-applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines, taxes and judgment or settlement amounts incurred by the executive officer in any action, suit or proceeding by or in right of us, arising out of such person’s service as an agent of the plan administrators of the plan or a plan committee member. We will not indemnify such executive officers for violations of criminal law, transactions in which improper personal benefits were received or willful misconduct or gross negligence in performance of duties.

Policies for Approval of Related Person Transactions

In connection with this offering, we will adopt a written policy relating to the approval of related person transactions. Our audit committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our general counsel will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table shows information regarding the beneficial ownership of our common stock (i) immediately prior to and (ii) as adjusted to give effect to this offering by:

•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers;

•	all members of our board of directors and our named executive officers as a group; and

•	the selling stockholders.

For further information regarding material transactions between us and our selling stockholders, see “Certain Relationships and Related Person Transactions.”

Beneficial ownership of shares is determined under rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on          shares of common stock outstanding after giving effect to (i) the conversion of our outstanding Class A common stock into           shares of common stock prior to the consummation of this offering; (ii) the redemption of our outstanding redeemable preferred stock using the proceeds of this offering; (iii) a           for 1 stock split of our common stock prior to the consummation of this offering; and (iv)           shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the over-allotment option, or           shares, assuming full exercise of the over-allotment option. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is Fortegra Financial Corporation, 100 West Bay Street, Jacksonville, FL 32202.

Shares Beneficially Owned
After this Offering
	Shares Beneficially					Assuming Full Exercise of
	Owned Before this			Shares Beneficially Owned		the Option to Purchase
	Offering			After this Offering		Additional Shares
	Number of		Shares	Number of		Number of
Name of Beneficial Owner	Shares	Percentage	Offered	Shares	Percentage	Shares	Percentage

5% Stockholders:
Summit Partners(1)
Named Executive Officers, Directors and Director Nominees:
Richard S. Kahlbaugh(2)
Walter P. Mascherin
Michael Vrban(3)
W. Dale Bullard(4)
Robert S. Fullington(5)
Daniel A. Reppert(6)
John R. Carroll(7)
J.J. Kardwell(8)
Alfred R. Berkeley, III
Francis M. Colalucci
Frank P. Filipps
Ted W. Rollins
All named executive officers, directors and director nominees as a group (11 persons)
Other Selling Stockholders:

*	Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	Includes shares held by Summit Partners Private Equity Fund VII-A, L.P., shares held by Summit Partners Private Equity Fund VII-B, L.P., shares held by Summit Subordinated Debt Fund III-A, L.P., shares held by Summit Subordinated Debt Fund III-B, L.P. and shares held by Summit Investors VI, L.P. (such entities are collectively referred to as “Summit Partners”).

In connection with this offering, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P. and Summit Investors VI, L.P. are selling          ,          ,          ,          and          shares of our common stock, respectively. Assuming full exercise of the underwriters’ option to purchase additional shares, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P. and Summit Investors VI, L.P. will sell an additional          ,          ,          ,          and          shares of our common stock, respectively.

footnotes continued on following page

Summit Partners, L.P. is (i) managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII, L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., (ii) the managing member of Summit Partners SD III, LLC, which is the general partner of Summit Partners SD III, L.P., which is the general partner of Summit Subordinated Debt Fund III-A, L.P. and Subordinated Debt Fund III-B, L.P. and (iii) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of Summit Investors VI, L.P. Summit Partners, L.P., through a two-person investment committee, currently composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116. Entities affiliated with Summit Partners hold private equity investments in one or more broker-dealers, and as a result Summit Partners is an affiliate of a broker- dealer. However, Summit Partners acquired the securities to be sold in this offering in the ordinary course of business for investment for its own account and not as a nominee or agent and, at the time of that purchase, had no contract, undertaking, agreement, understanding or arrangement, directly or indirectly, with any person to sell, transfer, distribute or grant participations to such person or to any third person with respect to those securities.

(2)	Includes shares that are subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

(3)	Includes shares that are subject to option that are exercisable or exercisable within 60 days of the date of this prospectus and shares of common stock held by Mr. Vrban’s wife.

(4)	Includes shares that are subject to option that are exercisable or exercisable within 60 days of the date of this prospectus and shares of common stock held by Mr. Bullard’s wife.

(5)	Includes shares that are subject to option that are exercisable or exercisable within 60 days of the date of this prospectus and shares of common stock held by Robert Fullington Annuity Trust.

(6)	Includes shares that are subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

(7)	Excludes shares held by Summit Partners. Mr. Carroll is a member of the general partner of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Carroll disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

(8)	Excludes shares held by Summit Partners. Mr. Kardwell is a principal of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Kardwell disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as they will be in effect after our reincorporation in Delaware and immediately prior to the consummation of this offering. This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provisions of our amended and restated certificate of incorporation and bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of           shares of common stock, par value $0.01 per share, and          shares of preferred stock, par value $0.01 per share. Immediately following the completion of this offering,          shares of common stock will be outstanding, and           shares of our redeemable Series A preferred stock,           shares of our redeemable Series B preferred stock and           shares of our redeemable Series C preferred stock will be outstanding.

Common Stock

Voting Rights

Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

Holders of common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

Our existing stockholders have certain registration rights with respect to our common stock pursuant to a stockholders agreement. For further information regarding this agreement, see “Certain Relationships and Related Person Transactions — Stockholders Agreement.”

Preferred Stock

Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Series A, B and C Redeemable Preferred Stock

As of June 30, 2010, we had $7.4 million, $2.1 million and $1.9 million outstanding of our Series A, B and C redeemable preferred stock, respectively. We intend to use a portion of the net proceeds from this offering to redeem all of our outstanding redeemable preferred stock. See “Use of Proceeds.”

Holders of our Series A, B and C redeemable preferred stock have no voting rights.

Our Series A and C redeemable preferred stock each accrue cumulative cash dividends at a rate of 8.25% per annum of the liquidation preference of $1,000 per share of such series of redeemable preferred stock. Our Series B redeemable preferred stock accrues cash dividends at a rate per annum of 4.0% plus 90 day LIBOR times the liquidation preference of $1,000 per share of Series B redeemable preferred stock. For any dividends declared by our board of directors, holders of our Series A, B and C redeemable preferred stock will share equally in such dividend before any holders of all other classes or series of our common stock or other equity securities receive any dividends.

Our outstanding Series A and B redeemable preferred stock must be redeemed in full on December 31, 2034 and any outstanding Series C redeemable preferred stock must be redeemed in full on December 31, 2035. Additionally, we have the option to redeem our Series A and B redeemable preferred stock at certain redemption prices on or after January 1, 2010 and our Series C redeemable preferred stock at certain redemption prices on or after January 1, 2011, respectively.

Upon a change of control, any holder of each series of redeemable preferred stock may require that we redeem all or any portion of such holder’s redeemable preferred stock at a certain redemption price. A change of control for such purposes is: (i) if there is a change in the beneficial ownership of 50% or more of the shares of our common stock or voting power; (ii) a sale of all or substantially all of our assets; or (iii) a merger where we are not the surviving corporation.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any holders of all other classes or series of our common stock or other equity securities receive any distributions, holders of our Series A, B and C redeemable preferred stock would be entitled to a liquidation preference of $1,000 per share of Series A redeemable preferred stock and an amount equal to any accumulated and unpaid dividends. If there are insufficient assets to permit full payment to all holders of our Series A, B and C redeemable preferred stock, holders of each series of redeemable preferred stock will share equally in any distribution.

Anti-Takeover Effects of the DGCL and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only upon the request of not less than a majority of the combined voting power of the voting stock, upon the request of a majority of the board, or upon the request of the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated certificate of incorporation provides that removal of a director without cause requires approval by at least 75% of shares of common stock entitled to vote. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Business Combinations under Delaware Law

Our amended and restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company’s board of directors. Although we have elected to opt out of the statute’s provisions, we could elect to be subject to Section 203 in the future.

Corporate Opportunities

Our amended and restated certificate of incorporation will provide that Summit Partners and its affiliates have no obligation to offer us an opportunity to participate in business opportunities presented to Summit Partners or its respective affiliates even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that neither Summit Partners nor its respective affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company.

Listing

We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol “FRF.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is          .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock.

Sale of Restricted Securities

After this offering, there will be outstanding           shares (assuming no exercise of the underwriters’ option to purchase additional shares), or           shares (assuming full exercise of the underwriters’ option to purchase additional shares), of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-Up Arrangements and Registration Rights

In connection with this offering, we, each of our directors, executive officers and the selling stockholders have entered into lock-up agreements described under “Underwriting” that restrict the sale of shares of our common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances.

In addition, following the expiration of the lock-up period, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under federal securities laws. If these stockholders exercise this right, our other existing stockholders may require us to register their registrable securities. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline.

Following the lock-up periods described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	one percent of the total number of shares of our common stock outstanding; or

•	the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

Approximately           shares of our common stock that are not subject to lock-up arrangements described above will be eligible for sale under Rule 144 immediately upon the closing of this offering.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Additional Registration Statements

We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity incentive plans, including the equity incentive plan we intend to adopt prior to the consummation of this offering. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the Securities and Exchange Commission. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-U.S. Holder. In general, a “non-U.S. Holder” is any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of common stock as capital assets within the meaning of the U.S. Internal Revenue Code. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you if you relinquished U.S. citizenship or residence or if you are a controlled foreign corporation or a passive foreign investment company.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

We do not anticipate paying any dividends on our common stock in the foreseeable future. See “Dividend Policy.” If distributions are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that reduces, but not below zero, a non-U.S. Holder’s adjusted tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of the common stock. If dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, if a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your U.S. tax identification number.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of common stock unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (in which case you will be taxed in the same manner as a U.S. person, and if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met (in which case you will be subject to a 30% (or a lower rate as may be specified by an applicable income tax treaty) tax on the amount by which your capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the sale or other disposition); or

•	we are or become a U.S. real property holding corporation (“USRPHC”). We believe that we are not currently, and are not likely to become, a USRPHC. Even if we were to become a USRPHC, gain on the sale or other disposition of common stock by you generally would not be subject to U.S. federal income tax provided:

•	the common stock is “regularly traded on an established securities market”; and

•	you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which you held such shares.

Federal Estate Tax

Individuals, or an entity the property of which is includable in an individual’s gross estate for U.S. federal estate tax purposes, should note that common stock held at the time of such individual’s death will be included in such individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

We generally must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements. Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock unless you certify your non-U.S. status or you otherwise establish an exemption. Dividends subject to withholding of U.S. federal income tax as described above in “— Dividends” would not be subject to backup withholding.

The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Recent Legislation

In addition to withholding taxes discussed above, recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements generally relating to U.S. owners of and account holders with those entities have been satisfied. These new requirements are different from, and in addition to, the beneficial owner certification requirements described above. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. Piper Jaffray & Co. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for this offering, and Piper Jaffray is acting as representative of the underwriters. We and the selling stockholders have entered into a firm commitment underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriters	Shares

Piper Jaffray & Co.
SunTrust Robinson Humphrey, Inc.
William Blair & Company, L.L.C.
FBR Capital Markets & Co.
Keefe, Bruyette & Woods, Inc.
Macquarie Capital (USA) Inc.

Total

The underwriters have advised us and the selling stockholders that they propose to offer the shares of common stock to the public at $      per share. The underwriters propose to offer the shares of common stock to certain dealers at the same price less a concession of not more than $      per share. The underwriters may allow, and the dealers may reallow, a concession of not more than $      per share on sales to certain other brokers and dealers. After this offering, these figures may be changed by the underwriters.

We have granted to the underwriters an option to purchase up to an additional          shares of common stock from us and the selling stockholders have granted to the underwriters an option to purchase up to an additional           shares of common stock from them at the same price to the public, and with the same underwriting discount, as set forth above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $      million. We are paying the expenses of the selling stockholders in connection with this offering.

The following table shows the underwriting fees to be paid to the underwriters by us and the selling stockholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

	No	Full
	Exercise	Exercise

Per share underwriting discounts and commissions paid by us	$	$
Per share underwriting discounts and commissions paid by the selling stockholders	$	$
Total underwriting discounts and commissions paid by us	$	$
Total underwriting discounts and commissions paid by the selling stockholders	$	$

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Piper Jaffray has informed us that neither it, nor any other underwriter participating in the distribution of this offering, will make sales of the shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

We and each of our directors, executive officers and the selling stockholders are subject to lock-up agreements that prohibit us and them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of common stock, options or warrants to acquire shares of our common stock or any security or instrument related to such shares of common stock, options or warrants for a period of at least 180 days following the date of this prospectus without the prior written consent of Piper Jaffray. The lock-up agreement provides exceptions for (1) sales to underwriters pursuant to the purchase agreement and (2) certain other exceptions.

The 180-day lock-up period in all of the lock-up agreements is subject to extension if, (1) during the last 17 days of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period or (2) we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Piper Jaffray waives the extension in writing.

We will apply to have our common stock listed on the New York Stock Exchange under the symbol “FRF.” Prior to this offering, there has been no established trading market for our common stock. The initial public offering price for our common stock offered by this prospectus was negotiated by us and the underwriters. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of this offering and other relevant factors. There can be no assurance that the initial public offering price of our common stock will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active public market for our common stock will develop and continue after this offering.

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

In addition, the underwriters may stabilize or maintain the price of the shares by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares to the extent that it discourages resales of the shares. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time. Some underwriters and selling group members may also engage in passive market making transactions in our shares. Passive market making consists of displaying bids on the New York Stock Exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses and prospectus supplements electronically.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have in the past and may in the future engage in commercial banking or investment banking transactions with us and our affiliates for which they received and will receive customary fees and expenses. In particular, an affiliate of SunTrust Robinson Humphrey, Inc. is a lender under our revolving credit facility, and we intend to use $      million of our net proceeds from this offering to repay borrowings under such facility.

Selling Restrictions

Sales outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement or any other offering material or advertisements in connection with the offering of the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Each of the underwriters may arrange to sell common stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of our shares has been made or will be made to the public in that Relevant Member State, except that, with effect from and including such date, an offer of our shares may be made to the public in the Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

The Underwriter represents, warrants and agrees that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of our shares in circumstances in which Section 21 of such Act does not apply to us and it has complied with and will comply with all applicable provisions of such Act with respect to anything done by it in relation to our shares in, from or otherwise involving the United Kingdom.

Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. Our shares may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to our shares may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of our shares in Switzerland.

Notice to prospective investors in France

The prospectus (including any amendment, supplement or replacement thereto) has not been prepared in connection with the offering of our securities that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in article D. 341-1 of the French Code Monétaire et Financier and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to prospective investors in Italy

The offering of the securities has not been registered pursuant to the Italian securities legislation and, accordingly, we have not offered or sold, and will not offer or sell, our common stock in the Republic of Italy in a solicitation to the public, and that sales of our common stock in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations. In any case, our common stock cannot be offered or sold to any individuals in the Republic of Italy either in the primary market or the secondary market.

We will not offer, sell or deliver any securities or distribute copies of this prospectus or any other document relating to our common stock in the Republic of Italy except to “Professional Investors”, as defined in Article 31.2 of CONSOB Regulation No. 11522 of 2 July 1998 as amended (“Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998 as amended (“Decree No. 58”), or in any other circumstances where an expressed exemption to comply with the solicitation restrictions provided by Decree No. 58 or Regulation No. 11971 of 14 May 1999 as amended applies, provided, however, that any such offer, sale or delivery of our common stock or distribution of copies of this prospectus or any other document relating to our common stock in the Republic of Italy must be:

(a) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended (“Decree No. 385”), Decree No. 58, CONSOB Regulation No. 11522 and any other applicable laws and regulations;

(b) in compliance with Article 129 of Decree No. 385 and the implementing instructions of the Bank of Italy, pursuant to which the issue, trading or placement of securities in Italy is subject to a prior notification to the Bank of Italy, unless and exemption, depending, inter alia, on the aggregate amount and the characteristics of our common stock issued or offered in the Republic of Italy, applies; and

(c) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Notice to prospective investors in Germany

This prospectus has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute shares of our common stock in Germany. Consequently, shares of our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS PROSPECTUS AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF SHARES OF OUR COMMON STOCK TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. Shares of our common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to prospective investors in Norway

Shares of our common stock will not be offered in Norway other than (i) to investors who are deemed professional investors under Section 5-4 of the Norwegian Securities Trading Act of 1997 as defined in Regulation no. 1424 of 9 December 2005 (“Professional Investors”), (ii) to fewer than 100 investors that are not Professional Investors or with a total consideration of less than EUR 100,000 calculated over a period of 12 months, or (iii) with a minimum subscription amount of EUR 50,000. Consequently, no public offering will be made in Norway and this prospectus has not been filed with or approved by any Norwegian authority. The prospectus must not be reproduced or otherwise distributed to others by the recipient.

Notice to prospective investors in Finland

This prospectus has not been prepared to comply with the standards and requirements regarding public offering set forth in the Finnish Securities Market Act (1989/495, as amended) and it has not been approved by the Finnish Financial Supervision Authority. Shares of our common stock may not be offered, sold, advertised or otherwise marketed in Finland under circumstances which constitute public offering of securities under Finnish law.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This prospectus is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this prospectus nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of our common stock which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Hong Kong

Our shares may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance. No advertisement, invitation or other document relating our shares may be issued, whether in Hong Kong or elsewhere, where such document is directed at, or the contents are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong), other than with respect to such shares that is intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

(i) to an institutional investor or to a relevant person, or to any person pursuant to an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(ii) where no consideration is given for the transfer; or

(iii) by operation of law.

CONFLICT OF INTEREST

SunTrust Bank, an affiliate of SunTrust Robinson Humphrey, Inc., a managing underwriter for this offering, is a lender under one of our revolving credit facilities and is expected to receive more than 5% of the net proceeds to us from this offering in connection with repayment of borrowings under that facility. Because SunTrust Robinson Humphrey, Inc. is an underwriter and its affiliate is expected to receive 5% or more of net offering proceeds, SunTrust Robinson Humphrey, Inc. is deemed to have a

“conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which is administered by the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that a “qualified independent underwriter” meeting certain standards participate in the preparation of the registration statement and prospectus and exercise the usual standards of due diligence with respect thereto. Piper Jaffray has agreed to act as a “qualified independent underwriter” within the meaning of Rule 2720 in connection with this offering. Piper Jaffray will not receive any additional compensation for acting as a qualified independent underwriter. SunTrust Robinson Humphrey, Inc. will not confirm any sales to accounts over which it exercises discretionary authority without first receiving specific written approval for the transaction from those accounts. We have agreed to indemnify Piper Jaffray against certain liabilities incurred in connection with acting as a “qualified independent underwriter,” including liabilities under the Securities Act.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters by Dewey & LeBoeuf LLP, New York, New York. Certain partners of Weil, Gotshal & Manges LLP have ownership interests in funds operated by Summit Partners.

EXPERTS

The consolidated financial statements for Fortegra Financial Corporation and subsidiaries at December 31, 2009 and 2008, for each of the two years ended December 31, 2009 and 2008, the period from June 20, 2007 to December 31, 2007 and the period from January 1, 2007 to June 19, 2007 included in this prospectus have been so included in reliance on the report of Johnson Lambert & Co. LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The financial statements for Bliss and Glennon, Inc. at December 31, 2008 (Successor) and 2007 (Predecessor), for the period from October 1, 2008 to December 31, 2008 (Successor), for the period from January 1, 2008 to September 30, 2008 (Predecessor) and for the year ended December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

On September 14, 2010, we re-appointed Johnson Lambert & Co. LLP as our independent accounting firm. Johnson Lambert &Co. LLP previously audited our 2009, 2008 and 2007 financial statements, and we dismissed them as our independent accountants on April 20, 2010. On March 26, 2010, we engaged PricewaterhouseCoopers LLP to re-audit our 2009, 2008 and 2007 financial statements. We dismissed PricewaterhouseCoopers LLP on September 13, 2010 as a result of unresolved independence issues arising from services that they had performed for overseas affiliates of Summit Partners, our largest stockholder. PricewaterhouseCoopers LLP audited the financial statements of Bliss and Glennon, Inc. at December 31, 2008 (Successor) and 2007 (Predecessor), for the period from October 1, 2008 to December 31, 2008 (Successor), for the period from January 1, 2008 to September 30, 2008 (Predecessor) and for the year ended December 31, 2007, which are included herein. The members of our audit committee participated in and approved the decisions to appoint and dismiss PricewaterhouseCoopers LLP and dismiss and re-appoint Johnson Lambert & Co. LLP.

The report of Johnson Lambert & Co. LLP on our financial statements at December 31, 2009 and 2008, for the years ended December 31, 2009 and 2008, the period from June 20, 2007 to December 31, 2007 and the period from January 1, 2007 to June 19, 2007, which appears herein, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. PricewaterhouseCoopers LLP did not issue any reports with respect to the Company’s financial statements. Accordingly, there were no reports issued by PricewaterhouseCoopers LLP with respect to us that contained an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2009, 2008, the period from June 20, 2007 to December 31, 2007, the period from January 1, 2007 to June 19, 2007 and through April 20, 2010, there were no disagreements with Johnson Lambert & Co. LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Johnson Lambert & Co. LLP, would have caused it to make reference thereto in its reports on the financial statements for such periods. During the period from March 26, 2010 through September 13, 2010, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in any reports issued on our financial statements.

During the years ended December 31, 2009, 2008, the period from June 20, 2007 to December 31, 2007, the period from January 1, 2007 to June 19, 2007 and through April 20, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) involving Johnson Lambert & Co. LLP. Except as disclosed in the second paragraph under the heading “Risk Factors — Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 and we have identified a material weakness in our internal controls, and the failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 or to remedy the material weakness could materially and adversely affect us,” during the period from March 26, 2010 through September 13, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) involving PricewaterhouseCoopers LLP.

We have requested that Johnson Lambert & Co. LLP and PricewaterhouseCoopers LLP each furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letters, each dated September 23, 2010, are filed as Exhibits 16.1 and 16.2 to the registration statement of which this prospectus forms a part.

During the years ended December 31, 2009, 2008, the period from June 20, 2007 to December 31, 2007, the period from January 1, 2007 to June 19, 2007 and through March 26, 2010, we had not consulted with PricewaterhouseCoopers LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. During the period from April 20, 2010 through September 14, 2010, we had not consulted with Johnson Lambert & Co. LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission’s website at http:www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Fortegra Financial Corporation
100 West Bay Street
Jacksonville, Florida 32202
Attn: General Counsel
(866) 961-9529

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Fortegra Financial Corporation
Audited Consolidated Financial Statements
Report of Independent Registered Certified Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2009 and 2008	F-3
Consolidated Statements of Income for the Years Ended December 31, 2009 and 2008 and for the period from June 20, 2007 to December 31, 2007 (Successor) and for the period from January 1, 2007 to June 19, 2007 (Predecessor)
F-4
Consolidated Statements of Stockholders’ Equity for the Years ended December 31, 2009 and 2008 and for the period from June 20, 2007 to December 31, 2007 (Successor) and for the period from January 1, 2007 to June 19, 2007 (Predecessor)
F-5
Consolidated Statements of Cash Flows for the Years ended December 31, 2009 and 2008 and for the period from June 20, 2007 to December 31, 2007 (Successor) and for the period from January 1, 2007 to June 19, 2007 (Predecessor)
F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Consolidated Financial Statements
Consolidated Balance Sheets as at June 30, 2010 and December 31, 2009	F-50
Consolidated Statements of Income for the Six Months Ended June 30, 2010 and 2009	F-51
Consolidated Statements of Stockholders’ Equity for the Six Months Ended June 30, 2010 and 2009	F-52
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2010 and 2009	F-53
Notes to Unaudited Consolidated Financial Statements	F-54

Bliss and Glennon, Inc.
Audited Financial Statements
Report of Independent Registered Certified Public Accountants	F-71
Balance Sheets as at December 31, 2008 and 2007	F-72
Statements of Income for the Years Ended December 31, 2008 and 2007	F-73
Statements of Stockholders’ Equity for the Years Ended December 31, 2008 and 2007	F-74
Statements of Cash Flows for the Years Ended December 31, 2008 and 2007	F-75
Notes to Financial Statements	F-76
Unaudited Financial Statements
Balance Sheets as at March 31, 2009 and December 31, 2008	F-85
Statements of Income for the Three Months Ended March 31, 2009 and 2008	F-86
Statements of Stockholders’ Equity for the Three Months Ended March 31, 2009 and 2008	F-87
Statements of Cash Flows for the Three Months Ended March 31, 2009 and 2008	F-88
Notes to Unaudited Financial Statements	F-89

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Fortegra Financial Corporation

We have audited the accompanying consolidated balance sheets of Fortegra Financial Corporation
(the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended, for the period from June 20, 2007 to December 31, 2007 (Successor) and for the period from January 1, 2007 to June 19, 2007 (Predecessor). Our audits also included the financial statement schedule of condensed financial information of registrant appearing under Item 16(b). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fortegra Financial Corporation at December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended, for the period from June 20, 2007 to December 31, 2007 (Successor) and for the period from January 1, 2007 to June 19, 2007 (Predecessor), in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Johnson Lambert & Co. LLP

Jacksonville, Florida
September 23, 2010

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands Except Share Amounts)

	December 31,
	2009	2008

Assets:
Invested assets and cash:
Fixed maturity securities available for sale, at fair value (amortized cost of $78,548 and $97,926 at December 31, 2009 and 2008, respectively)	$80,948	$96,405
Equity securities available for sale (cost of $2,155 and $1,276 at December 31, 2009 and 2008, respectively)	2,210	1,174
Short-term investments	1,220	2,180
Cash and cash equivalents	29,940	22,082
Restricted cash	18,090	5,170

Total invested assets and cash	132,408	127,011
Accrued investment income	910	1,195
Notes receivable	2,138	2,159
Other receivables	28,116	11,446
Reinsurance receivables	173,798	199,023
Deferred policy acquisition costs	41,083	38,987
Property and equipment	4,140	2,574
Goodwill and other intangible assets	93,558	57,686
Other assets	2,475	2,288

Total assets	$478,626	$442,369

Liabilities:
Unpaid claims	$36,152	$36,363
Unearned premiums	215,652	242,535
Accrued expenses and accounts payable	45,117	16,901
Commissions payable	2,157	7,231
Notes payable	31,487	20,000
Preferred trust securities	35,000	35,000
Redeemable preferred stock	11,540	11,540
Guaranteed investment contract	—	1,010
Deferred income taxes	20,728	14,768

Total liabilities	397,833	385,348

Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock, par value $0.33 1/3 per share (6,000,000 shares authorized and 3,007,031 and 2,871,563 shares issued at December 31, 2009 and 2008, respectively)	1,002	957
Treasury stock (8,491 and 100,000 shares at December 31, 2009 and 2008, respectively)	(176)	(2,069)
Additional paid-in capital	53,675	45,894
Accumulated other comprehensive income (loss), net of tax (provision) benefit of $(865) and $552 at December 31, 2009 and 2008, respectively	1,607	(1,072)
Retained earnings	23,210	11,652

Stockholders’ equity before non-controlling interest	79,318	55,362

Non-controlling interest	1,475	1,659

Total stockholders’ equity	80,793	57,021

Total liabilities and stockholders’ equity	$478,626	$442,369

See accompanying notes to these consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share and Per Share Amounts)

	Successor			Predecessor
			Period from	Period from
			June 20, 2007	January 1, 2007
	Years Ended December 31,		to December	to June 19,
	2009	2008	31, 2007	2007
Revenues:
Service and administrative fees	$31,829	$24,279	$10,686	$8,165
Wholesale brokerage commissions and fees	16,309	—	—	—
Ceding commission	24,075	26,215	13,733	10,753
Net underwriting revenue	5,101	1,694	2,620	1,044
Net investment income	4,759	5,560	3,411	2,918
Net realized gains (losses)	54	(1,921)	(348)	516
Other income	971	178	28	353

Total net revenues	83,098	56,005	30,130	23,749

Expenses:
Personnel costs	31,365	21,742	10,722	9,409
Other operating expenses	22,291	12,225	8,508	7,118
Depreciation and amortization	3,507	2,629	1,292	221
Interest expense	7,800	7,255	4,130	1,169

Total expenses	64,963	43,851	24,652	17,917

Income before income taxes and non-controlling interest	18,135	12,154	5,478	5,832
Income taxes	6,551	4,208	1,761	1,983

Income before non-controlling interest	11,584	7,946	3,717	3,849
Less: net income (loss) attributable to non-controlling interest	26	(82)	64	34

Net income	$11,558	$8,028	$3,653	$3,815

Net income per common share:
Basic	$3.94	$2.90	$1.32	$1.00
Diluted	3.65	2.72	1.24	0.95
Weighted average common shares outstanding
Basic	2,931,182	2,771,372	2,766,565	3,819,265
Diluted	3,170,653	2,956,211	2,955,381	4,028,242

See accompanying notes to these consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(All Amounts in Thousands Except Share Amounts)

							Accumulated
	Shares			Additional			Other			Total
	Common	Treasury	Common	Paid-In	Treasury	Receivables	Comprehensive	Retained	Non-controlling	Stockholders’
	Stock	Stock	Stock	Capital	Stock	from Officers	Income (Loss)	Earnings	Interest	Equity

Predecessor

Balance, December 31, 2006	3,840,488	(36,464)	$1,280	$5,756	$(590)	$(5,272)	$(16)	$32,591	$1,998	$35,747
Net income for the period from January 1, 2007 to June 19, 2007	—	—	—	—	—	—	—	3,815	34	3,849
Change in unrealized gains and losses, net of tax benefit of $50	—	—	—	—	—	—	(98)	—	—	(98)

Comprehensive income (loss)	—	—	—	—	—	—	(98)	3,815	34	3,751

Dividends	—	—	—	—	—	—	—	(428)	—	(428)
Options exercised	33,650	—	11	262	—	—	—	—	—	273
Stock based compensation	—	—	—	2	—	—	—	—	—	2

Balance, June 19, 2007 prior to Acquisition Transactions	3,874,138	(36,464)	1,291	6,020	(590)	(5,272)	(114)	35,978	2,032	39,345

Effect of acquisition by Summit	(1,107,575)	36,464	(369)	38,336	590	5,272	114	(35,978)	—	7,965

Successor

Balance, June 20, 2007	2,766,563	—	922	44,356	—	—	—	—	2,032	47,310
Net income for the period from June 20, 2007 to December 31, 2007	—	—	—	—	—	—	—	3,653	64	3,717
Change in unrealized gains and losses, net of tax expense of $(288)	—	—	—	—	—	—	446	—	(56)	390

Comprehensive income	—	—	—	—	—	—	446	3,653	8	4,107

Stock based compensation	—	—	—	56	—	—	—	—	—	56

Balance, December 31, 2007	2,766,563	—	922	44,412	—	—	446	3,653	2,040	51,473
Net income for the year ended December 31, 2008	—	—	—	—	—	—	—	8,028	(82)	7,946
Change in unrealized gains and losses, net of tax benefit of $764	—	—	—	—	—	—	(1,518)	—	9	(1,509)

Comprehensive income (loss)	—	—	—	—	—	—	(1,518)	8,028	(73)	6,437

Dividends	—	—	—	—	—	—	—	(29)	(308)	(337)
Stock based compensation	—	—	—	244	—	—	—	—	—	244
Options exercised	105,000	—	35	1,238	—	—	—	—	—	1,273
Repurchased stock	—	(100,000)	—	—	(2,069)	—	—	—	—	(2,069)

Balance, December 31, 2008	2,871,563	(100,000)	957	45,894	(2,069)	—	(1,072)	11,652	1,659	57,021
Net income for the year ended December 31, 2009	—	—	—	—	—	—	—	11,558	26	11,584
Change in unrealized gains and losses, net of tax expense of $(1,400)	—	—	—	—	—	—	2,679	—	1	2,680

Comprehensive income	—	—	—	—	—	—	2,679	11,558	27	14,264

Dividends	—	—	—	—	—	—	—	—	(211)	(211)
Stock based compensation	—	—	—	209	—	—	—	—	—	209
Treasury stock sold	—	91,509	—	1,982	1,893	—	—	—	—	3,875
Options exercised	3,000	—	1	23	—	—	—	—	—	24
Issuance of common stock	132,468	—	44	5,567	—	—	—	—	—	5,611

Balance, December 31, 2009	3,007,031	(8,491)	$1,002	$53,675	$(176)	$—	$1,607	$23,210	$1,475	$80,793

See accompanying notes to these consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)

	Successor			Predecessor
			Period from	Period from
	Years Ended		June 20, 2007	January 1, 2007
	December 31,		to December 31,	to June 19,
	2009	2008	2007	2007
Operating Activities:
Net income	$11,558	$8,028	$3,653	$3,815
Adjustments to reconcile net income to net cash flows provided by operating activities:
Change in deferred policy acquisition costs	(2,096)	(11,218)	(3,841)	(559)
Depreciation and amortization	3,507	2,629	1,292	221
Deferred income taxes (benefit)	3,411	144	(90)	(394)
Net realized gains (losses)	(54)	1,921	348	(516)
Stock based compensation expense	209	244	56	2
Amortization of premiums and discounts on investments, net	197	(11)	(75)	(55)
Non-controlling interest	(184)	(380)	8	34
Change in allowance for doubtful accounts	(100)	(425)	(80)	—
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accrued investment income	285	(262)	544	(485)
Other receivables	1,148	624	5,639	(926)
Reinsurance receivables	25,225	(11,046)	(21,216)	(26,168)
Other assets	(109)	185	530	650
Unpaid claims	(211)	(1,918)	3,794	4,892
Unearned premiums	(27,894)	21,959	19,913	25,782
Accrued expenses and accounts payable	3,724	4,010	(154)	(4,664)
Commissions payable	(5,223)	(1,486)	(56)	889

Net cash flows provided by operating activities	13,393	12,998	10,265	2,518

Investing Activities:
Proceeds from maturities of investments	12,323	26,113	25,497	17,125
Proceeds from sales of investments	14,376	8,210	310	3,645
Proceeds from maturities of short term investments	960	350	1,701	160
Purchases of investments	(8,326)	(60,131)	(38,763)	(10,985)
Purchases of short term investments	—	(5)	—	(50)
Repayments on mortgage loans	—	—	39	9,589
Proceeds from sales of property and equipment	—	—	(7)	283
Purchases of property and equipment	(1,974)	(1,227)	(303)	(433)
Net (paid) received for acquisitions of subsidiaries	(38,577)	(1,936)	—	2,706
Proceeds from notes receivable	120	1,259	1,711	2,696
Change in restricted cash	(5,434)	1,298	(482)	(2,312)

Net cash flows (used in) provided by investing activities	(26,532)	(26,069)	(10,297)	22,424

Financing Activities:
Repayment of notes payable and capitalized lease obligations	(13,600)	(1,079)	(16,202)	(319)
Additional borrowings under notes payable	25,087	—	20,000	—
Net proceeds from issuance of common stock and preferred trust securities	5,611	—	34,122	—
Dividends paid on common stock	—	—	—	(428)
Net proceeds from exercise of stock options	24	846	771	273
Excess tax benefits from shared based compensation	—	427	—	—
Issuance (purchase) of treasury stock	3,875	(2,069)	—	—
Stockholder funds disbursed at purchase	—	—	(39,262)	—

Net cash flows provided by (used in) financing activities	20,997	(1,875)	(571)	(474)

Net increase (decrease) in cash and cash equivalents	7,858	(14,946)	(603)	24,468
Cash and cash equivalents, beginning of period	22,082	37,028	37,631	13,163

Cash and cash equivalents, end of period	$29,940	$22,082	$37,028	$37,631

Supplemental disclosures of cash payments for:
Interest	$7,728	$7,184	$4,521	$727
Income taxes	$3,806	$1,212	$1,709	$3,142

See accompanying notes to these consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

1.	Basis of Presentation and Organization

These consolidated financial statements reflect the consolidated financial statements of Fortegra Financial Corporation and its subsidiaries (the “Company”). The consolidated financial statements presented for the period from January 1, 2007 through June 19, 2007 (the “2007 predecessor period”), represent the Company prior to its acquisition by entities affiliated with Summit Partners, a growth equity investment firm, referred to as the “predecessor” entity. The consolidated financial statements for the period from June 20 through December 31, 2007 (the “2007 successor period”) and the years ended December 31, 2008 and 2009 represent the “successor” entity.

The Company has evaluated for disclosure events that occurred up to the date the Company’s financial statements were issued.

The Company operates in three business segments: Payment Protection, Business Process Outsourcing (“BPO”) and Wholesale Brokerage. Payment Protection specializes in protecting lenders and their consumers from death, disability or other events that could otherwise impair their ability to repay a debt. BPO provides an assortment of administrative services tailored to insurance and other financial services companies through a virtual insurance company platform. Wholesale Brokerage uses a pure wholesale sell-through model to sell specialty casualty and surplus lines insurance.

Organization

The Company is a diversified insurance services company that provides distribution and administration services on a wholesale basis to insurance companies, insurance brokers and agents and other financial services companies in the United States. During 2008, the Company changed to its name from Life of the South Corporation. Most of the Company’s insurance business is generated through networks of small to mid-sized community and regional banks, small loan companies and automobile dealerships. The consolidated financial statements include the Company and its majority-owned and controlled subsidiaries, including:

•	Bliss and Glennon, Inc.

•	Creative Investigations Recovery Group, LLC

•	CRC Reassurance Company, Ltd.

•	Insurance Company of the South

•	LOTS Intermediate Co.

•	Life of the South Insurance Company and its subsidiary, Bankers Life of Louisiana

•	LOTS Reassurance Company

•	LOTSolutions, Inc.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

•	Lyndon Southern Insurance Company

•	Southern Financial Life Insurance Company

Non-controlling interest includes third party ownership of 15% of the common stock of Southern Financial Life Insurance Company and 52% of the preferred stock of CRC Reassurance Company, Ltd.

On March 31, 2008, Bankers Life of Louisiana acquired all of the issued and outstanding common stock of Gulfco Life Insurance Company for a price equal to the statutory capital and surplus applicable to such common stock. Gulfco is a life, accident and health insurer domiciled in the State of Louisiana. Gulfco Life Insurance Company merged with and into Bankers Life of Louisiana on December 31, 2008. The purchase price was $437.

The following presents assets acquired and liabilities assumed with the acquisition of Gulfco based on their fair values as of March 31, 2008. This acquisition is part of the Payment Protection business segment.

Assets:
Cash	$374
Investments	615
Other receivables	38
Property and equipment	57
Liabilities:
Accrued expenses and accounts payable	(622)
Net deferred tax liability	(25)

Net assets acquired	437
Purchase consideration	437

Goodwill	$—

On December 18, 2008, the Company purchased 100% of the outstanding stock ownership interests of Creative Investigations Recovery Group, LLC (“CIRG”). CIRG provides front-end customer service, pre-collection, nationwide collateral location and recovery, severe skip investigations and deficiency portfolio collections to commercial finance companies.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following presents assets acquired and liabilities assumed with the acquisition of CIRG based on their fair values as of December 18, 2008. This acquisition is part of the BPO business segment.

Assets:
Cash	$1
Other receivables	343
Property and equipment	14
Liabilities:
Accrued expenses and accounts payable	(490)
Net deferred tax liability	(5)

Net assets acquired	(137)
Purchase consideration	1,200

Goodwill	$1,337

On December 18, 2008, the Company recognized approximately $642 of goodwill related to its acquisition of Darby & Associates, Inc. The purchase price was $642. This acquisition is part of the Payment Protection business segment.

On April 15, 2009, the Company purchased 100% of the outstanding stock ownership interests of Bliss and Glennon, Inc., an excess and surplus wholesale insurance broker.

The following presents assets acquired and liabilities assumed with the acquisition of Bliss & Glennon, Inc., based on their fair values as of April 15, 2009. This acquisition is part of the Wholesale Brokerage business segment:

Assets:
Cash	$10,966
Other receivables	17,818
Property and equipment	393
Other intangible assets	8,661
Other assets	77
Liabilities:
Accrued expenses and accounts payable	(641)
Brokered insurance payable	(23,851)
Commissions payable	(149)
Net deferred tax liability	(1,133)

Net assets acquired	12,141
Purchase consideration	42,058

Goodwill	$29,917

On November 3, 2009, Triangle Life Insurance Company merged into Life of the South Insurance Company and American Guaranty Insurance Company merged into Insurance Company of the South.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

On December 31, 2009, Darby & Associates, Inc. and Gulfco Insurance Services, Inc. merged into LOTSolutions, Inc.

Revision of Previously Issued Consolidated Financial Statements

The Company revised its consolidated financial statements to correct errors related to other-than-temporary impairments, stock options and other items. The following table reconciles assets, stockholders’ equity and net income of the Company as presented in the accompanying consolidated financial statements to assets, stockholders’ equity and net income as previously presented.

	2009	2008

Total assets, as previously reported	$474,686	$439,321
Adjustment to correct the classification of investments from held-to-maturity to available-for-sale	—	(1,791)
Adjustment to correct the classification of reinsurance receivables	—	1,800
Adjustment to correct goodwill	3,543	2,795
Other adjustments	397	244

Total assets, as reported herein	$478,626	$442,369

Total stockholders’ equity, as previously reported	$80,278	$57,421
Adjustment to correct the classification of investments from held-to-maturity to available-for-sale	—	(1,110)
Adjustment to correct goodwill	402	402
Other adjustments	113	308

Total stockholders’ equity, as reported herein	$80,793	$57,021

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	Successor			Predecessor
			Period from	Period from
	Years Ended December 31,		June 20, 2007 to	January 1, 2007 to
	2009	2008	December 31, 2007	June 19, 2007
Net income, as previously reported	$12,034	$8,764	$3,731	$3,680
Adjustment to record stock based compensation	(209)	(244)	(56)	(2)
Adjustment to record other-than-temporary impairments of investments	—	(521)	(237)	—
Other adjustments	(267)	29	215	137

Net income, as reported herein	$11,558	$8,028	$3,653	$3,815

2.	Summary of Significant Accounting Policies

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) promulgated by the Financial Accounting Standards Board Accounting Standards Codification (“ASC” or “the guidance”). Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled subsidiaries. Intercompany transactions and account balances have been eliminated.

The third party ownership of 15% of the common stock of Southern Financial Life Insurance Company and 52% of the preferred stock of CRC Reassurance Company, Ltd. has been reflected as non-controlling interest on the consolidated balance sheets. Income attributable to those companies’ minority shareholders has been reflected on the consolidated statements of income and comprehensive income as income attributable to non-controlling interest.

Investments

Marketable debt securities are classified as available-for-sale and carried at fair value with unrealized gains and losses reflected in other comprehensive income, net of tax. Marketable equity securities are also classified as available-for-sale and carried at fair value with unrealized gains and losses reflected in other comprehensive income, net of tax.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

During 2009, the Company adopted the new accounting standards related to other-than-temporary impairment (“OTTI”) that provide guidance in determining whether impairments in debt securities are other-than-temporary and require additional disclosures relating to OTTI and unrealized losses on investments. All investments in an unrelated loss position are reviewed at the individual security level to determine whether a credit or interest rate-related impairment is other-than-temporary. For fixed maturity securities, impairment is considered to be other-than-temporary if we have the intent to sell the security prior to recovery, if it is more likely than not we will be required to sell the security prior to recovery, or if we don’t believe the value of the security will recover. The Company impairment analysis takes into account factors, both qualitative and quantitative in nature.

Among the factors the Company considers are the following:

•	the length of time and the extent to which fair value has been less than cost;

•	if an investment’s fair value declines below cost, we determine if there is adequate evidence to overcome the presumption that the decline is other-than-temporary. Supporting evidence could include a recovery in the investment’s fair value subsequent to the date of the statement of financial position, a return of the investee to profitability and the investee’s improved financial performance and future prospects (such as earnings trends or recent dividend payments), or the improvement of financial condition and prospects for the investee’s geographic region and industry.

•	issuer-specific considerations, including an event of missed or late payment or default, adverse changes in key financial ratios, an increase in nonperforming loans, a decline in earnings substantially below that of the investee’s peers, downgrading of the investee’s debt rating or suspension of trading in the security;

•	the occurrence of a significant economic event that may affect the industry in which an issuer participates, including a change that might adversely impact the investee’s ability to achieve profitability in its operations;

•	the Company’s intent and ability to hold the investment for a sufficient period to allow for any anticipated recovery in fair value; and

•	with regards to commercial mortgage-backed securities (“CMBS”), the Company also evaluates key statistics such as breakeven constant default rates and credit enhancement levels. The breakeven constant default rate indicates the percentage of the pool’s outstanding loans that must default each and every year with 40 percent loss severity (i.e., a recovery rate of 60 percent) for a CMBS class/tranche to experience its first dollar of principal loss. Credit enhancements indicate how much protection, or “cushion,” there is to absorb losses in a particular deal before an actual loss would impact a specific security.

The new standards did not change the impairment model for equity securities which are assessed for OTTI when they experience market-related declines which are not reasonably expected to be recovered

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

under historical market conditions when the security has been in a loss position for four consecutive quarters.

The new guidance required that, at the date of adoption, the Company record a cumulative effect of change in accounting principle to reclassify the non-credit component of a previously recognized OTTI from retained earnings to accumulated other comprehensive income. Based on its review, the Company had no OTTI losses to reclassify.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid investments, with original maturities of three months or less when purchased. At various times throughout the year, the Company has cash deposited with financial institutions that exceed the federally insured deposit amount. Management reviews the financial viability of these institutions on a periodic basis and does not anticipate nonperformance by the financial institutions.

Restricted Cash

Restricted cash represents primarily unremitted premiums received from agents, unremitted claims received from insurers, fiduciary cash for reinsurers and pledged assets for the protection of policy holders in various state jurisdictions. Restricted cash is generally required to be kept in certain bank accounts subject to guidelines which emphasize capital preservation and liquidity; pursuant to the laws of certain states in which the Company’s subsidiaries operate and applicable contractual obligations, such funds are not available to service the Company’s debt or for other general corporate purposes. The Company is entitled to retain investment income earned on fiduciary funds. Included in restricted cash are cash and cash equivalents.

Other Receivables

Other receivables consist primarily of advance commissions and agents’ balances in course of collection and billed but not collected policy premium. For policy premiums that have been billed but not collected, the Company records a receivable on its balance sheet for the full amount of the premium billed, with a corresponding liability, net of its commission, to insurance carriers. The Company earns interest on the premium cash during the period of time between receipt of the funds and payment of these funds to insurance carriers.

Reinsurance

Balances recoverable from reinsurers and amounts ceded to reinsurers relating to the unexpired portion of reinsured policies are presented as assets. Experience refunds from reinsurers are recognized based on the underwriting experience of the underlying contracts.

Deferred Policy Acquisition Costs

The costs of acquiring new business and retaining existing business, principally commissions, premium taxes and certain underwriting and marketing costs that vary with and are primarily related to the production of new business, have been deferred and are being amortized as the related premium is

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

earned. Amortization of deferred policy acquisition costs for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period totaled $57,657, $60,594, $28,209 and $14,965, respectively. The Company considers investment income in determining whether deferred acquisition costs are recoverable at year-end. No write-offs for unrecoverable deferred acquisition costs were recognized during 2009, 2008, the 2007 successor period or the 2007 predecessor period.

Goodwill and Other Intangible Assets

Goodwill is reviewed for impairment annually or more frequently if certain indicators arise. The goodwill impairment review is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount. An impairment loss may be recognized if the review indicates that the carrying value of a reporting unit exceeds its fair value. Estimates of fair value are primarily determined by using discounted cash flows. If the carrying amount of a reporting unit exceeds its fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the goodwill of the reporting unit exceeds the implied fair value, an impairment charge is recorded equal to the excess.

The impairment review is highly judgmental and involves the use of significant estimates and assumptions. The estimates and assumptions have a significant impact on the amount of any impairment charge recorded. Discounted cash flow methods are dependent upon assumption of future sales trends, market conditions and cash flows of each reporting unit over several years. Actual cash flows in the future may differ significantly from those previously forecasted. Other significant assumptions include growth rates and the discount rate applicable to future cash flows.

The Company’s reporting units for impairment testing purposes are identical to our operating segments. The Company calculated the fair value of each reporting unit at December 31, 2009 and 2008 utilizing a discount rate of 10%, projected earnings and a forecasted annual growth rate of 4%. The calculations resulted in a fair value for each of our operating segments which exceeded their respective carrying values. Therefore, step two of the impairment test was not necessary and an impairment charge was not recorded.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to income when incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets with three years for computers and five years for furniture, fixtures, equipment and software. Leasehold improvements and capitalized leases are depreciated over the remaining life of the lease.

The Company capitalizes internally developed software costs on a project-by-project basis in accordance with ASC 350-40, Intangibles — Goodwill and Other: Internal-Use Software. All costs to establish the

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

technological feasibility of computer software development is expensed to operations when incurred. Internally developed software development costs are carried at the lower of unamortized cost or net realizable value and are amortized based on the current and estimated useful life of the software. Amortization over the estimated useful life of five years begins when the software is ready for its intended use.

Unpaid Claims

Unpaid claims include estimates for benefits reported prior to the close of the accounting period and other estimates, including amounts for incurred but not reported benefits. These liabilities are continuously reviewed and updated by management. Management believes that such liabilities are adequate to cover the estimated cost of the related benefits. When management determines that changes in estimates are required, such changes are included in current income.

Unearned Premiums

Premiums written are earned over the period that coverage is provided. Unearned premiums represent the portion of premiums that will be earned in the future and are generally calculated using the pro rata method. A premium deficiency reserve is recorded if anticipated losses, loss adjustment expenses and policy maintenance costs exceed the recorded unearned premium reserve and anticipated investment income. As of December 31, 2009 and 2008, no reserve was recorded.

Service and Administrative Fees

The Company earns service and administrative fees for a variety of activities. This includes providing administrative services for other insurance companies, debt cancellation programs, collateral tracking and asset recovery services.

The Payment Protection administrative service revenue is recognized consistent with the earnings recognition pattern of the underlying insurance policy or debt cancellation contract being administered. For example, if the credit instrument is 36 months in duration, the credit insurance policy or debt cancellation contract is also 36 months. Because the Company provides administrative services over the life of the policy or debt cancellation contract, it recognizes service and administrative fees over the life of the insurance policy or debt cancellation contract. Accordingly, if there is a pre-term cancellation, no funds would be due to the Company’s customer. As a result, the Company has had no changes in earnings patterns, resulting in no prior period adjustments to net revenues or net income.

The BPO service fee revenue is recognized as the services are performed. These services include fulfillment, BPO software development, and claims handling for the Company’s customers. Collateral tracking fee income is recognized when the service is performed and billed. Asset recovery service revenue is recognized upon the location of a recovered unit and or the location and delivery of a unit. Management reviews the financial results under each significant BPO contract on a monthly basis. Any losses that may occur due to a specific contract would be recognized in the period in which the loss occurs. During the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, the Company has not incurred a loss with respect to a specific significant BPO contract.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Wholesale Brokerage Commissions and Fees

The Company earns wholesale brokerage commission and fee income by providing wholesale brokerage services to retail insurance brokers and agents and insurance companies. Wholesale brokerage commission income is primarily recognized when the underlying insurance policies are issued. A portion of the wholesale brokerage commission income is derived from profit commission agreements with insurance carriers. These commissions are received from carriers based upon the underlying underwriting profitability of the business that the Company places with those carriers. Profit commission income is generally recognized as revenue on the receipt of cash based on the terms of the respective carrier contracts. In certain instances, profit commission income may be recognized in advance of cash receipt where the profit commission income due to be received has been calculated or has been confirmed by the insurance carrier.

Ceding Commissions

Ceding commissions earned under coinsurance agreements are based on contractual formulas that take into account, in part, underwriting performance and investment returns experienced by the assuming companies. As experience changes, adjustments to the ceding commissions are reflected in the period incurred.

Experience adjustments are based on the claim experience of the related policy. The adjustment is calculated by adding the earned premium and investment income from the assets held in trust from the Company’s benefit less earned commissions, incurred claims and the reinsurer’s fee for the coverage.

Net Underwriting Revenue

Net underwriting revenue consists of revenue generated from the direct sale of Payment Protection insurance policies by the Company’s distributors or premiums written for Payment Protection insurance policies by another carrier and assumed by the Company. Whether direct or assumed, the premium is earned over the life of the respective policy. Premiums earned are offset by earned premiums ceded to the Company’s reinsurers, including PORCs. The amount ceded is proportional to the amount of risk assumed by the reinsurer. Further offsetting this net earned premium revenue is the Company’s proportional share of the costs of settling claims and the Company’s proportional share of the commission costs paid to the producing distributors, including retrospective commission payments.

The proportional costs of settling claims is referred to as net incurred claims. Net incurred claims include actual claims paid and the change in unpaid claim reserves.

The proportional commission costs include the commissions paid to the distributors for selling the policy. The commission costs also include retrospective commission adjustments. These retrospective commission adjustments are payments made or adjustments to future commission expense based on claims experience. Under these retrospective commission arrangements, the commissions paid are adjusted based on actual losses incurred compared to premium earned after a specified net allowance retained by the Company.

Net Investment Income

Net investment income consists of investment income from the Company’s investment portfolio. The Company recognized investment income from interest payments and dividends less portfolio

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

management expenses. The Company’s investment portfolio is primarily invested in fixed maturity securities. Investment income can be significantly impacted by changes in interest rates. Interest rate volatility can increase or reduce unrealized gains or unrealized losses in the Company’s portfolios. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the Company’s control. Fluctuations in interest rates affect the Company’s returns on, and the market value of, fixed maturity and short-term investments.

The fair market value of the fixed maturity securities in the Company’s portfolio and the investment income from these securities fluctuate depending on general economic and market conditions. The fair market value generally increases or decreases in an inverse relationship with fluctuations in interest rates. The Company also has investments that carry pre-payment risk, such as mortgage-backed and asset-backed securities. Actual net investment income and/or cash flows from investments that carry prepayment risk may differ from estimates at the time of investment as a result of interest rate fluctuations. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities, commercial mortgage obligations and bonds are more likely to be prepaid or redeemed as borrowers seek to borrow at lower interest rates. Therefore, the Company may be required to reinvest those funds in lower interest-bearing investments.

Income Taxes

The Company files a consolidated federal income tax return with all majority owned subsidiaries except for Triangle Life Insurance Company, which files a separate federal income tax return. The Company has a tax sharing agreement with its subsidiaries where each company is apportioned the amount of tax equal to that which would be reported on a separate company basis. Income taxes are recorded in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Deferred income taxes are recorded for temporary differences between the financial reporting and income tax bases of assets and liabilities, based on enacted tax laws and statutory tax rates applicable to the periods in which the Company expects the temporary differences to reverse. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized.

In determining whether the Company’s deferred tax asset is realizable, the Company considered all available evidence, including both positive and negative evidence. The realization of deferred tax assets depends upon the existence of sufficient taxable income of the same character during the carry-back or carry-forward period. The Company considered all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years and tax-planning strategies.

In June 2006, authoritative guidance was issued on income taxes. The guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification of interest and penalties and other matters. Under the guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is “more likely than not” the tax position will be sustained on examination by the taxing authorities, based upon the technical merits of the position. The guidance was effective for fiscal year 2009, and the adoption did not have a material impact on the consolidated financial statements for 2009.

Comprehensive Income

Comprehensive income includes both net income and other items of comprehensive income. For the years ended December 31, 2009 and 2008 and the 2007 successor period and the 2007 predecessor period, comprehensive income was comprised of unrealized gains and losses on securities classified as available for sale. The Company has elected to disclose comprehensive income in its consolidated statements of stockholders’ equity.

Net Income Per Common Share

Basic net income per common share is computed by dividing net income available to stockholders by the weighted average number of common shares outstanding for the period. Basic net income per common share excludes the effect of potentially dilutive options. Diluted net income per common share reflects potential dilution that could occur if stock options were exercised and excludes anti-dilutive shares.

Recently Issued Accounting Pronouncements

On December 31, 2009, the Company adopted the new guidance on GAAP, which is within ASC Topic 105, GAAP. The new guidance establishes a single source of authoritative accounting and reporting guidance recognized by the FASB for nongovernmental entities (the “Codification”). The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The adoption of the new guidance did not have an impact on the Company’s financial position, results of operations or cash flows. References to accounting guidance contained in the Company’s consolidated financial statements and disclosures have been updated to reflect terminology consistent with the Codification. Plain English references to the accounting guidance have been made along with references to the number and name.

On December 31, 2009, the Company adopted the new guidance on measuring the fair value of liabilities. When the quoted price in an active market for an identical liability is not available, this new guidance requires that either the quoted price of the identical or similar liability when traded as an asset or another valuation technique that is consistent with the fair value measurements and disclosures guidance be used to fair value the liability. The adoption of this new guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

On December 31, 2009, the Company adopted the new subsequent events guidance. This new guidance establishes general standards of accounting for and disclosures of events that occur after the balance

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

sheet date but before financial statements are issued or are available to be issued. The adoption of the new guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

On April 1, 2009, the Company adopted the new other-than-temporary impairments (“OTTI”) guidance. This new guidance amends the previous guidance for debt securities and modifies the presentation and disclosure requirements for debt and equity securities. In addition, it amends the requirement for an entity to positively assert the intent and ability to hold a debt security to recovery to determine whether an OTTI exists and replaces this provision with the assertion that an entity does not intend to sell or it is not more likely than not that the entity will be required to sell a security prior to recovery of its amortized cost basis. Additionally, this new guidance modifies the presentation of certain OTTI debt securities to only present the impairment loss within the results of operations that represents the credit loss associated with the OTTI with the remaining impairment loss being presented within other comprehensive income (loss) (“OCI”). At adoption, there was no cumulative effect adjustment to reclassify the non-credit component.

On January 1, 2008, the Company adopted the new guidance on determining fair value in illiquid markets. This new guidance clarifies how to estimate fair value when the volume and level of activity for an asset or liability have significantly decreased. This new guidance also clarifies how to identify circumstances indicating that a transaction is not orderly. Under this new guidance, significant decreases in the volume and level of activity of an asset or liability, in relation to normal market activity, requires further evaluation of transactions or quoted prices and exercise of significant judgment in arriving at fair values. This new guidance also requires additional interim and annual disclosures. The adoption of this new guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2008, the Company adopted the new fair value of financial instruments guidance. This new guidance requires disclosure of the methods and assumptions used to estimate fair value. The adoption of this new guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

On January 1, 2009, the Company adopted the revised business combinations guidance. The revised guidance retains the fundamental requirements of the previous guidance in that the acquisition method of accounting is used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. The revised guidance expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. The revised guidance broadens the fair value measurement and recognition of assets acquired, liabilities assumed and interests transferred as a result of business combinations. It also increases the disclosure requirements for business combinations in the consolidated financial statements. The adoption of the revised guidance did not have an impact on the Company’s financial position, results of operations or cash flows. However, for any business combination in 2010 or beyond, the Company’s financial position, results of operations or cash flows could incur a significantly different impact than had it recorded the acquisition under the previous business combinations guidance. Earnings volatility could result depending on the terms of the acquisition.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

On January 1, 2009, the Company adopted the new consolidations guidance. The new guidance requires that a non-controlling interest in a subsidiary be separately reported within equity and the amount of consolidated net income attributable to the non-controlling interest be presented in the statements of income. The new guidance also calls for consistency in reporting changes in the parent’s ownership interest in a subsidiary and necessitates fair value measurement of any non-controlling equity investment retained in a deconsolidation. The adoption of the new guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

On December 31, 2009, the Company applied the fair value measurements and disclosures guidance for all non-financial assets and liabilities measured at fair value on a non-recurring basis. The application of this guidance for those assets and liabilities did not have an impact on the Company’s financial position, results of operations or cash flows. The Company’s non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets. In a business combination, the non-financial assets and liabilities of the acquired company would be measured at fair value in accordance with the fair value measurements and disclosures guidance. The requirements of this guidance include using an exit price based on an orderly transaction between market participants at the measurement date assuming the highest and best use of the asset by market participants. To perform a market valuation, the Company is required to use a market, income or cost approach valuation technique(s). The Company performed its annual impairment analyses of goodwill and indefinite-lived intangible assets in the fourth quarter of 2009. There was no impairment of intangible assets for 2009 and 2008.

In September 2009, the FASB issued new guidance on multiple deliverable revenue arrangements. This new guidance requires entities to use their best estimate of the selling price of a deliverable within a multiple deliverable revenue arrangement if the entity and other entities do not sell the deliverable separate from the other deliverables within the arrangement. This new guidance requires both qualitative and quantitative disclosures. This new guidance will be effective for new or materially modified arrangements in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of a fiscal year. Assuming the Company does not apply the guidance early, the Company is required to adopt this new guidance on January 1, 2011. The Company is currently evaluating the requirements of this new guidance and the potential impact, if any, on the Company’s financial position, results of operations or cash flows.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

3.	Investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of fixed maturity securities available for sale and equity securities available for sale at December 31, 2009 are as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Obligations of the U.S. Treasury and U.S. Government agencies	$18,832	$674	$(26)	$19,480
Municipal securities	14,343	336	(97)	14,582
Corporate securities	35,276	1,506	(271)	36,511
Mortgage-backed securities	5,594	97	—	5,691
Asset-backed securities	4,503	181	—	4,684

Total fixed maturity securities	$78,548	$2,794	$(394)	$80,948

Common stock — publicly traded	$423	$100	$(154)	$369
Preferred stock — publicly traded	199	1	(23)	177
Common stock — non-publicly traded	528	179	(45)	662
Preferred stock — non-publicly traded	1,005	—	(3)	1,002

Total equity securities	$2,155	$280	$(225)	$2,210

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of fixed maturity securities available for sale and equity securities available for sale at December 31, 2008 are as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Obligations of the U.S. Treasury and U.S. Government agencies	$26,860	$949	$—	$27,809
Municipal securities	16,084	270	(306)	16,048
Corporate securities	38,273	267	(1,692)	36,848
Mortgage-backed securities	8,096	—	(600)	7,496
Asset-backed securities	8,613	—	(409)	8,204

Total fixed maturity securities	$97,926	$1,486	$(3,007)	$96,405

Common stock — publicly traded	$423	$—	$—	$423
Preferred stock — publicly traded	199	—	(44)	155
Common stock — non-publicly traded	651	63	(128)	586
Preferred stock — non-publicly traded	3	7	—	10

Total equity securities	$1,276	$70	$(172)	$1,174

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The amortized cost and fair value of fixed maturity securities at December 31, 2009 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Due in one year or less	$2,358	$2,384
Due after one year through five years	18,552	19,290
Due after five years through ten years	29,966	30,973
Due after ten years through twenty years	3,944	3,898
Due after twenty years	13,631	14,028
Mortgage-backed securities	5,594	5,691
Asset-backed securities	4,503	4,684

Total fixed maturity securities	$78,548	$80,948

During the years ended December 31, 2009, 2008, the 2007 successor period and the 2007 predecessor period, the Company realized gains on sales of fixed maturity securities of $824, $30, $0 and $23, respectively. Realized losses on the sale of fixed maturity securities totaled $787, $14, $0 and $0 for the years ended December 31, 2009, 2008, the 2007 successor period and the 2007 predecessor period, respectively. Gross proceeds from the sale of these fixed maturity securities total $14,237, $7,556, $247 and $300 in 2009, 2008, the 2007 successor period and the 2007 predecessor period, respectively.

During the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, the Company realized gains on sales of equity securities of $70, $14, $0 and $493, respectively. Realized losses on the sales of equity securities totaled $53, $0, $0 and $0 for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively. Gross proceeds from the sales of these equity securities total $139, $535, $63 and $3,345 in 2009, 2008, the 2007 successor period and 2007 predecessor period, respectively.

Fixed maturity securities are assessed for other-than-temporarily impairment (“OTTI”) when the decline in fair value is below the amortized cost basis and determined to be other-than-temporary by management. Equity securities are assessed for OTTI when they experience a market-related decline which is not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for four consecutive quarters. OTTI losses related to (i) the credit component of the impairment on fixed maturity securities and (ii) equity securities, are recorded in the consolidated statement of income as realized losses on investments and result in a permanent reduction of the cost basis of the underlying investment. Losses relating to the non-credit component of OTTI losses on fixed maturity securities are recorded in OCI. The determination of OTTI is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

During 2009, there were no OTTIs. During 2008, the Company determined the decline in fair value of its investment in both a bond investment and 15 equity securities to be OTTI. This resulted in recording an impairment write-down of $1,153 on the bond and $797 on the equity securities as part of net

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

realized gain/losses on investments. In the 2007 successor period, the Company determined the decline in fair value of its investment in 16 equity securities to be OTTI. This resulted in recording an impairment writedown of $348 as part of net realized gain/losses on investments.

At December 31, 2009 and 2008, the aggregate amount of unrealized losses and the aggregate related fair values of investments with unrealized losses were segregated into the following time periods during which the investments had been in unrealized loss positions:

	December 31, 2009
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Security	Value	Losses	Value	Losses	Value	Losses

Obligations of the U.S. Treasury and U.S. government agencies	$4,510	$(26)	$—	$—	$4,510	$(26)
Municipal securities	4,226	(81)	544	(16)	4,770	(97)
Corporate securities	—	—	1,894	(271)	1,894	(271)

Total fixed maturity securities	$8,736	$(107)	$2,438	$(287)	$11,174	$(394)

Common stock — publicly traded	$—	$—	$186	$(154)	$186	$(154)
Preferred stock — publicly traded	—	—	126	(23)	126	(23)
Common stock — non-publicly traded	42	(3)	78	(42)	120	(45)
Preferred stock — non-publicly traded	—	(3)	—	—	—	(3)

Total equity securities	$42	$(6)	$390	$(219)	$432	$(225)

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	December 31, 2008
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Security	Value	Losses	Value	Losses	Value	Losses

Obligations of the U.S. Treasury and U.S. government agencies	$—	$—	$—	$—	$—	$—
Municipal securities	4,141	(306)	—	—	4,141	(306)
Corporate securities	21,757	(1,692)	—	—	21,757	(1,692)
Mortgage-backed securities	7,496	(600)	—	—	7,496	(600)
Asset backed securities	8,204	(409)	—	—	8,204	(409)

Total fixed maturity securities	$41,598	$(3,007)	$—	$—	$41,598	$(3,007)

Preferred stock — publicly traded	$155	$(44)	—	—	$155	$(44)
Common stock — non-publicly traded	166	(93)	85	(35)	251	(128)

Total equity securities	$321	$(137)	$85	$(35)	$406	$(172)

As of December 31, 2009, there were 13 fixed maturity securities in an unrealized loss position. The Company does not intend to sell and it is not more likely than not that the Company will be required to sell these securities prior to recovery of its amortized cost basis. As such, management considers the impairments (i.e., excess of cost over fair value) to be temporary.

As of December 31, 2009, there were 21 equity securities in an unrealized loss position. When, in the opinion of management, a decline in the estimated fair value of an investment is considered to be “other-than-temporary,” the investment is written down to its estimated fair value. Any such write-downs are reported as realized losses on investments. There were no such write-downs during 2009. In 2008, 15 equity securities were written down as realized losses totaling $797. In the 2007 successor period, 16 equity securities were written down as realized losses totaling $348.

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company is not permitted to remove invested assets from these accounts without prior approval of the contractual party or regulatory authority. At December 31, 2009 and 2008, the Company had restricted investments with carrying values of $20,292 and $23,736, respectively, of which $14,860 and $11,659 related to special deposits required by various state insurance departments.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Net investment income is as follows:

	Successor			Predecessor
	Years Ended		Period from	Period from
	December 31,		June 20, 2007 to	January 1, 2007 to
	2009	2008	December 31, 2007	June 19, 2007
Fixed maturity securities	$4,520	$4,600	$1,757	$1,412
Cash on hand and on deposit	557	1,035	1,631	947
Common and preferred stock dividends	28	77	40	135
Debenture interest	162	247	206	302
Other income	2	124	(101)	223
Investment expenses	(510)	(523)	(122)	(101)

Net investment income	$4,759	$5,560	$3,411	$2,918

4.	Other Receivables

Other receivables consist primarily of advance commissions and agents’ balances in course of collection.

	At
	December 31,
	2009	2008

Wholesale brokerage agent balances (premium receivable)	$15,691	$—
Allowance for doubtful accounts	(139)	—
Advanced commissions	10,334	11,061
Insurance agent balances (premium receivable)	1,115	—
Notes receivable	356	—
Accounts receivable asset recovery	487	370
Reimbursable expenses asset recovery	158	—
Other receivables	114	15

Total	$28,116	$11,446

5.	Reinsurance

The Company has various reinsurance agreements in place whereby the amount of risk in excess of the Company’s retention is reinsured by unrelated domestic and foreign insurance companies. The Company remains liable to policyholders in the event that the assuming companies are unable to meet their obligations.

Fronting arrangements — These arrangements are typically with insurance companies affiliated with banks, auto dealers or financial institutions whereby the Company cedes up to 100% of the business written. The Company generally retains a fee for issuing the policies and for providing administrative services.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Coinsurance — Under coinsurance arrangements, the Company cedes a fixed percentage of business written to reinsurers while continuing to provide all policy administration. The Company receives an administration fee and generally participates in the underwriting profits, in accordance with a contractual formula.

Excess of loss arrangements — The Company seeks to protect itself from the financial impact of large individual claims by reinsuring credit life exposures in excess of $45 and forced placed mortgage insurance exposures in excess of $150.

The following is a breakdown of net earned premiums included in net underwriting revenue:

	Successor			Predecessor
			Period from	Period from
	Years Ended December 31,		June 20, 2007 to	January 1, 2007 to
	2009	2008	December 31, 2007	June 19, 2007
Net earned premium:
Direct	$273,849	$277,102	$138,868	$107,400
Assumed	26,370	38,464	21,046	23,443
Ceded	(192,103)	(202,792)	(91,695)	(65,937)

Total net earned premium	108,116	112,774	68,219	64,906
Net incurred claims	(32,566)	(29,854)	(20,324)	(21,224)
Commissions	(70,449)	(81,226)	(45,275)	(42,638)

Total net underwriting revenue	$5,101	$1,694	$2,620	$1,044

The effects of reinsurance on premiums written and earned and losses and loss and adjustment expense (LAE) are presented in the table below:

Premiums

	Successor						Predecessor
					Period from		Period from
	Years Ended December 31,				June 20, 2007 to		January 1, 2007 to
	2009		2008		December 31, 2007		June 19, 2007
	Written	Earned	Written	Earned	Written	Earned	Written	Earned
Direct and assumed	$273,276	$300,219	$337,341	$315,566	$181,773	$159,914	$141,240	$130,843
Ceded	(172,638)	(192,103)	(208,235)	(202,792)	(106,493)	(91,695)	(73,296)	(65,937)

Net	$100,638	$108,116	$129,106	$112,774	$75,280	$68,219	$67,944	$64,906

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Losses and LAE

	Successor			Predecessor
			Period from	Period from
	Years Ended December 31,		June 20, 2007 to	January 1, 2007 to
	2009	2008	December 31,2007	June 19, 2007
Direct and assumed	$80,383	$76,067	$48,477	$42,640
Ceded	(47,817)	(46,213)	(28,153)	(21,416)

Net losses and LAE incurred	$32,566	$29,854	$20,324	$21,224

Reinsurance receivables include amounts related to paid and unpaid benefits as well prepaid reinsurance premiums. The following reflects the components of the reinsurance receivables:

	At December 31,
	2009	2008

Ceded unearned premiums:
Life	$60,281	$82,358
Accident and health	29,844	32,980
Property	57,379	53,160

Total ceded unearned premiums	147,504	168,498

Ceded claim reserves:
Life	1,929	2,089
Accident and health	9,981	8,616
Property	10,608	12,697

Total ceded claim reserves recoverable	22,518	23,402
Other reinsurance settlements recoverable	3,776	7,123

Reinsurance receivables	$173,798	$199,023

These receivables are based upon estimates and are reported on the balance sheet separately as assets, as reinsurance does not relieve the Company of its legal liability to policyholders. The Company is required to pay losses even if a reinsurer fails to meet its obligations under the applicable reinsurance agreement. Management continually monitors the financial condition and agency ratings of the Company’s reinsurers and believes that the reinsurance receivables accrued are collectible. Included in reinsurance receivables for 2009 and 2008 are $132,735 and $151,878 recoverable from three unrelated reinsurers. These amounts are collateralized by assets held in trust and letters of credit. At December 31, 2009, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

6.	Property and Equipment

The components of property and equipment are as follows:

	At December 31,
	2009	2008

Furniture, fixtures and equipment	$745	$403
Computer equipment	1,058	248
Software	2,937	1,779
Leasehold improvements	513	462

	5,253	2,892
Less: accumulated depreciation and amortization	(1,113)	(318)

	$4,140	$2,574

Depreciation expense for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period totaled $662, $512, $244 and $221, respectively. Amortization expense related to capitalized software costs for the years ended December 31, 2009 and 2008, the 2007 successor period and 2007 predecessor period totaled $133, $20, $0 and $0, respectively.

7.	Goodwill and Other Intangible Assets

Goodwill resulting from the Company’s acquisition by Summit Partners, L.P. and from acquisitions of subsidiaries is carried as an asset on the consolidated balance sheets and is not amortized, but is evaluated to determine whether impairment exists.

Goodwill is reviewed for impairment annually or more frequently if certain indicators arise. The Company uses an income approach to estimate the fair value of each reporting unit. The impairment review is highly judgmental and involves the use of significant estimates and assumptions. The estimates and assumptions have a significant impact on the amount of any impairment charge recorded. The Company completed its annual assessment of goodwill in 2009, 2008 and 2007 and concluded that the value of its goodwill was not impaired.

During the third quarter of 2008, the amount of goodwill recognized as part of the Summit Partners acquisition was determined to be $31.7 million. In December 2008, the Company completed the acquisition of Darby & Associates, Inc. for approximately $0.6 million resulting in goodwill of $0.6 million. The Company also completed the acquisition of CIRG in December 2008 for $1.2 million and recorded goodwill of $1.3 million. In April 2009, the Company acquired Bliss and Glennon, Inc. (B&G), for $42.1 million resulting in goodwill of $29.9 million and other intangible assets of $8.7 million.

The Company recognized $1.7 million of transaction costs associated with the B&G acquisition in 2009 and an immaterial amount of transaction costs in 2008. Transaction costs of $3.2 million were recognized in the 2007 successor period related to the acquisition by Summit Partners. Finally, an

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

immaterial amount of transaction costs were recognized in the 2007 predecessor period. Transaction costs are included in other operating expenses in the consolidated statements of income.

Bliss and Glennon financial results have been included in the Company’s results beginning April 15, 2009. Revenue and net income since the acquisition date included in the Company’s consolidated statement of income for the year ended December 31, 2009 are as follows:

Revenue	$16,820

Net income*	$(156)

*	This result included $1,245 of transaction expenses.

The following unaudited pro forma summary presents the Company’s consolidated financial information as if Bliss and Glennon had been acquired on January 1, 2009. These amounts have been calculated after applying the Company’s accounting policies and adjusting the results of Bliss and Glennon to reflect the additional amortization that would have been charged assuming the intangible assets would have existed on January 1, 2009 and excluding the transaction costs, together with the consequential tax effect.

Revenue	$91,231

Net income	$14,039

The Company recognized amortization on intangibles of $2,706, $2,097, $1,049 and $0 during the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively.

Changes in goodwill balances are as follows:

	Payment		Wholesale
	Protection	BPO	Brokerage	Total

Balance at January 1, 2008	$23,587	$9,223	$—	$32,810
Measurement period purchase accounting adjustments	(824)	(321)	—	(1,145)
Goodwill acquired during 2008	642	1,337	—	1,979

Balance at December 31, 2008	23,405	10,239	—	33,644
Goodwill acquired during 2009	—	—	29,917	29,917

Balance at December 31, 2009	$23,405	$10,239	$29,917	$63,561

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Other intangible assets consisted of the following:

		Year Ended December 31, 2009			Year Ended December 31, 2008
	Amortization	Gross		Net	Gross		Net
	Period	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	(Years)	Amount	Amortization	Amount	Amount	Amortization	Amount

Customer and agent relationships	7 - 10	$18,457	$(3,822)	$14,635	$13,131	$(1,969)	$11,162
Tradename	Indefinite	10,910	—	10,910	9,505	—	9,505
Software	10	3,971	(993)	2,978	3,971	(596)	3,375
Non-compete agreements	1.5 - 3	2,511	(1,037)	1,474	581	(581)	—

Total		$35,849	$(5,852)	$29,997	$27,188	$(3,146)	$24,042

Changes in other intangible assets are as follows:

December 31, 2007	$26,139
Amortization	(2,097)

December 31, 2008	24,042
Intangible assets of acquired businesses	8,661
Amortization	(2,706)

December 31, 2009	$29,997

The estimated amortization of intangible assets for each of the next five years ended December 31 is as follows:

2010	$3,114
2011	3,114
2012	2,659
2013	2,471
2014	2,471
Thereafter	5,257

Total	$19,086

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

8.	Accrued Expenses and Accounts Payable

Accrued expenses and accounts payable consisted of the following:

	At December 31,
	2009	2008

Wholesale brokerage premiums payable to insurance carriers	$24,404	$—
Premiums collected on behalf of administered clients	9,823	7,543
Reinsurance payable	6,069	4,521
Income taxes payable	769	1,228
Premium tax payable	2,267	2,051
Unclaimed property	798	737
Deferred compensation	458	—
Interest payable — Preferred Trust Funds	140	140
Other accrued expenses and accounts payable	389	681

Total	$45,117	$16,901

9.	Indebtedness

Notes payable consist of the following:

	At December 31,
	2009	2008

Line of credit — Columbus Bank & Trust at effective rate of 3.25%. Credit line of $15 million. Matures 2012. Repaid June 2010	$6,400	$—
Line of credit — Columbus Bank & Trust — effective interest rate of 5% floor. Credit line of $15 million. Repaid June 2010	5,087	—
Subordinated debentures — Summit Partners — fixed rate of 14%. Matures 2012	20,000	20,000

Total notes payable	$31,487	$20,000

The $20,000 subordinated debentures are held by affiliates of Summit Partners, a related party. Interest expense on these debentures was $2,839, $2,847, $1,517 and $0 for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively.

On June 16, 2010, the Company amended the maturity date of the subordinated debentures from June 2012 to December 2013.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Preferred securities consist of the following:

	At December 31,
	2009	2008

Preferred trust securities — FTN Financial — interest rate of 9.61%. Matures 2037	$35,000	$35,000
Redeemable preferred stock — dividends paid quarterly:
Series A — fixed rate of 8.25%. Matures 2034	7,440	7,440
Series B — floating rate at 90 day LIBOR plus 4%. Matures 2034	2,100	2,100
Series C — fixed rate of 8.25%. Matures 2035	2,000	2,000

	$46,540	$46,540

Aggregate maturities of debt instruments are as follows:

At December
31, 2009

2010	$5,087
2011	—
2012	26,400
2013	—
2014	—
Thereafter	46,540

$78,027

The interest rates of debt instruments are as follows:

	As of December 31,
	2009	2008

Prime Rate — Columbus Bank & Trust	3.25%	3.25%
Subordinated Debentures — Summit Partners	14.00%	14.00%
Preferred Trust Securities — FTN Financial	9.61%	9.61%
Redeemable Preferred Stock — Series A & C	8.25%	8.25%
Redeemable Preferred Stock — Series B	4.29%	7.88%

Columbus Bank & Trust lines of credit

The lines of credit with Columbus Bank & Trust are secured with pledges of stock of various subsidiaries. Under both lines of credit, the Company may not assign, sell, transfer or dispose of any collateral or effect certain changes to its capital structure and the capital structure of its subsidiaries

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

without Columbus Bank & Trust’s prior consent. The purpose of the lines is for working capital and acquisitions. Interest on the lines of credit is payable monthly.

The following includes a summary of the Company’s more significant financial covenants related to its lines of credit with Columbus Bank & Trust:

	Covenant	At December 31, 2009

Minimum debt service charge ratio	2.25	4.44
Maximum debt to EBITDA ratio	4.75	2.25
Minimum audited net worth	$50.0 million	$80.8 million

The Company is in compliance with the above covenants.

On June 16, 2010, the lines of credit with Columbus Bank & Trust were repaid and closed in connection with the entry into a new revolving credit facility with SunTrust Bank, discussed in Note 21.

Subordinated Debentures

In connection with the Summit Partners Transactions, LOTS Intermediate Co. issued $20.0 million of subordinated debentures to affiliates of Summit Partners. The subordinated debentures mature on June 20, 2012 and bear interest at 14% per annum of the principal amount of such subordinated debentures and is payable quarterly.

The Company may redeem the subordinated debentures, in whole or in part, at a price equal to 100% of the principal amount of such subordinated debentures outstanding plus accrued and unpaid interest. The agreement governing the subordinated debentures contains non-competition and non-solicitation clauses for a period of five years after the closing date.

The agreement governing the subordinated debentures also contains customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants or agreements contained in the agreement or subordinated debentures, cross defaults with other indebtedness of payment of principal or acceleration of principal payments, unsatisfied judgments and bankruptcy events.

Preferred Trust Securities

In connection with the Summit Partners Transactions, LOTS Intermediate Co. issued $35.0 million of fixed/floating rate preferred trust securities due 2037. The preferred trust securities bear interest at a rate of 9.61% per annum until the June 2012 interest payment date. Thereafter, interest on the preferred trust securities will be at a rate of 3-month LIBOR plus 4.10% for each interest rate period.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company may not redeem the preferred trust securities until after the June 2012 interest payment date. After such date, the Company may redeem the preferred trust securities, in whole or in part, at a price equal to 100% of the principal amount of such preferred trust securities outstanding plus accrued and unpaid interest. Interest is payable quarterly.

The indenture governing the preferred trust securities contains various affirmative and negative covenants, including limitations on the sale of capital stock of our significant subsidiaries, mergers and consolidations and the ability to grant a lien on the capital stock of our significant subsidiaries unless such security interests are secured indebtedness of not more than $20 million, in the aggregate, at any one time. The limitation on the ability to issue, sell or dispose of the capital stock of significant subsidiaries are not applicable if such transactions are made at fair value and the Company retains at least 80% of the ownership of such subsidiary.

The indenture governing the preferred trust securities also contains customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants or agreements contained in the indenture or preferred trust securities, cross defaults with other indebtedness of payment of principal or acceleration of principal payments and bankruptcy events.

Redeemable Preferred Stock

The Company has Series A, Series B and Series C redeemable preferred stock outstanding. The Series A and Series B redeemable preferred stock were issued in 2005, and the Series C redeemable preferred stock was issued in 2006. The Company’s Series A and C redeemable preferred stock each accrue cumulative cash dividends at a rate of 8.25% per annum of the liquidation preference of $1,000 per share of such series of redeemable preferred stock. The Series B redeemable preferred stock accrues cash dividends at a rate per annum of 4.0% plus 90 day LIBOR times the liquidation preference of $1,000 per share of Series B redeemable preferred stock. The Company pays dividends on its Series A, B and C stock quarterly in arrears. Any outstanding Series A and B redeemable preferred stock must be redeemed in full on December 31, 2034 and any outstanding Series C redeemable preferred stock must be redeemed in full on December 31, 2035.

On or after January 1, 2010, the Company may redeem the Series A and Series B redeemable preferred stock, in whole or in part, based on the following timeframes at the redemption prices set forth below (expressed in percentages of the liquidation amount), plus accumulated and unpaid dividends to the redemption date:

Year	Redemption Price

2010	103%
2011	102%
2012	101%
2013 and thereafter	100%

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

On or after January 1, 2011, the Company may redeem the Series C redeemable preferred stock, in whole or in part, based on the following timeframes at the redemption prices set forth below (expressed in percentages of the liquidation amount), plus accumulated and unpaid dividends to the redemption date:

Year	Redemption Price

2011	103%
2012	102%
2013	101%
2014 and thereafter	100%

In addition, the Series A, B and C redeemable preferred stock has optional redemption provisions for the holders upon the death of the holder or if a change in control of the Company occurs.

10.	Leases

The Company leases certain office space and equipment under operating leases. Rent expense for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period was $2,753, $1,724, $811 and $752, respectively. The future minimum lease payments for the years ending December 31 are as follows:

2010	$2,924
2011	2,698
2012	1,413
2013	649
2014	10
Thereafter	—

$7,694

11.	Fair Value of Financial Instruments

On January 1, 2008, the Company adopted accounting guidance for reporting fair values in accordance with ASC 820-10 — Fair Value Measurements. There were no adjustments required to the fair value of investments as a result of adopting the new guidance. The market approach was the valuation technique used to measure fair value of the investment portfolio. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The guidance establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability. Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy and those investments included in each are as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3 — Inputs to the valuation methodology are unobservable for the asset or liability and are significant to the fair value measurement. Pricing is derived from sources such as Interactive Data Corporation, Bloomberg L.P., private placement matrices, broker quotes and internal calculations.

The financial instruments guidance, ASC Topic 825, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The guidance requires disclosure of fair value information about financial instruments for which it is practicable to estimate such fair value along with the significant assumptions used to estimate the fair value.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Short-term investments

The carrying amounts approximate fair value because of the short maturities of these instruments.

Fixed maturity securities

Fair values of fixed maturity securities were obtained from an independent pricing service.

Common and preferred stock

The fair value of publicly traded common and preferred stocks were obtained from market value quotations provided by an independent pricing service. The values of common stocks that are not publicly traded were based on prices obtained from an independent pricing service.

Notes receivable

The carrying amounts approximate fair value because the interest rates charged approximate current market rates for similar credit risks. These values are net of allowance for doubtful accounts.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Notes payable, preferred trust securities, redeemable preferred stock and guaranteed investment contracts

The carrying amounts approximate fair value because the applicable interest rates approximate current rates offered to the Company for similar instruments.

The following table presents the Company’s investment securities within the fair value hierarchy, and the related inputs used to measure those securities at December 31, 2009:

	Total	Level 1	Level 2	Level 3

Fixed maturity securities	$80,948	$—	$79,440	$1,508
Common stock, marketable	369	369	—	—
Preferred stock, marketable	177	177	—	—
Common stock, other	662	—	—	662
Preferred stock, other	1,002	—	—	1,002
Short-term investments	1,220	1,220	—	—

Total	$84,378	$1,766	$79,440	$3,172

The Company’s use of Level 3 of “unobservable inputs” included 19 securities that accounted for 3.8% of total investments at December 31, 2009.

The following table presents the Company’s investment securities within the fair value hierarchy and the related inputs used to measure those securities at December 31, 2008:

	Total	Level 1	Level 2	Level 3

Fixed maturity securities	$96,405	$—	$96,405	$—
Common stock, marketable	423	423	—	—
Preferred stock, marketable	155	155	—	—
Common stock, other	586	—	—	586
Preferred stock, other	10	—	—	10
Short-term investments	2,180	2,180	—	—

Total	$99,759	$2,758	96,405	$596

The Company’s use of Level 3 of “unobservable inputs” included 23 securities that accounted for less than 2% of total investments at December 31, 2008.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table summarizes changes in Level 3 assets measured at fair value for the year ended December 31:

	Years Ended December 31,
	2009	2008

Beginning balance	$596	$608
Total gains or losses (realized/unrealized):
Included in net income	16	—
Included in comprehensive loss	367	(163)
Amortization/accretion	—	7
Purchases, issuance and settlements	862	39
Net transfers into Level 3	1,331	105

Ending balance	$3,172	$596

Fair Value of Financial Instruments

The carrying value and fair value of financial instruments as of December 31, 2009 and December 31, 2008 are presented in the following table.

	As of December 31, 2009		As of December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$29,940	$29,940	$22,082	$22,082
Fixed maturity securities	80,948	80,948	96,405	96,405
Common stock, marketable	369	369	423	423
Preferred stock, marketable	177	177	155	155
Common stock, other	662	662	586	586
Preferred stock, other	1,002	1,002	10	10
Notes receivable	2,138	2,138	2,159	2,159
Other receivables	28,116	28,116	11,446	11,446
Short term investments	1,220	1,220	2,180	2,180

Total financial assets	$144,572	$144,572	$135,446	$135,446

Financial liabilities:
Notes payable	$31,487	$31,487	$20,000	$20,000
Preferred trust securities	35,000	35,000	35,000	35,000
Redeemable preferred stock	11,540	11,540	11,540	11,540
Guaranteed investment contract	—	—	1,010	1,010

Total financial liabilities	$78,027	$78,027	$67,550	$67,550

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

12.	Income Taxes

The provision for income taxes consisted of the following:

	Successor			Predecessor
	Years Ended		Period from June 20,	Period from
	December 31,		2007 to December	January 1, 2007
	2009	2008	31, 2007	to June 19, 2007
Current	$3,140	$4,064	$1,851	$2,377
Deferred	3,411	144	(90)	(394)

	$6,551	$4,208	$1,761	$1,983

The reconciliation of income tax expense at the statutory rate of 35% in 2009 and 34% in 2008, the 2007 successor period and the 2007 predecessor period, respectively, to the effective income tax expense is as follows:

	Successor						Predecessor
					Period from		Period from
	Years Ended December 31,				June 20, 2007		January 1, 2007 to
	2009		2008		to December 31, 2007		June 19, 2007
		Percent of		Percent of		Percent of		Percent of
		Pre-Tax		Pre-Tax		Pre-Tax		Pre-Tax
	Amount	Income	Amount	Income	Amount	Income	Amount	Income
Income taxes at federal income tax rate	$6,347	35.00%	$4,132	34.00%	$1,862	34.00%	$1,983	34.00%
Effect of:
Small life deduction	(489)	(2.70)	(414)	(3.41)	(259)	(4.73)	(259)	(4.44)
Non deductible expenses	602	3.32	175	1.44	58	1.06	604	10.36
Non deductible preferred dividends	308	1.70	319	2.62	212	3.87	126	2.16
Tax exempt interest	(99)	(0.55)	(190)	(1.56)	(44)	(0.80)	(44)	(0.75)
State taxes	314	1.73	49	0.40	8	0.15	9	0.15
Prior year tax true up	(324)	(1.79)	145	1.19	(28)	(0.51)	(362)	(6.21)
Other, net	(108)	(0.59)	(8)	(0.06)	(48)	(0.89)	(74)	(1.27)

Income tax expense	$6,551	36.12%	$4,208	34.62%	$1,761	32.15%	$1,983	34.00%

The Company had no unrecognized tax benefits for the years ended December 31, 2009 and 2008.

The Company has reviewed its uncertain tax positions and has concluded that they are immaterial and that they did not require an adjustment to equity upon adoption of ASC 740-10.

The Company is no longer subject to U.S. federal or state tax examinations by tax authorities for 2005 or prior years.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The components of the net deferred tax liability are as follows:

	At December 31,
	2009	2008

Gross deferred tax assets
Reinsurance funds payable	$—	$225
Unearned premiums	5,128	5,565
Retro reserves	—	119
Unpaid claims	146	90
Deferred compensation	236	225
General expense reserves	—	139
Bad debt allowance	135	114
Unrealized losses on investments	—	552
Other basis differences in investments	161	551

Total gross deferred tax assets	5,806	7,580

Gross deferred tax liabilities
Deferred policy acquisition costs	13,567	12,457
Intangible assets	9,776	9,126
Advanced commissions	1,465	216
Depreciation on fixed assets	466	273
Unrealized gains on investments	865	—
Other	395	276

Total gross deferred tax liabilities	26,534	22,348

Net deferred tax liability	$20,728	$14,768

At December 31, 2009, the Company did not have any non-life regular tax operating loss carryforwards available to offset future non-life federal taxable income and life federal taxable income with certain limitations under Internal Revenue Code Section 1503(c)(6)(1).

13.	Stock Options

The Company currently has outstanding options under its Key Employee Stock Option Plan (1995) and 2005 Equity Incentive Plan.

The Key Employee Stock Option Plan (1995), which was effective January 26, 1995, permits awards of incentive stock options and nonqualified stock options. The Company was permitted to issue up to 210,000 shares under this plan. Each option granted under this plan has a maximum contractual term of 10 years. The 1995 plan (but not the outstanding options granted under the plan) terminated on January 25, 2005. As of December 31, 2009, there were 52,200 options outstanding under the 1995 plan.

The 2005 Equity Incentive Plan was established on October 18, 2005 and permits awards of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock and (v) Restricted Stock Units. The Company was permitted to issue up to 250,000 shares under this

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

plan. Each option granted under this plan has a maximum contractual term of 10 years. As of December 31, 2009, there were 250,000 options outstanding under the 2005 plan.

The Company also has 69,907 options outstanding as of December 31, 2009 that were issued outside of its existing plans.

During 2009, no options were granted while in 2008 and the 2007 successor period 7,972 and 161,935 options were granted, respectively. No options were granted during the 2007 predecessor period.

The Company measures stock-based compensation using the calculated value method. Under that method, the Company estimates the fair value of each option on the grant date using the Black-Scholes valuation model incorporating the assumptions noted in the following table. The Company used historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not an active market for shares of the Company’s stock, the Company has chosen to estimate its volatility, by using the volatility of a similar publicly traded companies operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options.

Assumptions related to stock option awards:

	Successor			Predecessor
			Period of	Period of
			June 20,	January 1,
	Year Ended		2007 to	2007
	December 31,		December 31,	to June 19,
	2009	2008	2007	2007
Expected term (years)	*	5.0	5.0	*
Expected volatility	*	32.87%	22.43%	*
Expected dividends	*	$—	$—	*
Risk-free rate	*	4.96%	5.24%	*

*	No options were granted during 2009 or the period from January 1, 2007 to June 19, 2007.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

A summary of options granted, exercised and cancelled under these agreements for the years ended December 31, 2009 and 2008 are as follows:

	Options	Exercise	Options	Exercise
	Outstanding	Price	Exercisable	Price

Balance, December 31, 2007	472,135	$13.64	220,200	$10.21
Granted	7,972	23.11	—	—
Vested	—	—	90,220	16.69
Exercised	(105,000)	7.99	(105,000)	7.99
Cancelled	—	—	—	—

Balance, December 31, 2008	375,107	15.42	205,420	14.16
Granted	—	—	—	—
Vested	—	—	73,639	16.86
Exercised	(3,000)	8.12	(3,000)	8.12
Cancelled	—	—	—	—

Balance, December 31, 2009	372,107	$15.48	276,059	$14.95

Weighted average remaining contractual term at December 31, 2009 (years)	6.12	—	5.73	—

Additional information regarding options granted, vested and exercised is presented below:

	Successor			Predecessor
			Period of	Period of
	Years Ended		June 20,	January 1, 2007
	December 31,		2007 to	to June 19,
	2009	2008	December 31, 2007	2007
Weighted-average grant date fair value of options granted (in dollars)	*	$7.90	$4.69	*
Total fair value of options vested during the year	$209	$244	$56	$2
Total intrinsic value of options exercised	$112	$1,327	$—	$1,890
Cash received from option exercises	$24	$846	$—	$1,044
Tax benefits realized from exercised stock options	$—	$—	$—	$—
Cash used to settle equity instruments granted under stock-based compensation awards	$—	$2,069	$1,400	$—

The intrinsic value reported above is calculated as the difference between the market value as of the exercise date and the exercise price of the shares.

*	No options were granted during 2009 or the period from January 1, 2007 to June 19, 2007.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company’s policy is to issue new shares upon the exercise of stock options. Shares of Company stock issued upon the exercise of stock options in 2009, 2008, the 2007 successor period and the 2007 predecessor period were 3,000, 105,000, 129,400 and 0, respectively.

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is typically recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. Total stock-based compensation recognized on the consolidated statements of income was as follows:

	Successor			Predecessor
			Period of	Period of
			June 20,	January 1, 2007
	Years Ended		2007 to	to June 19,
	2009	2008	December 31, 2007	2007
Other operating expenses	$209	$244	$56	$2
Income tax benefit	—	—	—	—

Net share-based compensation	$209	$244	$56	$2

Total unrecognized compensation cost related to non-vested share based compensation at December 31, 2009 was $327 with a weighted-average recognition period of 1.4 years.

14.	Deferred Compensation Plan

The Company has a nonqualified deferred compensation plan for certain officers. Provision has been made for the compensation which is payable upon their retirement or death. The deferred compensation is to be paid to the individual or their heirs over a period of ten years commencing with the first year following retirement or death.

At December 31, 2009 and 2008, total liabilities of $21 and $51 were accrued under the plan. The liabilities were estimated using a discount rate of 5.00% for both 2009 and 2008. The amounts are reflected in the consolidated balance sheet as accrued expenses and accounts payable.

The Company also has deferred bonus agreements with several key executives whereby funds are contributed to “rabbi” trusts held for the benefit of the executives. The funds held in the rabbi trusts are reflected in the consolidated balance sheet as cash and cash equivalents. The corresponding deferred compensation obligation is recorded in the consolidated balance sheet as accrued expenses and accounts payable. In 2009, the executives elected to invest a portion of the funds held in the rabbi trusts in shares of common stock of the Company. Pursuant to GAAP, the portion of the rabbi trusts invested in shares of the Company has been reflected as treasury stock in the consolidated balance sheet for 2009.

15.	Statutory Reporting and Dividend Restrictions

The Company’s insurance subsidiaries may pay dividends to the Company, subject to statutory restrictions. Payments in excess of statutory restrictions (extraordinary dividends) to the Company are permitted only with prior approval of the insurance departments of the applicable states of domicile. In 2009, Life of the South Insurance Company, Insurance Company of the South and Southern Financial Life Insurance Company received approval from the insurance departments of their respective states of domicile to pay

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

extraordinary dividends of $7,920, $3,500 and $683, respectively, to the Company. Also in 2009, Bankers Life of Louisiana and Insurance Company of the South received approval from the insurance departments of their respective states of domicile to pay an extraordinary dividend of $2,550 and $1,500, respectively, to Life of the South Insurance Company. Southern Financial Life Insurance Company also received approval from the Kentucky Department of Insurance and paid an extraordinary dividend of $124 to its non-controlling interest stockholder in 2009. All dividends were eliminated in the consolidated financial statements except for the $124 dividend paid to the non-controlling interest stockholder.

The combined statutory capital and surplus of the Company’s insurance subsidiaries was $48,210 and $57,077 as of December 31, 2009 and 2008, respectively. The combined amount available for ordinary dividends of the Company’s insurance subsidiaries was $1,486 and $6,129 as of December 31, 2009 and 2008, respectively.

The Company’s insurance subsidiaries are required by the laws of the states in which they are domiciled to maintain certain statutory capital and surplus requirements. The required statutory capital and surplus totaled $13,000 and $11,800 for the years ended December 31, 2009 and 2008, respectively.

Under the National Association of Insurance Commissioners (“NAIC”) Risk-Based Capital Act of 1995, a company’s risk-based capital (“RBC”) is calculated by applying certain risk factors to various asset, claims and reserve items. If a company’s adjusted surplus falls below calculated RBC thresholds, regulatory intervention or oversight is required. The insurance companies’ RBC level as calculated in accordance with the NAIC’s RBC instructions exceeded all RBC thresholds as of December 31, 2009 and December 31, 2008.

16.	Commitments and Contingencies

The Company is party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

In its Payment Protection business, the Company is currently a defendant in lawsuits which relate to marketing and/or pricing issues that involve claims for punitive, exemplary or extracontractual damages in amounts substantially in excess of the covered claim. Management considers such litigation customary in the Company’s line of business. In management’s opinion, the ultimate resolution of such litigation, which the Company is vigorously defending, will not be material to the consolidated financial position, results of operations or cash flows of the Company.

17.	Unpaid Claims

The liability for unpaid claims includes estimates of the ultimate cost of known claims plus supplemental reserves calculated based upon loss projections utilizing certain actuarial assumptions and historical and industry data. In establishing its liability for unpaid claims, the Company utilizes the findings of actuaries.

Considerable uncertainty and variability are inherent in such estimates, and accordingly, the subsequent development of these reserves may not conform to the assumptions inherent in the determination. Management believes that the amounts recorded as the liability for policy and claim liabilities represent its best estimate of such amounts. However, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, such ultimate amounts could be significantly in excess of or less than the amounts indicated in the

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

consolidated financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in the then current statement of income.

The changes in unpaid claims for each of the years ending December 31 are summarized as follows:

	Years Ended December 31,
	2009	2008

Balance at January 1	$36,363	$38,279
Less reinsurance recoverable	(23,402)	(21,344)

Net balance at January 1	12,961	16,935

Incurred related to
Current year	33,186	32,155
Prior years	(620)	(2,301)

Total incurred	32,566	29,854

Paid related to
Current year	26,083	26,394
Prior years	5,810	7,434

Total paid	31,893	33,828

Net balance at December 31	13,634	12,961
Plus reinsurance receivables	22,518	23,402

Balance at December 31	$36,152	$36,363

Prior years’ incurred claims decreased $620 during 2009 due to the favorable development in payment patterns for the credit property lines of business in 2009. The $2,301 decrease during 2008 primarily resulted from a single bank customer that assumed the exposure on their block of business during that period.

18.	Segment Results

The Company conducts its business through three business segments: (i) Payment Protection; (ii) Business Processing Outsourcing (BPO); and (iii) Wholesale Brokerage. The Company does not allocate certain revenues and costs to its segments. These items primarily consist of corporate-related income and overhead expenses, which are reflected as “Corporate” in the following table, amortization, depreciation, interest income and expense and income taxes. The Company measures the profitability of its operating segments without allocation of these expenses. The Company refers to this measure of profitability as segment EBITDA (earnings before interest, taxes, depreciation and amortization) and segment EBITDA margin. The variability of segment EBITDA and segment EBITDA margin is significantly affected by segment net revenues because a large component of operating expenses are fixed.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table reconciles segment information to the Company’s consolidated results of operations and provides a summary of other key financial information for each of the Company’s segments:

	Successor			Predecessor
			Period from	Period from
			June 19 to	January 1 to
	Years Ended December 31,		December 31,	June 19,
	2009	2008	2007	2007
Net Revenue
Payment Protection	$42,806	$44,052	$25,366	$19,442
BPO	23,521	13,904	5,112	4,307
Wholesale Brokerage	16,820	—	—	—
Corporate	(49)	(1,951)	(348)	—

Total	83,098	56,005	30,130	23,749

Operating Expenses
Payment Protection	23,814	24,676	14,443	12,287
BPO	13,753	7,136	2,128	2,496
Wholesale Brokerage	12,890	—	—	—
Corporate	3,199	2,155	2,659	1,744

Total	53,656	33,967	19,230	16,527

EBITDA
Payment Protection	18,992	19,376	10,923	7,155
BPO	9,768	6,768	2,984	1,811
Wholesale Brokerage	3,930	—	—	—
Corporate	(3,248)	(4,106)	(3,007)	(1,744)

Total	29,442	22,038	10,900	7,222

Depreciation and amortization
Payment Protection	1,815	2,164	994	170
BPO	566	465	298	51
Wholesale Brokerage	1,126	—	—	—
Corporate	—	—	—	—

Total	3,507	2,629	1,292	221

Interest
Payment Protection	6,709	6,252	3,577	979
BPO	428	1,003	553	190
Wholesale Brokerage	663	—	—	—
Corporate	—	—	—	—

Total	7,800	7,255	4,130	1,169

Income before income taxes and non-controlling interest
Payment Protection	10,468	10,960	6,352	6,006
BPO	8,774	5,300	2,133	1,570
Wholesale Brokerage	2,141	—	—	—
Corporate	(3,248)	(4,106)	(3,007)	(1,744)

Total	$18,135	$12,154	$5,478	$5,832

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Reconciliation of EBITDA to Net Income

	Successor			Predecessor
	Years Ended		June 20 to	January 1 to
	December 31,		December 31,	June 19,
	2009	2008	2007	2007
EBITDA:
Payment Protection	$18,992	$19,376	$10,923	$7,155
BPO	9,768	6,768	2,984	1,811
Wholesale Brokerage	3,930	—	—	—
Corporate	(3,248)	(4,106)	(3,007)	(1,744)

Total EBITDA	29,442	22,038	10,900	7,222

Depreciation and amortization:
Payment Protection	1,815	2,164	994	170
BPO	566	465	298	51
Wholesale Brokerage	1,126	—	—	—
Corporate	—	—	—	—

Total depreciation and amortization	3,507	2,629	1,292	221

Interest:
Payment Protection	6,709	6,252	3,577	979
BPO	428	1,003	553	190
Wholesale Brokerage	663	—	—	—
Corporate	—	—	—	—

Total interest	7,800	7,255	4,130	1,169

Income before income taxes and non-controlling interest:
Payment Protection	10,468	10,960	6,352	6,006
BPO	8,774	5,300	2,133	1,570
Wholesale Brokerage	2,141	—	—	—
Corporate	(3,248)	(4,106)	(3,007)	(1,744)

Income before income taxes and non-controlling interest	18,135	12,154	5,478	5,832

Income taxes	(6,551)	(4,208)	(1,761)	(1,983)
Less: net income (loss) attributable to non-controlling interest	26	(82)	64	34

Net income	$11,558	$8,028	$3,653	$3,815

19.	Related Party Transactions

In connection with the Summit Partners acquisition of the Company on June 20, 2007, $20 million of subordinated debentures were issued to affiliates of Summit Partners and reported on the notes payable line of the balance sheet with the corresponding interest expense recorded in the consolidated statements

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

of income of $2,839, $2,847 and $1,517 in 2009, 2008 and 2007, respectively. The subordinated debentures mature on December 13, 2013 and bear interest at 14% per annum of the principal amount of such subordinated debentures. The Company may redeem the subordinated debentures, in whole or in part, at a price equal to 100% of the principal amount of such subordinated debentures outstanding plus accrued and unpaid interest.

20.	401(k) Profit Sharing Plan

The Company has a 401(k) plan that is available to employees upon meeting certain eligibility requirements. The plan allows employees to contribute to the plan a percentage of their pre-tax annual compensation. Under the terms of the plan, the Company will match 100% of each dollar of the employee contribution up to the maximum of 5% of the employee’s annual compensation. The contributions of the plan are invested at the election of the employee in one or more investment option by a third party plan administrator. The Company contributions to the plan totaled $240, $532, $293 and $349 for the years ended December 31, 2009 and 2008, the 2007 successor period and the 2007 predecessor period, respectively.

401(k) Plan Curtailment.  In July 2009, the Company froze the matching of the employee contribution up to a maximum of 5% of the employee’s annual compensation. This contribution was put back in place in January 2010.

The approach for the Company 401(k) plan involves making an array of investment opportunities available from which employees may select, based on their individual investment goals and risk tolerances. The Company does endeavor to maintain reasonable parameters to ensure that prudence and care are exercised in the investment options that are made available within the 401(k) plan. The individual equity, bond and other investment alternatives are monitored on an ongoing basis by the plan trustees through periodic portfolio reviews. The investment options may change over time.

21.	Subsequent Events

On February 1, 2010, the Company purchased all of the stock for South Bay Acceptance Corporation for $800. South Bay Acceptance Corporation is a California premium finance company. On May 15, 2010, the Company purchased all of the stock for Continental Car Club, a Tennessee car club company, for $11,900. On September 1, 2010, the Company purchased 100% of the outstanding shares of United Motor Club, a Kentucky car club company, for $9,096.

In June 2010, the Company entered into a $35,000 revolving credit facility with SunTrust Bank, which matures in June 2013 (the “Facility”). The Facility bears interest at a variable rate determined based upon the higher of (i) the prime rate, (ii) the federal funds rate plus 0.50% or (iii) LIBOR plus 1%, plus a margin tied to the Company’s leverage ratio. The Company is required to pay a commitment fee of between 0.45% and 0.60% (based upon the Company’s leverage ratio) on the unused portion of the Facility.

The Company’s obligations under the Facility are guaranteed by substantially all of its domestic subsidiaries, other than South Bay Acceptance Corporation and the regulated insurance subsidiaries.

FORTEGRA FINANCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
YEARS ENDED DECEMBER 31, 2009 AND 2008 AND THE PERIOD FROM JUNE 20, 2007
THROUGH DECEMBER 31, 2007 (SUCCESSOR) AND FOR THE PERIOD FROM JANUARY 1, 2007
THROUGH JUNE 19, 2007 (PREDECESSOR)

(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company’s obligations under the Facility may be accelerated or the commitments terminated upon the occurrence of an event of default under the Facility, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, cross defaults to other material indebtedness, defaults arising in connection with changes in control and other customary events of default. As of June 30, 2010, the Company was in compliance with such requirements.

As of June 30, 2010, the Company had $18,500 outstanding under the Facility and the interest rate was 5.8%.

The Company has evaluated subsequent events for disclosure and recognition through the date on which the consolidated financial statements were issued.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands Except Share Amounts)
(Unaudited)

	June 30,	December 31,
	2010	2009

Assets:
Invested assets and cash:
Fixed maturity securities available for sale at fair value (amortized cost of $78,005 and $78,548 at June 30, 2010 and December 31, 2009), respectively	$82,478	$80,948
Equity securities available for sale (cost of $2,151 and $2,155 at June 30, 2010 and December 31, 2009, respectively)	2,248	2,210
Short-term investments	1,170	1,220
Cash and cash equivalents	19,102	29,940
Restricted cash	23,187	18,090

Total invested assets and cash	128,185	132,408
Accrued investment income	838	910
Notes receivable	1,713	2,138
Other receivables	31,835	28,116
Reinsurance receivables	162,502	173,798
Deferred policy acquisition costs	41,972	41,083
Property and equipment	7,863	4,140
Goodwill and other intangible assets	104,046	93,558
Other assets	5,427	2,475

Total assets	$484,381	$478,626

Liabilities:
Unpaid claims	$33,015	$36,152
Unearned premiums	204,079	215,652
Accrued expenses and accounts payable	49,491	45,117
Commissions payable	1,197	2,157
Notes payable	38,509	31,487
Preferred trust securities	35,000	35,000
Redeemable preferred securities	11,440	11,540
Deferred income taxes	22,197	20,728

Total liabilities	394,928	397,833

Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock, par value $0.33 1/3 per share (6,000,000 shares authorized and 3,007,031 and 3,007,031 issued at June 30, 2010 and December 31, 2009, respectively)	1,002	1,002
Treasury stock (8,491 shares at June 30, 2010 and December 31, 2009, respectively)	(176)	(176)
Additional paid-in capital	53,747	53,675
Accumulated other comprehensive income, net of tax (provision) of $(1,599) and $(865) at June 30, 2010 and December 31, 2009, respectively	2,896	1,607
Retained earnings	30,456	23,210

Stockholders’ equity before non-controlling interest	87,925	79,318

Non-controlling interest	1,528	1,475

Total stockholders’ equity	89,453	80,793

Total liabilities and stockholders’ equity	$484,381	$478,626

See accompanying notes to these unaudited consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2010	2009

Revenues:
Service and administrative fees	$16,817	$14,826
Wholesale brokerage commissions and fees	13,134	5,138
Ceding commissions	13,013	11,973
Net underwriting revenue	1,870	1,168
Net investment income	1,935	2,509
Net realized gains	49	—
Other income	126	303

Total net revenues	46,944	35,917

Expenses:
Personnel costs	18,413	13,948
Other operating expenses	11,027	10,339
Depreciation and amortization	2,117	1,504
Interest expense	3,876	3,807

Total expenses	35,433	29,598

Income before income taxes and non-controlling interest	11,511	6,319
Income taxes	4,296	2,380

Income before non-controlling interest	7,215	3,939
Less: net income(loss)attributable to the non-controlling interest	(31)	7

Net income	$7,246	$3,932

Net income per common share:
Basic	$2.42	$1.37
Diluted	2.23	1.27
Weighted average common shares outstanding
Basic	2,998,540	2,865,609
Diluted	3,244,135	3,087,862

See accompanying notes to these unaudited consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(All Amounts in Thousands Except Share Amounts)
(Unaudited)

						Accumulated
	Shares			Additional		Other			Total
	Common	Treasury	Common	Paid-In	Treasury	Comprehensive	Retained	Non-controlling	Stockholders’
	Stock	Stock	Stock	Capital	Stock	Income (Loss)	Earnings	Interest	Equity

Balances, December 31, 2009	3,007,031	(8,491)	$1,002	$53,675	$(176)	$1,607	$23,210	$1,475	$80,793
Net income for the six months ended June 30, 2010	—	—	—	—	—	—	7,246	(31)	7,215
Change in unrealized gains and losses, net of tax expense of $694	—	—	—	—	—	1,289	—	84	1,373

Comprehensive income	—	—	—	—	—	1,289	7,246	53	8,588
Stock based compensation	—	—	—	72	—	—	—	—	72

Balances, June 30, 2010	3,007,031	(8,491)	$1,002	$53,747	$(176)	$2,896	$30,456	$1,528	$89,453

Balance, December 31, 2008	2,871,563	(100,000)	$957	$45,894	$(2,069)	$(1,072)	$11,652	$1,659	$57,021
Net income for the six months ended June 30, 2009	—	—	—	—	—	—	3,932	7	3,939
Change in unrealized gains and losses, net of tax expense of $628	—	—	—	—	—	1,166	—	15	1,181

Comprehensive income	—	—	—	—	—	1,166	3,932	22	5,120
Dividends declared	—	—	—	—	—	—	—	(210)	(210)
Treasury stock sold	—	91,509	—	1,982	1,893	—	—	—	3,875
Issuance of common stock	132,468	—	44	5,567	—	—	—	—	5,611

Stock based compensation	—	—	—	105	—	—	—	—	105

Balance, June 30, 2009	3,004,031	(8,491)	$1,001	$53,548	$(176)	$94	$15,584	$1,471	$71,522

See accompanying notes to these unaudited consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2010	2009

Operating Activities:
Net income	$7,246	$3,932
Adjustments to reconcile net income to net cash flows provided by operating activities:
Change in deferred policy acquisition costs	(889)	(1,030)
Depreciation and amortization	2,117	1,504
Deferred income taxes	942	686
Net realized (gains) losses	(49)	—
Stock based compensation expense	72	105
Amortization of premiums and discounts on investments, net	147	51
Non-controlling interest	53	(188)
Change in allowance for doubtful accounts	—	(50)
Changes in operating assets and liabilities, net of the effect of acquisition:
Accrued investment income	72	152
Other receivables	(3,360)	(4,984)
Reinsurance receivables	11,296	21,792
Other assets	(2,887)	(702)
Unpaid claims	(3,136)	(2,622)
Unearned premiums	(11,573)	(23,495)
Accrued expenses and accounts payable	3,257	12,484
Commissions payable	(959)	(2,515)

Net cash flows provided by operating activities	2,349	5,120

Investing Activities:
Proceeds from maturities of investments	6,372	7,429
Proceeds from sales of investments	4,299	—
Proceeds from maturities of short term investments	50	660
Purchase of investments	(10,262)	—
Purchase of property and equipment	(4,192)	(889)
Acquisitions	(11,704)	(38,577)
Proceeds from notes receivable	425	445
Change in restricted cash	(5,097)	(9,959)

Net cash flows used in investing activities	(20,109)	(40,891)

Financing Activities:
Additional borrowings under notes payable	25,531	25,088
Repayment of notes payable	(18,509)
Net proceeds from issuance of common stock	—	5,610
Repayment of preferred securities	(100)	—
Issuance of treasury stock	—	3,874

Net cash flows provided by financing activities	6,922	34,572

Net decrease in cash and cash equivalents	(10,838)	(1,199)
Cash and cash equivalents, beginning of period	29,940	22,082

Cash and cash equivalents, end of period	$19,102	$20,883

Supplemental disclosures of cash payments for interest	$3,742	$3,725
Income taxes	4,076	1,330

See accompanying notes to these unaudited consolidated financial statements.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

1.	Organization and Basis of Presentation

Organization

The Company is a diversified insurance services company that provides distribution and administration services on a wholesale basis to insurance brokers and agents and other financial services companies in the United States. Most of the Company’s insurance business is generated through networks of small to mid-sized community and regional banks, small loan companies and automobile dealerships.

Basis of Presentation

The Company operates in three business segments: Payment Protection, Business Process Outsourcing (“BPO”) and Wholesale Brokerage. Payment Protection specializes in protecting lenders and their consumers from death, disability or other events that could otherwise impair their ability to repay a debt. BPO provides an assortment of administrative services tailored to insurance and other financial services companies through a virtual insurance company platform. Wholesale Brokerage uses a pure wholesale sell-through model to sell specialty casualty and surplus lines insurance.

The consolidated interim financial statements include the accounts of the Company and all of its majority-owned and controlled subsidiaries. The third party ownership of 15% of the common stock of Southern Financial Life Insurance Company and 52% of the preferred stock of CRC Reassurance Company, Ltd. has been reflected as non-controlling interest on the consolidated balance sheets. Income attributable to those companies’ minority shareholders has been reflected on the consolidated statements of income and comprehensive income as income attributable to non-controlling interest. All significant intercompany accounts and transactions have been eliminated in consolidation. The December 31, 2009 balance sheet amounts have been derived from the Company’s December 31, 2009 audited financial statements.

On February 1, 2010, the Company purchased 100% of the outstanding stock ownership interests of South Bay Acceptance Corporation. South Bay Acceptance Corporation is a property casualty commercial lines premium financing company and is included in the Company’s Wholesale Brokerage segment.

The following presents assets acquired and liabilities assumed with the acquisition of South Bay Acceptance Corporation, based on their fair values as of February 1, 2010:

Assets:
Cash	$79
Other receivables	360
Other assets	21
Net deferred tax asset	167
Accrued expenses and accounts payable	(305)

Net assets acquired	322
Purchase consideration	800

Goodwill	$478

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

On May 15, 2010, the Company purchased 100% of the outstanding stock ownership interests of Continental Car Club Inc., a Tennessee car club company.

The following presents assets acquired and liabilities assumed with the acquisition of Continental Car Club Inc., based on their fair values as of May 15, 2010:

Assets:
Cash	$961
Property and equipment	181
Other intangible assets	50
Other assets	44
Accrued expenses and accounts payable	(811)

Net assets acquired	425
Purchase consideration	11,944

Goodwill	$11,519

2.	Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by GAAP for complete financial statements.

The statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the information contained herein. The consolidated interim statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2009. The Company adheres to the same accounting policies in preparation of its interim financial statements.

The Company has evaluated for disclosure events that occurred up to the date the Company’s financial statements were issued.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

3.	Investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of fixed maturity securities available for sale and equity securities available for sale at June 30, 2010 are as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Obligations of the U.S. Treasury and U.S. Government agencies	$20,661	$1,031	$(2)	$21,690
Municipal securities	12,487	336	(19)	12,804
Corporate securities	37,463	2,910	(210)	40,163
Mortgage-backed securities	3,919	145	—	4,064
Asset-backed securities	3,475	282	—	3,757

Total fixed maturity securities	$78,005	$4,704	$(231)	$82,478

Common stock — publicly traded	$492	$2	$(79)	$415
Preferred stock — publicly traded	199	9	—	208
Common stock — non-publicly traded	456	179	(11)	624
Preferred stock — non-publicly traded	1,004	—	(3)	1,001

Total equity securities	$2,151	$190	$(93)	$2,248

The amortized cost, gross unrealized gains, gross unrealized losses and fair values of fixed maturity securities available for sale and equity securities available for sale at December 31, 2009 are as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Obligations of the U.S. Treasury and U.S. Government agencies	$18,832	$674	$(26)	$19,480
Municipal securities	14,343	336	(97)	14,582
Corporate securities	35,276	1,506	(271)	36,511
Mortgage-backed securities	5,594	97	—	5,691
Asset-backed securities	4,503	181	—	4,684

Total fixed maturity securities	$78,548	$2,794	$(394)	$80,948

Common stock — publicly traded	$423	$100	$(154)	$369
Preferred stock — publicly traded	199	1	(23)	177
Common stock — non-publicly traded	528	179	(45)	662
Preferred stock — non-publicly traded	1,005	—	(3)	1,002

Total equity securities	$2,155	$280	$(225)	$2,210

The amortized cost and fair value of fixed maturity securities at June 30, 2010 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	Amortized	Fair
	Cost	Value

Due in one year or less	$5,217	$5,316
Due after one year through five years	21,855	22,809
Due after five years through ten years	26,325	28,541
Due after ten years through twenty years	4,351	4,404
Due after twenty years	12,863	13,587
Mortgage-backed securities	3,919	4,064
Asset backed securities	3,475	3,757

Total fixed maturity securities	$78,005	$82,478

The amortized cost and fair value of fixed maturity securities at December 31, 2009 by contractual maturity are shown below. Expected maturities will differ from contractual maturities as borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Fair
	Cost	Value

Due in one year or less	$2,358	$2,384
Due after one year through five years	18,552	19,290
Due after five years through ten years	29,966	30,973
Due after ten years through twenty years	3,944	3,898
Due after twenty years	13,631	14,028
Mortgage-backed securities	5,594	5,691
Asset backed securities	4,503	4,684

Total fixed maturity securities	$78,548	$80,948

During the six months ended June 30, 2010 and 2009, the Company realized gains on sales of fixed maturity securities of $147 and $0, respectively. Realized losses on the sale of fixed maturity securities totaled $96 and $0 for the six months ended June 30, 2010 and 2009. Gross proceeds from the sale of these fixed maturity securities total $4,299 and $0 for the six months ended June 30, 2010 and 2009, respectively.

During the six months ended June 30, 2010 and 2009, the Company realized gains on sales of equity securities of $0 and $0, respectively. Realized losses on the sale of equity securities totaled $2 and $0 for the six months ended June 30, 2010 and 2009, respectively.

Fixed maturity securities are assessed for other-than-temporarily impairment (“OTTI”) when the decline in fair value is below the amortized cost basis and determined to be other-than-temporary by management. Equity securities are assessed for OTTI when they experience a market-related decline which is not reasonably expected to be recovered under historical market conditions when the security has been in a loss position for four consecutive quarters. OTTI losses related to (i) the credit component of the impairment on fixed maturity securities and (ii) equity securities, are recorded in the consolidated statement of income as realized losses on investments and result in a permanent reduction of the cost basis of the underlying investment. Losses relating to the non-credit component of OTTI losses on fixed

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

maturity securities are recorded in OCI. The determination of OTTI is a subjective process, and different judgments and assumptions could affect the timing of loss realization.

During the six months ended June 30, 2010 and 2009, there were no impairment write-downs.

At June 30, 2010 and December 31, 2009, the aggregate amount of unrealized losses and the aggregate related fair values of investments with unrealized losses were segregated into the following time periods during which the investments had been in unrealized loss positions:

	June 30, 2010
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Security	Value	Losses	Value	Losses	Value	Losses

Obligations of the U.S. Treasury and U.S. government agencies	$1,653	$(2)	$—	$—	$1,653	$(2)
Municipal securities	479	(6)	1,039	(13)	1,518	(19)
Corporate securities	1,808	(203)	408	(7)	2,216	(210)

Total fixed maturity securities	$3,940	$(211)	$1,447	$(20)	$5,387	$(231)

Common stock — publicly traded	$—	$—	$412	$(79)	$412	$(79)
Preferred stock — publicly traded	—	—	—	—	—	—
Common stock — non-publicly traded	42	(3)	42	(8)	84	(11)
Preferred stock — non-publicly traded	—	—	—	(3)	—	(3)

Total equity securities	$42	$(3)	$454	$(90)	$496	$(93)

	December 31, 2009
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
Description of Security	Value	Losses	Value	Losses	Value	Losses

Obligations of the U.S. Treasury and U.S. government agencies	$4,510	$(26)	$—	$—	$4,510	$(26)
Municipal securities	4,226	(81)	544	(16)	4,770	(97)
Corporate securities	—	—	1,894	(271)	1,894	(271)

Total fixed maturity securities	$8,736	$(107)	$2,438	$(287)	$11,174	$(394)

Common stock — publicly traded	$—	$—	$186	$(154)	$186	$(154)
Preferred stock — publicly traded	—	—	126	(23)	126	(23)
Common stock — non-publicly traded	42	(3)	78	(42)	120	(45)
Preferred stock — non-publicly traded	—	(3)	—	—	—	(3)

Total equity securities	$42	$(6)	$390	$(219)	$432	$(225)

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

As of June 30, 2010, there were 10 fixed maturity securities in an unrealized loss position. The Company does not intend to sell and the company is not required to sell these securities prior to recovery of its amortized cost basis. As such, management considers the impairments (i.e., excess of cost over fair value) to be temporary.

As of December 31, 2009, there were 13 fixed maturity securities in an unrealized loss position. The Company does not intend to sell and the company is not required to sell these securities prior to recovery of its amortized cost basis. As such, management considers the impairments (i.e., excess of cost over fair value) to be temporary.

As of June 30, 2010, there were 18 equity securities in an unrealized loss position. When, in the opinion of management, a decline in the estimated fair value of an investment is considered to be “other-than-temporary”, the investment is written down to its estimated fair value. Any such write-downs are reported as realized losses on investments.

As of December 31, 2009, there were 21 equity securities in an unrealized loss position. When, in the opinion of management, a decline in the estimated fair value of an investment is considered to be “other-than-temporary”, the investment is written down to its estimated fair value. Any such write-downs are reported as realized losses on investments. There were no such write-downs during the six months ended June 30, 2010 or 2009.

Pursuant to certain reinsurance agreements and statutory licensing requirements, the Company has deposited invested assets in custody accounts or insurance department safekeeping accounts. The Company is not permitted to remove invested assets from these accounts without prior approval of the contractual party or regulatory authority. At June 30, 2010 and December 31, 2009, the Company had restricted investments with carrying values of $21,024 and $20,292, respectively of which $12,859 and $14,860 relates to special deposits required by various state insurance departments.

Net investment income for the six months ended June 30 is as follows:

	Six Months Ended June 30,
	2010	2009

Fixed maturity securities	$1,885	$2,357
Cash on hand and on deposit	189	330
Common and preferred stock dividends	28	10
Debenture interest	80	75
Investment expenses	(247)	(263)

Net investment income	$1,935	$2,509

4.	Reinsurance

The Company has various reinsurance agreements in place whereby the amount of risk in excess of the Company’s retention is reinsured by unrelated domestic and foreign insurance companies. The Company

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

remains liable to policyholders in the event that the assuming companies are unable to meet their obligations.

Fronting arrangements — These arrangements are typically with insurance companies affiliated with banks, auto dealers or financial institutions whereby the Company cedes up to 100% of the business written. The Company generally retains a fee for issuing the policies and for providing administrative services.

Coinsurance — Under coinsurance arrangements, the Company cedes a fixed percentage of business written to reinsurers while continuing to provide all policy administration. The Company receives an administration fee and generally participates in the underwriting profits, in accordance with a contractual formula.

Excess of loss arrangements — The Company seeks to protect itself from the financial impact of large individual claims by reinsuring credit life exposures in excess of $45 and forced placed mortgage insurance exposures in excess of $200.

The effects of reinsurance on premiums written and earned and incurred claims are presented in the table below:

Premiums

	Six Months Ended June 30,
	2010		2009
	Written	Earned	Written	Earned

Direct and assumed	$138,646	$150,590	$124,371	$147,964
Ceded	(85,815)	(95,429)	(76,076)	(93,704)

Net	$52,831	$55,161	$48,295	$54,260

Incurred Claims

	Six Months Ended June 30,
	2010	2009

Direct and assumed	$37,626	$39,361
Ceded	(21,533)	(22,382)

Incurred claims	$16,093	$16,979

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following is a breakdown of net underwriting revenue:

	Six Months Ended June 30,
	2010	2009

Net earned premiums
Direct	$139,152	$134,571
Assumed	11,439	13,393
Ceded	(95,429)	(93,704)

Total net earned premiums	55,162	54,260
Incurred claims	(16,093)	(16,979)
Commissions	(37,199)	(36,113)

Total net underwriting revenue	$1,870	$1,168

Reinsurance receivables include amounts related to paid and unpaid benefits as well ceded unearned premiums. The following reflects the components of the reinsurance recoverables:

	At June 30,	At December 31,
	2010	2009

Ceded unearned premium:
Life	$53,066	$60,281
Accident and health	28,484	29,844
Property	56,461	57,379

Total ceded unearned premium	138,011	147,504

Ceded claim reserves:
Life	1,674	1,929
Accident and health	9,644	9,981
Property	9,992	10,608

Total ceded claim reserves recoverable	21,310	22,518
Other reinsurance settlements recoverable	3,181	3,776

Reinsurance receivables	$162,502	$173,798

These receivables are based upon estimates and are reported on the consolidated balance sheet separately as assets, as reinsurance does not relieve the Company of its legal liability to policyholders. The Company is required to pay losses even if a reinsurer fails to meet its obligations under the applicable reinsurance agreement. Management continually monitors the financial condition and agency ratings of the Company’s reinsurers and believes that the reinsurance receivables accrued are collectible. Included in reinsurance receivables for June 30, 2010 and December 31, 2009 are $120,913 and $132,735 recoverable from three unrelated reinsurers. These amounts are collateralized by assets held in trust and letters of credit. At June 30, 2010, the Company does not believe there is a risk of loss as a result of the concentration of credit risk in the reinsurance program.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

5.	Goodwill and Other Intangible Assets

Changes in goodwill balances are as follows:

December 31, 2009	$63,561
Goodwill of South Bay Acceptance Corporation acquisition	478
Goodwill of Continental Car Club acquisition	11,519

June 30, 2010	$75,558

Goodwill as assigned by segment is as follows:

Payment Protection:
Summit Transaction	$22,763
Darby & Associates	642
Continental Car Club	11,519

Total Payment Protection	34,924
BPO:
Summit Transaction	8,902
CIRG	1,337

Total BPO	10,239
Wholesale Brokerage:
Bliss & Glennon	29,917
South Bay Acceptance Corporation	478

Total Wholesale Brokerage	30,395

Total goodwill	$75,558

Changes in other intangible assets are as follows:

December 31, 2009	$29,997
Intangible assets Continental Car Club	50
Intangible assets amortized	(1,559)

June 30, 2010	$28,488

6.	Fair Value of Financial Instruments

On January 1, 2008, the Company adopted accounting guidance for reporting fair values in accordance with ASC 820-10 — Fair Value Measurements. There were no adjustments required to the fair value of investments as a result of adopting the new guidance. The market approach was the valuation technique used to measure fair value of the investment portfolio. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The guidance establishes a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the assets or liabilities fall within different levels of the

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

hierarchy, the classification is based on the lowest level input that is significant to the fair value measurement of the asset or liability.

Classification of assets and liabilities within the hierarchy considers the markets in which the assets and liabilities are traded and the reliability and transparency of the assumptions used to determine fair value. The hierarchy requires the use of observable market data when available. The levels of the hierarchy and those investments included in each are as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities traded in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market-corroborated inputs.

Level 3 — Inputs to the valuation methodology are unobservable for the asset or liability and are significant to the fair value measurement. Pricing is derived from sources such as Interactive Data Corporation, Bloomberg L.P., private placement matrices, broker quotes and internal calculations by the investment portfolio manager.

The following table presents the Company’s investment securities within the fair value hierarchy, and the related inputs used to measure those securities at June 30, 2010:

	Total	Level 1	Level 2	Level 3

Fixed maturity securities	$82,478	$—	$80,850	$1,628
Common stock, marketable	415	378	—	37
Preferred stock, marketable	208		208	—
Common stock, other	624	—	—	624
Preferred stock, other	1,001	—	—	1,001
Short-term investments	1,170	1,170	—	—

Total	$85,896	$1,548	$81,058	$3,290

The Company’s use of Level 3 of “unobservable inputs” included 19 securities that accounted for 3.8% of total investments at June 30, 2010.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table presents the Company’s investment securities within the fair value hierarchy and the related inputs used to measure those securities at December 31, 2009:

	Total	Level 1	Level 2	Level 3

Fixed maturity securities	$80,948	$—	$79,440	$1,508
Common stock, marketable	369	369	—	—
Preferred stock, marketable	177	177	—	—
Common stock, other	662	—	—	662
Preferred stock, other	1,002	—	—	1,002
Short-term investments	1,220	1,220	—	—

Total	$84,378	$1,766	$79,440	$3,172

The Company’s use of Level 3 of “unobservable inputs” included 19 securities that accounted for 3.8% of total investments at December 31, 2009.

The following table summarizes changes in Level 3 assets measured at fair value:

	Six Months Ended June 30,
	2010	2009

Beginning balance	$3,172	$596
Total gains or losses (realized/unrealized):
Included in net income	(2)	—
Included in comprehensive loss	120	254
Purchases, issuance and settlements	—	—
Net transfers (out of) into Level 3	—	1,331

Ending balance	$3,290	$2,181

The carrying value and fair value of financial instruments as of June 30, 2010 and December 31, 2009 are presented in the following table. For more information regarding the fair value of financial instruments see Note 3.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

	As of June 30, 2010		As of December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value

Financial assets:
Cash and cash equivalents	$19,102	$19,102	$29,940	$29,940
Short-term investments	1,170	1,170	1,220	1,220
Restricted cash	23,187	23,187	18,090	18,090
Notes receivable	1,713	1,713	2,138	2,138
Other receivables	31,835	31,835	28,116	28,116

Total financial assets	$77,007	$77,007	$79,504	$79,504

Financial liabilities:
Notes payable	$38,509	$38,509	$31,487	$31,487
Preferred trust securities	35,000	35,000	35,000	35,000
Redeemable preferred stock	11,440	11,440	11,540	11,540

Total financial liabilities	$84,949	$84,949	$78,027	$78,027

7.	Income Taxes

The Company determined there are no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

The provision for income taxes consisted of the following:

	Six Months Ended
	June 30,
	2010	2009

Current income tax	$3,401	$1,568
Deferred income tax	895	812

Total income taxes	$4,296	$2,380

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Reconciliation of income tax expense at the statutory rate of 35% for the six months ended June 30, 2010 and 2009 to the effective income tax expense is as follows:

	Six Months Ended June 30,
	2010		2009
		Percent		Percent
		of Pre-Tax		of Pre-Tax
	Amount	Income	Amount	Income

Income taxes at federal income tax rate	$4,029	35.00%	$2,212	35.00%
Effect of:
Small life deduction	(208)	(1.81)	(202)	(3.20)
Non deductible preferred dividends	149	1.29	150	2.37
Tax exempt interest	(64)	(0.56)	(96)	(1.52)
State income taxes	291	2.53	115	1.82
Other, net	99	0.87	201	3.16

Income tax expense	$4,296	37.32%	$2,380	37.66%

The Company is no longer subject to U.S. federal or state tax examinations by tax authorities for 2005 or prior years.

The components of the net deferred tax liability are as follows:

	At June 30,	At December 31,
	2010	2009

Gross deferred tax assets:
Unearned premiums	$4,892	$5,128
Unpaid claims	133	146
Basis difference in investments	129	161
Deferred compensation	251	236
Bad debt allowance	135	135
Net operating loss carryforward	153	—

Total gross deferred tax assets	5,693	5,806

Gross deferred tax liabilities:
Deferred policy acquisition costs	13,969	13,567
Intangible assets	9,316	9,776
Advanced commissions	1,528	1,465
Depreciation on fixed assets	1,071	466
Unrealized gains on investments	1,599	865
Other deferred tax liabilities	407	395

Total gross deferred tax liabilities	27,890	26,534

Net deferred tax liability	$22,197	$20,728

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

8.	Commitments and Contingencies

The Company is party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company. In its Payment Protection business, the Company is currently a defendant in lawsuits which relate to marketing and/or pricing issues that involve claims for punitive, exemplary or extracontractual damages in amounts substantially in excess of the covered claim. Management considers such litigation customary in the Company’s line of business. In management’s opinion, the ultimate resolution of such litigation, which the Company is vigorously defending, will not be material to the consolidated financial position, results of operations or cash flows of the Company.

9.	Unpaid Claims

The claims liabilities includes estimates of the ultimate cost of known claims plus supplemental reserves calculated based upon loss projections utilizing certain actuarial assumptions and historical and industry data. In establishing its liability for policy and claim liabilities, the Company utilizes the findings of actuaries.

Considerable uncertainty and variability are inherent in such estimates, and accordingly, the subsequent development of these reserves may not conform to the assumptions inherent in the determination. Management believes that the amounts recorded as the liability for policy and claim liabilities represent its best estimate of such amounts. However, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, such ultimate amounts could be significantly in excess of or less than the amounts indicated in the consolidated financial statements. As adjustments to these estimates become necessary, such adjustments are reflected in the then current statement operations.

Prior years incurred increased as of June 30, 2010 as a result of unfavorable claim results relative to our prior estimates and decreased $137 as of December 31, 2009 due to the favorable development in payment patterns for the credit property lines of business in both the auto and collateral distribution channels.

10.	Segment Results

The Company conducts its business through three business segments: (i) Payment Protection; (ii) Business Process Outsourcing (BPO); and (iii) Wholesale Brokerage. The Company does not allocate certain revenues and costs to its segments. These items primarily consist of corporate-related income and overhead expenses, which are reflected as “Corporate” in the following table, amortization, depreciation, interest income and expense and income taxes. The Company measures the profitability of its operating segments without allocation of these expenses. The Company refers to this measure of profitability as segment EBITDA (earnings before interest, taxes, depreciation and amortization) and segment EBITDA margin. The variability of segment EBITDA and segment EBITDA margin is significantly affected by segment net revenues because a large component of operating expenses are fixed.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The following table reconciles segment information to the Company’s consolidated statements of income and provides a summary of other key financial information for each of the Company’s segments:

	Six Months Ended June 30,
	2010	2009

Net Revenue:
Payment Protection	$22,115	$20,108
BPO	11,282	10,638
Wholesale Brokerage	13,547	5,171
Corporate	—	—

Total	46,944	35,917

Operating Expenses:
Payment Protection	11,285	12,780
BPO	7,511	6,110
Wholesale Brokerage	9,802	3,563
Corporate	842	1,834

Total	29,440	24,287

EBITDA:
Payment Protection	10,830	7,328
BPO	3,771	4,528
Wholesale Brokerage	3,745	1,608
Corporate	(842)	(1,834)

Total	17,504	11,630

Depreciation and amortization:
Payment Protection	1,055	953
BPO	265	220
Wholesale Brokerage	797	331
Corporate	—	—

Total	2,117	1,504

Interest:
Payment Protection	3,365	3,359
BPO	198	214
Wholesale Brokerage	313	234
Corporate	—	—

Total	3,876	3,807

Income before income taxes and non-controlling interest:
Payment Protection	6,410	3,016
BPO	3,308	4,094
Wholesale Brokerage	2,635	1,043
Corporate	(842)	(1,834)

Total income before income taxes and non-controlling interest	11,511	6,319

Income Taxes	(4,296)	(2,380)
Less: net income (loss) attributable to non-controlling interest	(31)	7

Net income	$7,246	$3,932

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

Reconciliation of EBITDA to Net Income

	Six Months Ended June 30,
	2010	2009

EBITDA:
Payment Protection	$10,830	$7,328
BPO	3,771	4,528
Wholesale Brokerage	3,745	1,608
Corporate	(842)	(1,834)

Total EBITDA	17,504	11,630

Depreciation and amortization:
Payment Protection	1,055	953
BPO	265	220
Wholesale Brokerage	797	331
Corporate	—	—

Total depreciation and amortization	2,117	1,504

Interest:
Payment Protection	3,365	3,359
BPO	198	214
Wholesale Brokerage	313	234
Corporate	—	—

Total interest	3,876	3,807

Income before income taxes and non-controlling interest:
Payment Protection	6,410	3,016
BPO	3,308	4,094
Wholesale Brokerage	2,635	1,043
Corporate	(842)	(1,834)

Total income before income taxes and non-controlling interest	11,511	6,319

Income Taxes	(4,296)	(2,380)
Less: net income (loss) attributable to non-controlling interest	(31)	7

Net income	$7,246	$3,932

11.	Related Party Transactions

In connection with the Summit Partners acquisition of Fortegra Financial Corporation on June 20, 2007, $20,000 of subordinated debentures were issued to affiliates of Summit Partners and reported on the Notes Payable line of the Balance Sheet with the corresponding interest expense recorded in the Statement of Income of $1,408 and $1,408 for the six months ended June 30, 2010 and 2009, respectively. The subordinated debentures mature on December 13, 2013 and bear interest at 14% per annum of the principal amount of such subordinated debentures. The Company may redeem the subordinated debentures, in whole or in part, at a price equal to 100% of the principal amount of such subordinated debentures outstanding plus accrued and unpaid interest to the redemption date.

FORTEGRA FINANCIAL CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

12.	401(k) Profit Sharing Plan

The Company has a 401(k) plan that is available to employees upon meeting certain eligibility requirements. The plan allows employees to contribute to the plan a percentage of their pre-tax annual compensation. Under the terms of the plan, the Company will match 100% of each dollar of the employee contribution up to the maximum of five percent of the employee’s annual compensation. The contributions of the plan are invested at the election of the employee in one or more investment option by a third party plan administrator. The Company contributions to the plan totaled $425 and $243 for the six months ended June 30, 2010 and 2009, respectively.

The approach for the Company 401(k) plan involves making an array of investment opportunities available from which employees may select, based on their individual investment goals and risk tolerances. The Company does endeavor to maintain reasonable parameters to ensure that prudence and care are exercised in the investment options that are made available within the 401(k) plan. The individual equity, bond and other investment alternatives are monitored on an ongoing basis by the plan trustees through periodic portfolio reviews. The investment options may change over time.

13.	Subsequent Events

On September 1, 2010, the Company purchased 100% of the outstanding shares of United Motor Club, a Kentucky car club company, for $9,096.

The Company has evaluated subsequent events for disclosure and recognition through the date on which these financial statements were issued.

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

To Board of Directors and Stockholder of
Bliss and Glennon, Inc.:

In our opinion, the accompanying balance sheets and the related statements of income, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Bliss and Glennon, Inc. (the “Company”) at December 31, 2008 (Successor) and 2007 (Predecessor), and the results of its operations and its cash flows for the period from October 1, 2008 to December 31, 2008 (Successor), for the period from January 1, 2008 to September 30, 2008 (Predecessor), and for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Jacksonville, Florida
September 23, 2010

BLISS AND GLENNON, INC.

BALANCE SHEETS
(All Amounts in Thousands)

	Successor	Predecessor
	December 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$9,809	$12,879
Restricted cash	7,806	9,473

Subtotal invested assets and cash	17,615	22,352
Other receivables, net of allowance of $93 and $140 as of December 31, 2008 and 2007, respectively	16,204	15,009
Other assets	76	207
Property and equipment	1,373	974
Goodwill and other intangible assets	25,042	45,103

Total assets	$60,310	$83,645

Liabilities:
Accrued expenses and accounts payable	$26,597	$26,330
Commissions payable	166	172
Deferred income taxes	1,059	3,667

Total liabilities	27,822	30,169

Commitments and Contingencies (Note 10)
Stockholder’s Equity:
Additional paid-in capital	32,118	50,399
Retained earnings	370	3,077

Total stockholders’ equity	32,488	53,476

Total liabilities and stockholders’ equity	$60,310	$83,645

See accompanying notes to these financial statements.

BLISS AND GLENNON, INC.

STATEMENTS OF INCOME
(All Amounts in Thousands)

	Successor	Predecessor
	Period from	Period from
	October 1,	January 1,	Year
	2008 to	2008 to	Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Revenues:
Wholesale brokerage commissions	$5,829	$22,981	$29,516
Net investment income	173	632	788
Other income	37	50	98

Total net revenues	6,039	23,663	30,402

Expenses:
Personnel costs	3,583	11,423	14,663
Other operating expenses	1,680	4,854	7,907
Depreciation and amortization	127	1,806	2,481
Interest expense	—	6	55

Total expenses	5,390	18,089	25,106

Income before income taxes	649	5,574	5,296
Income taxes	279	2,399	2,130

Net income	$370	$3,175	$3,166

See accompanying notes to these financial statements.

BLISS AND GLENNON, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY
(All Amounts in Thousands)

	Additional Paid-In	Retained	Total Stockholders’
	Capital	Earnings	Equity

Balances, January 1, 2007 (Predecessor)	$51,798	$4,039	$55,837
Net income	—	3,166	3,166
Additional contribution to paid in capital	4,601	—	4,601
Dividends	—	(4,128)	(4,128)
Return of capital	(6,000)	—	(6,000)

Balances, December 31, 2007 (Predecessor)	50,399	3,077	53,476
Net income for the period from January 1, 2008 to September 30, 2008	—	3,175	3,175
Dividends	—	(3,138)	(3,138)

Balances, September 30, 2008 (Predecessor)	50,399	3,114	53,513
Acquisition transactions	(17,368)	(3,114)	(20,482)

Balance, October 1, 2008 (Successor)	33,031	—	33,031
Net income for the period from October 1, 2008 to December 31, 2008	—	370	370
Return of capital	(913)	—	(913)

Balances at December 31, 2008 (Successor)	$32,118	$370	$32,488

See accompanying notes to these financial statements.

BLISS AND GLENNON, INC.

STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)

	Successor	Predecessor
	Period from	Period from
	October 1, 2008 to	January 1, 2008 to	Year Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Operating Activities:
Net income	$370	$3,175	$3,166
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	135	1,806	2,481
Deferred income taxes benefit	114	(274)	(410)
Change in allowance for doubtful accounts	15	(62)	57
Changes in operating assets and liabilities, net of effect of acquisition:
Other receivables	1,959	(3,107)	3,017
Other assets	70	61	(95)
Accrued expenses and accounts payable	(1,871)	2,138	(1,992)
Commissions payable	(23)	17	44

Net cash flows provided by operating activities	769	3,754	6,268

Investing Activities:
Purchase of property, equipment and other non-operating assets	(61)	(730)	(314)
Change in restricted cash	1,602	65	2

Net cash flows provided by (used in) investing activities	1,541	(665)	(312)
Financing Activities:
Dividends paid on common stock	—	(3,138)	(4,128)
Return of capital	(913)	—	(6,000)
Contributed capital	—	—	4,601
Acquisitions	(4,418)	—	—

Net cash flows used in financing activities	(5,331)	(3,138)	(5,527)

Net change in cash and cash equivalents	(3,021)	(49)	429
Cash and cash equivalents, beginning of period	12,830	12,879	12,450

Cash and cash equivalents, end of period	$9,809	$12,830	$12,879

Supplemental disclosures of cash payments for:
Interest	$—	$6	$55
Income taxes	(1,568)	3,640	2,957

See accompanying notes to these financial statements.

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

1.	Organization and Basis of Presentation

Bliss and Glennon, Inc. (the “Company”) is a wholesale brokerage company domiciled in California. The Company was formed in 1965. It was purchased in 2003 by Hilb, Rogal, and Hobbs Company (“HRH”).

On October 1, 2008, the Company’s parent, HRH was acquired by Willis Group Holdings PLC (“Willis”).

The acquisition was accounted for using the purchase method. Under the purchase method of accounting, the assets and liabilities of HRH and its subsidiaries (including the Company) were recorded at their fair values at the acquisition date.

Consideration of $37,500 has been allocated to the Company. The following presents assets acquired and liabilities assumed by the indirect acquisition of the Company by Willis.

Assets:
Cash	$12,830
Restricted cash	9,408
Other receivables	18,178
Property and equipment	1,447
Other intangible assets	8,661
Other assets	146
Liabilities:
Accrued expenses and accounts payable	(644)
Brokered insurance payable	(27,822)
Commissions payable	(189)
Net deferred tax liability	(945)

Net assets acquired	21,070
Purchase consideration	37,500

Goodwill	$16,430

The Company uses a wholesale model to sell specialty property and casualty (P&C) and surplus lines insurance through retail insurance brokers and agents. The Company puts an emphasis on customer service, rapid responsiveness to submissions and underwriting integrity.

The Company provides retail insurance brokers and agents the ability to obtain various types of commercial insurance coverages outside of the agent or broker’s core areas of focus, broader access to insurance markets and the expertise to place as a managing general agent (MGA) for surplus lines and other specialty insurance carriers. This enables the Company to provide insurance carriers with access to new complex risks. The Company also provides underwriting services for ancillary or niche insurance products markets without the need for costly distribution infrastructure.

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company utilizes its technology platform to provide its clients with administrative services, including policy underwriting, premium and claim administration and actuarial analysis.

The Company earns wholesale brokerage commissions and fees for the placement of specialty insurance products. The Company also earns contingent commissions, which are commissions that we receive from carriers based upon the ultimate profitability of the insurance policies that we place with those carriers. The Company does not take any insurance underwriting risk.

These financial statements reflect the financial statements of the Company. The financial statements presented are for the year ended December 31, 2007 and the period from January 1, 2008 through September 30, 2008 (the “2008 predecessor period”) and the period from October 1, 2008 through December 31, 2008 (the “2008 successor period”). HRH is referred to as the “predecessor” entity.

2.	Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) promulgated by the Financial Accounting Standards Board Accounting Standards Codification (“ASC” or “the guidance”).

Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of highly liquid investments, other than certificates of deposit, with original maturities of three months or less, when purchased. At various times throughout the year, the Company has cash deposited with financial institutions that exceed the federally insured deposit amount. Management reviews the financial viability of these institutions on a periodic basis and does not anticipate nonperformance by the financial institutions.

Restricted Cash

Restricted cash represents unremitted premiums received from agents and unremitted claims received from insurers. Restricted cash is generally required to be kept in certain regulated bank accounts subject to guidelines which emphasize capital preservation and liquidity pursuant to the laws of certain states in which the Company operates; such funds are not available to service the Company’s debt or for other general corporate purposes. The Company is entitled to retain investment income earned on fiduciary funds. Included in restricted cash are cash and cash equivalents.

Other Receivables and Accounts Payable

In its capacity as a wholesale broker, the Company collects premiums from agents and, after deducting its commissions, remits the premiums to the respective insurers; the Company also collects claims or refunds from insurers on behalf of insureds. Uncollected premiums from agents and uncollected claims or refunds from insurers are recorded as other receivables on the Company’s balance sheets. Unremitted

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

insurance premiums and claims are held in a fiduciary capacity. The obligation to remit these funds is recorded as accounts payable on the Company’s balance sheets. The period for which the Company holds such funds is dependent upon the date the agent remits the payment of the premium to the Company and the date the Company is required to forward such payment to the insurer.

Allowances are recorded, when necessary, in an amount considered by management to be sufficient to meet probable future losses related to uncollectible accounts.

Property and Equipment

Property and equipment are carried at cost, net of accumulated depreciation. Gains and losses on sales and disposals of property and equipment are based on the net book value of the related asset at the disposal date using the specific identification method. Maintenance and repairs, which do not materially extend asset useful life and minor replacements, are charged to earnings when incurred. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets.

Goodwill and Other Intangible Assets

Goodwill is reviewed for impairment annually or more frequently if certain indicators arise. The goodwill impairment review is a two-step process. Step one consists of a comparison of the fair value of a reporting unit with its carrying amount. An impairment loss may be recognized if the review indicates that the carrying value of a reporting unit exceeds its fair value. Estimates of fair value are primarily determined by using discounted cash flows. If the carrying amount of a reporting unit exceeds its fair value, step two requires the fair value of the reporting unit to be allocated to the underlying assets and liabilities of that reporting unit, resulting in an implied fair value of goodwill. If the carrying amount of the goodwill of the reporting unit exceeds the implied fair value, an impairment charge is recorded equal to the excess.

The impairment review is highly judgmental and involves the use of significant estimates and assumptions. The estimates and assumptions have a significant impact on the amount of any impairment charge recorded. Discount cash flow methods are dependent upon the assumption of future sales trends, market conditions and cash flows of each reporting unit over several years. Actual cash flow in the future may differ significantly from those previously forecasted. Other significant assumptions include growth rates and the discount rate applicable to future cash flows.

The Company calculated the fair value at December 31, 2008 and 2007 utilizing a discount rate of 10%, projected earnings and a forecasted annual growth rate of 4%. The calculations resulted in a fair value which exceeded the respective carrying value. Therefore, step two of the impairment test was not necessary and an impairment charge was not recorded.

Wholesale Brokerage Commissions and Fees

The Company earns wholesale brokerage commission and fee income by providing wholesale brokerage services to retail insurance brokers and agents and insurance companies. Wholesale brokerage commission income is primarily recognized when the underlying insurance policies are issued. A portion of the wholesale brokerage commission income is derived from profit commission agreements with insurance

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

carriers. Profit commission income is generally recognized as revenue on the receipt of cash based on the terms of the respective carrier contracts. In certain instances, profit commission income may be recognized in advance of cash receipts when the profit commission income due to be received has been calculated or has been confirmed by the insurance carrier.

Net Investment Income

Net investment income consists of investment income from the Company’s investment portfolio. The Company recognized investment income from interest payments less portfolio management expenses. The Company’s investment portfolio is invested in cash and cash equivalents. Investment income can be significantly impacted by changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond the Company’s control. Fluctuations in interest rates affect the Company’s returns.

Income Taxes

The Company files its return on a separate company basis. Income taxes are recorded in accordance with the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences.

Deferred income taxes are recorded for temporary differences between the financial reporting and income tax bases of assets and liabilities, based on enacted tax laws and statutory tax rates applicable to the periods in which the Company expects the temporary differences to reverse. A valuation allowance is established for deferred tax assets when it is more likely than not that an amount will not be realized. In determining whether the Company’s deferred tax asset is realizable, the Company considered all available evidence, including both positive and negative evidence. The realization of deferred tax assets depends upon the existence of sufficient taxable income of the same character during the carry-back or carry-forward period. The Company considered all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carry forwards, taxable income in carry-back years and tax-planning strategies. The detailed components of the Company’s deferred tax assets and liabilities are included in Note 8.

Recent Accounting Pronouncements

On January 1, 2009, the Company adopted the revised business combinations guidance. The revised guidance retains the fundamental requirements of the previous guidance in that the acquisition method of accounting is used for all business combinations, that an acquirer be identified for each business combination and for goodwill to be recognized and measured as a residual. The revised guidance expands the definition of transactions and events that qualify as business combinations to all transactions and other events in which one entity obtains control over one or more other businesses. The revised guidance broadens the fair value measurement and recognition of assets acquired, liabilities

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

assumed and interests transferred as a result of business combinations. It also increases the disclosure requirements for business combinations in the consolidated financial statements. The adoption of the revised guidance did not have an impact on the Company’s financial position, results of operations or cash flows.

3.	Net Investment Income

	Successor	Predecessor
	Period from	Period from
	October 1,	January 1,
	2008 to	2008 to	Year Ended
	December 31,	September 30,	December 31,
	2008	2008	2007
Cash on hand and on deposit	$173	$632	$788

Net investment income	$173	$632	$788

4.	Property and Equipment

The components of property and equipment at December 31, 2008 and 2007 are as follows:

	Successor	Predecessor
	At December 31,	At December 31,
	2008	2007
Furniture, fixtures, and equipment	$352	$795
Computer equipment	440	1,432
Software	640	—
Leasehold improvements	19	96

	1,451	2,323
Less: accumulated depreciation and amortization	(78)	(1,349)

	$1,373	$974

Depreciation expense for the successor period from October 1, 2008 through December 31, 2008 and the predecessor periods from January 1, 2008 through September 30, 2008 and the year ended December 31, 2007 totaled $78, $257 and $321, respectively.

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

5.	Goodwill and Other Intangible Assets

Changes in goodwill balances are as follows:

December 31, 2006 (Predecessor)	$35,275

December 31, 2007 (Predecessor)	35,275
Elimination of purchased goodwill	(35,275)

Purchase price allocation	16,430

December 31, 2008 (Successor)	$16,430

Changes in other intangible assets are as follows:

December 31, 2006 (Predecessor)	$11,976
Amortization	(2,148)

December 31, 2007 (Predecessor)	9,828
Amortization for the period January 1, 2008 to October 1, 2008	(672)
Elimination of purchase intangible assets	(9,156)
Purchase price allocation	8,661
Amortization for the period October 1, 2008 to December 31, 2008	(49)

December 31, 2008 (Successor)	$8,612

6.	Accrued Expenses and Accounts Payable

Accrued expenses and accounts payable consist of the following:

	Successor	Predecessor
	At December 31,	At December 31,
	2008	2007
Premiums payable to insurance carriers	$24,658	$24,540
Accrued bonuses	543	551
Other accrued expenses and accounts payable	1,396	1,239

Total accrued expenses and accounts payable	$26,597	$26,330

7.	Leases

The Company leases certain office space and equipment under operating leases. Rent expense for the 2008 successor period and the 2008 predecessor period and the year ended December 31, 2007 was

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

$381, $976 and $1,233, respectively. The future minimum noncancelable lease payments for the years ended December 31 are as follows:

2010	$1,312
2011	1,244
2012	1,039
2013	649
2014	10
Thereafter	—

$4,254

8.	Income Taxes

The provision for income taxes consisted of the following:

	Successor	Predecessor
	Period from	Period from
	October 1, 2008 to	January 1, 2008 to	Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Current income tax	$165	$2,673	$2,540
Deferred income tax (benefit)	114	(274)	(410)

Total income taxes	$279	$2,399	$2,130

Reconciliation of income tax expense at the statutory rate of 35% for the 2008 successor period, the 2008 predecessor period and the year ended December 31, 2007 to the effective income tax expense is as follow:

			Predecessor
	Successor		Period from
	Period from October 1, 2008 to		January 1, 2008 to		Year Ended
	December 31, 2008		September 30, 2008		December 31, 2007
		Percent		Percent		Percent
		of Pre-		of Pre-		of Pre-
		Tax		Tax		Tax
	Amount	Income	Amount	Income	Amount	Income
Income tax expense at 35% of pretax income	$228	35.00%	$1,951	35.00%	$1,854	35.00%
Effect of:
State income taxes	38	5.91	329	5.91	313	5.91
Non deductible expenses	6	0.90	28	0.51	42	0.79
Other, net	7	1.08	91	1.62	(79)	(1.49)

Income tax expense	$279	42.99%	$2,399	43.04%	$2,130	40.21%

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The Company’s practice is to recognize penalties and interest expense related to income tax matters in income tax expense.

The Company is no longer subject to U.S. federal or state tax examination by tax authorities for 2005 or prior years.

The components of the net deferred tax liability are as follows:

	Successor	Predecessor
	At December 31,	At December 31,
	2008	2007
Gross deferred tax asset
Reserves	$370	$351

Total gross deferred tax assets	370	351

Gross deferred tax liabilities
Amortization of intangible assets	1,415	3,943
Depreciation on fixed assets	14	75

Total gross deferred tax liabilities	1,429	4,018

Net deferred tax liability	$1,059	$3,667

At December 31, 2008, the Company did not have any non-life regular tax operating loss carry-forwards available to offset future non-life federal taxable income and life federal taxable income with certain limitations under Internal Revenue Code Section 1503(c)(6)(1).

9. Commitments and Contingencies

The Company is party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

10.	Related Party Transactions

With the Willis acquisition of Bliss & Glennon, the successor company was charged from October 1, 2008 through December 31, 2008 a corporate overhead charge of $454 to cover expenses associated with various Willis corporate functions that included legal, insurance, corporate payroll, IT maintenance, office operations and facility expenses. In addition, the Company entered into transactions with brokers/agents who are subsidiaries of Willis. These transactions accounted for $677 in net commissions and fees.

BLISS AND GLENNON, INC.

NOTES TO FINANCIAL STATEMENTS — (Continued)
THE PERIOD FROM OCTOBER 1, 2008 THROUGH DECEMBER 31, 2008
(SUCCESSOR) AND THE PERIOD FROM JANUARY 1, 2008 THROUGH SEPTEMBER 30, 2008
AND THE YEAR ENDED DECEMBER 31, 2007 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

HRH charged $1,363 to the predecessor from January 1, 2008 through September 30, 2008 for corporate overhead charges to cover expenses associated with various HRH corporate functions that included legal, insurance, corporate payroll, IT maintenance, office operations and facility expenses. In addition, the Company entered into transactions with brokers/agents who are subsidiaries of HRH. These transactions accounted for $1,970 in net commissions fees revenue.

HRH charged $2,974 to the predecessor from January 1, 2007 through December 31, 2007 for corporate overhead charges to cover expenses associated with various HRH corporate functions that included legal, insurance, corporate payroll, IT maintenance, office operations and facility expenses. In addition, the Company entered into transactions with brokers/agents who are subsidiaries of HRH. These transactions accounted for $2,719 in net commissions fees revenue.

11.	Subsequent Events

On April 15, 2009, all of the stock for the Company was purchased by Fortegra Financial Corporation. The Company has evaluated subsequent events for disclosure and recognition through the date on which these financial statements were issued.

BLISS AND GLENNON, INC.

BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	Successor
	March 31,	December 31,
	2009	2008

Assets:
Cash and cash equivalents	$4,827	$9,809
Restricted cash	7,486	7,806

Subtotal invested assets and cash	12,313	17,615
Other receivables, net of allowance of $187 and $93 as of March 31, 2009 and December 31, 2008, respectively	17,841	16,204
Other assets	196	76
Property and equipment	1,298	1,373
Goodwill and other intangible assets	24,993	25,042

Total assets	$56,641	$60,310

Liabilities:
Accrued expenses and accounts payable	$27,065	$26,597
Commissions payable	120	166
Deferred income taxes	1,160	1,059

Total liabilities	28,345	27,822

Commitments and Contingencies (Note 9)
Stockholders’ Equity:
Additional paid-in capital	27,287	32,118
Retained earnings	1,009	370

Total stockholders’ equity	28,296	32,488

Total liabilities and stockholders’ equity	$56,641	$60,310

See accompanying notes to these unaudited financial statements.

BLISS AND GLENNON, INC.

STATEMENTS OF INCOME
(All Amounts in Thousands)
(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2009	2008
Revenues:
Wholesale brokerage commissions	$6,500	$8,748
Net investment income	83	246
Other income	29	17

Total net revenues	6,612	9,011

Expenses:
Personnel costs	3,523	4,122
Other operating expenses	1,854	1,707
Depreciation and amortization	125	602
Interest expense	—	2

Total expenses	5,502	6,433

Income before income taxes	1,110	2,578
Income taxes	471	1,037

Net income	$639	$1,541

See accompanying notes to these unaudited financial statements.

BLISS AND GLENNON, INC.

STATEMENTS OF STOCKHOLDERS EQUITY
THREE MONTHS ENDED MARCH 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR)
(Unaudited)

	Additional Paid-In	Retained (Deficit)	Total Stockholders’
	Capital	Earnings	Equity

Balances, January 1, 2009 (Successor)	$32,118	$370	$32,488
Net income for the three months ended March 31, 2009	—	639	639
Return of capital	(4,831)	—	(4,831)

Balances, March 31, 2009 (Successor)	$27,287	$1,009	$28,296

Balances, January 1, 2008 (Predecessor)	$50,399	$3,077	$53,476
Net income for the three months ended March 31, 2008	—	1,541	1,541
Return of capital	(844)	—	(844)
Dividends	—	(4,618)	(4,618)

Balances, March 31, 2008 (Predecessor)	$49,555	$—	$49,555

See accompanying notes to these unaudited financial statements.

BLISS AND GLENNON, INC.

STATEMENT OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)

		Predecessor
	Successor
	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
Operating Activities:
Net income	$639	$1,541
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization	125	602
Deferred income taxes	101	275
Changes in operating assets and liabilities, net effect of acquisition:
Other receivables, net of allowance	(1,637)	(5,181)
Other assets	(120)	(60)
Accrued expenses and accounts payable	467	5,841
Commissions payable	(46)	97

Net cash flows (used in) provided by operating activities	(471)	3,115

Investing Activities:
Purchase of property, equipment	—	(529)
Change in restricted cash	320	348

Net cash flows provided by (used in) investing activities	320	(181)

Financing Activities:
Dividends paid on common stock	—	(4,618)
Return of capital	(4,831)	(844)

Net cash flows used in financing activities	(4,831)	(5,462)

Net decrease in cash and cash equivalents	(4,982)	(2,528)
Cash and cash equivalents, beginning of period	9,809	12,879

Cash and cash equivalents, end of period	$4,827	$10,351

Supplemental disclosures of cash payments for:
Interest	$—	$2
Income taxes	$568	$383

See accompanying notes to these unaudited financial statements.

BLISS AND GLENNON, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

1.	Organization and Basis of Presentation

Organization

Bliss and Glennon, Inc. (the “Company”) is a wholesale brokerage company domiciled in California. The Company was formed in 1965. It was purchased in 2003 by Hilb, Rogal, and Hobbs Company (“HRH”).

On October 1, 2008, the Company’s parent HRH was acquired by Willis Group Holdings PLC (“Willis”).

The Company uses a wholesale model to sell specialty property and casualty (P&C) and surplus lines insurance through retail insurance brokers and agents and insurance companies. The Company puts an emphasis on customer service, rapid responsiveness to submissions and underwriting integrity.

The Company provides retail insurance brokers and agents and insurance companies the ability to obtain various types of commercial insurance coverages outside of the agent or broker’s core areas of focus, broader access to insurance markets and the expertise to place as a managing general agent (MGA) for surplus lines and other specialty insurance carriers. This enables the Company to provide insurance carriers with access to new complex risks. The Company also provides underwriting services for ancillary or niche insurance products markets without the need for costly distribution infrastructure.

The Company utilizes its technology platform to provide its clients with administrative services, including policy underwriting, premium and claim administration and actuarial analysis.

The Company earns wholesale brokerage commissions and fees for the placement of specialty insurance products. The Company also earns contingent commissions, which are commissions that we receive from carriers based upon the ultimate profitability of the insurance policies that we place with those carriers. The Company does not take any insurance underwriting risk.

Basis of Presentation

These financial statements reflect the financial statements of the Company. The financial statements are presented for the three months ended March 31, 2009 and 2008, respectively. HRH is referred to as the “predecessor” entity.

2.	Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by GAAP for complete financial statements.

The statements reflect all normal recurring adjustments that, in the option of management, are necessary for the fair presentations of the information contained herein. The interim statements should be read in conjunction with the audited financial statements and notes thereto for the year ended

BLISS AND GLENNON, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)
THREE MONTHS ENDED MARCH 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

December 31, 2008. The Company adheres to the same accounting policies in preparation of its interim financial statements.

The Company has evaluated for disclosure events that occurred up to the date the Company’s financial statements were issued.

3.	Net Investment Income

	Successor	Predecessor
	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2009	2008
Cash on hand and on deposit	$83	$246

Net investment income	$83	$246

4.	Goodwill and Other Intangible Assets

Changes in goodwill balances are as follows:

December 31, 2008	$16,430
Adjustments	—

March 31, 2009	$16,430

Changes in other intangible assets are as follows:

December 31, 2008	$8,612
Amortization	(49)

March 31, 2009	$8,563

5.	Leases

The Company leases certain office space and equipment under operating leases. Rent expense for the three months ended March 31, 2009 and 2008 was $231 and $328, respectively.

6.	Income Taxes

The Company adopted the relevant provisions of GAAP concerning uncertainties in income taxes on January 1, 2009 in accordance with ASC 740 — Income Taxes. At the adoption date and as of March 31, 2009, the Company determined there are no material unrecognized tax benefits and no adjustments to liabilities or operations were required.

BLISS AND GLENNON, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)
THREE MONTHS ENDED MARCH 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The provision for income taxes consisted of the following:

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008
Current income tax	$370	$762
Deferred income tax	101	275

Total income tax	$471	$1,037

Reconciliation of income tax expense at the statutory rate of 35% for the three months ended March 31, 2009 and 2008 to the effective income tax expense is as follows:

	Successor		Predecessor
	Three Months Ended March 31,		Three Months Ended March 31,
	2009		2008
		Percent		Percent
		of Pre-Tax		of Pre-Tax
	Amount	Income	Amount	Income
Income tax expense at 35% of pre-tax income	$389	35.00%	$903	35.00%
Effect of:
State income taxes	69	6.22	152	5.91
Non-deductible expenses	7	0.63	6	0.23
Other, net	6	0.54	(24)	(0.93)

Income tax expense	$471	42.43%	$1,037	40.22%

The Company had no unrecognized tax benefits for the three months ended March 31, 2009 and 2008.

The Company is no longer subject to U.S. federal or state tax examinations by tax authorities for 2005 or prior years.

BLISS AND GLENNON, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS — (Continued)
THREE MONTHS ENDED MARCH 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR)
(All Amounts in Thousands Except Share Amounts, Per Share Amounts or Unless Otherwise Noted)

The components of the net deferred tax liability are as follows:

	Successor
	At March 31,	At December 31,
	2009	2008

Gross deferred tax assets
Reserves	$419	$370

Total gross deferred tax assets	419	370

Gross deferred tax liabilities
Intangible assets	1,555	1,415
Depreciation on fixed assets	24	14

Total gross deferred tax liabilities	1,579	1,429

Net deferred tax liability	$1,160	$1,059

At March 31, 2009, the Company did not have any non-life regular tax operating loss carry-forwards available to offset future non-life federal taxable income and life federal taxable income with certain limitations under Internal Revenue Code Section 1503(c)(6)(1).

7.	Commitments and Contingencies

The Company is party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

8.	Related Party Transactions

The successor company was charged from January 1, 2009 through March 31, 2009 a corporate overhead charge of $433 to cover expenses associated with various Willis corporate functions that included legal, insurance corporate payroll, IT maintenance, office operations and facility expenses. In addition, the Company entered into transactions with brokers/agents who are subsidiaries of Willis. These transactions accounted for $525 in net commissions and fees.

HRH charged $454 to the predecessor from January 1, 2008 through March 31, 2008 for corporate overhead charges to cover expenses associated with various HRH corporate functions that included legal, insurance corporate payroll, IT maintenance, office operations and facility expenses. In addition, the Company entered into transactions with brokers/agents who are subsidiaries of Willis. These transactions accounted for $590 in net commissions and fees revenue.

9.	Subsequent Events

On April 15, 2009, all of the stock for the Company was purchased by Fortegra Financial Corporation. The Company has evaluated subsequent events for disclosure and recognition through the date on which these financial statements were available to be issued.

          Shares

Fortegra Financial Corporation

Common Stock

PROSPECTUS

Until          , 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Piper Jaffray
SunTrust Robinson Humphrey

William Blair & Company
FBR Capital Markets
Keefe, Bruyette & Woods
Macquarie Capital

          , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The expenses, other than underwriting commissions, expected to be incurred by Fortegra Financial Corporation (the “Registrant”) in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee		$8,913
Financial Industry Regulatory Authority, Inc. Filing Fee		13,000
New York Stock Exchange Listing Fee		*
Printing and Engraving		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Registrant’s bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Registrant, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to the Registrant’s directors and officers by the underwriters against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, we made sales of the following unregistered securities:

1. On December 22, 2009, we issued and sold 3,000 shares of our common stock to an employee for $8.12 per share pursuant to the exercise of a stock option under our 1995 Stock Option Plan.

2. On April 15, 2009, we sold an aggregate of 141,676.79 shares of our Class A common stock to affiliates of Summit Partners for $42.35 per share.

3. On April 15, 2009, we sold an aggregate of 12,406.83 shares of our Class A common stock to certain members of Fortegra management or to a trust on their behalf for $42.35 per share.

4. On April 15, 2009, we sold an aggregate of 223,977.10 shares of our common stock to certain members of Bliss and Glennon management for $42.35 per share.

5. On May 22, 2008, we granted 7,972 stock options at an exercise price of $23.11 per share to one director.

6. On October 25, 2007, we granted 161,135 stock options at an exercise price of $17.07 per share to a total of five employees.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with Fortegra Financial Corporation, to information about Fortegra Financial Corporation.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Description of Exhibits

1	.1*	Form of Underwriting Agreement.
2	.1**	Agreement and Plan of Merger, dated as of March 7, 2007, by and among, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the signing stockholders and Life of the South Corporation and N.G. Houston III, as Stockholder Representative.
2	.2**	First Amendment to Merger Agreement, dated as of June 20, 2007 by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co. and N.G. Houston, III, as Stockholder Representative.
2	.3**	Stock Purchase Agreement, dated as of April 15, 2009, by and among Willis HRH, Inc., Bliss and Glennon, Inc., LOTS Intermediate Co., Willis North America Inc. and Fortegra Financial Corporation.
3	.1*	Certificate of Incorporation Fortegra Financial Corporation.
3	.2*	Bylaws of Fortegra Financial Corporation.
3	.3*	Form of Amended and Restated Certificate of Incorporation of Fortegra Financial Corporation to be in effect prior to the offering made under this Registration Statement.
3	.4*	Form of Amended and Restated Bylaws of Fortegra Financial Corporation to be in effect prior to the offering made under this Registration Statement.
4	.1*	Form of Common Stock Certificate.
4.2		Stockholders Agreement, dated as of March 7, 2007, among Life of the South Corporation, the Rollover Stockholders (as defined therein), Employee Stockholders (as defined therein) and Investors (as defined therein).
5	.1*	Opinion of Weil, Gotshal & Manges LLP.

Exhibit
Number		Description of Exhibits

10	.1**	Indenture, dated as of June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company.
10	.2**	Form of Fixed/Floating Rate Senior Debenture (included in Exhibit 10.1).
10	.3**	Subordinated Debenture Purchase Agreement, dated as of June 20, 2007, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.
10	.4**	Form of Subordinated Debenture (included in Exhibit 10.3).
10	.5**	Amended Subordinated Debenture Purchase Agreement, dated June 16, 2010, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.
10.6		Revolving Credit Agreement, dated June 16, 2010, among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and the lenders from time to time a party thereto and SunTrust Bank, as administrative agent.
10	.6.1	First Amendment to Credit Agreement, dated as of October 6, 2010, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and the lenders from time to time a party thereto and SunTrust Bank, as administrative agent.
10	.7**	Revolving Credit Note, dated June 16, 2010, among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and SunTrust Bank, as lender.
10	.8**	Subsidiary Guaranty Agreement, dated June 16, 2010, among Bliss and Glennon, Inc., LOTSolutions, Inc., as guarantors and SunTrust Bank, as administrative agent.
10	.9**	Security Agreement, dated June 16, 2010, by Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers and SunTrust Bank, as administrative agent.
10	.10**	Pledge Agreement, dated June 16, 2010 by and among Fortegra Financial Corporation, as pledgor and SunTrust Bank, as administrative agent.
10	.11**	Line of Credit Note of Fortegra Financial Corporation, dated April 6, 2009, issued to Columbus Bank and Trust Company.
10	.12**	Stock Pledge and Security Agreement, dated as of April 6, 2009, by and between Fortegra Financial Corporation and Columbus Bank and Trust Company.
10	.13**	Loan and Security Agreement, dated as of June 10, 2010, by and between South Bay Acceptance Corporation, as borrower and Wells Fargo Capital Finance, LLC, as lender.
10	.14**	General Continuing Guaranty, dated as of June 10, 2010, by Fortegra Financial Corporation, as guarantor, in favor of Wells Fargo Capital Finance, LLC
10	.15**	Servicing and Management Agreement, dated as of June 10, 2010, by and between South Bay Acceptance Corporation, and Wells Fargo Capital Finance, LLC.
10	.16**	Line of Credit Agreement, dated as of April 6, 2009, by and among Columbus Bank and Trust Company, Fortegra Financial Corporation and LOTS Intermediate Co.
10	.17**	Modification Agreement, dated as of April 27, 2010, by and among Fortegra Financial Corporation, LOTS Intermediate Co. and Columbus Bank and Trust Company.
10	.18*	Form of Fortegra Financial Corporation Director Indemnification Agreement for John R. Carroll and J.J. Kardwell.
10	.19*	Form of Fortegra Financial Corporation Director Indemnification Agreement for Alfred R. Berkeley, III, Francis M. Colalucci, Frank P. Filipps and Ted W. Rollins.
10	.20*	Form of Fortegra Financial Corporation Officer Indemnification Agreement.
10.21		Form of Indemnity Agreement between Fortegra Financial Corporation and the executive officers serving as plan committee members for the Fortegra Financial Corporation 401(k) Savings Plan.
10	.22*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Richard S. Kahlbaugh.
10	.23*†	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Life of the South Corporation and Michael Vrban.

Exhibit
Number		Description of Exhibits

10	.24*†	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Life of the South Corporation and Daniel A. Reppert.
10	.25*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and W. Dale Bullard.
10	.26*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Robert S. Fullington.
10	.27*†	Executive Employment and Non-Competition Agreement, dated as of October 1, 2010, by and between Fortegra Financial Corporation and Walter P. Mascherin.
10	.28†	2005 Equity Incentive Plan.
10	.29†	Key Employee Stock Option Plan (1995) Agreement.
10	.30*†	Form of 2005 Equity Incentive Plan Stock Option Agreement.
10	.31*†	Form of Key Employee Stock Option Plan (1995) Stock Option Agreement.
10	.32*†	Form of 2010 Omnibus Incentive Plan.
10	.33*†	Form of Employee Stock Purchase Plan.
10	.34†	Deferred Compensation Agreement, dated as of May 1, 2005 between Life of the South Corporation and W. Dale Bullard.
10	.35†	Deferred Compensation Agreement, dated January 1, 2006 between Life of the South Corporation and Richard S. Kahlbaugh.
10	.36†	Deferred Compensation Agreement, dated January 1, 2006 between Life of the South Corporation and Robert S. Fullington.
10	.37*	Administrative Services Agreement, dated August 1, 2002, by and between Life of the South Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA., as amended on February 1, 2003, October 1, 2003 and August 1, 2008.
10	.38*	Claims Services Agreement, dated December 1, 2008, by and between LOTSolutions, Inc. and National Union Fire Insurance Company of Pittsburgh, PA., as amended on August 1, 2010.
11	.1**	Statement Regarding Computation of Per Share Earnings (incorporated by reference to Notes to Consolidated Financial Statements in Part I of this Registration Statement).
16	.1**	Letter re change in certifying accountant.
16	.2**	Letter re change in certifying accountant.
21	.1**	List of Subsidiaries of Fortegra Financial Corporation.
23.1		Consent of Johnson Lambert & Co. LLP, Independent Registered Public Accounting Firm.
23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1		Power of Attorney (included on signature page).
99	.1**	Consent of Alfred R. Berkeley, III.
99	.2**	Consent of Francis M. Colalucci.
99	.3**	Consent of Frank P. Filipps.
99	.4**	Consent of Ted W. Rollins.

*	To be filed by amendment

**	Previously filed

†	Management contract or compensatory plan or arrangement

(b)	Financial Statement Schedules

Schedule I — Condensed Financial Information of Registrant

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on October 29, 2010.

FORTEGRA FINANCIAL CORPORATION

By:	/s/ Richard S. Kahlbaugh
Name: Richard S. Kahlbaugh

Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Richard S. Kahlbaugh and Michael Vrban, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on October 29, 2010.

Signature	Title

/s/ Richard S. Kahlbaugh Richard S. Kahlbaugh	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Walter P. Mascherin Walter P. Mascherin	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Michael Vrban	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

* John R. Carroll	Director

Signature	Title

* J.J. Kardwell	Director

*By: /s/ Richard S. Kahlbaugh Richard S. Kahlbaugh As Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Exhibits

1	.1*	Form of Underwriting Agreement.
2	.1**	Agreement and Plan of Merger, dated as of March 7, 2007, by and among, Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co., the signing stockholders and Life of the South Corporation and N.G. Houston III, as Stockholder Representative.
2	.2**	First Amendment to Merger Agreement, dated as of June 20, 2007 by and among Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P., LOS Acquisition Co. and N.G. Houston, III, as Stockholder Representative.
2	.3**	Stock Purchase Agreement, dated as of April 15, 2009, by and among Willis HRH, Inc., Bliss and Glennon, Inc., LOTS Intermediate Co., Willis North America Inc. and Fortegra Financial Corporation.
3	.1*	Certificate of Incorporation Fortegra Financial Corporation.
3	.2*	Bylaws of Fortegra Financial Corporation.
3	.3*	Form of Amended and Restated Certificate of Incorporation of Fortegra Financial Corporation to be in effect prior to the offering made under this Registration Statement.
3	.4*	Form of Amended and Restated Bylaws of Fortegra Financial Corporation to be in effect prior to the offering made under this Registration Statement.
4	.1*	Form of Common Stock Certificate.
4.2		Stockholders Agreement, dated as of March 7, 2007, among Life of the South Corporation, the Rollover Stockholders (as defined therein), Employee Stockholders (as defined therein) and Investors (as defined therein).
5	.1*	Opinion of Weil, Gotshal & Manges LLP.
10	.1**	Indenture, dated as of June 20, 2007, between LOTS Intermediate Co. and Wilmington Trust Company.
10	.2**	Form of Fixed/Floating Rate Senior Debenture (included in Exhibit 10.1).
10	.3**	Subordinated Debenture Purchase Agreement, dated as of June 20, 2007, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.
10	.4**	Form of Subordinated Debenture (included in Exhibit 10.3).
10	.5**	Amended Subordinated Debenture Purchase Agreement, dated June 16, 2010, among Summit Subordinated Debt Fund III-A, L.P., Summit Subordinated Debt Fund III-B, L.P., Summit Investors VI, L.P. and LOTS Intermediate Co.
10.6		Revolving Credit Agreement, dated June 16, 2010, among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and the lenders from time to time a party thereto and SunTrust Bank, as administrative agent.
10	.6.1	First Amendment to Credit Agreement, dated as of October 6, 2010, by and among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and the lenders from time to time a party thereto and SunTrust Bank, as administrative agent.
10	.7**	Revolving Credit Note, dated June 16, 2010, among Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers, and SunTrust Bank, as lender.
10	.8**	Subsidiary Guaranty Agreement, dated June 16, 2010, among Bliss and Glennon, Inc., LOTSolutions, Inc., as guarantors and SunTrust Bank, as administrative agent.
10	.9**	Security Agreement, dated June 16, 2010, by Fortegra Financial Corporation and LOTS Intermediate Co., as borrowers and SunTrust Bank, as administrative agent.
10	.10**	Pledge Agreement, dated June 16, 2010 by and among Fortegra Financial Corporation, as pledgor and SunTrust Bank, as administrative agent.

Exhibit
Number		Description of Exhibits

10	.11**	Line of Credit Note of Fortegra Financial Corporation, dated April 6, 2009, issued to Columbus Bank and Trust Company.
10	.12**	Stock Pledge and Security Agreement, dated as of April 6, 2009, by and between Fortegra Financial Corporation and Columbus Bank and Trust Company.
10	.13**	Loan and Security Agreement, dated as of June 10, 2010, by and between South Bay Acceptance Corporation, as borrower and Wells Fargo Capital Finance, LLC, as lender.
10	.14**	General Continuing Guaranty, dated as of June 10, 2010, by Fortegra Financial Corporation, as guarantor, in favor of Wells Fargo Capital Finance, LLC
10	.15**	Servicing and Management Agreement, dated as of June 10, 2010, by and between South Bay Acceptance Corporation, and Wells Fargo Capital Finance, LLC.
10	.16**	Line of Credit Agreement, dated as of April 6, 2009, by and among Columbus Bank and Trust Company, Fortegra Financial Corporation and LOTS Intermediate Co.
10	.17**	Modification Agreement, dated as of April 27, 2010, by and among Fortegra Financial Corporation, LOTS Intermediate Co. and Columbus Bank and Trust Company.
10	.18*	Form of Fortegra Financial Corporation Director Indemnification Agreement for John R. Carroll and J.J. Kardwell.
10	.19*	Form of Fortegra Financial Corporation Director Indemnification Agreement for Alfred R. Berkeley, III, Francis M. Colalucci, Frank P. Filipps and Ted W. Rollins.
10	.20*	Form of Fortegra Financial Corporation Officer Indemnification Agreement.
10.21		Form of Indemnity Agreement between Fortegra Financial Corporation and the executive officers serving as plan committee members for the Fortegra Financial Corporation 401(k) Savings Plan.
10	.22*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Richard S. Kahlbaugh.
10	.23*†	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Life of the South Corporation and Michael Vrban.
10	.24*†	Executive Employment and Non-Competition Agreement, dated as of January 1, 2009, by and between Life of the South Corporation and Daniel A. Reppert.
10	.25*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and W. Dale Bullard.
10	.26*†	Executive Employment and Non-Competition Agreement, dated as of March 7, 2007, by and between Life of the South Corporation and Robert S. Fullington.
10	.27*†	Executive Employment and Non-Competition Agreement, dated as of October 1, 2010, by and between Fortegra Financial Corporation and Walter P. Mascherin.
10	.28†	2005 Equity Incentive Plan.
10	.29†	Key Employee Stock Option Plan (1995) Agreement.
10	.30*†	Form of 2005 Equity Incentive Plan Stock Option Agreement.
10	.31*†	Form of Key Employee Stock Option Plan (1995) Stock Option Agreement.
10	.32*†	Form of 2010 Omnibus Incentive Plan.
10	.33*†	Form of Employee Stock Purchase Plan.
10	.34†	Deferred Compensation Agreement, dated as of May 1, 2005 between Life of the South Corporation and W. Dale Bullard.
10	.35†	Deferred Compensation Agreement, dated January 1, 2006 between Life of the South Corporation and Richard S. Kahlbaugh.
10	.36†	Deferred Compensation Agreement, dated January 1, 2006 between Life of the South Corporation and Robert S. Fullington.
10	.37*	Administrative Services Agreement, dated August 1, 2002, by and between Life of the South Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA., as amended on February 1, 2003, October 1, 2003 and August 1, 2008.

Exhibit
Number		Description of Exhibits

10	.38*	Claims Services Agreement, dated December 1, 2008, by and between LOTSolutions, Inc. and National Union Fire Insurance Company of Pittsburgh, PA, as amended on August 1, 2010.
11	.1**	Statement Regarding Computation of Per Share Earnings (incorporated by reference to Notes to Consolidated Financial Statements in Part I of this Registration Statement).
16	.1**	Letter re change in certifying accountant.
16	.2**	Letter re change in certifying accountant.
21	.1**	List of Subsidiaries of Fortegra Financial Corporation.
23.1		Consent of Johnson Lambert & Co. LLP, Independent Registered Public Accounting Firm.
23.2		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1		Power of Attorney (included on signature page).
99	.1**	Consent of Alfred R. Berkeley, III.
99	.2**	Consent of Francis M. Colalucci.
99	.3**	Consent of Frank P. Filipps.
99	.4**	Consent of Ted W. Rollins.

*	To be filed by amendment

**	Previously filed

†	Management contract or compensatory plan or arrangement

Schedule I — Condensed Financial Information of Registrant

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED STATEMENTS OF INCOME
FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2008, AND
FOR THE PERIOD FROM JUNE 20, 2007 THROUGH DECEMBER 31, 2007 (SUCCESSOR)
AND FOR THE PERIOD FROM JANUARY 1, 2007 THROUGH JUNE 19, 2007 (PREDECESSOR)
(IN THOUSANDS)

	Successor			Predecessor
			Period from	Period from
			June 20	June 1
			through	through
			December 31,	June 19,
	2009	2008	2007	2007
Revenues
Management fee from subsidiaries*	$—	$23,702	$9,845	$10,073
Net investment income	294	343	311	429
Other income	84	—	—	—

Total net revenue	378	24,045	10,156	10,502
Expenses
Personnel costs*	—	20,376	9,840	9,409
Other operating expenses	139	(26)	241	2,559
Interest expense	926	1,022	679	798

Total expenses	1,065	21,372	10,760	12,766
Income before interest and income taxes interest	(687)	2,673	(604)	(2,264)
Income taxes	(267)	1,015	(229)	(859)

Income before equity in net income in subsidiaries	(420)	1,658	(375)	(1,405)
Equity in net income of subsidiaries*	11,978	6,370	4,028	5,220

Net income	$11,558	$8,028	$3,653	$3,815

*	Eliminated in consolidation

S-1

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED STATEMENTS OF FINANCIAL POSITION
AS OF DECEMBER 31, 2009 AND 2008
(IN THOUSANDS EXCEPT SHARE AMOUNTS)

	2009	2008

Assets:
Investment in subsidiaries	$78,315	$53,961
Cash and cash equivalents	—	—
Due from subsidiaries, net*	17,820	6,170
Notes receivable*	4,138	5,159
Other assets	2,525	3,931

Total assets	$102,798	$69,221

Liabilities:
Long-term debt	$23,027	$11,540
Other liabilities	453	2,319

Total liabilities	23,480	13,859

Stockholder’s equity:
Common stock, par value $0.33 1/3 per share (6.000,000 shares authorized and $3,007,031 and 2,871,563 shares issued at December 31, 2009 and 2008, respectively)	1,002	957
Treasury stock (8,491 and 100,000 shares at December 31, 2009 and 2008, respectively)	(176)	(2,069)
Additional paid-in-capital	53,675	45,894
Accumulated other comprehensive income (loss), net of tax (provision) benefit of $(865) and $552 at December 31, 2009 and 2008, respectively	1,607	(1,072)
Retained earnings	23,210	11,652

Total stockholder’s equity	79,318	55,362

Total liabilities and stockholder’s equity	$102,798	$69,221

*	Eliminated in consolidation

S-2

FORTEGRA FINANCIAL CORPORATION
PARENT COMPANY ONLY CONDENSED STATEMENTS OF CASH FLOWS
FOR THE PERIODS ENDED DECEMBER 31, 2009 AND 2008, AND
FOR THE PERIOD FROM JUNE 20, 2007 THROUGH DECEMBER 31, 2007 (SUCCESSOR)
AND FOR THE PERIOD FROM JANUARY 1, 2007 THROUGH JUNE 19, 2007 (PREDECESSOR)
(IN THOUSANDS)

	Successor			Predecessor
			Period from	Period from
			June 19	June 1
			through	through
			December 31,	June 19,
	2009	2008	2007	2007
Operating Activities:
Net income	$11,558	$8,028	$3,653	$3,815
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities
Equity in net income of subsidiaries*	(11,978)	(6,370)	(4,028)	(5,220)
Cash dividend from subsidiaries	—	10,481	—	—
Deferred income tax (benefit) expense	36	738	595	(592)
Stock based compensation	209	244	56	2
Other changes in assets and liabilities
Net due (to) from subsidiaries	(11,650)	(7,587)	(477)	939
Other assets and other liabilities	(2,487)	(1,435)	1,572	(1,431)

Net cash flows provided by (used in) operating activities	(14,312)	4,099	1,371	(2,487)

Investing Activities:
Proceeds from maturities of investments	2,139	(1,518)	559	(485)
Net (paid) received for acquisition of subsidiaries	(9,845)	—	—	6,277
Proceeds from notes receivable	1,021	(741)	711	2,390

Net cash flows (used in) provided by investing activities	(6,685)	(2,259)	1,270	8,182

Financing Activities:
Repayments of notes payable and capitalized lease obligations	—	(1,079)	(16,201)	(320)
Additional borrowings under notes payable	11,487	—	—	—
Net proceeds from issuance of common stock	5,610	—	—	—
Dividends paid on common stock	—	(29)	—	(428)
Net proceeds from exercise of stock options	24	1,273	771	273
Issuance (purchase) of treasury stock	3,876	(2,069)	—	—
Shareholder funds disbursed at purchase	—	—	7,080	—

Net cash flows provided by (used in) financing activities	20,997	(1,904)	(8,350)	(475)

Net increase (decrease) in cash and cash equivalents	—	(64)	(5,709)	5,220
Cash and cash equivalents at beginning of period	—	64	5,773	553

Cash and cash equivalents at end of period	$—	$—	$64	$5,773

*	Eliminated in Consolidation

S-3